AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 2002
                                                        Registration No._______
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              VICAR OPERATING, INC.
             (Exact Name of Registrant as Specified in its Charter)


   Delaware                           0742                      95-4817565
(State or Other                (Primary Standard              (I.R.S. Employer
Jurisdiction of            Industrial Classification         Identification No.)
Incorporation or                  Code Number)
 Organization)

                          12401 West Olympic Boulevard
                       Los Angeles, California 90064-1022
                                 (310) 571-6500
                     ---------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                 Robert L. Antin
                      Chief Executive Officer and President
                          12401 West Olympic Boulevard
                       Los Angeles, California 90064-1022
                                 (310) 571-6500
                     ---------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:
                         C.N. Franklin Reddick III, Esq.
                              Julie M. Kaufer, Esq.
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                       2029 Century Park East, Suite 2400
                          Los Angeles, California 90067
                                 (310) 229-1000
                     ---------------------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                     ---------------------------------------

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                     ---------------------------------------

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------
                                                     Proposed
  Title Of Each Class                                 Maximum          Proposed        Amount Of
  Of Securities To Be            Amount To Be      Offering Price      Maximum       Registration
      Registered                 Registered(2)        Per Unit      Offering Price        Fee
-----------------------------  ----------------    --------------   --------------   ------------
9.875% Senior Subordinated
   Notes Due 2009............     $170,000,000          100%         $170,000,000    $15,640 (3)
Guarantees of 9.875% Senior
   Subordinated Notes Due
         2009(1).............          --                --               --              --

(1) Each of the Registrant's existing and future wholly owned domestic subsidiaries who are guarantors under our existing senior credit facility, including those subsidiaries listed on the Table of Additional Registrant Guarantors listed on the following pages, will guarantee the obligation to pay principal, premium, if any, and interest on the notes being registered hereto.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933.
(3) No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the guarantees.

                     ---------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    TABLE OF ADDITIONAL REGISTRANT GUARANTORS


                                                        STATE OR OTHER
                                                        JURISDICTION OF    I.R.S. EMPLOYER
                 EXACT NAME OF                          INCORPORATION OR   IDENTIFICATION
            REGISTRANT GUARANTOR (1)                      ORGANIZATION         NUMBER
---------------------------------------------------     ----------------   ---------------
AAH Merger Corporation                                       Delaware         95-4729072
Academy Animal, Inc.                                         Maryland         52-0892294
Anderson Animal Hospital, Inc.                               Colorado         84-0589597
Animal Center, Inc.                                         California        33-0212330
Animal Clinic of Santa Cruz, Inc.                           California        94-2445683
Berwyn Veterinarian Hospital, Inc.                           Illinois         36-2701879
Cacoosing Animal Hospital, Ltd.                            Pennsylvania       23-1893938
Clarmar Animal Hospital, Inc.                               California        95-3056032
Detwiler Veterinary Clinic, Inc.                           Pennsylvania       23-2215067
Diagnostic Veterinary Service, Inc.                         California        77-0023324
Eagle Park Animal Clinic, Inc.                               Indiana          35-1812934
Eagle River Veterinary Hospital, Inc.                         Alaska          95-4831154
Edgebrook, Inc.                                             New Jersey        22-1895839
Florida Veterinary Laboratories, Inc.                        Florida          59-1897710
Fox Chapel Animal Hospital, Inc.                           Pennsylvania       25-1217197
Freehold Veterinary Hospital, P.A.                          New Jersey        22-2025012
Glen Animal Hospital, Inc.                                   New York         11-2235537
Golden Merger Corporation                                    Delaware         95-4674528
H.B. Animal Clinics, Inc.                                   California        97-1750114
Highlands Animal Hospital, Inc.                              Virginia         54-1745541
Kirkwood Animal Hospital Boarding and
  Grooming, Inc.                                             Delaware         51-0347300
Kirkwood Animal Hospital-Lea M.E. Tammi,
  V.M.D., P.A.                                               Delaware         51-0250918
Lake Jackson Veterinary Clinic, Inc.                          Texas           74-1880996
Lakewood Animal Hospital, Inc.                              California        33-0254016
Lammers Veterinary Hospital, Inc.                           California        95-2252080

(1) The address for each Registrant Guarantor is 12401 West Olympic Boulevard, Los Angeles, CA 90064-1022

                                                        STATE OR OTHER
                                                        JURISDICTION OF    I.R.S. EMPLOYER
                 EXACT NAME OF                          INCORPORATION OR   IDENTIFICATION
            REGISTRANT GUARANTOR (1)                      ORGANIZATION         NUMBER
---------------------------------------------------     ----------------   ---------------
Lewelling Veterinary Clinic, Inc.                           California        94-2270868
M.S. Animal Hospitals, Inc.                                 California        95-2499971
Main Street Small Animal Hospital, Inc.                     California        95-2498138
Miller Animal Hospital                                      California        95-2683270
Newark Animal Hospital, Inc.                                  Newark          51-0116214
North Rockville Veterinary Hospital, Inc.                    Maryland         52-1069178
Northern Animal Hospital, Inc.                               Arizona          86-0278351
Northside Animal Hospital, P.C.                            Connecticut        08-0923110
Noyes Animal Hospital, Inc.                                  Illinois         36-2654605
Old Town Veterinary Hospital, Inc.                           Virginia         54-1189194
Pets' Rx Nevada, Inc.                                         Nevada          88-0305120
Pets' Rx, Inc.                                               Delaware         77-0283937
PPI of Pennsylvania, Inc.                                    Delaware         23-2820448
Princeton Animal Hospital, Inc.                             California        94-1752939
Professional Veterinary Services, Inc.                       Indiana          35-1694269
Riviera Animal Hospital, Inc.                                Florida          59-2110512
Silver Spur Animal Hospital, Inc.                           California        33-0543122
South County Veterinary Clinic, Inc.                        California        95-2702774
Southeast Area Veterinary Medical Center, P.C.               Colorado         84-0699576
Spanish River Animal Hospital, Inc.                          Florida          59-2107258
Tampa Animal Medical Center, Inc.                            Florida          59-2223497
The Pet Practice (Florida), Inc.                             Delaware         23-2779827
The Pet Practice (Illinois), Inc.                            Delaware         23-2784807
The Pet Practice (Massachusetts), Inc.                    Massachusetts       23-2828167
The Pet Practice of Michigan, Inc.                           Delaware         38-2423124
VCA - Asher, Inc.                                           California        95-4348445
VCA - Rossmoor, Inc.                                        California        95-4372116
VCA Alabama, Inc.                                            Alabama          63-0903758

(1) The address for each Registrant Guarantor is 12401 West Olympic Boulevard, Los Angeles, CA 90064-1022

                                                        STATE OR OTHER
                                                        JURISDICTION OF    I.R.S. EMPLOYER
                 EXACT NAME OF                          INCORPORATION OR   IDENTIFICATION
            REGISTRANT GUARANTOR (1)                      ORGANIZATION         NUMBER
---------------------------------------------------     ----------------   ---------------
VCA Albany Animal Hospital, Inc.                            California        95-4378851
VCA Albuquerque, Inc.                                       California        95-4378854
VCA All Pets Animal Complex, Inc.                           California        95-4535644
VCA Alpine Animal Hospital, Inc.                            California        95-4525833
VCA Anderson of California Animal Hospital, Inc.            California        95-4482687
VCA Animal Hospitals, Inc.                                  California        95-4574532
VCA APAC Animal Hospital, Inc.                              California        95-4537943
VCA Cacoosing Animal Hospital, Inc.                         California        95-4445011
VCA Castle Shannon Veterinary Hospital, Inc.                California        95-4536264
VCA Centers-Texas, Inc.                                       Texas           95-4603459
VCA Cenvet, Inc.                                            California        11-3238115
VCA Clarmar Animal Hospital, Inc.                           California        95-4553983
VCA Clinical Veterinary Labs, Inc.                          California        95-4149272
VCA Clinipath Labs, Inc.                                    California        35-1956708
VCA Closter, Inc.                                           New Jersey        22-1976113
VCA Detwiler Animal Hospital, Inc.                          California        27-2747315
VCA Dover Animal Hospital, Inc.                              Delaware         51-0121538
VCA Eagle River Animal Hospital, Inc.                       California        95-4532292
VCA East Anchorage Animal Hospital, Inc.                    California        95-4545087
VCA Greater Savannah Animal Hospital, Inc.                  California        95-4545083
VCA Howell Branch Animal Hospital, Inc.                     California        95-4445010
VCA Kaneohe Animal Hospital                                 California        95-4545086
VCA Lamb and Stewart Animal Hospital, Inc.                  California        95-4590537
VCA Lammers Animal Hospital, Inc.                           California        95-4552467
VCA Lewis Animal Hospital, Inc.                             California        52-1911094
VCA Marina Animal Hospital, Inc.                            California        95-4532294
VCA Miller-Robertson #152                                   California        95-4532293

(1) The address for each Registrant Guarantor is 12401 West Olympic Boulevard, Los Angeles, CA 90064-1022

                                                        STATE OR OTHER
                                                        JURISDICTION OF    I.R.S. EMPLOYER
                 EXACT NAME OF                          INCORPORATION OR   IDENTIFICATION
            REGISTRANT GUARANTOR (1)                      ORGANIZATION         NUMBER
---------------------------------------------------     ----------------   ---------------
VCA Mission, Inc.                                           California        95-4372115
VCA Northboro Animal Hospital, Inc.                         California        95-4569285
VCA Northwest Veterinary Diagnostics, Inc.                  California        95-4538868
VCA of Colorado-Anderson, Inc.                              California        95-4278182
VCA of New York, Inc.                                        Delaware         13-3962684
VCA of San Jose, Inc.                                       California        77-0235821
VCA of Teresita, Inc.                                       California        95-4345464
VCA Professional Animal Laboratory, Inc.                    California        95-4484971
VCA Real Property Acquisition Corporation                   California        95-4260223
VCA Referral Associates Animal Hospital, Inc.               California        95-4552468
VCA Rohrig Animal Hospital, Inc.                            California        95-4614774
VCA Silver Spur Animal Hospital, Inc.                       California        33-0646258
VCA South Shore Animal Hospital, Inc.                       California        95-4525834
VCA St. Petersburg Animal Hospital, Inc.                    California        95-4553986
VCA Texas Management, Inc.                                  California        95-4605045
VCA Wyoming Animal Hospital, Inc.                           California        95-4396274
Veterinary Centers of America-Texas, L.P.                     Texas           95-4603461
Veterinary Hospitals, Inc.                                  California        95-2941673
W.E. Zuschlag, D.V.M., Worth Animal
  Hospital, Chartered                                        Illinois         36-2683862
West Los Angeles Veterinary Medical Group, Inc.             California        95-2901853
William C. Fouts, Ltd.                                        Nevada          88-0173257
Wingate, Inc.                                                Colorado         84-0885991

(1) The address for each Registrant Guarantor is 12401 West Olympic Boulevard, Los Angeles, CA 90064-1022

INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT EXCHANGE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2002

                              VICAR OPERATING, INC.


              OFFER TO EXCHANGE $170,000,000 9.875% NOTES DUE 2009
                                       FOR
                       $170,000,000 9.875% NOTES DUE 2009
           WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933


                    CUSIP No. for Original Notes: 925610 AA5
                    CUSIP No. for Exchange Notes: 925610 AB3


        This prospectus, and accompanying letter of transmittal, relate to our proposed exchange offer. We are offering to exchange up to $170,000,000 aggregate principal amount of new 9.875% senior subordinated notes due 2009, which we call the exchange notes, which will be freely transferable, for any and all outstanding 9.875% senior subordinated notes due 2009, which we call the original notes, which were issued in a private offering on November 27, 2001, and which have certain transfer restrictions.

        o The exchange offer expires at 5:00 p.m., New York City time, on _________, 2002, unless extended.

        o The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

        o All original notes that are validly tendered and not validly withdrawn will be exchanged.

        o Tenders of original notes may be withdrawn at any time prior to expiration of the exchange offer.

        o   We will not receive any proceeds from the exchange offer.

        o The exchange of the original notes for exchange notes will not be a taxable event for United States federal income tax purposes.

        o Holders of original notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

        o Original notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture pursuant to which the original notes were issued and the exchange notes will be issued, and except under certain circumstances, will have no further exchange or registration rights under the registration rights agreement discussed in this prospectus.

                           -------------------------

        See "Risk Factors" beginning on page 13 for a discussion of the risks that you should consider prior to tendering your original notes.

                           -------------------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents and any amendments or supplements to this prospectus carefully before making your investment decision.

                           -------------------------

                The date of this prospectus is February 1, 2002.

                                TABLE OF CONTENTS

                                             PAGE                                                 PAGE
Prospectus Summary............................       Description of Certain Indebtedness...........

Risk Factors..................................       Description of Exchange Notes.................

The Exchange Offer............................       Certain Federal Income Tax Consequences.......

Use of Proceeds...............................       Plan of Distribution..........................

Capitalization................................       Legal Matters.................................

Selected Historical Consolidated
   Financial Data.............................       Experts.......................................

Management's Discussion and Analysis of              Where You Can Find More Information...........
   Financial Condition and Results of
   Operations.................................       Cautionary Note Regarding Forward-Looking
                                                          Statements...............................
Business......................................
                                                     Annex A - Letter of Transmittal...............A-1
Management....................................
                                                     Index to Consolidated Financial Statements....F-1
Principal Stockholders........................

Related Party Transactions....................


                       ----------------------------------

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY SUPPLEMENT AND ANY INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT. IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION, YOU MUST NOT RELY ON IT. YOU SHOULD DISREGARD ANYTHING WE SAID IN AN EARLIER DOCUMENT THAT IS INCONSISTENT WITH WHAT IS INCLUDED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS CURRENT AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THIS PROSPECTUS.

        We use market data and industry forecasts and projections throughout this prospectus, which we have obtained from market research, publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry and there is no assurance that any of the projected amounts will be achieved. Similarly, we believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.


                                     Page i

                               PROSPECTUS SUMMARY

        YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE EXCHANGE NOTES AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. WE URGE YOU TO READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION.

        IN THIS PROSPECTUS, UNLESS STATED OTHERWISE, ALL REFERENCES TO (1) "VICAR" MEAN VICAR OPERATING, INC., THE ISSUER OF THE EXCHANGE NOTES; (2) "VCA" MEAN VCA ANTECH, INC., VICAR'S PARENT COMPANY (NASDAQ: WOOF), AND (3) THE "COMPANY," "WE," "OUR" OR "US" MEAN VICAR AND ITS SUBSIDIARIES. FINANCIAL DATA INCLUDED IN THIS PROSPECTUS REPRESENT THE CONSOLIDATED FINANCIAL RESULTS OF VCA. THE CONSOLIDATED FINANCIAL DATA OF VCA IS PRESENTED IN THIS PROSPECTUS BECAUSE WE ARE VCA'S ONLY SUBSIDIARY, VCA OWNS ALL OF OUR COMMON STOCK AND HAS NO OTHER ASSETS, AND VCA HAS UNCONDITIONALLY GUARANTEED OUR OBLIGATIONS UNDER THE ORIGINAL NOTES.

                                   THE COMPANY

OUR BUSINESS

        We are a leading animal health care services company and operate the largest networks of veterinary diagnostic laboratories and free-standing, full-service animal hospitals in the United States. Our veterinary diagnostic laboratories provide sophisticated testing and consulting services used by veterinarians in the detection, diagnosis, evaluation, monitoring, treatment and prevention of diseases and other conditions affecting animals. Our animal hospitals offer a full range of general medical and surgical services for companion animals. We treat diseases and injuries, provide pharmaceutical products and offer a variety of pet wellness programs, including routine vaccinations, health examinations, diagnostic testing, spaying, neutering and dental care.

        DIAGNOSTIC LABORATORIES

        We operate the only full-service, veterinary diagnostic laboratory network serving all 50 states and we have a client base over two times that of our largest competitor. Our 15 state-of-the-art automated diagnostic laboratories service a diverse customer base of over 13,000 animal hospitals, and non-affiliated animal hospitals generated approximately 95% of our laboratory revenue in 2000. We support our laboratories with what we believe is the industry's largest transportation network, which picks up an average of 20,000 to 25,000 samples daily. In the nine months ended September 30, 2001, we derived approximately 69.4% of our laboratory revenue from our customers in major metropolitan areas, where we offer twice-a-day pick-up service and same-day results. Outside of these areas, we typically provide test results to veterinarians before 8:00 a.m. the following day.

        Our diagnostic spectrum includes over 300 different tests in the areas of chemistry, pathology, serology, endocrinology, hematology and microbiology, as well as tests specific to particular diseases. In 2000, we handled approximately 6.4 million requisitions and performed approximately 19.8 million tests. Although modified to address the particular requirements of the species tested, the tests performed in our veterinary laboratories are similar to those performed in human clinical laboratories and utilize similar laboratory equipment and technologies.

        From 1998 through the 12 months ended September 30, 2001, our laboratory revenue, laboratory operating income before depreciation and amortization, and laboratory operating income increased at compounded annual growth rates of 14.5%, 23.8% and 27.2%, respectively. We will refer to operating income before depreciation and amortization as "EBITDA." In the 12 months ended September 30, 2001, our laboratory EBITDA was $43.6 million or 33.5% of our laboratory revenue, and our laboratory operating income was $39.0 million, or 29.9% of our laboratory revenue.

        ANIMAL HOSPITALS

        As of Decemberr 31, 2001, we operated 214 animal hospitals in 33 states that were supported by over 750 veterinarians. In addition to general medical and surgical services, we offer specialized treatments for companion animals, including advanced diagnostic services, internal medicine, oncology, ophthalmology, dermatology and cardiology. We also provide pharmaceutical products for use in the delivery of treatments by our veterinarians and pet owners. Our facilities typically are located in high-traffic, densely populated areas and have an established reputation in the community with a stable customer base. Since 2000, our animal hospitals have been connected to an enterprise-wide management information system. This system provides us opportunities to manage our animal hospitals more effectively and to implement throughout our animal hospital network veterinarian practices and procedures which we have identified, tested and believe to provide a high level of customer care.

        From 1998 through the 12 months ended September 30, 2001, our animal hospital revenue, animal hospital EBITDA and our animal hospital operating income increased at compounded annual growth rates of 12.5%, 19.2% and 19.2%, respectively. In the 12 months ended September 30, 2001, our animal hospital EBITDA was $51.9 million, or 19.5% of our animal hospital revenue, and our animal hospital operating income was $38.0 million, or 14.3% of our animal hospital revenue.

OUR OPPORTUNITY

        We intend to continue to grow by capitalizing on the following market opportunities:

        o LARGE, GROWING MARKET. According to the 2001-2002 American Pet Products Manufacturers Association Pet Owners Survey, the ownership of pets is widespread, with over 62% of U.S. households owning at least one pet, including companion and other animals. The U.S. population of companion animals is approximately 188 million, including about 141 million dogs and cats. According to the U.S. Pet Ownership & Demographics Sourcebook published by the American Veterinary Medical Association, over $11 billion was spent on companion animal health care services in 1996, with an annual growth rate of over 9.5% from 1991 through 1996 for spending on dogs and cats. We believe this growth has continued, primarily driven by an increased emphasis on pet health and wellness, continued technological developments driving new and previously unconsidered diagnostic tests, procedures and treatments, and favorable demographic trends supporting a growing pet population.

        o RAPIDLY GROWING VETERINARY DIAGNOSTIC TESTING SERVICES. We believe that outsourced diagnostic testing is among the fastest growing segments of the animal health care services industry. Reflecting this trend, our laboratory internal revenue growth has averaged 11.3% over the last three fiscal years. The growth in outsourced diagnostic testing resulted from an overall increase in the number of tests requisitioned by veterinarians and from veterinarians' increased reliance on outsourced diagnostic testing rather than in-house testing. The overall increase in the number of tests performed is primarily due to the growing focus by veterinarians on wellness and monitoring programs, the emphasis in veterinary education on utilizing diagnostic tests for more accurate diagnoses and continued technological developments in veterinary medicine leading to new and improved tests. The increased utilization of outsourced testing is primarily due to the relative low cost and high accuracy rates provided by outside laboratories and the diagnostic consulting provided by experts employed by the leading outside laboratories.

        o ATTRACTIVE CUSTOMER PAYMENT DYNAMICS. The animal health care services industry does not experience the problems of extended payment collection cycles or pricing pressures from third-party payors faced by human health care providers. Outsourced laboratory testing is a wholesale business that collects payments directly from animal hospitals, generally on terms requiring payment within 30 days of the date the charge is invoiced. Fees for animal hospital services are due and typically paid for at the time of the service. For example, over 95% of our animal hospital services are paid for in cash or by credit card at the time of the service. In addition, over the past three fiscal years through 2000, our bad debt expense has averaged only 1% of total revenue.

COMPETITIVE STRENGTHS

        We believe we are well positioned for profitable growth due to the following competitive strengths:

        o MARKET LEADER. We are a market leader in each of the business segments in which we operate. We believe that it would be difficult, time consuming and expensive for new entrants or existing competitors to assemble a comparable nationwide laboratory or animal hospital network. It would be particularly difficult to replicate our team of specialists, transportation network, management and systems infrastructure, the size of our veterinarian group and our customer relationships.

        o COMPELLING BUSINESS MODEL. Our business is characterized by a stable, recurring and diversified revenue base, high operating margins and strong cash flow. The growth in our laboratory revenue, combined with greater utilization of our infrastructure, enabled us to improve our laboratory EBITDA margin from 26.9% in 1998 to 33.5% for the 12 months ended September 30, 2001, and our laboratory operating margin from 22.4% to 29.9% over the same period. Our animal hospitals have generated six consecutive years of positive annual same-facility revenue growth. Due to the operating leverage in our animal hospitals, the increase in animal hospital revenue enabled us to improve our animal hospital EBITDA margin from 16.7% in 1998 to 19.5% for the 12 months ended September 30, 2001, and our animal hospital operating margin from 12.2% to 14.3% over the same period. These high margins, combined with our modest working capital needs and low maintenance capital expenditures, provide cash that we can use to reduce indebtedness or to make selective tuck-in acquisitions.

        o LEADING TEAM OF SPECIALISTS. Our network of 85 veterinary medicine experts, which we refer to as specialists, provides us with a significant competitive advantage. Our specialists include veterinarians, chemists and other scientists with expertise in pathology, internal medicine, oncology, cardiology, dermatology, neurology and endocrinology. These specialists are available to consult with our laboratory customers, providing a compelling reason for them to use our laboratories rather than those of our competitors, most of whom offer no comparable service. Our team of specialists represents the largest interactive source for readily available diagnostic advice in the veterinary industry and interacts with animal health care professionals over 90,000 times a year.

        o HIGH QUALITY SERVICE PROVIDER. We believe we have built a reputation as a valuable diagnostic resource for veterinarians and a trusted animal health brand among pet owners. In our laboratories, we maintain rigorous quality assurance programs to ensure the accuracy of the reported results. We calibrate our laboratory equipment several times daily, use only qualified personnel to perform testing and our specialists review all test results outside the range of established norms. As a result, we believe our diagnostic accuracy rate is over 99%. In our animal hospitals, we provide continuing education programs, promote the sharing of professional knowledge and expertise and have developed and implemented a program of best practices to promote quality medical care.

        o SHARED EXPERTISE AMONG VETERINARIANS. We believe the continued accumulation of veterinary medical knowledge and experience among our veterinarian group enables us to offer new services more rapidly than our competitors, offer higher quality services and remain the leading source of veterinary information for interested companies such as pharmaceutical and pet food companies.

BUSINESS STRATEGY

        Our business strategy is to continue to expand our market leadership in animal health care through our diagnostic laboratories and animal hospitals. Key elements of our strategy include:

        o CAPITALIZING ON OUR LEADING MARKET POSITION TO GENERATE REVENUE GROWTH. Our leading market position in each of our business segments positions us to take advantage of favorable growth trends in the animal health care services industry. In our laboratories, we seek to generate revenue growth by capitalizing on the growing number of outsourced diagnostic tests and by increasing our market share.

            In our animal hospitals, we seek to generate revenue growth by capitalizing on the growing emphasis on pet health and wellness and favorable demographic trends supporting a growing pet population. For example, in 2000 we implemented a senior pet wellness program. The program seeks to promote recurring visits and to increase the average amount spent per visit by bundling laboratory tests and animal hospital services.

        o LEVERAGING ESTABLISHED INFRASTRUCTURE TO IMPROVE MARGINS. Due to our established networks and the fixed cost nature of our business model, we are able to realize high margins on incremental revenues from both laboratory and animal hospital customers. For example, given that our nationwide transportation network servicing our laboratory customers is a relatively fixed cost, we are able to achieve significantly higher margins on most incremental tests ordered by the same customer when picked up by our couriers at the same time. We estimate that in most cases, we realize an operating and EBITDA margin between 60% and 75% on these incremental tests.

        o UTILIZING ENTERPRISE-WIDE SYSTEM TO IMPROVE OPERATING EFFICIENCIES. We recently completed the migration of all animal hospital operations to an enterprise-wide management information system. We believe that this common system will enable us to more effectively manage the key operating metrics that drive our business. With the aid of this system, we seek to standardize pricing, expand the services our veterinarians provide, capture unbilled services, increase volume and implement targeted marketing programs.

        o PURSUING SELECTED ACQUISITIONS. Although we have substantially completed our laboratory infrastructure, we may make selective, strategic laboratory acquisitions, with any new operations likely to be merged into existing facilities. Additionally, the fragmentation of the animal hospital industry provides us with significant expansion opportunities in our animal hospital segment. Depending upon the attractiveness of candidates and the strategic fit with our existing operations, we intend to acquire approximately 15-25 animal hospitals per year primarily utilizing internally generated cash.

        Our principal offices are located at 12401 West Olympic Boulevard, Los Angeles, California 90064. Our telephone number is (310) 571-6500. VCA recently changed its name from Veterinary Centers of America, Inc.

                               THE EXCHANGE OFFER

        On November 27, 2001, we completed the private offering of $170,000,000 of 9.875% notes due 2009, which we refer to in this prospectus as the original notes. In the exchange offer, we are offering to exchange for your original notes, exchange securities, which we refer to in this prospectus as the exchange notes. The exchange notes are identical in all material respects to your original notes except that the exchange notes have been registered under the Securities Act, are not subject to the transfer restrictions applicable to the original notes and will be issued free of any covenants regarding exchange or registration.

        The original notes that you do not tender or that we do not accept will, following the exchange offer, continue to be original notes. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the original notes under the exchange offer only following the satisfaction of the procedures and conditions described in the section of this prospectus entitled "The Exchange Offer."

        Because we anticipate that most holders of the original notes will elect to exchange heir original notes for exchange notes, we expect that the liquidity of the markets, if any, for any original notes remaining after the completion of the exchange offer will be substantially limited. Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the original notes.

Initial Offering of Original Notes

        We sold the original notes on November 27, 2001, to the initial purchaser Goldman , Sachs & Co. The initial purchaser subsequently resold the original notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Exchange and Registration Rights Agreement

        Simultaneously with the initial sale of the original notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to file with the Commission, as soon as practicable, but no later than 90 days following the date on which the original notes were issued, an exchange offer registration statement pursuant to which the exchange notes would be offered in exchange for the then outstanding original notes tendered at the option of their holders, to commence and complete the exchange offer promptly, but no later than 30 days after the exchange offer registration statement has become effective, and to hold the exchange offer open for at least 30 days after the exchange offer registration statement has become effective, and issue exchange notes for all original notes validly tendered and not withdrawn before the expiration of the offer. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding original notes.

Exchange Offer

        We are offering to exchange $1,000 principal amount of our exchange notes for each $1,000 principal amount of our original notes. As of the date of this prospectus, $170,000,000 in aggregate principal amount of original notes are outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales

        We believe that the exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of us within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you are acquiring the exchange notes in the ordinary course of your business and you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes. Each participating broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for original notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution." Any holder of original notes who is an affiliate or us, does not acquire exchange notes in the ordinary course of its business or exchanges original notes in the exchange offer with the intention to participate or for the purpose of participating, or has an arrangement or understanding with any person to participate, in a distribution of exchange notes, must, in the absence of an exemption, comply with the registration , comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. See the "Resale of the Exchange Notes; Plan of Distribution."

Expiration Date

        The exchange offer expires at 5:00 p.m., New York City time, on _______, 2002, unless we extend the exchange offer, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended.

Conditions to Exchange Offer

        The exchange offer is subject to specified conditions. We may assert or waive these conditions in our sole discretion. See "The Exchange Offer - Conditions to the Exchange Offer."

Procedures for Tendering Original Notes

        Each holder of original notes wishing to accept the exchange offer must complete, sign and date the accompanying letter of transmittal in accordance with the instructions, and mail or otherwise deliver the letter of transmittal together with the original notes and any other required documentation to the exchange agent identified below under "Exchange Agent" at the address set forth in this prospectus. By executing the letter of transmittal, a holder will make certain representations to us. See "The Exchange Offer - Purpose of the Exchange Ofer; The Exchange and Registration Rights Agreement" and "The Exchange Offer - Procedures for Tendering Original Notes."

Special Procedures for Beneficial Owners

        Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. See "The Exchange Offer - Procedures for Tendering Original Notes."

Guaranteed Delivery Procedures

        Holders of original notes who wish to tender their original notes when those securities are not immediately available or who cannot deliver their original notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date must tender their original notes according to the guaranteed delivery procedures set forth in "The Exchange Offer - Procedures for Tendering Original Notes - Guaranteed Delivery."

Withdrawal Rights

        Tenders of original notes may be withdrawn at any time prior to the expiration date.

Acceptance of Original Notes and Delivery of Exchange Notes

        We will accept for exchange any and all original notes that are properly tendered in the exchange offer, and not withdrawn, prior to the expiration date. The exchange notes issued pursuant to the exchange offer will be issued promptly after the expiration of the exchange offer. See "The Exchange Offer - Terms of the Exchange Offer."

Exchange Agent

        J.P. Morgan Trust Company, National Association, is serving as exchange agent in connection with the exchange offer. See "The Exchange Offer
        - Exchange Agent."

Information Agent

        Georgeson Shareholder Communications, Inc. is serving as information agent in connection with the exchange offer. See "The Exchange Offer - Information Agent."

Federal Income Tax Consequences

        The exchange of original notes for exchange notes in the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. See "Certain Federal Income Tax Consequences."

Use of Proceeds

        We will not receive any proceeds from the issuance of the exchange notes in the exchange offer.

                               THE EXCHANGE NOTES

Issuer........................Vicar Operating, Inc.

Interest Rate and Ranking.....9.875% senior subordinated.

Maturity Date.................December 1, 2009.

Interest Payment Dates........June 1 and December 1 of each year, commencing
                              June 1, 2002.

Optional Redemption...........We may redeem the exchange notes, in whole or in part, at our option at any time on or after December 1, 2005, at the redemption prices listed in the "Description of Exchange Notes - Optional Redemption" plus accrued and unpaid interest.

                              In addition, on or before December 1, 2004, we may, at our option and subject to certain requirements, use the net proceeds from one or more public equity offerings to redeem up to 35% of the original aggregate principal amount of the exchange notes at 109.875% of their principal amount, plus accrued and unpaid interest. See "Description of Exchange Notes - Optional Redemption."

Sinking Fund..................None.

Subordination and
  Guarantees..................The exchange notes rank junior in right of payment to our senior credit facilities and all of our other existing and future senior indebtedness, and will rank senior in right of payment to all of our future indebtedness that is expressly subordinated to the exchange notes. See "Description of Exchange Notes - Subordination."

                              VCA and all of our existing and future wholly owned domestic subsidiaries who are guarantors under our existing senior credit facility, including those subsidiaries listed on the "Table of Additional Registrant Guarantors" listed on the pages following the cover page of this prospectus, will guarantee the obligation to pay principal, premium, if any, and interest on the exchange notes. The guarantees rank junior in right of payment to the guarantees of our senior credit facility and all other existing and future senior indebtedness of VCA and these subsidiaries and rank senior in right of payment to all of their future indebtedness that is expressly subordinated to the guarantees. The guarantee by VCA is subordinated to VCA's existing senior notes. In addition, you should not rely upon the guarantee by VCA because it has no assets other than its equity interest in us. See "Description of Exchange Notes - Exchange Note Guarantees."

                              As of December 10, 2001, we had approximately $146.5 million of senior indebtedness outstanding, VCA had $59.2 million of senior indebtedness outstanding and our subsidiaries had $1.5 million of senior indebtedness outstanding. In addition, as of December 10, 2001, we had $15.0 million of senior subordinated indebtedness outstanding which would rank pari passu with the exchange notes.

Change of Control.............If we undergo a change of control, we will be required to make an offer to purchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest. See "Description of Exchange Notes - Repurchase at the Option of Holders - Change of Control."

Asset Sales...................We may be required to use the net proceeds from asset sales to offer to purchase exchange notes at their principal amount, plus accrued and unpaid interest under certain circumstances. See "Description of Exchange Notes - Repurchase at the Option of Holders - Asset Sales."

Certain Covenants.............The indenture pursuant to which the original notes were issued and the exchange notes will be issued contains certain covenants that will, among other things, limit our ability and the ability of certain of our subsidiaries to:

                              o  incur more debt;

                              o pay dividends, redeem stock or make other distributions;

                              o  issue capital stock;

                              o  make certain investments;

                              o  create liens;

                              o  enter into transactions with affiliates;

                              o  enter into sale and leaseback transactions;

                              o  merge or consolidate; and

                              o  transfer or sell assets.

                              These covenants are subject to a number of important qualifications and limitations. See "Description of Exchange Notes - Certain Covenants."

                       RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated is as follows:

           NINE MONTHS
         ENDED SEPTEMBER
               30,                         YEAR ENDED DECEMBER 31,
         ----------------   -------------------------------------------------
           2001     2000       2000      1999      1998      1997      1996
         -------  -------   ---------  --------  --------  --------   -------
           (1)      1.3x       (1)        3.7x      3.1x      2.5x       (1)

(1) For the nine months ended September 30, 2001, and the years ended December 31, 2000 and 1996, earnings were inadequate to cover fixed charges by $44,000, $3.6 million and $12.7 million, respectively.

        The ratio of earnings to fixed charges is calculated by dividing income
(loss) before extraordinary items by fixed charges. The term "fixed charges" means the sum of the following:

        o   interest expensed or capitalized;

        o amortized discounts and deferred financing costs related to indebtedness, and

        o   an estimate of the interest within rental expenses.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the issuance of the exchange notes. See "Use of Proceeds."

                                  RISK FACTORS

        For a discussion of certain factors that you should consider in evaluating an investment in the exchange notes, see "Risk Factors."

                               RECENT TRANSACTIONS

        On November 27, 2001, the Company issued $170.0 million of original notes and VCA completed an initial public offering of 16,000,000 shares of common stock. We and VCA applied the proceeds from the sale of the original notes and VCA's initial public offering, plus cash on hand as follows:

        o $100.0 million to repay $100.0 million of our senior credit facility;

        o $53.8 million to repay approximately $47.8 million of the outstanding principal amount of VCA's 15.5% senior notes due 2010 at a redemption price of 110% of the principal amount, plus accrued and unpaid interest;

        o $5.6 million to repay approximately $5.0 million of the outstanding principal amount of our 13.5% senior subordinated notes due 2010 at a redemption price of 110% of the principal amount, plus accrued and unpaid interest; and

        o $173.8 million to redeem in full all outstanding shares of VCA's 14% series A redeemable preferred stock and VCA's 12% series B redeemable preferred stock having an aggregate liquidation preference of $86.3 million and $83.9 million, respectively, plus accrued and unpaid dividends.

        On December 10, 2001, VCA issued 1,370,000 shares of common stock pursuant to the underwriters' exercise of their over-allotment option for net proceeds of $12.8 million. VCA applied the proceeds from the exercise of the over-allotment option to repay approximately $11.3 million of the outstanding principal amount of VCA's 15.5% senior notes due 2010 at a redemption price of 110% of the principal amount, plus accrued and unpaid interest.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

        The summary financial data for the years in the period ended December 31, 2000, 1999 and 1998 have been derived from VCA's 2000 audited financial statements. The summary financial data for the nine months ended September 30, 2001 and 2000 and as of September 30, 2001 have been derived from VCA's unaudited interim financial statements and include, in the opinion of management, all adjustments necessary for a fair presentation of our financial position and operating results for these periods and as of such date. VCA's results for interim periods are not necessarily indicative of VCA's results for a full year's operations. The consolidated financial data of VCA is presented below because we are VCA's only subsidiary, VCA owns all of our common stock and has no other assets, and VCA has unconditionally guaranteed our obligations under the original notes. You should read the following information together with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and VCA's consolidated financial statements and related notes included elsewhere in this prospectus.

                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                       ---------------------  ---------------------------------
                                          2001       2000       2000       1999        1998
                                       ---------  ----------  ---------  ----------  ----------
STATEMENTS OF OPERATIONS DATA:
Laboratory revenue.................... $101,855   $  90,831   $119,300   $ 103,282   $  89,896
Animal hospital revenue...............  207,665     182,716    240,624     217,988     191,888
Total revenue (1).....................  305,365     269,281    354,687     320,560     281,039
Operating income......................   33,680       9,524     19,205      47,016      38,834
Net income (loss) available to
  common stockholders................. $(22,368)  $  (2,424)  $(13,802)  $  22,357   $  16,268
OTHER FINANCIAL DATA:
Adjusted EBITDA (2) (3)............... $ 71,017   $  57,457   $ 73,526   $  64,445   $  51,966
Adjusted EBITDA margin (4)............     23.3%       21.4%      20.7%       20.1%       18.5%

Laboratory EBITDA..................... $ 35,264   $  30,495   $ 38,827   $  32,273   $  24,215
Laboratory EBITDA margin (4)..........     34.6%       33.6%      32.5%       31.2%       26.9%

Animal hospital EBITDA................ $ 43,159   $  34,287   $ 42,985   $  37,237   $  31,975
Animal EBITDA margin (4)..............     20.8%       18.8%      17.9%       17.1%       16.7%

Net cash provided by operating
  activities.......................... $ 49,316   $  46,975  $  60,054  $   38,467  $   27,123
Capital expenditures                     10,604      13,686     22,555      21,803      11,678

OPERATING DATA:
Laboratory internal revenue growth (5)     11.5%       12.9%      12.6%        9.1%       12.2%
Animal hospital same-facility revenue
  growth (6)..........................      4.4%        7.7%       7.0%        2.6%        5.8%


                                    AS OF SEPTEMBER 30,
                                           2001
                                    -------------------
BALANCE SHEET DATA:
Cash and cash equivalents                $  23,631
Total assets......................         501,227
Total debt........................         371,365
Total redeemable preferred stock..         170,205
Total stockholders' equity
(deficit).........................         (97,946)

-------------------------------

(1) Includes other revenue of $1.5 million and $425,000 for the nine months ended September 30, 2001 and 2000; and of $925,000, $5.1 million and $5.1 million for the years ended December 31, 2000, 1999 and 1998. Total revenue is net of intercompany eliminations of $5.7 million and $4.7 million for the nine months ended September 30, 2001 and 2000, and of $6.2 million, $5.8 million and $5.8 million for the years ended December 31, 2000, 1999 and 1998.

(2) EBITDA is operating income (loss) before depreciation and amortization and Adjusted EBITDA is EBITDA adjusted to exclude management fees, recapitalization costs, Year 2000 remediation expense and other non-cash operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, or GAAP. Although EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we understand that EBITDA and Adjusted EBITDA are widely used by financial analysts as a measure of financial performance. Our calculation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

     o The calculation of EBITDA and Adjusted EBITDA is shown below (dollars in thousands):

                                      NINE MONTHS
                                         ENDED
                                      SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                    -----------------   ----------------------------
                                      2001      2000      2000     1999      1998
                                    -------   -------   -------   --------  --------
        Operating income..........  $33,680   $ 9,524   $19,205   $ 47,016  $ 38,834
        Depreciation and
        amortization..............   19,121    13,200    18,878     16,463    13,132
                                    -------   -------   -------   --------  --------
        EBITDA....................   52,801    22,724    38,083     63,479    51,966
        Management fees (a).......    1,860        --       620         --        --
        Recapitalization costs....       --    34,268    34,268         --        --
        Year 2000 remediation
        expense...................       --        --        --      2,839        --
        Other non-cash operating
        items (b).................   16,356       555       555     (1,873)       --
                                    -------   -------   -------   --------  --------
        Adjusted EBITDA...........  $71,017   $57,547   $73,526   $ 64,445  $ 51,966
                                    =======   =======   =======   ========  ========

                        (a) Management fees were paid pursuant to our management
                services agreement and are included in selling, general and administrative expense in our statements of operations. Upon the closing of VCA's initial public offering, the parties terminated the management services agreement.

                        (b) Other non-cash operating items include a write-down
                and loss on sale of assets of $8.7 million and stock-based compensation expense of $7.6 million for the nine months ended September 30, 2001; stock-based compensation expense of $555,000 for the nine months ended September 30, 2000, and for the year ended December 31, 2000; and a reversal of restructuring charges of $1.9 million for the year ended December 31, 1999. Numbers may not add due to rounding.

(3) Adjusted EBITDA is the sum of laboratory EBITDA, animal hospital EBITDA and other revenue, less corporate selling, general and administrative expense, excluding management fees, as shown below (dollars in thousands):

                                         NINE MONTHS
                                            ENDED
                                         SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                       -----------------   -------------------------------------
                                         2001         2000        2000        1999        1998
                                       ---------   ---------   ---------   ---------   ---------
        Laboratory EBITDA............  $ 35,264    $ 30,495    $ 38,827    $ 32,273    $ 24,215
        Animal hospital EBITDA.......    43,159      34,287      42,985      37,237      31,975
        Other revenue................     1,500         425         925       5,100       5,100
        Corporate selling, general
          and administrative.........   (10,766)     (7,660)     (9,831)    (10,165)     (9,324)
        Management fees..............     1,860          --         620          --          --
                                       ---------   ---------   ---------   ---------   ---------
        Adjusted EBITDA (a)..........  $ 71,017    $ 57,547    $ 73,526    $ 64,445    $ 51,966
                                       =========   =========   =========   =========   =========

        (a) Management fees were paid pursuant to our management services agreement and are included in selling, general and administrative expense in our statement of operations. Upon the closing of VCA's initial public offering, the parties terminated the management services agreement.

(4) Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by total revenue. Laboratory EBITDA margin is calculated by dividing laboratory EBITDA by laboratory revenue. Animal hospital EBITDA margin is calculated by dividing animal hospital EBITDA by animal hospital revenue.

(5) Laboratory internal revenue growth is calculated using laboratory revenue as reported, adjusted to exclude, for those laboratories that we did not own for the entire period presented, an estimate of revenue generated by these newly acquired laboratories subsequent to the date of our purchase. We calculate this estimate of revenue for each newly acquired laboratory using an historical twelve-month revenue figure (in some cases on an annualized basis) provided to us by the seller of the acquired laboratory, which amount is increased by our laboratory revenue growth rate for the prior year. In calculating the laboratory revenue growth rate for the year in which the acquisition occurred, we exclude from our reported laboratory revenue the estimated annual revenue attributable to newly acquired laboratories multiplied by a fraction representing the portion of the year that we owned the related facility. In calculating the laboratory revenue growth rate for the year following the acquisition, we exclude from our reported laboratory revenue the estimated annual revenue attributable to newly acquired laboratories multiplied by a fraction representing the portion of the year that we did not own the facility. To determine laboratory internal revenue growth rate for the applicable period, we compare laboratory revenue net of estimated laboratory revenue of acquired laboratories to laboratory revenue as reported for the prior comparable period. We believe this fairly presents laboratory internal revenue growth for the periods presented, although our calculation may not be comparable to similarly titled measures reported by other companies.

(6) Animal hospital same-facility revenue growth is calculated using the combined revenue of the animal hospitals owned and managed for the entire periods presented.

                                 RISK FACTORS

        YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION INCLUDED IN THIS PROSPECTUS IN EVALUATING US AND OUR BUSINESS. IF ANY OF THE EVENTS DESCRIBED BELOW OCCUR, OUR BUSINESS AND FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED IN A MATERIAL WAY.

                          RISKS RELATED TO OUR BUSINESS

WE MAY BE UNABLE TO SUCCESSFULLY EXECUTE OUR GROWTH STRATEGY AND, AS A RESULT, OUR BUSINESS MAY BE HARMED.

        Our success depends in part on our ability to build on our position as a leading animal health care services company through a balanced program of internal growth initiatives and selective acquisitions of established animal hospitals and laboratories. If we cannot implement or are not successful in executing these initiatives, our results of operations will be adversely affected. Our internal growth rate may decline and could become negative. Our laboratory internal revenue growth has fluctuated between 9.1% and 12.6% for each fiscal year from 1998 through 2000. Similarly, our animal hospital same-facility revenue growth has fluctuated between 2.6% and 7.0% over the same periods. Even if we are successful implementing our growth strategy, we may not achieve the economies of scale that we have experienced in the past or that we anticipate. Our internal growth may continue to fluctuate and may be below our historical rates. Any reductions in the rate of our internal growth may cause our revenues and margins to decrease. Our historical growth rates and margins are not necessarily indicative of future results. Our internal growth calculations involve a number of assumptions, and our internal growth may not be calculated in the same manner as that of comparable companies.

OUR BUSINESS AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY.

        Since January 1, 1996, we have experienced rapid growth and expansion. Our failure to manage our growth effectively may increase our costs of operations and hinder our ability to execute our business strategy. Our rapid growth has placed, and will continue to place, a significant strain on our management and operational systems and resources. If our business grows, we will need to improve and enhance our overall financial and managerial controls, reporting systems and procedures, and expand, train and manage our workforce. We will also need to increase the capacity of our current systems to meet additional demands.

DIFFICULTIES WITH THE INTEGRATION OF NEW ACQUISITIONS MAY IMPOSE SUBSTANTIAL COSTS AND DELAYS AND CAUSE OTHER PROBLEMS FOR US.

        Acquisitions involve a number of risks relating to our ability to integrate an acquired business into our existing operations. The process of integrating the operations of an acquired business, including its personnel, could cause interruptions to our business. Some of the risks we face include:

        o   negative effects on our operating results;

        o   impairments of goodwill and other intangible assets;

        o dependence on retention, hiring and training of key personnel, including specialists;

        o   amortization of intangible assets; and

        o contingent and latent risks associated with the past operations of, and other unanticipated problems arising in, an acquired business.

        The process of integration may require a disproportionate amount of the time and attention of our management, which may distract management's attention from its day-to-day responsibilities. In addition, any interruption or deterioration in service resulting from an acquisition may result in a customer's decision to stop using us. For these reasons, we may not realize the anticipated benefits of an acquisition, either at all or in a timely manner. If that happens and we incur significant costs, it could have a material adverse impact on our business.

A PROLONGED ECONOMIC DOWNTURN COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

        Our business may be materially adversely affected by prolonged, negative trends in the general economy that reduce consumer spending. Our business depends on the ability and willingness of animal owners to pay for our services. This dependence could make us more vulnerable to any reduction in consumer confidence or disposable income than companies in other industries that are less reliant on consumer spending, such as the human health care industry, in which a large portion of payments are made by insurance programs.

OUR SUBSTANTIAL AMOUNT OF DEBT COULD ADVERSELY AFFECT OUR ABILITY TO RUN OUR BUSINESS.

        We have, and will continue to have, a substantial amount of debt. At December 10, 2001, our debt, excluding unamortized discount, consisted primarily of:

        o $146.5 million of outstanding borrowings under our senior credit facility;

        o   $170.0 million of outstanding original notes;

        o $15.0 million of outstanding senior subordinated notes, which ranks pari passu with the original notes and the exchange notes offered hereby; and

        o   $1.5 million of other debt.

        In addition, VCA has additional debt consisting primarily of $59.2 million of outstanding senior notes. We are not an obligor or guarantor under VCA's senior notes.

        Our substantial amount of debt, including senior and secured debt, as well as the guarantees of our subsidiaries and the security interests in the assets of VCA and its subsidiaries, could impair our ability to operate our business effectively and may limit our ability to take advantage of business opportunities. For example, our indentures and senior credit facility:

        o limit our funds available to repay the original notes and the exchange notes;

        o limit our ability to borrow additional funds or to obtain other financing in the future for working capital, capital expenditures, acquisitions, investments and general corporate purposes;

        o require us to dedicate a substantial portion of our cash flow from operations to pay down our indebtedness, thereby reducing the funds available to use for working capital, capital expenditures, acquisitions and general corporate purposes;

        o limit our ability to dispose of our assets, create liens on our assets or to extend credit;

        o make us more vulnerable to economic downturns and reduce our flexibility in responding to changing business and economic conditions;

        o limit our flexibility in planning for, or reacting to, changes in our business or industry;

        o place us at a competitive disadvantage to our competitors with less debt; and

        o restrict our ability to pay dividends, repurchase or redeem our capital stock or debt, or merge or consolidate with another entity.

        The terms of our indentures and senior credit facility allow us, under specified conditions, to incur further indebtedness, which would heighten the foregoing risks. If compliance with our debt obligations materially hinders our ability to operate our business and adapt to changing industry conditions, we may lose market share, our revenue may decline and our operating results may suffer.

WE REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR DEBT AND EXPAND OUR BUSINESS AS PLANNED.

        Our ability to make payments on our debt, and to fund acquisitions, will depend on our ability to generate cash in the future. Insufficient cash flow could place us at risk of default under our debt agreements or could prevent us from expanding our business as planned. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not generate sufficient cash flow from operations, our strategy to increase operating efficiencies may not be realized and future borrowings may not be available to us under our senior credit facility in an amount sufficient to enable us to service our debt or to fund our other liquidity needs. In order to meet our debt obligations, we may need to refinance all or a portion of our debt. We may not be able to refinance any of our debt, on commercially reasonable terms or at all.

OUR FAILURE TO SATISFY COVENANTS IN OUR DEBT INSTRUMENTS WILL CAUSE A DEFAULT UNDER THOSE INSTRUMENTS, INCLUDING THE INDENTURE GOVERNING THE EXCHANGE NOTES.

        In addition to imposing restrictions on our business and operations, our debt instruments include a number of covenants relating to financial ratios and tests. Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these covenants would result in a default under these instruments. An event of default would permit our lenders and other debtholders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. Moreover, these lenders and other debtholders would have the option to terminate any obligation to make further extensions of credit under these instruments. If we are unable to repay debt to our senior lenders, these lenders and other debtholders could proceed against our assets.

DUE TO THE FIXED COST NATURE OF OUR BUSINESS, FLUCTUATIONS IN OUR REVENUE COULD ADVERSELY AFFECT OUR OPERATING INCOME.

        Approximately 56.5% of our expense, particularly rent and personnel costs, are fixed costs and are based in part on expectations of revenue. We may be unable to reduce spending in a timely manner to compensate for any significant fluctuations in our revenue. Accordingly, shortfalls in revenues may adversely affect our operating income.

THE SIGNIFICANT COMPETITION IN THE ANIMAL HEALTH CARE SERVICES INDUSTRY COULD CAUSE US TO REDUCE PRICES OR LOSE MARKET SHARE.

        The animal health care services industry is highly competitive. To compete successfully, we may be required to reduce prices, increase our operating costs or take other measures that could have an adverse effect on our financial condition, results of operations, margins and cash flow. If we are unable to compete successfully, we may lose market share.

        There are many clinical laboratory companies that provide a broad range of laboratory testing services in the same markets we service. Our largest competitor for outsourced laboratory testing services is Idexx Laboratories, Inc. Also, Idexx and several other national companies provide on-site diagnostic equipment that allows veterinarians to perform their own laboratory tests.

        Our primary competitors for our animal hospitals in most markets are individual practitioners or small, regional, multi-clinic practices. Also, regional pet care companies and some national companies, including operators of super-stores, are developing multi-regional networks of animal hospitals in markets in which we operate.

WE MAY EXPERIENCE DIFFICULTIES HIRING SKILLED VETERINARIANS DUE TO PERIODIC SHORTAGES WHICH COULD DISRUPT OUR BUSINESS.

        Skilled veterinarians are in shortage from time to time in particular regional markets in which we operate animal hospitals. During these shortages, we may be unable to hire enough qualified veterinarians to adequately staff our animal hospitals in these regions, in which event we may lose market share and our revenues and profitability may decline.

IF WE FAIL TO COMPLY WITH GOVERNMENTAL REGULATIONS APPLICABLE TO OUR BUSINESS, VARIOUS GOVERNMENTAL AGENCIES MAY IMPOSE FINES, INSTITUTE LITIGATION OR PRECLUDE US FROM OPERATING IN CERTAIN STATES.

        The laws of many states prohibit business corporations from providing, or holding themselves out as providers of, veterinary medical care. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. As of December 31, 2001 we operated 55 animal hospitals in 11 states with these laws, including 21 in New York. We may experience difficulty in expanding our operations into other states with similar laws. Given varying and uncertain interpretations of the veterinary laws of each state, we may not be in compliance with restrictions on the corporate practice of veterinary medicine in all states. A determination that we are in violation of applicable restrictions on the practice of veterinary medicine in any state in which we operate could have a material adverse effect on us, particularly if we were unable to restructure our operations to comply with the requirements of that state.

        For example, we currently are a party to a lawsuit in the State of Ohio in which that State has alleged that our management of a veterinary medical group licensed to practice veterinary medicine in that state violates the Ohio statute prohibiting business corporations from providing or holding themselves out as providers of veterinary medical care. On March 20, 2001, the trial court in the case entered summary judgment in favor of the State of Ohio and issued an order enjoining us from operating in the State of Ohio in a manner that is in violation of the State of Ohio statute. In response, we have restructured our operations in the State of Ohio in a manner that we believe conforms to the State of Ohio law and the court's order. The Attorney General of the State of Ohio has informed us that it disagrees with our position that we are in compliance with the court's order. We are currently in discussions with the Attorney General's office in the State of Ohio in an attempt to resolve this matter. We may not be able to reach a settlement, in which case we would be required to discontinue our operations in the state. Our five animal hospitals in the State of Ohio have a book value of $6.1 million as of September 30, 2001. If we were required to discontinue our operations in the State of Ohio, we may not be able to dispose of the hospital assets for their book value. The animal hospitals located in the State of Ohio generated revenue, EBITDA and operating income of $2.2 million, $754,000 and $513,000, respectively, in the 12 months ended December 31, 2000, and $1.7 million, $575,000 and $376,000, respectively, in the nine months ended September 30, 2001.

        All of the states in which we operate impose various registration requirements. To fulfill these requirements, we have registered each of our facilities with appropriate governmental agencies and, where required, have appointed a licensed veterinarian to act on behalf of each facility. All veterinarians practicing in our clinics are required to maintain valid state licenses to practice.

ANY FAILURE IN OUR INFORMATION TECHNOLOGY SYSTEMS COULD SIGNIFICANTLY INCREASE TESTING TURN-AROUND TIME, REDUCE OUR PRODUCTION CAPACITY AND OTHERWISE DISRUPT OUR OPERATIONS.

        Our laboratory operations depend, in part, on the continued and uninterrupted performance of our information technology systems. Our growth has necessitated continued expansion and upgrade of our information technology infrastructure. Sustained system failures or interruption in one or more of our laboratory operations could disrupt our ability to process laboratory requisitions, perform testing, provide test results in a timely manner and/or bill the appropriate party. We could lose customers and revenue as a result of a system failure.

        Our computer systems are vulnerable to damage or interruption from a variety of sources, including telecommunications failures, electricity brownouts or blackouts, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause interruptions in our information technology systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our systems.

THE LOSS OF MR. ROBERT L. ANTIN, OUR CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

        We are dependent upon the management and leadership of our Chairman, President and Chief Executive Officer, Robert L. Antin. We have an employment contract with Mr. Antin which may be terminated at the option of Mr. Antin. We do not maintain any key man life insurance coverage for Mr. Antin. The loss of Mr. Antin could materially adversely affect our business.

CONCENTRATION OF OWNERSHIP AMONG VCA'S EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS.

        VCA's executive officers, directors and principal stockholders beneficially own, in the aggregate, approximately 51.4% of VCA's outstanding common stock. As a result, these stockholders are able to exercise control over all matters requiring stockholder approval and will have significant control over our management and policies. The directors elected by these stockholders will be able to make decisions affecting our and VCA's capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness. This control may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interests.

TERRORISM AND THE UNCERTAINTY OF WAR MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

        Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, the response initiated by the United States on October 7, 2001, and other acts of violence or war may affect the markets in which we operate, our operations and profitability and your investment. Further terrorist attacks against the United States or United States businesses may occur. The potential near-term and long-term effect these attacks may have for our customers, the markets for our services and the U.S. economy are uncertain. The consequences of any terrorist attacks, or any armed conflicts which may result, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our markets, our business or your investment.

                       RISKS RELATED TO THE EXCHANGE OFFER

        THERE ARE NO ESTABLISHED TRADING MARKETS FOR THE EXCHANGE NOTES AND ANY MARKETS FOR THE EXCHANGE NOTES MAY BE ILLIQUID, WHICH MAY MAKE IT DIFFICULT FOR YOU TO RESELL YOUR EXCHANGE NOTES.

        The exchange notes are new issues of securities with no active trading markets. We do not intend to apply for listing or quotation of the exchange notes on any exchange or automated quotation system. Therefore, we cannot assure you that markets for the exchange notes will develop in the future, that you will be able to sell your exchange notes or the price that you will receive when you sell your exchange notes. In addition, the liquidity of, and trading market for the exchange notes could be adversely affected by many factors, including changes in interest rates and declines and volatility in the market for similar securities, as well as by changes in our financial condition or results of operations.

        SOME PEOPLE WHO PARTICIPATE IN THE EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF EXCHANGE NOTES.

        Based on no-action letters issued by the staff of the Commission, we believe that unless you are an affiliate of our company within the meaning of Rule 405 under the Securities Act, you may offer for resale, resell or otherwise transfer exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as you acquired the exchange notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. However, if you tender original notes for the purpose of participating in a distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In these cases, if you transfer exchange notes without delivering a prospectus or without an exemption from registration, you may incur liabilities under the Securities Act. We do not and will not assume or indemnify you against this liability.

        IF YOU DO NOT EXCHANGE YOUR ORIGINAL NOTES FOR EXCHANGE NOTES, THEY MAY BE DIFFICULT TO RESELL BECAUSE OF RESTRICTIONS ON TRANSFER.

        It may be difficult for you to sell original notes that are not exchanged in the exchange offer, since any original notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your original notes exist because we issued the original notes under an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, original notes that are not exchanged for exchange notes in the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

        To the extent any original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

        THE HOLDERS OF BENEFICIAL INTERESTS IN THE GLOBAL SECURITIES REPRESENTING THE EXCHANGE NOTES MAY BE UNABLE TO TRANSFER OR PLEDGE THESE INTERESTS IF PHYSICAL DELIVERY OF SECURITIES IN DEFINITIVE FORM IS REQUIRED BY APPLICABLE LAW.

        Ownership and transfer of beneficial interests in the global securities representing the exchange notes are effected through the records of The Depository Trust Company, or DTC. So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by that global security for all purposes under the indenture. Owners of beneficial interests in a global security will not be entitled to have securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, the holders of beneficial interests in the global securities may be unable to transfer or pledge these interests if physical delivery of securities in definitive form is required by applicable law. The holders of beneficial interests in the global securities representing the exchange notes may be unable to transfer or pledge these interests if physical delivery of securities in definitive form is required by applicable law.

YOU MUST FOLLOW THE EXCHANGE OFFER PROCEDURES CAREFULLY IN ORDER TO RECEIVE THE EXCHANGE NOTES.

        If you do not follow the procedures described in this prospectus for tendering your original notes, you will not receive the exchange notes. Further, if you want to tender your original notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. No one is under any duty to give you notification of any defects or irregularities with respect to tenders of original notes for exchange notes. For additional information, please refer to the section of this prospectus beginning on page 26 entitled "The Exchange Offer - Procedures for Tendering Original Notes."

              RISKS RELATED TO AN INVESTMENT IN THE EXCHANGE NOTES

        Each of the risks described in this section with respect to the exchange notes are equally applicable to the original notes.

THE EXCHANGE NOTES ARE UNSECURED AND SUBORDINATED TO SOME OF OUR OTHER OBLIGATIONS.

        The exchange notes rank junior in right of payment to all of our existing and future senior debt, including borrowings under our senior credit facility. The exchange notes are guaranteed on a senior subordinated basis by VCA and our wholly owned subsidiaries that are guarantors under our senior credit facility, but are not secured by any of VCA's assets, any of our assets or any assets of our subsidiaries. As a result, in addition to being contractually subordinated to all of VCA's, our and our subsidiaries' senior debt, the exchange notes and guarantees also are effectively subordinated to all of VCA's (with respect to the VCA guarantee only), our and our subsidiaries' secured indebtedness to the extent of the value of the assets securing that indebtedness. As of December 10, 2001, the exchange notes and the guarantees are subordinate in right of payment to approximately $146.5 million of our senior debt, all of which is secured indebtedness, $59.2 million of senior debt of VCA (with respect to the VCA guarantee only) which is unsecured indebtedness and $1.5 million of senior debt of our subsidiary guarantors, a majority of which is secured indebtedness.

        Our obligations under our senior credit facility are guaranteed on a senior basis by VCA and substantially all of our subsidiaries, and are secured by a security interest in substantially all of our assets and the assets of our subsidiaries. Subject to the terms of our debt agreements, we may incur substantial additional senior debt, including secured debt. If we or a guarantor become insolvent, are subject to bankruptcy, insolvency or similar proceedings, or are liquidated or reorganized, holders of our senior debt generally will be entitled to repayment in full before any payment or distribution may be made under the exchange notes or guarantees. In addition, holders of secured indebtedness will be entitled to repayment from the assets securing that indebtedness prior to any payment or distribution to holders of the exchange notes and guarantees. The occurrence of an event of default under our senior debt also may prohibit us and the guarantors of the exchange notes from making any payments under the exchange notes or the guarantees for a period of time. In any such case, we may not have sufficient remaining assets to fully repay the exchange notes.

THE GUARANTEE BY VCA HAS LIMITED VALUE IN THE EVENT WE CANNOT MAKE PAYMENT ON THE EXCHANGE NOTES.

        The exchange notes are guaranteed by VCA on a senior subordinated basis. You should not rely on this guarantee because VCA has no assets other than our capital stock. If we cannot make payments under the exchange notes, VCA probably cannot make payments either. In addition, this guarantee will be subordinated to all senior debt of VCA (consisting of its guarantee of the $146.5 million of borrowings under our senior credit facility and the $59.2 million aggregate principal amount of its senior notes, in each case, as of December 10, 2001), whose holders would be paid before holders of the exchange notes in the event of a liquidation.

UNDER CERTAIN CIRCUMSTANCES, FEDERAL AND STATE LAWS MAY ALLOW COURTS TO AVOID THE EXCHANGE NOTES AND THE GUARANTEES AND REQUIRE NOTE HOLDERS TO RETURN PAYMENTS THEY RECEIVE FROM US.

        Under the federal Bankruptcy Code and comparable provisions of state fraudulent transfer laws, a court could avoid the exchange notes and guarantees or subordinate claims in respect of the exchange notes and guarantees to all of our other debts if, among other things, we or any of the guarantors, at the time we incurred the indebtedness evidenced by the exchange notes or guarantees:

        o received less than reasonably equivalent value or fair consideration for the incurrence of the exchange notes or guarantees; and

        o   either:

            o were insolvent or rendered insolvent by reason of the incurrence; or

            o were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

            o intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they became due.

In addition, a court could avoid any payment by us or a guarantor or require a note holder to return the payment to us or a guarantor, or to a fund for the benefit of our creditors.

        The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or a guarantor would be considered insolvent if:

        o the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all of our assets; or

        o the present fair saleable value of our assets was less than the amount that would be required to pay our probably liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

        o   we could not pay our debts as they become due.

        On the basis of our historical financial information, recent operating history and other factors, we believe that after giving effect to the issuance of the exchange notes and the guarantees, neither we nor any of the guarantors will be insolvent, have unreasonably small capital for the respective businesses in which we are engaged or have incurred debts beyond our respective abilities to pay debts as they mature. However, we cannot assure you that a court making these determinations would agree with these conclusions.

WE DEPEND IN PART ON OUR SUBSIDIARIES' REVENUES FOR REPAYMENT OF THE EXCHANGE NOTES AND OUR SUBSIDIARIES' OBLIGATIONS TO MAKE FUNDS AVAILABLE TO US MAY BE LIMITED.

        Although we own assets and conduct business, we expect that a substantial portion of the revenues available for payment of debt service on the exchange notes will be generated by our subsidiaries. Certain of our subsidiaries will not be guarantors of the exchange notes, and those subsidiaries will have no legal obligation to make funds available to us for repayment of the exchange notes, by way of dividends or otherwise. Our existing and future wholly owned domestic subsidiaries will guarantee the exchange notes, but restrictions in our existing bank credit facilities and other existing and future senior debt will limit the ability of our guarantor subsidiaries to make funds available to us for repayment of the exchange notes.

        In addition, the laws of most jurisdictions provide suretyship defenses to guarantors, which may under certain circumstances limit our guarantor subsidiaries' legal obligations to make payments under the guarantees.

WE MAY NOT BE ABLE TO REPURCHASE THE EXCHANGE NOTES UPON A CHANGE OF CONTROL.

        Upon the occurrence of a change of control of the company or VCA, you will have the right to require us to offer to repurchase the exchange notes at 101% of their principal amount, plus accrued interest and additional interest, if any. The lenders under our senior credit facility and the holders of notes under our existing indebtedness, other than the exchange notes, have a similar right upon a change of control. It is possible that if a change of control occurs, we might not have sufficient resources to satisfy all of our repurchase obligations. In addition, the terms of some of our debt agreements prohibit us from repurchasing the exchange notes until all debt under those agreements is paid in full. Other agreements relating to our future debt may contain similar provisions preventing us from effecting repurchases of the exchange notes. If a change of control occurs while we are prohibited from repurchasing the exchange notes, we could seek our lenders' consent to repurchase the exchange notes or could attempt to refinance the borrowings that contain the prohibition. We may not be able to obtain a consent or refinance those borrowings on acceptable terms, or at all. If we do not obtain a consent or repay the borrowings, we would remain prohibited from repurchasing the exchange notes. In such case, our failure to repurchase the submitted exchange notes would constitute an event of default under the indenture, which would, in turn, constitute a further default under our senior credit facility.

THERE IS NO PUBLIC MARKET FOR THE EXCHANGE NOTES, AND WE CANNOT ASSURE YOU THAT A MARKET FOR THE EXCHANGE NOTES WILL DEVELOP.

        The exchange notes are a new issue of securities for which there is currently no active trading market. If any of the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the exchange notes and the market prices quoted for the exchange notes may be adversely affected by changes in the overall market for high-yield securities.

        The initial purchaser has advised us that it presently intends to make a market in the exchange notes as permitted by applicable law. The initial purchaser is not obligated, however, to make a market in the exchange notes and any market-making may be discontinued at any time at the sole discretion of the initial purchaser. As a result, we cannot assure you that an active trading market will develop for the exchange notes.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER; THE EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

        When we sold the original notes in November 2001, we entered into a registration rights agreement with the initial purchaser of the original notes. In the registration rights agreement, we agreed:

        o to file with the Commission, as soon as practicable, but no later than 90 days following the date on which the original notes were issued, an exchange offer registration statement pursuant to which the exchange notes would be offered in exchange for the then outstanding original notes tendered at the option of their holders;

        o to commence and complete the exchange offer promptly, but no later than 30 days after the exchange offer registration statement has become effective; and

        o to hold the exchange offer open for at least 30 days after the exchange offer registration statement has become effective, and issue exchange notes for all original notes validly tendered and not withdrawn before the expiration of the offer.

        Under existing Commission interpretations, we believe the exchange notes will be freely transferable after the exchange offer without further registration, except that participating broker-dealers will be subject to a prospectus delivery requirement with respect to resales of the exchange notes. The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the original notes) by delivering prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes. The exchange offer registration statement will be kept effective for a period of 180 days after the exchange offer has been consummated in order to permit resales of exchange notes acquired by broker-dealers in after-market transactions if requested in writing by a participating broker-dealer. Each holder of original notes (other than certain specified holders) who wishes to exchange the original notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business, that when the exchange offer commences it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an affiliate of ours.

        However, if

        o on or before the date of consummation of the exchange offer, the existing Commission interpretations are changed such that the exchange notes would not be freely transferable in such manner on such date, or

        o the exchange offer has not been completed within 210 days following the date the original notes were issued,

we will, in lieu of (or, in the exchange offer is not available by any holder of the original notes, case (3), in addition to) effecting registration of exchange notes, file as soon as practicable, but no later than 30 days after the time such obligation to file arises, file a registration statement under the Securities Act relating to a shelf registration of the original notes for resale by the holders of those original notes. We will use our best efforts to cause the shelf registration statement to become or declared effective no later than 150 days after such shelf registration statement is filed and to remain effective until two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

        No holder of original notes shall be allowed to be named as a selling security holder in the shelf registration statement or to use the prospectus contained in the shelf registration statement for resale of original notes unless such holder has provided us with a signed Notice and Questionnaire in accordance with the terms of the registration rights agreement.

        In the event that we file a shelf registration statement, we will provide to the holder or holders of the applicable original notes copies of the prospectus that is a part of the shelf registration statement, notify such holder or holders when the shelf registration statement for the applicable original notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable original notes. A holder of original notes that sells such original notes pursuant to the shelf registration statement generally would be named as a selling security holder in the related prospectus and required to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations).

        The registration rights agreement provides in the event that if:

        (1) we have not filed the exchange offer registration statement within 90 days following the issue date of the original notes (or, if applicable, the shelf registration statement within the time required); or

        (2) such exchange offer registration Statement has not become effective within 180 days following the issue date of the original notes (or, if applicable, such shelf registration statement has not become effective within 150 days after being filed),

        (3) the exchange offer has not been consummated within 30 days following the effectiveness of the exchange offer registration statement (or such other longer period as may be required by applicable law), or

        (4) any registration statement required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective, then we will pay to the holders, as liquidated damages, for the period from the occurrence of the registration default until such time as no registration default is in effect, an amount per annum equal to 0.50% of the aggregate principal amount of exchange notes during the first 90-day period following the occurrence of such registration default, which rate shall increase by an additional 0.50% during each subsequent 90-day period, up to a maximum of 2.0%. Liquidated damages shall be paid on interest payment dates to the holders of record for the payment of interest. References in this "The Exchange Offer" to interest on the exchange notes shall mean such interest plus liquidated damages, if any.

        This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

        Except as set forth above, after consummation of the exchange offer, holders of original notes which are subject to the exchange offer shall have no registration or exchange rights under the registration rights agreement.

CONSEQUENCES OF FAILING TO EXCHANGE

        Upon consummation of the exchange offer, certain rights under the registration rights agreement, including registration rights and the right to receive the special interest payments, will terminate. Original notes which are not exchanged for exchange notes pursuant to the exchange offer and are not included in a resale prospectus which, if required, will be filed as part of an amendment to the exchange offer registration statement, will remain restricted securities and subject to restrictions on transfer. Accordingly, such original notes may only be resold

        o   to us, upon redemption thereof or otherwise,

        o so long as the original notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A,

        o in an offshore transaction meeting the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act,

        o to an institutional accredited investor as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D in a transaction exempt from the registration requirements of the Security Act,

        o pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder, if available,

        o in reliance on another exemption from the registration requirements of the Securities Act, or

        o pursuant to an effective registration statement under the Securities Act.

        In all of the situations discussed above, the resale must be in accordance with any applicable securities laws of any state of the United States.

        To the extent original notes are tendered and accepted in the exchange offer, the principal amount of outstanding original notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the original notes could be adversely affected. See "Risks Related to the Exchange Offer."

TERMS OF THE EXCHANGE OFFER

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, a copy of which is attached to this prospectus as Annex A, we will accept any and all original notes validly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer. However, original notes may be tendered only in integral multiples of $1,000 principal amount.

        The form and terms of the exchange notes are the same as the form and term of the original notes, except that

        o the exchange notes will have been registered under the Securities Act and will not bear legends restricting their transfer pursuant to the Securities Act, and

        o except as otherwise described above, holders of the exchange notes will not be entitled to the rights of the holders of the original notes under the registration rights agreement.

        The exchange notes will evidence the same debt as the original notes which they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs all of the original notes and exchange notes.

        Solely for reasons of administration and for no other purpose, we have fixed the close of business on February __, 2002, as the record date for the exchange offer for purpose of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of original notes or such holder's legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. There will not be a fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

        Holders of the original notes do not have any appraisal or dissenters' rights under Delaware law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

        We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of the original notes for the purpose of receiving the exchange notes. The exchange notes delivered pursuant to the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of original notes.

        If any tendered original notes are not accepted for exchange because of an invalid tender or because of the occurrence of certain other events set forth in this prospectus or otherwise, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

        Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the original notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

        The term "expiration date" with respect to the exchange offer, shall mean 5:00 p.m., New York City time, on _______, 2002, unless we extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

        If we extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement therefor, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

        We reserve the right, in our sole discretion,

        o   to delay accepting any original notes,

        o   to extend the exchange offer,

        o if any of the conditions set forth below under "--Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer, or

        o   to amend the terms of the exchange offer in any manner.

        We may effect any such delay, extension or termination by giving oral or written notice thereof to the exchange agent.

        Except as specified, any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes. The exchange offer will then be extended for a period of five to 10 business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

        Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of the exchange offer, we shall not have an obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

PROCEDURES FOR TENDERING ORIGINAL NOTES

        If a holder tenders original notes pursuant to any of the procedures set forth below, such tender will constitute the tendering holder's acceptance of the terms and conditions of the exchange offer. Our acceptance for exchange of original notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders of original notes are authorized to tender their original notes. The procedures by which original notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the original notes are held. LETTERS OF TRANSMITTAL AND ORIGINAL NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND SHOULD NOT BE SENT TO US.

        o TENDER OF ORIGINAL NOTES IN PHYSICAL FORM. To tender effectively original notes held in physical form pursuant to the exchange offer

            o a properly completed letter of transmittal applicable to such original notes (or a facsimile thereof) duly executed by the holder thereof, and any other documents required by the letter of transmittal, must be received by the exchange agent at its address set forth below, and tendered original notes must be received by the exchange agent at such address (or delivery effected through the deposit of original notes into the exchange agent's account with the DTC and making book-entry delivery as set forth below) on or prior to the expiration date of the exchange offer, or

            o the tendering holder must comply with the guaranteed delivery procedures set forth below.

        o TENDER OF ORIGINAL NOTES HELD THROUGH A CUSTODIAN. To tender effectively original notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the original notes on the beneficial owner's behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner's original notes to effect the tender.

        o TENDER OF ORIGINAL NOTES HELD THROUGH DTC. To tender effectively original notes that are held through DTC participants that are beneficial owners of original notes through DTC should either

            o properly complete and duly execute the letter of transmittal (or a facsimile thereof) and have the signature thereon guaranteed if required by Instruction 1 of the letter of the transmittal, and complete and duly execute any other documents required by the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below, or

            o transmit their acceptance to DTC through the DTC Automated Tender Offer Program (referred to in this prospectus as "ATOP"), for which the transaction will be eligible, and follow the procedures for bookkeeping transfer set forth below, and DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance.

        Delivery of tendering original notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of original notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or agent's message transmitted through ATOP, is at the election and risk of the person tendering original notes and delivering letters of transmittal.

Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to such date.

        Except as provided below, unless the original notes being tendered are deposited with the exchange agent on or prior to the expiration date (accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted agent's message), we may, at our option, reject such tender. Exchange of exchange notes for original notes will be made only against deposit of the tendered original notes and delivery of all other required documents.

        o BOOK-ENTRY DELIVERY PROCEDURES. The exchange agent will establish accounts with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although delivery of original notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the expiration date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to in this prospectus as a "book-entry confirmation." The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the original notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

        o SIGNATURE GUARANTEES. Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "eligible institution"), unless the original notes tendered thereby are tendered (1) by a registered holder of original notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such original notes) who has not completed either the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or (2) for the account of an eligible institution. See Instruction 1 of the letter of transmittal. If the original notes are registered in the name of a person other than the signer of the letter of transmittal or if original notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal accompanying the tendered original notes must be guaranteed by an eligible institution as described above. See Instructions 1 and 5 of the letter of transmittal.

        o GUARANTEED DELIVERY. If a holder desires to tender original notes pursuant to the exchange offer and time will not permit the letter of transmittal, certificates representing such original notes and all other required documents to reach the exchange agent, or the procedures for book-entry transfer cannot be completed, on or prior to the expiration date of the exchange offer, such original notes may nevertheless be tendered if all the following conditions are satisfied: (1) the tender is made by or through an eligible institution; (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us herewith, or an agent's message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date, as provided below; and (3) the certificates for the tendered original notes, in proper form for transfer (or a book-entry confirmation of the transfer of such original notes into the exchange agent's account at DTC as described above), together with the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent's message, are received by the exchange agent within two business days after the date of execution of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery. Notwithstanding any other provision hereof, delivery of exchange notes by the exchange agent for original notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of such original notes (or book-entry confirmation of the transfer of such original notes into the exchange agent's account at DTC as described above), and the letter of transmittal (or facsimile thereof) with respect to such original notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted agent's message.

        o DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful.

        We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine.

        Although we intend to notify holders of defects or irregularities with respect to tenders of original notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

        Any original notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if original notes are submitted in a principal amount greater than the principal amount of original notes being tendered by such tendering holder, such unaccepted or non-exchanged original notes will either be

        (1) returned by the exchange agent to the tendering holders, or

        (2) in the case of original notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described below, credited to an account maintained with such book-entry transfer facility.

        By tendering, each registered holder will represent to us that, among other things,

        o the exchange notes to be acquired by the holder and any beneficial owner(s) of the original notes in connection with the exchange offer are being acquired by the holder and any beneficial owner(s) in the ordinary course of business of the holder and any beneficial owner(s);

        o the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes;

        o the holder and each beneficial owner acknowledge and agree that (x) any person participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the exchange notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed in this prospectus under "--Resale of the Exchange Notes; Plan of Distribution," and (y) any broker-dealer that receives exchange notes for its own account in exchange for original notes pursuant to the exchange offer must delivery a prospectus in connection with any resale of such exchange notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act;

        o neither the holder nor any beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of ours except as otherwise disclosed to us in writing; and

        o the holder and each beneficial owner understands, that a secondary resale transaction described in clause (3) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission.

        Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "--Resale of the Exchange Notes; Plan of Distribution."

WITHDRAWAL OF TENDERS

        Except as otherwise provided in this prospectus, tenders of original notes pursuant to the exchange offer may be withdrawn, unless accepted for exchange as provided in the exchange offer, at any time prior to the expiration date of the exchange offer.

        To be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to the expiration date of the exchange offer. Any such notice of withdrawal must

        o specify the name of the person having deposited the original notes to be withdrawn,

        o identify the original notes to be withdrawn, including the certificate number or numbers of the particular certificates evidencing the original notes (unless such original notes were tendered by book-entry transfer), and aggregate principal amount of such original notes,

        o contain a statement that the person having deposited the original notes is withdrawing its election to have such original notes exchanged, and

        o be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the original notes into the name of the person withdrawing such original notes.

        If original notes have been delivered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Original Notes - Book-Entry Delivery Procedures," any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with such withdrawn original notes and must otherwise comply with such book-entry transfer facility's procedures. If the original notes have been delivered to the exchange agent, then prior to the release of such original notes, the holder must submit to the exchange agent the serial numbers shown on the exchange notes and the signature must be guaranteed by an eligible institution.

        If the original notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of original notes can only be accomplished in accordance with these procedures.

        All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. No withdrawal of original notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are retendered. Properly withdrawn original notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Original Notes" at any time prior to the expiration date of the exchange offer.

        Any original notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

CONDITIONS TO THE EXCHANGE OFFER

        The exchange offer shall not be subject to any conditions, other than that

        o the Commission has issued an order or orders declaring the indenture governing the exchange notes qualified under the Trust Indenture Act of 1939,

        o the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the Commission,

        o no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might impair our ability to proceed with the exchange offer,

        o there shall not have been adopted or enacted any law, statute, rule or regulation which, in our judgment, would materially impair our ability to proceed with the exchange offer, or

        o there shall not have occurred any material change in the financial markets in the United States or any outbreak of hostilities or escalation thereof or other calamity or crisis the effect of which on the financial markets of the United States, in our judgment, would materially impair our ability to proceed with the exchange offer.

        If we determine in our sole discretion that any of the conditions to the exchange offer are not satisfied, we may

        o refuse to accept any original notes and return all tendered original notes to the tendering holders,

        o extend the exchange offer and retain all original notes tendered prior to the expiration date applicable to the exchange offer, subject, however, to the rights of holders to withdraw such original notes (see "--Withdrawal of Tenders"), or

        o waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered original notes which have not been withdrawn.

        If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and will extend the exchange offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

EXCHANGE AGENT

     J.P. Morgan Trust Company, National Association, has been appointed as exchange agent for the exchange offer. Requests for assistance and any questions concerning the exchange offer should be directed to the exchange agent addressed as follows:

                         BY MAIL, HAND OR OVERNIGHT COURIER:

                                 J.P. Morgan Trust Company,
                                 National Association
                                 c/o J.P. Morgan Corporate Trust Services
                                 2001 Bryan Street, 9th Floor
                                 Dallas, Texas 75202
                                 Attn: Frank Ivins (Personal and Confidential)

                         BY FACSIMILE:

                                 (214) 468-6494
                                 Attn: Frank Ivins

                                 Confirm by telephone:  (214) 468-6464

INFORMATION AGENT

        Georgeson Shareholder Communications, Inc. has been appointed as information agent for the exchange offer. Requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notices of Guaranteed Delivery and other documents should be directed to the information agent addressed at (800) 223-2064.

FEES AND EXPENSES

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of VCA and their affiliates.

        No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

        Our out-of-pocket expenses for the exchange offer will include fees and expenses of the exchange agent and information agent and the trustee under the indenture, accounting and legal fees and printing costs, among others.

        We will pay all transfer taxes, if any, applicable to the exchange of the original notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the original notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

        The exchange notes will be recorded at the carrying value of the original notes and no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the exchange notes.

RESALE OF THE EXCHANGE NOTES; PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. In addition, until _______, 2002 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions

        o   in the over-the-counter market,

        o   in negotiated transactions,

        o through the writing of options on the exchange notes or a combination of such methods of resale,

        o   at market prices prevailing at the time of resale,

        o   at prices related to such prevailing market prices, or

        o   at negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

        Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission on concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We agreed to permit the use of this prospectus by such broker-dealers to satisfy this prospectus delivery requirement. To the extent necessary to ensure that the prospectus is available for sales of exchange notes by broker-dealers, we agreed to use our best efforts to keep the exchange offer registration statement continuously effective, supplemented, amended and current for a period of 180 business days after the exchange offer has been consummated in order to permit resale of the exchange notes acquired by broker-dealers in after-market transactions if requested in writing by a participating broker-dealer.

                                 USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange original notes in like principal amount, the form and terms of which are the same as the form and term of the exchange notes, except as otherwise described under "The Exchange Offer - Terms of the Exchange Offer." The original notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness.

                                 CAPITALIZATION

        The following table sets forth the capitalization and cash and cash equivalents of VCA as of December 10, 2001. The financial information shown under the headings "VCA Antech, Inc." below represent the obligations of VCA only and not the obligations of Vicar Operating, Inc., the issuer of the exchange notes.

                                                                  AS OF
                                                            DECEMBER 10, 2001
                                                          ---------------------
                                                          (DOLLARS IN MILLIONS)
Total Debt:
    Vicar Operating, Inc.:
       Senior credit facility (1):
         Revolving credit facility (2)....................    $      --
         Term loan A......................................         24.9
         Term loan B......................................        121.6
       15.5% senior notes due 2010........................         15.0
       9.875% senior subordinated notes due 2009..........        170.0
       Other debt.........................................          1.5
       Unamortized discount...............................         (1.9)
                                                              ----------
         Total Vicar Operating, Inc. debt.................        331.0
                                                              ----------
    VCA Antech, Inc.:
       15.5% senior notes due 2010........................         59.2
       Unamortized discount...............................         (5.3)
                                                              ----------
         Total VCA Antech, Inc. debt......................         53.9
                                                              ----------
Stockholders' equity (VCA Antech, Inc.):
         Total stockholders' equity (3)...................         36.8
                                                              ----------
         Total capitalization.............................    $   421.8
                                                              ==========

        (1) VCA is a guarantor under our senior credit facility of the original notes and of the exchange notes.

        (2) The revolving credit facility provides for additional borrowings of up to $50.0 million.

        (3) Stockholders' equity reflects the balance as of November 30, 2001, adjusted to reflect the application of the net proceeds received from the sale of 1,370,000 shares of common stock of VCA upon exercise of the underwriter's overallotment option on December 10, 2001.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The selected historical consolidated financial data of VCA as of and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 have been derived from VCA's audited financial statements. These financial statements were audited by Arthur Andersen LLP. The selected historical consolidated financial data of VCA as of and for the nine months ended September 30, 2001 and 2000 have been derived from VCA's unaudited interim financial statements and include, in the opinion of management, all adjustments necessary for a fair presentation of VCA's financial position and operating results for those periods and as of those dates. Results for interim periods are not necessarily indicative of our results for a full year's operations. The consolidated financial data of VCA is presented below because the company is VCA's only subsidiary, VCA owns all of the company's common stock and has no other assets, and VCA has unconditionally guaranteed the company's obligations under the original notes. You should read the selected financial data of VCA presented below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and VCA's consolidated financial statements and related notes. The audited consolidated financial statements of VCA as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, and VCA's unaudited, consolidated financial statements as of and for the nine months ended September 30, 2001, and for the nine months ended September 30, 2000, are included in this prospectus.

                                    NINE MONTHS ENDED
                                       SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                   ---------------------  -------------------------------------------------------
                                     2001       2000        2000         1999        1998       1997      1996
                                  ----------  ----------  ----------   ----------  ---------  --------- ---------
                                                                 (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Laboratory revenue............... $ 101,855   $  90,831   $ 119,300    $ 103,282   $ 89,896   $ 68,997  $ 56,774
Animal hospital revenue..........   207,665     182,716     240,624      217,988    191,888    165,848   120,110
Other revenue (1)................     1,500         425         925        5,100      5,100      5,764     8,674
Intercompany.....................    (5,655)     (4,691)     (6,162)      (5,810)    (5,845)    (4,696)   (4,130)
                                  ----------  ----------  ----------   ----------  ---------  --------- ---------
Total revenue....................   305,365     269,281     354,687      320,560    281,039    235,913   181,428
Direct costs.....................   212,042     191,269     254,787      232,493    209,380    178,630   138,854
Selling, general and
  administrative.................    24,166      20,465      26,994       23,622     19,693     17,676    19,735
Depreciation and amortization....    19,121      13,200      18,878       16,463     13,132     11,199     7,496
Recapitalization costs...........        --      34,268      34,268           --         --         --        --

Year 2000 remediation expense....        --          --          --        2,839         --         --        --
Restructuring and merger costs...        --          --          --           --         --         --     5,690
Other non-cash operating items...    16,356         555         555       (1,873)        --         --    12,424
                                  ----------  ----------  ----------   ----------  ---------  --------- ---------
Operating income (loss)..........    33,680       9,524      19,205       47,016     38,834     28,408    (2,771)
Net interest expense.............    32,387       8,433      19,892        9,449      8,832      7,411     3,325
Other (income) expense...........       233      (3,200)      1,800           --         --         --        --
                                  ----------  ----------  ----------   ----------  ---------  --------- ---------
Income (loss) before minority
  interest, provision for income
  taxes and extraordinary item...     1,060       4,291      (2,487)      37,567     30,002     20,997    (6,096)
Minority interest in income of
  subsidiaries...................     1,104         808       1,066          850        780        424     6,577
Provision for income taxes.......     6,741       2,709       2,199       14,360     12,954      9,347     1,959
Extraordinary loss on early
  extinguishment of debt (net
  of taxes)......................        --       2,659       2,659           --         --         --        --
Increase in carrying amount of
  redeemable preferred stock.....    15,583         539       5,391           --         --         --        --
                                  ----------  ----------  ----------   ----------  ---------  --------- ---------
Net income (loss)................ $ (22,368)  $  (2,424)  $ (13,802)   $  22,357   $ 16,268   $ 11,226  $(14,632)
                                  ==========  ==========  ==========   ==========  =========  ========= =========

                                    NINE MONTHS ENDED
                                       SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                   ---------------------  -------------------------------------------------------
                                     2001        2000        2000        1999        1998       1997      1996
                                  ----------  ----------  ----------   ----------  ---------  --------- ---------
                                                    (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
Adjusted EBITDA (2)(3)...........  $ 71,017     $ 57,547   $ 73,526     $ 64,445    $ 51,966   $ 39,607  $ 22,839
Adjusted EBITDA margin (4).......      23.3%        21.4%      20.7%        20.1%       18.5%      16.8%     12.6%

Laboratory EBITDA................  $ 35,264     $ 30,495   $ 38,827     $ 32,273    $ 24,215   $ 20,142  $ 16,565
Laboratory EBITDA margin (4).....      34.6%        33.6%      32.5%        31.2%       26.9%      29.2%     29.2%

Animal hospital EBITDA...........  $ 43,159     $ 34,287   $ 42,985     $ 37,237    $ 31,975   $ 23,243  $ 15,794
Animal hospital EBITDA margin
  (4)............................      20.8%        18.8%      17.9%        17.1%       16.7%      14.0%     13.1%

Net cash provided by operating
  Activities.....................  $ 49,316     $ 46,975   $ 60,054     $ 38,467    $ 27,123   $ 22,674  $  1,603
Capital expenditures.............    10,604       13,686     22,555       21,803      11,678      7,241     6,962

Ratio of earnings to fixed
  Charges (5)....................        --         1.3x         --         3.7x        3.1x       2.5x        --

BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents........  $ 23,631     $ 17,031   $ 10,519     $ 10,620    $  8,977   $ 19,882  $ 29,621
Net working capital..............     2,175        8,240      5,289        9,605       6,694     (4,454)  (10,221)
Total assets.....................   501,227      481,705    483,070      426,500     393,960    386,089   354,009
Total debt.......................   371,365      358,908    362,749      161,535     159,787    173,875   148,822
Total redeemable preferred
  stock..........................   170,205      149,771    154,622           --          --         --        --
Total stockholders' equity
  (deficit)......................   (97,946)     (69,934)   (81,310)     231,229     202,685    180,851   167,350

(1) Other revenue includes consulting fees of $1.5 million and $425,000 for the nine months ended September 30, 2001 and 2000; and of $925,000, $5.1 million, $5.1 million and $4.7 million for the years ended December 31, 2000, 1999, 1998 and 1997. For the years ended December 31, 1997 and 1996 other revenue also includes revenue from our pet product joint venture; we transferred the control of the joint venture to our joint venture partner in February 1997.

(2) EBITDA is operating income (loss) before depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude management fees, recapitalization costs, Year 2000 remediation expense and other non-cash operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, or GAAP. Although EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we understand that EBITDA and Adjusted EBITDA are widely used by financial analysts as a measure of financial performance. Our calculation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

        The calculation of EBITDA and Adjusted EBITDA is shown below (dollars in thousands):

                                NINE MONTHS ENDED
                                   SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                -------------------  --------------------------------------------------
                                   2001      2000      2000       1999      1998       1997      1996
                                ---------   -------  --------   --------  --------   -------   --------
                                                                  (DOLLARS IN THOUSANDS)
Operating income (loss)........   $33,680    $9,524   $19,205   $47,016    $38,834   $28,408   $(2,771)
Depreciation and amortization..    19,121    13,200    18,878    16,463     13,132    11,199     7,496
                                ---------   -------  --------   --------  --------   -------   --------
  EBITDA.......................    52,801    22,724    38,083    63,479     51,966    39,607     4,725
Management fees (a)............     1,860        --       620        --         --        --        --
Recapitalization costs.........        --    34,268    34,268        --         --        --        --
Year 2000 remediation expense..        --        --        --     2,839         --        --        --
Restructuring and merger costs.        --        --        --        --         --        --     5,690
Other non-cash operating items
  (b)..........................    16,356       555       555    (1,873)        --        --    12,424
                                ---------   -------  --------   --------  --------   -------   --------
Adjusted EBITDA................   $71,017   $57,547   $73,526   $64,445    $51,966   $39,607   $22,839
                                ---------   -------  --------   --------  --------   -------   --------

     (a) Management fees were paid pursuant to our management services agreement and are included in selling, general and administrative expense in our statements of operations. Upon the closing of VCA's initial public offering in November, 2001, the parties terminated the management services agreement.

     (b) Other non-cash operating items include a write-down and loss on sale of assets of $8.7 million and stock-based compensation expense of $7.6 million for the nine months ended September 30, 2001; stock-based compensation expense of $555,000 for the nine months ended September 30, 2000, and for the year ended December 31, 2000; reversal of restructuring charges of $1.9 million for the year ended December 31, 1999; reversal of restructuring charges of $2.1 million and restructuring charges of $2.1 million for the year ended December 31, 1997; and restructuring charges of $2.9 million and a write-down of assets of $9.5 million for the year ended December 31, 1996. Numbers may not add due to rounding.

     (3) Adjusted EBITDA is the sum of laboratory EBITDA, animal hospital EBITDA and other revenue, less corporate selling, general and administrative expense, excluding management fees. For the years ended December 31, 1997 and 1996, Adjusted EBITDA also includes EBITDA of our pet products joint venture of $168,000 and a loss of $1.1 million.


        The calculation of Adjusted EBITDA is shown below (dollars in thousands):

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                       ------------------   ------------------------------------------------
                                         2001      2000       2000      1999      1998      1997      1996
                                       --------  --------   --------  --------  --------  --------  --------
                                                                       (DOLLARS IN THOUSANDS)
Laboratory EBITDA...................   $35,264   $30,495    $38,827   $32,273   $24,215   $20,142   $16,565
Animal hospital EBITDA..............    43,159    34,287     42,985    37,237    31,975    23,243    15,794
Other revenue.......................     1,500       425        925     5,100     5,100     4,700        --
Corporate, selling and
  administrative
  expense...........................   (10,766)   (7,660)    (9,831)  (10,165)   (9,324)   (8,646)   (8,386)
Management fees (a).................     1,860        --        620        --        --        --        --
Pet products joint venture EBITDA...        --        --         --        --        --       168    (1,134)
                                       --------  --------   --------  --------  --------  --------  --------
  Adjusted EBITDA...................   $71,017   $57,547    $73,526   $64,445   $51,966   $39,607   $22,839
                                       ========  ========   ========  ========  ========  ========  ========

     (a) Management fees were paid pursuant to our management services agreement and are included in selling, general and administrative expense in our statement of operations. Upon the closing of VCA's initial public offering in November, 2001, the parties terminated the management services agreement.

(4) Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by total revenue. Laboratory EBITDA margin is calculated by dividing laboratory EBITDA by laboratory revenue. Animal hospital EBITDA margin is calculated by dividing animal hospital EBITDA by animal hospital revenue.

(5) Calculated by dividing income (loss) from continuing operations before income taxes, extraordinary items and fixed charges by fixed charges. "Fixed charges" means the sum of (a) interest expensed or capitalized, (b) amortized discounts and deferred financing costs related to indebtedness and
    (c) an estimate of the interest within rental expenses. For the nine months ended September 30, 2001, and the years ended December 31, 2000 and 1996, earnings were inadequate to cover fixed charges by $44,000, $3.6 million and $12.7 million, respectively.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

        FOR PURPOSES OF THIS SECTION, THE "COMPANY," "WE," "OUR" OR "US" REFER TO VCA AND ITS SUBSIDIARIES. YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. SOME OF THE INFORMATION CONTAINED IN THIS DISCUSSION AND ANALYSIS OR SET FORTH ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION WITH RESPECT TO OUR PLANS AND STRATEGIES FOR OUR BUSINESS, INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. YOU SHOULD REVIEW THE "RISK FACTORS" SECTION OF THIS PROSPECTUS FOR A DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS DESCRIBED IN OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS.

OVERVIEW

        We are a leading animal health care services company and operate the largest networks of veterinary diagnostic laboratories and free-standing, full-service animal hospitals in the United States. Our network of veterinary diagnostic laboratories provides sophisticated testing and consulting services used by veterinarians in the detection, diagnosis, evaluation, monitoring, treatment and prevention of diseases and other conditions affecting animals. Our animal hospitals offer a full range of general medical and surgical services for companion animals. We treat diseases and injuries, offer pharmaceutical products and perform a variety of pet wellness programs, including routine vaccinations, health examinations, diagnostic testing, spaying, neutering and dental care.

        Our company was formed in 1986 by Robert Antin, Arthur Antin and Neil Tauber, who have served since our inception as our Chief Executive Officer, Chief Operating Officer and Senior Vice President of Development, respectively. During the 1990s, we established a premier position in the veterinary diagnostic laboratory and animal hospital markets through both internal growth and acquisitions. By 1997, we achieved a critical mass, building a laboratory network of 12 laboratories servicing animal hospitals in all 50 states and completing acquisitions for a total of 160 animal hospitals. At December 31, 2001, our laboratory network consisted of 15 laboratories serving all 50 states and our animal hospital network consisted of 214 animal hospitals in 33 states. We are focusing primarily on generating internal growth to increase revenue and profitability. In order to augment internal growth, we may selectively acquire laboratories and intend to acquire approximately 15-25 animal hospitals per year, depending upon the attractiveness of candidates and the strategic fit with our existing operations.

        The following table summarizes our growth in facilities for the periods presented:

                                                       NINE MONTHS
                                                          ENDED             YEAR ENDED
                                                      SEPTEMBER 30,        DECEMBER 31,
                                                       2001     2000     2000   1999   1998
                                                      -------  ------   ------ ------ ------
Laboratories:
    Beginning of period.........................          15      13       13     12     12
    Acquisitions and new facilities.............          --       2        3      3      1
    Relocated into other labs operated by us....          --      (1)      (1)    (2)    (1)
                                                        -----   -----    -----  -----  -----
    End of period...............................          15      14       15     13     12
                                                        =====   =====    =====  =====  =====
Animal hospitals:
    Beginning of period.........................         209     194      194    168    160
    Acquisitions................................          18      16       24     39     11
    Relocated into hospitals operated by us.....         (10)     (5)      (8)   (11)    (1)
    Sold or closed..............................          (3)     --       (1)    (2)    (2)
                                                        -----   -----    -----  -----  -----
    End of period...............................         214     205      209    194    168
                                                        =====   =====    =====  =====  =====
    Owned at end of period......................         161     151      157    149    145
    Managed at end of period....................          53      54       52     45     23

        We were a publicly traded company from 1991 until September 2000, when we completed a recapitalization with an entity controlled by Leonard Green & Partners. The recapitalization was completed in a financial market which we believed did not adequately value companies of our size and type because the market's focus and attention was largely on technology and internet based companies. The recapitalization was financed by:

        o the contribution of $155.0 million by a group of investors led by Leonard Green & Partners,

        o borrowings of $250.0 million under a $300.0 million senior credit facility,

        o   the issuance of an aggregate of $100.0 million of senior notes, and

        o the issuance of an aggregate of $20.0 million of senior subordinated notes.

        Our subsequent performance and the changing market dynamics supported the determination by our board of Directors to re-enter the public sector. VCA consummated its initial public offering of 16,000,000 shares of common stock on November 27, 2001. VCA received $150.9 million of net proceeds from this offering. Concurrent with the consummation of the initial public offering, we issued $170.0 million of original notes. On December 10, 2001, VCA issued an additional 1,370,000 shares of common stock pursuant to the underwriters' exercise of its over-allotment for net proceeds of $12.8 million. The net proceeds from the offering and the sale of the original notes, plus cash on hand, were applied as follows:

        o redeemed all of VCA's outstanding series A and series B redeemable preferred stock;

        o   repaid $100.0 million of bank debt;

        o repaid $59.1 million of VCA's 15.5% senior notes due 2010, at a redemption price of 110%, plus accrued and unpaid interest; and

        o repaid $5.0 million in principal of the 13.5% senior subordinated notes due 2010, at a redemption price of 110%, plus accrued and unpaid interest.

        Upon consummation of VCA's initial public offering and the sale of the original notes, the parties terminated non-competition agreements with four members of our senior management and the management agreement with Leonard Green & Partners. In connection with the termination of these agreements, we took a non-cash charge of approximately $10.4 million and a cash charge of $8.0 million. For a description of these agreements, see "Related Party
Transactions -- Non-Competition Agreements" and "Related Party Transactions-Management Services Agreement."

BASIS OF REPORTING

        GENERAL

        We report our operations in three segments: laboratory, animal hospital and corporate.

        REVENUE RECOGNITION

        Revenue is recognized only after the following criteria are met:

        o   there exists adequate evidence of the transaction;

        o   delivery of goods has occurred or services have been rendered; and

        o the price is not contingent on future activity and collectability is reasonably assured.

        LABORATORY REVENUE

        A portion of laboratory revenue is intercompany revenue that was generated by providing laboratory services to our animal hospitals. Laboratory internal revenue growth is calculated using laboratory revenue as reported, adjusted to exclude, for those laboratories that we did not own for the entire period presented, an estimate of revenue generated by these newly acquired laboratories subsequent to the date of our purchase. We calculate this estimate of revenue for each newly acquired laboratory using an historical twelve-month revenue figure (in some cases on an annualized basis) provided to us by the seller of the acquired laboratory, which amount is increased by our laboratory revenue growth rate for the prior year. In calculating the laboratory revenue growth rate for the year in which the acquisition occurred, we exclude from the reported laboratory revenue the estimated annual revenue attributable to newly acquired laboratories multiplied by a fraction representing the portion of the year that we owned the related facility. In calculating the laboratory revenue growth rate for the year following the acquisition, we exclude from our reported laboratory revenue the estimated annual revenue attributable to newly acquired laboratories multiplied by a fraction representing the portion of the year that we did not own the facility. To determine our laboratory internal revenue growth rate for the applicable period, we compare our laboratory revenue net of estimated laboratory revenue of acquired laboratories to our laboratory revenue as reported for the prior comparable period. We believe this fairly presents our laboratory internal revenue growth for the periods presented, although our calculation may not be comparable to similarly titled measures reported by other companies.

        ANIMAL HOSPITAL REVENUE

        Animal hospital revenue is comprised of revenue of the animal hospitals that we own and the management fees of animal hospitals that we manage. Certain states prohibit business corporations from providing or holding themselves out as providers of veterinary medical care. In these states, we enter into arrangements with a veterinary medical group that provides all veterinary medical care, although we manage the administrative functions associated with the operation of the animal hospitals. In return for our services, the veterinary medical group pays us a management fee. We do not consolidate the operations of animal hospitals that we manage. However, for purposes of calculating same-facility revenue growth in our animal hospitals, we use the combined revenue of animal hospitals owned and managed for the entire periods presented.

        OTHER REVENUE

        Other revenue is comprised of consulting fees from Heinz Pet Products relating to the marketing of its proprietary pet food.

        DIRECT COSTS

        Laboratory direct costs are comprised of all costs of laboratory services, including salaries of veterinarians, technicians and other non-administrative, laboratory-based personnel, facilities rent, occupancy costs and supply costs. Animal hospital direct costs are comprised of all costs of services and products at the hospitals, including salaries of veterinarians, technicians and all other hospital-based personnel employed by the hospitals we own, facilities rent, occupancy costs, supply costs and costs of goods sold associated with the retail sales of pet food and pet supplies.

        SELLING, GENERAL AND ADMINISTRATIVE

        Our selling, general and administrative expense is divided between our laboratory, animal hospital and corporate segments. Laboratory selling, general and administrative expense consists primarily of sales and administrative personnel and selling, marketing and promotional expense. Animal hospital selling, general and administrative expense consists primarily of field management and administrative personnel, recruiting and marketing expense. Corporate selling, general and administrative expense consists of administrative expense at our headquarters, including the salaries of corporate officers, professional expense, rent and occupancy costs.

        EBITDA AND ADJUSTED EBITDA

        EBITDA is operating income (loss) before depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude management fees paid pursuant to our management services agreement, recapitalization costs, Year 2000 remediation expense and other non-cash operating items. Corporate EBITDA is comprised of other revenue less corporate selling, general and administrative expense.

        EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, or GAAP. Although EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we understand that EBITDA and Adjusted EBITDA are widely used by financial analysts as a measure of financial performance. Our calculation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

RESULTS OF OPERATIONS

        The following table sets forth components of our statements of operations data expressed as a percentage of revenue for the indicated periods:

                                                            NINE MONTHS
                                                               ENDED             YEAR ENDED
                                                           SEPTEMBER 30,        DECEMBER 31,
                                                       2001    2000     2000    1999    1998
                                                      -------  ------   ------  ------ -------
Revenue:
    Laboratory..................................        33.4%   33.7%    33.6%   32.2%   32.0%
    Animal hospital.............................        68.0    67.8     67.8    68.0    68.3
    Other.......................................         0.5     0.2      0.3     1.6     1.8
    Intercompany................................        (1.9)   (1.7)    (1.7)   (1.8)   (2.1)
                                                      -------  ------   ------  ------ -------
      Total revenue.............................       100.0   100.0    100.0   100.0   100.0
Direct costs....................................        69.4    71.0     71.8    72.5    74.5
Selling, general and administrative.............         7.9     7.6      7.6     7.4     7.0
Depreciation and amortization...................         6.3     4.9      5.4     5.1     4.7
Recapitalization costs..........................          --    12.9      9.7      --      --
Year 2000 remediation expense...................          --      --       --     0.9      --
Other non-cash operating items..................         5.4     0.1      0.1    (0.6)     --
                                                      -------  ------   ------  ------ -------
      Operating income..........................        11.0     3.5      5.4    14.7    13.8
Interest expense, net...........................        10.6     3.1      5.6     2.9     3.1
Other (income) expense..........................          --    (1.2)     0.5      --      --
Minority interest...............................         0.4     0.3      0.3     0.3     0.3
Income tax provision............................         2.2     1.0      0.6     4.5     4.6
Extraordinary loss on early extinguishment
    of debt.....................................          --     1.0      0.8      --      --
                                                      -------  ------   ------  ------ -------
      Net income (loss)                                 (2.2)%  (0.7)%   (2.4)%   7.0%    5.8%
                                                      =======  ======   ======  ====== =======

NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

REVENUE

        The following table summarizes our revenue for the nine months ended September 30, 2001 and 2000 (dollars in thousands, unaudited):

                                                                             PERCENT
                                                         2001      2000      CHANGE
                                                       ---------  ---------  -------
Revenue:
    Laboratory..................................       $101,855   $ 90,831    12.1%
    Animal hospital.............................        207,665    182,716    13.7%
    Other.......................................          1,500        425
    Intercompany................................         (5,655)    (4,691)
                                                       ---------  ---------
      Total revenue.............................       $305,365   $269,281    13.4%
                                                       =========  =========

        LABORATORY REVENUE

        Laboratory revenue increased $11.0 million, or 12.1%, for the nine months ended September 30, 2001, compared to the nine months ended September 30, 2000. The increase primarily was due to internal growth of 11.5%, which resulted from an increase in the overall number of tests and requisitions and an increase in the average revenue per requisition. These increases primarily were due to the continued emphasis on selling our pet health and wellness programs and the implementation of a price increase for most tests in February 2001.

        ANIMAL HOSPITAL REVENUE

        The following table summarizes our animal hospital revenue as reported and the combined revenue of animal hospitals that we owned and managed had we consolidated the operating results of the animal hospitals we manage into our operating results for the nine months ended September 30, 2001 and 2000 (dollars in thousands, unaudited):

                                                                             PERCENT
                                                         2001       2000     CHANGE
                                                      ---------   ---------  -------
      Animal hospital revenue as reported.........    $207,665    $182,716    13.7%
      Less:  Management fees paid to us by
        veterinary medical groups.................     (28,270)    (23,965)
      Add:  Revenue of animal hospitals
        managed...................................      52,580      45,745
                                                      ---------   ---------
      Combined revenue of animal hospitals
        owned and managed.........................    $231,975    $204,496    13.4%
                                                      =========   =========

        Animal hospital revenue as reported increased $24.9 million, or 13.7%, for the nine months ended September 30, 2001, compared to the nine months ended September 30, 2000. The increase in animal hospital revenue as reported during this period resulted primarily from the net addition of nine animal hospitals that we owned or managed subsequent to September 30, 2000. The increase also was due to same-facility revenue growth of 4.4% for the nine months ended September 30, 2001. Same-facility revenue growth primarily was due to an increase in the average amount spent per visit and revenue generated by customers referred from our relocated animal hospitals.

        OTHER REVENUE

        Other revenue increased $1.1 million for the nine months ended September 30, 2001, compared to the nine months ended September 30, 2000. Our consulting agreement with Heinz Pet Products expired February 1, 2000. Under this agreement, we had received monthly consulting fees of $425,000. We entered into a new agreement with Heinz Pet Products effective October 1, 2000, which provides for monthly consulting fees of $167,000 over a term of 24 months. Consequently, for the nine months ended September 30, 2001, other revenue includes consulting fees for nine months as compared to one month for the period ended September 30, 2000.

DIRECT COSTS

        The following table summarizes our direct costs and our direct costs as a percentage of applicable revenue for the nine months ended September 30, 2001 and 2000 (dollars in thousands, unaudited):

                                               2001                   2000
                                        -------------------    -------------------  --------
                                                     % OF                   % OF    PERCENT
                                            $       REVENUE         $      REVENUE   CHANGE
                                        ----------  -------    ----------  -------  --------
Laboratory............................   $ 60,154     59.1%     $ 54,348     59.8%    10.7%
Animal hospital.......................    157,543     75.9%      141,612     77.5%    11.2%
Other.................................         --                     --
Intercompany..........................     (5,655)                (4,691)             20.5%
                                        ----------             ----------
    Total direct costs................   $212,042     69.4%     $191,269     71.0%    10.9%
                                        ==========             ==========

        LABORATORY DIRECT COSTS

        Laboratory direct costs increased $5.8 million, or 10.7%, for the nine months ended September 30, 2001 compared to the nine months ended September 30, 2000. Laboratory direct costs as a percentage of laboratory revenue decreased to 59.1% for the nine months ended September 30, 2001, from 59.8% for the nine months ended September 30, 2000. The decrease in laboratory direct costs as a percentage of laboratory revenue during this period primarily was attributable to the increase in laboratory revenue combined with the operating leverage associated with the laboratory business, as a majority of the costs associated with the laboratory business are relatively fixed and the remaining costs do not increase proportionately with an increase in volume of tests.

        ANIMAL HOSPITAL DIRECT COSTS

        The following table summarizes our animal hospital direct costs as reported and the combined direct costs of animal hospitals that we owned and managed had we consolidated the operating results of the animal hospitals we manage into our operating results for the nine months ended September 30, 2001 and 2000 (dollars in thousands, unaudited):

                                               2001                   2000
                                        --------------------   -------------------- ---------
                                                     % OF                   % OF
                                                   COMBINED               COMBINED  PERCENT
                                            $      REVENUE         $      REVENUE    CHANGE
                                        ---------- ---------   ---------- --------- ---------
     Animal hospital direct costs as     $157,543     75.9%     $141,612     77.5%     11.2%
        reported......................
     Add:  Direct costs of animal
        hospitals managed.............     52,580                 45,745
     Less:  Management fees charged
        by us to veterinary medical
        groups........................    (28,270)               (23,965)
                                        ----------             ----------
     Combined direct costs of animal
        hospitals owned and
        managed.......................   $181,853     78.4%     $163,392     79.9%     11.3%
                                        ==========             ==========

        Animal hospital direct costs increased $15.9 million, or 11.2%, for the nine months ended September 30, 2001 compared to the nine months ended September 30, 2000. Animal hospital direct costs as a percentage of animal hospital revenue decreased to 75.9% for the nine months ended September 30, 2001, from 77.5% for the nine months ended September 30, 2000. The decrease in animal hospital direct costs as a percentage of animal hospital revenue during this period primarily was attributable to the increase in animal hospital revenue combined with the operating leverage associated with the animal hospital business, as most of the costs associated with this business do not increase proportionately with increases in the volume of services rendered.

SELLING, GENERAL AND ADMINISTRATIVE

        The following table summarizes our selling, general and administrative expense and our selling, general and administrative expense as a percentage of applicable revenue for the nine months ended September 30, 2001 and 2000 (dollars in thousands, unaudited):

                                               2001                   2000
                                        --------------------   -------------------  ---------
                                                     % OF                   % OF    PERCENT
                                            $      REVENUE         $      REVENUE    CHANGE
                                        ---------  ---------   ---------  --------  ---------
    Laboratory........................  $  6,437      6.3%     $  5,988      6.6%      7.5%
    Animal hospital...................     6,963      3.4%        6,817      3.7%      2.1%
    Corporate.........................    10,766      3.5%        7,660      2.8%     40.5%
                                        --------               --------
      Total selling, general and
        administrative................  $ 24,166      7.9%     $ 20,465      7.6%     18.1%
                                        ========               ========

        LABORATORY SELLING, GENERAL AND ADMINISTRATIVE

        Laboratory selling, general and administrative expense increased $449,000, or 7.5%, for the nine months ended September 30, 2001, compared to the nine months ended September 30, 2000. The increase primarily was due to an increase in commission payments to sales representatives, which was caused by an increase in sales. Laboratory selling, general and administrative expense as a percentage of laboratory revenue was 6.3% for the nine months ended September 30, 2001, compared to 6.6% for the nine months ended September 30, 2000.

        ANIMAL HOSPITAL SELLING, GENERAL AND ADMINISTRATIVE

        Animal hospital selling, general and administrative expense increased $146,000, or 2.1%, for the nine months ended September 30, 2001, compared to the nine months ended September 30, 2000. The increase in animal hospital selling, general and administrative expense primarily was due to normal cost of living increases. Animal hospital selling, general and administrative expense as a percentage of animal hospital revenue was 3.4% for the nine months ended September 30, 2001, compared to 3.7% for the nine months ended September 30, 2000. The decrease in animal hospital selling, general and administrative expense as a percentage of animal hospital revenue primarily was due to operating efficiencies associated with our infrastructure.

        CORPORATE SELLING, GENERAL AND ADMINISTRATIVE

        Corporate selling, general and administrative expense increased $3.1 million, or 40.5%, for the nine months ended September 30, 2001, compared to the nine months ended September 30, 2000. Corporate selling, general and administrative expense as a percentage of total revenue was 3.5% for the nine months ended September 30, 2001 compared to 2.8% for the nine months ended September 30, 2000.

        The increase in corporate selling, general and administrative expense primarily was the result of management fees of $1.9 million for the nine months ended September 30, 2001, paid pursuant to our management services agreement dated as of September 20, 2000. For a description of the management services agreement, see "Related Party Transactions - Management Services Agreement." Excluding the management fees, corporate selling, general and administrative expense increased 16.3% for the nine months ended September 30, 2001, compared to the comparable prior period and represented 2.9% of total revenue for the nine months ended September 30, 2001.

ADJUSTED EBITDA

        The following table summarizes our Adjusted EBITDA and our Adjusted EBITDA as a percentage of applicable revenue for the nine months ended September 30, 2001 and 2000 (dollars in thousands, unaudited):

                                               2001                   2000
                                        --------------------   -------------------  ---------
                                                     % OF                   % OF    PERCENT
                                            $      REVENUE         $      REVENUE    CHANGE
                                        ---------  ---------   ---------  --------  ---------
    Laboratory.......................   $ 35,264     34.6%     $ 30,495      33.6%     15.6%
    Animal hospital..................     43,159     20.8%       34,287      18.8%     25.9%
    Corporate........................     (7,406)                (7,235)
                                        ---------              ---------
        Total Adjusted EBITDA........   $ 71,017     23.3%     $ 57,547      21.4%     23.4%
                                        =========              =========

DEPRECIATION AND AMORTIZATION

        Depreciation and amortization expense increased $5.9 million, or 44.9%, for the nine months ended September 30, 2001, compared to the nine months ended September 30, 2000. The increase in depreciation and amortization expense primarily was due to the amortization over a three-year period of $15.6 million paid to our executives pursuant to non-competition agreements entered into in September 2000, the purchase of property and equipment and the acquisition of animal hospitals.

OTHER NON-CASH OPERATING ITEMS

        Other non-cash operating items for the nine months ended September 30, 2001, consisted of an $8.7 million write-down and loss on sale of assets and $7.6 million of stock-based compensation expense. The write-down of assets was attributable to the relocation of five of our animal hospitals into existing animal hospitals we operated, the determination that goodwill was impaired at one of our existing animal hospitals and the write-down of real property available for sale to fair market value. The stock-based compensation expense resulted from the effect of the increase in the fair market value of our common stock on our stock options with variable accounting treatment during the nine months ended September 30, 2001. Other non-cash operating items for the nine months ended September 30, 2000 consisted of $555,000 of stock-based compensation expense.

NET INTEREST EXPENSE

        Net interest expense increased $24.0 million, or 284.1%, to $32.4 million for the nine months ended September 30, 2001, from $8.4 million for the nine months ended September 30, 2000. The increase in net interest expense primarily was due to debt we incurred in connection with our recapitalization.

OTHER (INCOME) EXPENSE

        Other expense was $233,000 for the nine months ended September 30, 2001, and consisted of a non-cash loss on a hedging instrument pertaining to the changes in the time value of our collar agreement. Other income was $3.2 million for the nine months ended September 30, 2000, and consisted of the gain on sale of our investment in Veterinary Pet Insurance, Inc.

INCOME TAXES

        Provision for income taxes was $6.7 million and $2.7 million for the nine months ended September 30, 2001 and 2000. The effective income tax rate for the nine months ended September 30, 2001 was higher than the statutory rate primarily due to the non-deductibility for income tax purposes of the amortization of a portion of goodwill, the write-down of assets and the stock-based compensation expense.

MINORITY INTEREST

        Minority interest in income of our consolidated subsidiaries was $1.1 million and $808,000 for the nine months ended September 30, 2001 and 2000, respectively. Minority interest in income represents our partners' proportionate share of net income generated by our subsidiaries that we do not wholly own.

YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

REVENUE

        The following table summarizes our revenue for the years ended December 31, 2000, 1999 and 1998 (dollars in thousands):

                                                                               PERCENT
                                                                                CHANGE
                                                                          -------------------
                                          2000       1999        1998       2000      1999
                                        ---------- ----------  ---------- --------- ---------
    Laboratory........................  $ 119,300  $ 103,282   $  89,896     15.5%     14.9%
    Animal hospital...................    240,624    217,988     191,888     10.4%     13.6%
    Other.............................        925      5,100       5,100
    Intercompany......................     (6,162)    (5,810)     (5,845)
                                        ---------- ---------   ----------
      Total revenue...................  $ 354,687  $ 320,560   $ 281,039     10.6%     14.1%
                                        ========== =========   ==========

        LABORATORY REVENUE

        Laboratory revenue increased $16.0 million, or 15.5%, for the year ended December 31, 2000, compared to the year ended December 31, 1999, which increased $13.4 million, or 14.9%, compared to the year ended December 31, 1998. The increase in laboratory revenue for the year ended December 31, 2000, compared to the comparable prior period primarily was due to internal growth of 12.6%. This internal laboratory revenue growth resulted primarily from an increase in the overall number of tests and requisitions and an increase in the average revenue per requisition. These increases primarily were due to the development and sale of new programs, the implementation of a price increase for most tests in February 2000 and the continued growth of our Test Express business, a service offered to customers located outside of our transportation network to facilitate the delivery of patient speciments to our Memphis laboratory. The increase in laboratory revenue for the year ended December 31, 1999, compared to the comparable prior period primarily was due to internal growth of 9.1%. This internal laboratory revenue growth resulted primarily from an increase in the overall number of tests due in part to the development of our Test Express business.

        ANIMAL HOSPITAL REVENUE

        The following table summarizes our animal hospital revenue as reported and the combined revenue of animal hospitals that we owned and managed had we consolidated the operating results of the animal hospitals we manage into our operating results for the years ended December 31, 2000, 1999 and 1998 (dollars in thousands):

                                                                                   PERCENT
                                                                                    CHANGE
                                                                              -----------------
                                            2000        1999        1998       2000      1999
                                         ----------  ----------   ----------  -------   -------
        Animal hospital revenue as       $ 240,624   $ 217,988    $ 191,888    10.4%      13.6%
           reported...................
        Less:  Management fees paid
           to us by veterinary
           medical groups.............     (31,133)    (30,202)     (19,325)
        Add:  Revenue of animal
           hospitals managed..........      60,380      42,829       24,914
                                         ----------  ----------   ----------
        Combined revenue of animal
           hospitals owned and
           managed....................   $ 269,871   $ 230,615    $ 197,477    17.0%      16.8%
                                         ==========  ==========   ==========

        Animal hospital revenue increased $22.6 million, or 10.4%, for the year ended December 31, 2000 compared to the year ended December 31, 1999, which increased $26.1 million, or 13.6%, compared to the year ended December 31, 1998. The increase in animal hospital revenue for the year ended December 31, 2000, as compared to the comparable prior period resulted primarily from the net addition of 15 animal hospitals that we owned or managed subsequent to December 31, 1999. Similarly, the increase for the year ended December 31, 1999, as compared to the comparable prior period resulted primarily from the net addition of 26 animal hospitals that we owned or managed subsequent to December 31, 1998. The increase in animal hospital revenue for the year ended December 31, 2000, also was due to same-facility revenue growth of 7.0%, and the increase in animal hospital revenue for the year ended December 31, 1999, also was due to same-facility revenue growth of 2.6%. Same-facility revenue growth in both years primarily was due to increases in the average amount spent per visit and revenue generated by customers referred from our relocated animal hospitals.

        OTHER REVENUE

        Other revenue decreased $4.2 million for the year ended December 31, 2000 compared to each of the years ended December 31, 1999 and 1998. Our consulting agreement with Heinz Pet Products expired February 1, 2000. Under this agreement we had received monthly consulting fees of $425,000. We entered into a new agreement with Heinz Pet Products effective October 1, 2000, which provides for monthly consulting fees of $167,000 over a term of 24 months. Consequently, for the year ended December 31, 2000, other revenue includes consulting fees for an aggregate of four months as compared to the entire periods in each of the years ended December 31, 1999 and 1998.

DIRECT COSTS

        The following table summarizes our direct costs and our direct costs as a percentage of applicable revenue for the years ended December 31, 2000, 1999 and 1998 (dollars in thousands):

                                                                                               PERCENT
                                        2000                1999                1998            CHANGE
                                 -----------------   ------------------   -----------------  ---------------
                                            % OF                % OF                % OF
                                     $     REVENUE       $      REVENUE       $     REVENUE   2000    1999
                                 --------- -------   ---------  -------   --------- -------  ------- -------
         Laboratory............  $ 72,559    60.8%    $ 64,234   62.2%    $  60,206   67.0%   13.0%    6.7 %
         Animal hospital.......   188,390    78.3%     174,069   79.9%      155,019   80.8%    8.2%   12.3 %
         Other.................        --                   --                   --
         Intercompany..........    (6,162)              (5,810)              (5,845)           6.1%   (0.6)%
                                 ---------           ----------           ----------
             Total direct costs  $ 254,787   71.8%   $ 232,493   72.5%    $ 209,380   74.5%    9.6%   11.0 %
                                 =========           ==========           ==========

        LABORATORY DIRECT COSTS

        Laboratory direct costs increased $8.3 million, or 13.0%, for the year ended December 31, 2000 compared to the year ended December 31, 1999, which increased $4.0 million, or 6.7%, compared to the year ended December 31, 1998. Laboratory direct costs as a percentage of laboratory revenue decreased to 60.8% for the year ended December 31, 2000, from 62.2% for the year ended December 31, 1999, which decreased from 67.0% for the year ended December 31, 1998. The decreases in laboratory direct costs as a percentage of laboratory revenue during these periods primarily were attributable to increases in laboratory revenue combined with operating leverage associated with our laboratory business.

        ANIMAL HOSPITAL DIRECT COSTS

        The following table summarizes our animal hospital direct costs as reported and the combined direct costs of animal hospitals owned and managed had we consolidated the operating results of the animal hospitals we manage into our operating results for the years ended December 31, 2000, 1999 and 1998 (dollars in thousands):

                                                                                         PERCENT
                                 2000               1999               1998               CHANGE
                           ------------------  ------------------  ------------------  -------------
                                       % OF               % OF                 % OF     2000   1999
                                     COMBINED            COMBINED            COMBINED
                              $      REVENUE       $     REVENUE      $       REVENUE
                           --------  --------  --------  --------  --------  --------  ------  -----
Animal hospital direct
  costs as reported....... $188,390    78.3%   $174,069    79.9%   $155,019    80.8%    8.2%   12.3%
Add: Direct costs of
  animal hospitals
  managed.................   60,380              42,829              24,914
Less: Management fees
  charged by us to
  veterinary medical
  groups..................  (31,133)            (30,202)            (19,325)
                           ---------           ---------           ---------
Combined direct costs
  of animal hospitals
  owned and managed....... $217,637    80.6%   $186,696    81.0%   $160,608    81.3%   16.6%   16.2%
                           ========            =========           =========

        Animal hospital direct costs increased $14.3 million, or 8.2%, for the year ended December 31, 2000, compared to the year ended December 31, 1999, which increased $19.1 million, or 12.3%, compared to the year ended December 31, 1998. Animal hospital direct costs as a percentage of animal hospital revenue decreased to 78.3% for the year ended December 31, 2000, from 79.9% for the year ended December 31, 1999, which decreased from 80.8% for the year ended December 31, 1998. The decreases in animal hospital direct costs as a percentage of animal hospital revenue during these periods primarily were due to a reduction in some of our obligations to the animal hospitals we manage which reduced our costs, together with a corresponding reduction in our management fees. These decreases also were attributable to the increase in revenue combined with the operating leverage associated with the animal hospital business, as most of the costs associated with this business do not increase proportionately with increases in the volume of services rendered.

SELLING, GENERAL AND ADMINISTRATIVE

        The following table summarizes our selling, general and our administrative expense and expense as a percentage of applicable revenue for the years ended December 31, 2000, 1999 and 1998 (dollars in thousands):

                                                                                       PERCENT
                                 2000               1999               1998            CHANGE
                           ----------------   -----------------  -----------------  ---------------
                                     % OF                % OF              % OF
                              $     REVENUE       $     REVENUE      $     REVENUE   2000     1999
                           -------  -------   --------  -------  --------  -------  -------  ------
Laboratory................ $ 7,914    6.6%     $ 6,775     6.6%   $ 5,475     6.1%    16.8%    23.7%
Animal hospital...........   9,249    3.8%       6,682     3.1%     4,894     2.6%    38.4%    36.5%
Corporate.................   9,831    2.8%      10,165     3.2%     9,324     3.3%    (3.3)     9.0%
                           --------            --------           --------
 Total selling, general
   and administrative..... $26,994    7.6%     $23,622     7.4%   $19,693     7.0%    14.3%    20.0%
                           ========            ========           ========

        LABORATORY SELLING, GENERAL AND ADMINISTRATIVE

        Laboratory selling, general and administrative expense for the year ended December 31, 2000, increased $1.1 million, or 16.8%, compared to the year ended December 31, 1999, which increased $1.3 million, or 23.7%, compared to the year ended December 31, 1998. The increase in laboratory selling, general and administrative expense for the year ended December 31, 2000, compared to the comparable prior period primarily was due to an increase in commission payments to sales representatives, which was caused by an increase in sales, and salaries attributable to new sales representatives. The increase in laboratory selling, general and administrative expense for the year ended December 31, 1999, compared to the comparable prior period primarily was due to centralizing certain administrative functions that previously were handled by and charged as a direct cost to the individual laboratories.

        ANIMAL HOSPITAL SELLING, GENERAL AND ADMINISTRATIVE

        Animal hospital selling, general and administrative expense for the year ended December 31, 2000, increased $2.6 million, or 38.4%, compared to the year ended December 31, 1999, which increased $1.8 million, or 36.5%, compared to the year ended December 31, 1998. The increases in animal hospital selling, general and administrative expense for the years ended December 31, 2000 and 1999 primarily were attributable to salaries associated with new personnel hired in connection with the expansion of our management and administrative infrastructure to support the additional number of animal hospitals we owned and managed. The increases in animal hospital selling, general and administrative expense as a percentage of animal hospital revenue in the years ended December 31, 2000 and 1999 primarily were due to increases in the expense associated with our management and administrative infrastructure without a proportionate increase in animal hospital revenue.

        CORPORATE SELLING, GENERAL AND ADMINISTRATIVE

        Corporate selling, general and administrative expense for the year ended December 31, 2000 decreased $334,000, or 3.3%, compared to the year ended December 31, 1999, which increased $841,000, or 9.0%, compared to the year ended December 31, 1998. The decrease in corporate selling, general and administrative expense for the year ended December 31, 2000, compared to the comparable prior period primarily was due to efficiencies realized in our information systems, accounting and finance departments that resulted from our systems upgrade. The increase in corporate selling, general and administrative expense for the year ended December 31, 1999, compared to the comparable prior period primarily was due to the expansion of our information systems and accounting departments.

ADJUSTED EBITDA

        The following table summarizes our EBITDA and our EBITDA as a percentage of applicable revenue for the years ended December 31, 2000, 1999 and 1998 (dollars in thousands):

                                                                                       PERCENT
                                 2000               1999               1998            CHANGE
                           ----------------   -----------------  -----------------  ---------------
                                     % OF                % OF              % OF
                              $     REVENUE       $     REVENUE      $     REVENUE   2000     1999
                           -------  -------   --------  -------  --------  -------  -------  ------
Laboratory................ $38,827    32.5%   $32,273     31.2%  $24,215    26.9%    20.3%    33.3%
Animal hospital...........  42,985    17.9%    37,237     17.1%   31,975    16.7%    15.4%    16.5%
Corporate.................  (8,286)            (5,065)            (4,224)
                           --------           --------           --------
 Total adjusted EBITDA.... $73,526    20.7%   $64,445     20.1%  $51,966    18.5%    14.1%    24.0%
                           ========           ========           ========

DEPRECIATION AND AMORTIZATION

        Depreciation and amortization expense increased $2.4 million, or 14.7%, for the year ended December 31, 2000, compared to the year ended December 31, 1999, which increased $3.3 million, or 25.4%, compared to the year ended December 31, 1998. The increases in depreciation and amortization expense primarily were due to the amortization over a three-year period of $15.6 million paid to our executives pursuant to non-competition agreements entered into in September 2000, the purchase of property and equipment and the acquisition of animal hospitals and diagnostic laboratories.

RECAPITALIZATION COSTS

        We incurred $34.3 million of recapitalization costs for the year ended December 31, 2000, pertaining to our recapitalization in September 2000. These costs consisted of $24.1 million associated with the buy-out of stock options held by employees, $1.2 million paid to our employees for services rendered in connection with our recapitalization, $7.6 million of professional fees and $1.4 million of other expenses.

OTHER NON-CASH OPERATING ITEMS

        Other non-cash operating items consisted of $555,000 of stock-based compensation expense for the year ended December 31, 2000. Other non-cash operating items for the year ended December 31, 1999, consisted of a $1.9 million reversal of restructuring charges pertaining to our 1996 and 1997 restructuring plans.

NET INTEREST EXPENSE

        Net interest expense increased $10.4 million, or 110.5% to $19.9 million for the year ended December 31, 2000, from $9.4 million for the year ended December 31, 1999, which represented an increase of $617,000, or 7.0%, from $8.8 million for the year ended December 31, 1998. The increase in net interest expense in 2000 primarily was due to debt we incurred in connection with the recapitalization.

OTHER (INCOME) EXPENSE

        Other (income) expense was $1.8 million for the year ended December 31, 2000, consisting of a $3.2 million gain on sale of our investment in Veterinary Pet Insurance, Inc. and a $5.0 million loss resulting from the write-down of our investment in Zoasis.com, Inc.

INCOME TAXES

        Provision for income taxes was $2.2 million, $14.4 million and $13.0 million for the years ended December 31, 2000, 1999 and 1998. Our effective income tax rate for each year was higher than the statutory rate primarily due to the non-deductibility for income tax purposes of the amortization of a portion of goodwill. In 2000, our effective income tax rate also was impacted by the change in valuation allowance associated with our recapitalization and our write-down of the Zoasis investment. As a result of a favorable change in the U.S. tax regulations with respect to limitations on the use of net operating loss carry forwards, we recorded a deferred tax benefit of $2.1 million in 1999.

MINORITY INTEREST

        Minority interest in income of the consolidated subsidiaries was $1.1 million, $850,000 and $780,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Minority interest in income represents our partners' proportionate share of net income generated by our subsidiaries that we do not wholly own.

QUARTERLY RESULTS

        The following tables set forth selected unaudited quarterly results for the eleven quarters commencing January 1, 1999, and ending September 30, 2001. The quarterly financial data as of each period presented below have been derived from our unaudited consolidated financial statements for those periods. Results for these periods are not necessarily indicative of results for the full year. The quarterly financial data should be read in conjunction with this Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included elsewhere in this prospectus.

                            2001 QUARTER ENDED                     2000 QUARTER ENDED
                     -------------------------------  -----------------------------------------
                      SEPT. 30   JUN. 30    MAR. 31    DEC. 31   SEPT. 30    JUN. 30    MAR. 31
                     ---------  ---------  ---------  ---------  --------   --------   --------
                                         (DOLLARS IN THOUSANDS, UNAUDITED)
Revenue:
   Laboratory....... $ 33,471   $ 35,707    $32,677    $28,469    $30,105   $31,921     $28,805
   Animal hospital..   70,531     72,780     64,354     57,908     63,449    63,472      55,795
   Other............      500        500        500        500         --        --         425
   Intercompany.....   (1,866)    (1,938)    (1,851)    (1,471)    (1,558)   (1,459)     (1,674)
                     ---------  ---------  ---------  ---------  ---------  --------    --------
Total revenue.......  102,636    107,049     95,680     85,406     91,996    93,934      83,351
Adjusted EBITDA.....   24,507     27,186     19,324     15,986     20,334    21,980      15,226
Operating income
(loss)..............   16,024      8,393      9,623      9,681    (19,075)   17,524      11,075
Net income (loss)... $  2,024  ($  5,820)  ($ 2,989)  ($ 6,526)  ($16,713)  $ 8,436     $ 6,392


                                 1999 QUARTER ENDED
                    ----------------------------------------------
                     DEC. 31     SEPT. 30    JUN. 30     MAR. 31
                    ----------  ----------  ----------  ----------
                           (DOLLARS IN THOUSANDS, UNAUDITED)
Revenue:
   Laboratory.......  $24,846     $25,591     $27,276     $25,569
   Animal hospital..   52,228      58,150      59,159      48,451
   Other............    1,275       1,275       1,275       1,275
   Intercompany.....   (1,381)     (1,426)     (1,546)     (1,457)
                     ---------   ---------   ---------   ---------
Total revenue.......   76,968      83,590      86,164      73,838
Adjusted EBITDA.....   13,794      17,663      19,949      13,039
Operating income
(loss)..............   10,512      12,414      14,915       9,175
Net income (loss)...  $ 4,305     $ 7,462     $ 6,890     $ 3,700


                           2001 QUARTER ENDED                     2000 QUARTER ENDED
                     --------------------------------  ----------------------------------------
                     SEPT. 30     JUN. 30    MAR. 31   DEC. 31    SEPT. 30  JUN. 30     MAR. 31
                     --------    --------   --------   -------    --------  -------     -------
Revenue:
   Laboratory.......   32.6 %     33.3 %      34.1 %    33.3 %      32.7 %   34.0 %      34.6 %
   Animal hospital..   68.7 %     68.0 %      67.3 %    67.8 %      69.0 %   67.6 %      66.9 %
   Other............    0.5 %      0.5 %       0.5 %     0.6 %          --       --       0.5 %
   Intercompany.....   (1.8)%     (1.8)%      (1.9)%    (1.7)%      (1.7)%   (1.6)%      (2.0)%
                     --------    --------   --------   -------     -------  -------     -------
Total revenue.......  100.0 %    100.0 %     100.0 %   100.0 %     100.0 %  100.0 %     100.0 %
Adjusted EBITDA.....   23.9 %     25.4 %      20.2 %    18.7 %      22.1 %   23.4 %      18.3 %
Operating income
(loss)..............   15.6 %      7.8 %       9.7 %    11.3 %     (20.7)%   18.7 %      13.3 %
Net income (loss)...    2.0 %     (5.4)%      (3.1)%    (7.6)%     (18.2)%    9.0 %       7.7 %


                                  1999 QUARTER ENDED
                     ------------------------------------------
                      DEC. 31    SEPT. 30  JUN. 30     MAR. 31
                     ---------   --------  --------   ---------
Revenue:
   Laboratory.......    32.2 %    30.6 %     31.6 %     34.7 %
   Animal hospital..    67.9 %    69.6 %     68.7 %     65.6 %
   Other............     1.7 %     1.5 %      1.5 %      1.7 %
   Intercompany.....    (1.8)%    (1.7)%     (1.8)%     (2.0)%
                     ---------   --------  ---------   ---------
Total revenue.......   100.0 %   100.0 %    100.0 %    100.0 %
Adjusted EBITDA.....    17.9 %    21.1 %     23.2 %     17.7 %
Operating income
(loss)..............    13.7 %    14.9 %     17.3 %     12.4 %
Net income (loss)...     5.6 %     8.9 %      8.0 %      5.0 %


        Although not readily detectable because of the impact of acquisitions, our operations are subject to seasonal fluctuation. In particular, our revenue historically has been greater in the second and third quarters than in the first and fourth quarters.

        The demand for our veterinary services are significantly higher during warmer months because pets spend a greater amount of time outdoors, where they are more likely to be injured and are more susceptible to disease and parasites. In addition, use of veterinary services may be affected by levels of infestation of fleas, heart worms and ticks and the number of daylight hours. A substantial portion of our costs are fixed and do not vary with the level of demand. Consequently, our EBITDA, Adjusted EBITDA and operating income, as well as our EBITDA, Adjusted EBITDA and operating margins generally have been higher for the second and third quarters than that experienced in the first and fourth quarters.

LIQUIDITY AND CAPITAL RESOURCES

        Net cash provided by operations for the nine months ended September 30, 2001 and 2000 was $49.3 million and $47.0 million, and for the years ended December 31, 2000, 1999 and 1998 was $60.1 million, $38.5 million and $27.1 million. The increases are primarily attributable to increases in revenue and operating margins.

        Net cash used by investing activities for the nine months ended September 30, 2001 and 2000 was $30.3 million and $29.1 million, and for the years ended December 31, 2000, 1999 and 1998 was $47.7 million, $13.7 million and $19.5 million. In the nine months ended September 30, 2001 and 2000, and in the years ended December 31, 2000, 1999 and 1998, we used cash of $10.6 million, $13.7 million, $22.6 million, $21.8 million and $11.7 million for property and equipment additions. In these same periods, we used $20.6 million to acquire 18 animal hospitals, $9.0 million to acquire 16 animal hospitals, $18.2 million to acquire 24 animal hospitals and one laboratory, $16.1 million to acquire 39 animal hospitals and two laboratories and $17.1 million to acquire 11 animal hospitals and one laboratory. In the nine months ended September 30, 2001, we did not purchase any real estate in connection with our acquisitions. In the nine months ended September 30, 2000, and in the years ended December 31, 2000, 1999 and 1998, we used $1.1 million, $1.8 million, $4.2 million and $4.3 million to purchase real estate in connection with our acquisitions.

        In connection with the recapitalization transaction, we received $149.2 million from the issuance of preferred stock, $14.4 million from the issuance of common stock, $1.1 million from the issuance of stock warrants and $356.7 million from the issuance of long-term debt. These proceeds were primarily used to repay long-term obligations in the amount of $172.9 million, to repurchase common stock in the amount of $314.5 million and to make non-competition payments to certain members of management in the aggregate amount of $15.6 million to four of our executive officers including: Robert L. Antin, our Chief Executive Officer, President and founder; Arthur J. Antin, our Chief Operating Officer, Senior Vice President and founder; Neil Tauber, our Senior Vice President of Development and founder; and Tomas W. Fuller, our Chief Financial Officer. For a description of these non-competition agreements, see "Related Party Transactions - Non-Competition Agreements." For the years ended December 31, 1999 and 1998, cash used in financing activities was $23.1 million and $18.6 million in each year primarily for repayment of long term debt.

        At September 30, 2001, we had cash and cash equivalents of $23.6 million and indebtedness of $371.4 million. The aggregate maturity of principal of our debt obligations for 2001 was $5.8 million.

        We review the financial performance of our animal hospitals each year in conjunction with our annual budgeting process, or if there occur unfavorable events in regard to a particular facility. The review process involves an assessment of both financial performance and relevant operational factors including, but not limited to, staffing, capacity and local economy. The cash costs we typically incur to sell or close an animal hospital are not significant. However, we may incur non-cash operating costs consisting primarily of the write-down of some of our assets, including real estate, leasehold improvements and covenants not to compete, to fair market value.

        We believe we will be able to fund our future cash requirements for operations primarily from operating cash flows, cash on hand and, if needed, borrowings under the $50.0 million revolving credit facility, which we have not yet utilized as of December 31, 2001. We believe these sources of funds will be sufficient to continue our operations and planned capital expenditures and satisfy our scheduled principal and interest payments under debt and capital lease obligations for at least the next 12 months. However, a significant portion of our cash requirements will be determined by the pace and size of our acquisitions.

NEW ACCOUNTING PRONOUNCEMENTS

DERIVATIVES

        Effective January 1, 2001, we adopted Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value with offsets to other comprehensive income or earnings, depending on the type of derivative and/or the underlying cause for the change in fair value.

        OUR COLLAR AGREEMENT

        On November 13, 2000, we entered into a no-fee interest rate collar agreement with Wells Fargo Bank, N.A. effective November 15, 2000, and expiring November 15, 2002. Our collar agreement is based on LIBOR, pays out monthly, resets monthly and has a cap and floor notional amount of $62.5 million, with a cap rate of 7.5% and floor rate of 5.9%.

        Under SFAS 133, the actual cash paid by us as a result of LIBOR rates being below the floor of our collar agreement are recorded as a component of earnings. As of September 30, 2001, we have paid $600,000 because of

LIBOR rates being below the floor of 5.9%. These payments were all made for the nine months ended September 30, 2001 and are included in interest expense.

        Our collar agreement is considered a cash flow hedge. Because LIBOR rates at September 30, 2001, were below the floor rate in the collar agreement of 5.9% and are projected to remain below the floor rate through the term of the collar agreement, the fair value of our collar agreement is a net liability to us of $2.2 million at September 30, 2001. It is recorded in our balance sheet as part of other accrued liabilities.

GOODWILL AND OTHER INTANGIBLE ASSETS

        In July 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 142, Goodwill and Other Intangible Assets, which changes the way companies account for intangible assets and goodwill associated with business combinations. The principal changes of SFAS 142 are as follows:

        o All goodwill amortization will cease effective January 1, 2002. For the nine months ended September 30, 2001, we recorded $6.9 million of goodwill amortization.

        o All of the goodwill on our balance sheet at September 30, 2001, will continue to be amortized through the remaining months of 2001, in accordance with their current amortization schedules.

        o All goodwill acquired in acquisitions after September 30, 2001, is not subject to amortization in 2001 or in the future.

        o All goodwill will be reviewed annually, or as circumstances warrant, using the fair-value-based goodwill impairment tests discussed in SFAS 142. As of September 30, 2001, our net goodwill balance was $316.3 million. Any impairment recognized associated with the adoption of SFAS 142 will be accounted for as a cumulative effect of change in accounting principle.

        We have not yet determined what the impact of SFAS 142 will be on our financial statements.

        In July 2001, the FASB issued SFAS 141, Business Combinations, which requires all business combinations initiated after September 30, 2001, to be accounted for using the purchase method of accounting. We do not expect the adoption of SFAS 141 to have a material impact on our financial statements or our operations.

IMPAIRMENT OF LONG-LIVED ASSETS

        In August 2001, FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 supercedes SFAS 121 and the accounting and reporting provisions of Accounting Principles Board Opinion No.
30. SFAS 144 is intended to establish a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, and to resolve certain implementation issues related to SFAS 121. The provisions of SFAS 144 generally are to be applied prospectively. We will adopt SFAS 144 in the first quarter of 2002. We have not yet determined what the impact of SFAS 144 will be on our financial statements.

RESTRUCTURING AND ASSET WRITE-DOWN

        During 1996, we adopted and implemented a restructuring plan and recorded a restructuring charge of $5.7 million and an asset write-down charge of $9.5 million. The major components of the 1996 restructuring plan included:

        o the termination of leases, the write-down of intangibles, property and equipment, and employee terminations in connection with the closure, sale or consolidation of 12 animal hospitals;

        o the termination of contracts and leases, the write-down of certain property and equipment, and the termination of employees in connection with the restructuring of our laboratory operations; and

        o contract terminations and write-down of assets in connection with the migration to common communications and computer systems.

        Collectively, the 12 hospitals had aggregate revenue of $6.8 million and net operating loss of $350,000 for the year ended December 31, 1996. The restructuring of our laboratory operations consisted primarily of:

        o   plans to relocate our facility in Indiana to Chicago;

        o   the downsizing of our Arizona laboratory operations;

        o the standardization of laboratory and testing methods throughout all of our laboratories, resulting in the write-down of equipment that will no longer be utilized; and

        o   the shutdown of a laboratory facility in the Midwest.

        During 1999, pursuant to the 1996 restructuring plan, we incurred the following:

        o Cash expenditures of $345,000 for lease and other contractual obligations.

        o Non-cash asset write-downs of $157,000, primarily pertaining to hospitals previously closed and our shutdown of certain computer systems.

        o We recognized a $321,000 favorable settlement related to a laboratory operations' contract that was terminated as part of the 1996 restructuring plan.

        o During the fourth quarter of 1999, we were released from our contractual obligation pertaining to certain facility leases for hospitals that were sold in 1997. In addition, we reached a favorable settlement on contractual obligations pertaining to our migration to common communications and computer systems, a component of the 1996 restructuring plan. As a result of these two favorable outcomes, we reversed $889,000 of restructuring charges.

        During 1998, we took the following actions pursuant to the 1996 restructuring plan:

        o   We closed one animal hospital.

        o We shut down certain computer hardware and software, as part of our migration to common computer systems.

        o We decided that two hospitals would continue to be operated instead of closed as was originally outlined in the 1996 restructuring plan. The hospitals' local markets improved since the 1996 restructuring plan was determined, causing our management to revise its plan.

        o We terminated our attempt to sell one hospital because it has been unable to negotiate a fair sales price based on the hospital's operating results.

        Reserves of $593,000 related to the three hospitals we ultimately retained, were utilized to offset increases in the expected cost to extinguish lease commitments and contract obligations that were part of the 1996 restructuring plan.

        As of December 31, 1999, all phases of the 1996 restructuring plan were complete and no restructuring reserves remained on our balance sheet.

        During 1997, we reviewed the financial performance of our hospitals. As a result of this review, an additional 12 hospitals were determined not to meet our performance standards. Accordingly, we adopted phase two of our restructuring plan resulting in restructuring and asset write-down charges of $2.1 million. The major components of the 1997 restructuring plan consisted of the termination of leases, amounting to $1.2 million, and the write-down of intangibles, property and equipment, amounting to $876,000, in connection with the closure or sale of 12 animal hospitals. Collectively, the 12 hospitals had aggregate revenue of $5.4 million and net operating income of $176,000 for the year ended December 31, 1997.

        For the nine months ended September 30, 2001, and the year ended December 31, 2000, we incurred $52,000 and $190,000, of expenditures for lease and other contractual obligations resulting from the 1997 restructuring plan.

        During 1999, the actions taken pursuant to the 1997 restructuring plan were as follows:

        o We sold one hospital resulting in cash expenditures of $2,000 and non-cash asset write-downs of $64,000.

        o We closed three hospitals resulting in cash expenditures of $4,000 and non-cash asset write-downs of $53,000.

        o We incurred cash expenditures of $71,000 for lease and other contractual obligations.

        o We recorded an additional $28,000 non-cash asset write-down pertaining to a hospital previously closed.

        o During the fourth quarter of 1999, we reached favorable settlements from the sale and/or closure of the hospitals noted in the first two bullet points above. As a result, we reversed $663,000 of restructuring charges.

        During 1998, we closed three animal hospitals pursuant to the 1997 restructuring plan, resulting in the write-off of $299,000 of property and equipment and cash expenditures of $81,000 for lease obligations and closing costs. Also during 1998, we determined that five of the animal hospitals that were to be sold as part of the 1997 restructuring plan would be kept due to their improved performance.

        At September 30, 2001 and December 31, 2000, $101,000 and $153,000,
respectively, of the restructuring reserves from the 1997 restructuring plan remain on our balance sheet, consisting primarily of lease and other contractual obligations. All significant phases of the 1997 restructuring plan were complete as of December 31, 1999, although certain lease obligations will continue through 2005.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Our market risk exposure is confined to interest rate exposure of our debt obligations that bear interest based on floating rates. Our revolving credit facility and certain other debt obligations are subject to variable rate interest which could be adversely affected by an increase in interest rates. As of September 30, 2001, we had borrowings of $246.5 million under a $300.0 million senior credit facility. Interest on amounts borrowed under the senior credit facility is subject to adjustment based on certain levels of financial performance. For LIBOR borrowings, the applicable margin added to LIBOR can range from 2.00% to 3.25% for the term loan A facility and revolving loans, and is 3.75% for the term loan B facility. For every one-half percent rise in interest rates on our


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variable rate obligations held at September 30, 2001, interest expense would increase by approximately $1.2 million for the 12 months ended September 30, 2002. For every one-half percent decline in interest rates below the floor rate of 5.9% on our collar agreement for $62.5 million of our variable rate obligations, interest expense would increase by approximately $313,000 for the 12 months ended September 30, 2002.

        We invest our cash in money market securities, which are subject to minimal credit and market risk. In addition, our operations are solely in the United States and accordingly we do not have any exposure to foreign currency rate fluctuations.

INFLATION

        Historically, our operations have not been materially affected by inflation. We cannot assure you that our operations will not be affected by inflation in the future.


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                                    BUSINESS

GENERAL

        We are a leading animal health care services company and operate the largest networks of veterinary diagnostic laboratories and free-standing, full-service animal hospitals in the United States. Our network of veterinary diagnostic laboratories provides sophisticated testing and consulting services to the veterinarian comparable to that provided by the human diagnostic laboratory to the physician. Veterinarians use these services in the detection, diagnosis, evaluation, monitoring, treatment and prevention of diseases and other conditions affecting animals. With the only nationwide veterinary laboratory network serving all 50 states, we provide diagnostic testing for an estimated 13,000 animal hospitals, a customer base over twice the size of our next largest competitor. Our network of animal hospitals offers a full range of general medical and surgical services for companion animals, as well as specialized treatments including advanced diagnostic services, internal medicine, oncology, ophthalmology, dermatology and cardiology. In addition, we provide pharmaceutical products and perform a variety of pet wellness programs including routine vaccinations, health examinations, diagnostic testing, spaying, neutering and dental care. The more than 750 veterinarians supporting our 214 animal hospitals had over three million patient visits in 2000.

INDUSTRY OVERVIEW

        The U.S. population of companion animals has reached approximately 188 million, including about 141 million dogs and cats. The most recent industry data show that over $11 billion was spent on animal health care services in 1996, with an annual growth rate of over 9.5% from 1991 through 1996 for spending on dogs and cats.

        The ownership of pets is widespread, with over 62% of U.S. households owning at least one pet, including companion and other animals. Pet ownership is highest among households with children under 18 and empty nesters whose pets have become their new "children." We believe the pet population and the number of pet-owning households should continue to grow, given that the number of households with children under 18 was projected to increase and then remain relatively stable between 1995 and 2010 and the number of empty nest households was projected to increase.

        Among this expanding number of pet owners is a growing awareness of pet health and wellness, including the benefits of preventive care and specialized services. As technology continues to migrate from the human healthcare sector into the practice of veterinary medicine, more sophisticated treatments and diagnostic tests are becoming available to treat companion animals. These new and increasingly complex procedures, diagnostic tests and pharmaceuticals are gaining wider acceptance as pet owners are exposed to these previously unconsidered treatment programs through literature and marketing programs sponsored by large pharmaceutical and pet nutrition companies. We believe this is evidenced by an industry survey revealing that 70% of pet owners view their animals as important members of the family and are willing to pay for more veterinary services to promote the good health and extend the life of their pet.

        Even as treatments available in veterinary medicine become more complex, prices for veterinary services typically remain a low percentage of a pet-owner's income, facilitating payment at the time of service. Unlike the human health care industry, providers of veterinary services are not dependent on third-party payors in order to collect fees. As a consequence, providers of veterinary services do not have the problems of extended payment collection cycles or pricing pressures from third party-payors faced by human health care providers. Outsourced laboratory testing is a wholesale business that collects payments directly from animal hospitals, generally on terms requiring payment within 30 days of the date the charge is invoiced. Fees for animal hospital services are due at the time of the service. For example, over 95% of our animal hospital services are paid for in cash or by credit card at that time. In addition, over the past three fiscal years through 2000, our bad debt expense has averaged only 1% of total revenue.

        The practice of veterinary medicine is subject to seasonal fluctuation. In particular, demand for veterinary services is significantly higher during the warmer months because pets spend a greater amount of time outdoors, where they are more likely to be injured and are more susceptible to disease and parasites. In addition, use of veterinary services may be affected by levels of infestation of fleas, heart worms and ticks and the number of daylight hours.


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        DIAGNOSTIC LABORATORIES. Laboratory tests are used by veterinarians to diagnose, monitor and treat illnesses and conditions in animals through the detection of substances in urine, tissue, fecal and blood samples and other specimens. As is the case with the physician treating a human patient, laboratory diagnostic testing is becoming a routine diagnostic tool used by the veterinarian.

        Veterinary laboratory tests are performed primarily at free-standing veterinary diagnostic laboratories, universities or animal hospitals using on-site diagnostic equipment. For particular types of tests, on-site diagnostic equipment can provide more timely results than outside laboratories, but this in-house testing requires the animal hospital or veterinarian to purchase the equipment, maintain and calibrate the equipment periodically to avoid testing errors, and employ trained personnel to operate it. Conversely, veterinary diagnostic laboratories can provide a wider range of tests than generally are available on-site at most animal hospitals and do not require any up-front investment on the part of the animal hospital or veterinarian. Also, leading veterinary diagnostic laboratories employ highly trained individuals who specialize in the detection and diagnosis of diseases and thus are a valuable resource for the veterinarian.

        Within the outsourcing market, our laboratories specialize in the veterinary market and offer a broad spectrum of standard and customized tests, convenient sample pick-up times, rapid test reporting and access to professional consulting services provided by trained specialists. Providing the customer with this level of service at competitive prices requires high throughput volumes due to the operating leverage associated with the laboratory business. As a result, larger laboratories likely maintain a competitive advantage relative to smaller laboratories.

        We believe that the outsourced laboratory testing market is one of the fastest growing segments of the animal health care services industry, and expect continued growth as a result of:

        o the increased focus on wellness and monitoring programs in veterinary medicine, which is increasing the overall number of tests being performed;

        o the emphasis in veterinary education on diagnostic tests and the trend toward specialization in veterinary medicine, which are causing veterinarians to increasingly rely on tests for more accurate diagnoses;

        o continued technological developments in veterinary medicine, which are increasing the breadth of tests offered; and

        o the trend toward outsourcing tests because of the relative low cost, the high accuracy rates and the diagnostic support provided by specialists employed by the laboratory.

        ANIMAL HOSPITALS. Animal health care services are provided predominately by the veterinarian practicing as a sole practitioner, or as part of a larger animal medical group or hospital. Veterinarians diagnose and treat animal illnesses and injuries, perform surgeries, provide routine medical exams and prescribe medication. Some veterinarians specialize by type of medicine, such as orthopedics, dentistry, ophthalmology or dermatology. Others focus on a particular type of animal. The principal factors in a pet owner's decision as to which veterinarian to use include convenient location, recommendation of friends, reasonable fees, convenient hours and quality of care.

        The U.S. market for veterinary services is highly fragmented, with more than 35,000 veterinarians practicing at over 18,000 companion animal hospitals. Although most animal hospitals are single site, sole practitioner facilities, we believe veterinarians are increasingly gravitating toward animal hospitals that provide state-of-the-art facilities, treatments, methods and pharmaceuticals to enhance the services they can provide their clients.

        Well-capitalized animal hospital operators have the opportunity to supplement their internal growth with selective acquisitions. We believe the extremely fragmented animal hospital industry is consolidating due to:

        o the purchasing, marketing and administrative cost advantages that can be realized by a large, multiple location, multi-practitioner veterinary provider;


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        o   the cost of financing equipment purchases and upgrading technology necessary for a successful practice;

        o the desire of veterinarians to focus on practicing veterinary medicine, rather than spending large portions of their time at work performing the administrative tasks necessary to operate an animal hospital;

        o the choice of some owners of animal hospitals to diversify their investment portfolio by selling all or a portion of their investment in the animal hospital; and

        o the appeal to many veterinarians of the benefits and work scheduling flexibility that are not typically available to a sole practitioner or single site provider.

COMPETITIVE STRENGTHS

        We believe that we are well-positioned for profitable growth due to the following competitive strengths:

        o MARKET LEADER. We are a market leader in each of the business segments in which we operate. We maintain the only veterinary diagnostic laboratory network serving all 50 states, which is supported by the largest group of consulting veterinary specialists in the industry. Our network of animal hospitals and veterinarians is the largest in the United States. We believe that it would be difficult, time consuming and expensive for new entrants or existing competitors to assemble a comparable nationwide laboratory or animal hospital network. It would be particularly difficult to replicate our team of specialists, transportation network, management and systems infrastructure, size of our veterinarian group and our customer relationships.

        o COMPELLING BUSINESS MODEL. We believe our business model enables us to generate consistent growth and increasing cash flows. The fixed cost nature of our business allows us to generate strong margins, particularly on incremental revenues. In each quarter since 1998, we have generated positive laboratory internal revenue growth. The growth in our laboratory revenue, combined with greater utilization of our infrastructure, has enabled us to improve our laboratory EBITDA margin from 26.9% in 1998 to 33.5% for the 12 months ended September 30, 2001, and our laboratory operating margin from 22.4% to 29.9% over the same period. In each quarter since 1998, we have generated positive animal hospital same-facility revenue growth. Due to the operating leverage associated with our animal hospital business, the increase in animal hospital revenue has enabled us to improve our animal hospital EBITDA margin from 16.7% in 1998 to 19.5% for the 12 months ended September 30, 2001, and our animal hospital operating margin from 12.2% to 14.3% over the same period. These high margins, combined with our modest working capital needs and low maintenance capital expenditures, provide cash that we can use for acquisitions or to reduce indebtedness or to make selective tuck-in acquisitions.

        o LEADING TEAM OF SPECIALISTS. We believe our laboratories are a valuable diagnostic resource for veterinarians. Due to the trend towards offering specialized services in veterinary medicine, our network of 85 specialists, which includes veterinarians, chemists and other scientists with expertise in fields such as pathology, internal medicine, oncology, cardiology, dermatology, neurology and endocrinology, provides us with a significant competitive advantage. These specialists are available to consult with our laboratory customers, providing a compelling reason for them to use our laboratories rather than those of our competitors, most of whom offer no comparable service. Our team of specialists represents the largest interactive source for readily available diagnostic advice in the veterinary industry and interact with animal health care professionals over 90,000 times a year.

        o HIGH QUALITY SERVICE PROVIDER. We believe that we have built a reputation as a trusted animal health brand among veterinarians and pet owners alike. In our laboratories, we maintain rigorous quality assurance programs to ensure the accuracy of reported results. We calibrate our laboratory equipment several times daily, test specimens of known concentration or reactivity to assure accuracy and use only qualified personnel to perform testing. Further, our specialists review all test results outside of


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            the range of established norms. As a result of these measures, we believe our diagnostic accuracy rate is over 99%. In our animal hospitals, we provide continuing education programs, promote the sharing of professional knowledge and expertise and have developed and implemented a program of best practices to promote quality medical care.

        o SHARED EXPERTISE AMONG VETERINARIANS. We believe our group of animal hospitals and veterinarians provide us with a competitive advantage through our collective expertise and experience. Our veterinarians consult with other veterinarians in our network to share information regarding the practice of veterinary medicine, which continues to expand our collective knowledge. We maintain an internal continuing education program for our veterinarians and have an established infrastructure for the dissemination of information on new developments in diagnostic testing, procedures and treatment programs. We believe the accumulation of veterinary medical knowledge and experience among our veterinarian group enables us to offer new services more rapidly than our competitors, offer our services at a higher level of quality and remain the leading source of veterinary information for interested companies such as pharmaceutical and pet food companies.

BUSINESS STRATEGY

        Our business strategy is to continue to expand our market leadership in animal health care services through our diagnostic laboratories and animal hospitals. Key elements of our strategy include:

        o CAPITALIZING ON OUR LEADING MARKET POSITION TO GENERATE REVENUE GROWTH. Our leading market position in each of our business segments positions us to capitalize on favorable growth trends in the animal health care services industry. In our laboratories, we seek to generate revenue growth by taking advantage of the growing number of outsourced diagnostic tests and by increasing our market share. We continually educate veterinarians on new and existing technologies and test offerings available to diagnose medical conditions. Further, we leverage the knowledge of our specialists by providing veterinarians with extensive customer support in promoting and understanding these diagnostic tests. In our animal hospitals, we seek to generate revenue growth by capitalizing on the growing emphasis on pet health and wellness. For example, in 2000, we implemented a senior wellness program. This program bundles tests and animal hospital services, seeking to promote recurring visits and to increase the average amount spent per visit.

        o LEVERAGING ESTABLISHED INFRASTRUCTURE TO IMPROVE MARGINS. We intend to leverage our established laboratory and animal hospital infrastructure to continue to increase our operating margins. Due to our established networks and the fixed cost nature of our business model, we are able to realize high margins on incremental revenues from both laboratory and animal hospital customers. For example, given that our nationwide transportation network servicing our laboratory customers is a relatively fixed cost, we are able to achieve significantly higher margins on most incremental tests ordered by the same customer when picked up by our couriers at the same time. We estimate that in most cases, we realize an operating and EBITDA margin between 60% and 75% on these incremental tests.

        o UTILIZING ENTERPRISE-WIDE SYSTEMS TO IMPROVE OPERATING EFFICIENCIES. We recently completed the migration of all animal hospital operations to an enterprise-wide management information system. We believe that this common system will enable us to more effectively manage the key operating metrics that drive our business. With the aid of this system, we seek to standardize pricing, expand the services our veterinarians provide, capture unbilled service, increase volume and implement targeted marketing programs.

        o PURSUING SELECTED ACQUISITIONS. Although we have substantially completed our laboratory infrastructure, we may make selective, strategic laboratory acquisitions, with any new operations likely to be merged into existing facilities. Additionally, the fragmentation of the animal hospital industry provides us with significant expansion opportunities in our animal hospital segment. Depending on the attractiveness of the candidates and the strategic fit with our existing operations, we intend to acquire approximately 15 to 25 animals hospitals per year primarily using internally generated cash.


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DIAGNOSTIC LABORATORIES

        We operate the only full-service, veterinary diagnostic laboratory network serving all 50 states. We have a client base over two times that of our largest competitor. In 2000, we performed approximately 19.8 million tests and handled roughly 6.4 million requisitions in our state-of-the-art, automated diagnostic laboratories. Our laboratory network services a diverse customer base of over 13,000 animal hospitals, and non-affiliated animal hospitals generated approximately 95% of our laboratory revenue in 2000.

        SERVICES. Our diagnostic spectrum includes over 300 different tests in the areas of chemistry, pathology, serotology, endocrinology, hematology, and microbiology, as well as tests specific to particular diseases. The average revenue per requisition is approximately $19. We do not conduct experiments on animals and are not engaged in animal research.

        Although modified to address the particular requirements of the species tested, the tests performed in our veterinary laboratories are similar to those performed in human clinical laboratories and utilize similar laboratory equipment and technologies. The growing concern for animal health, combined with the movement of veterinary medicine toward increasing specialization, should spur the migration of additional areas of human testing into the veterinary field. For example, we now provide cancer testing for household pets whereas several years ago, these tests were not available.

        Given the recent advancements in veterinary medical technology and the increased breadth and depth of knowledge required for the practice of veterinary medicine, many veterinarians solicit the knowledge and experience of our 85 specialists to interpret test results, consult on the diagnosis of illnesses and suggest treatment programs. This resource includes veterinarians, chemists, and other scientists with expertise in pathology, internal medicine, oncology, cardiology, dermatology, neurology and endocrinology. This depth of experience and expertise enables our specialists to suggest additional testing or provide diagnostic advice that assists the veterinarian in developing an appropriate treatment plan.

        Together with our specialist support, we believe the quality of our service further distinguishes our laboratory services. We maintain quality assurance programs to ensure that specimens are collected and transported properly, that tests are performed accurately and that client, patient and test information is reported and billed correctly. Our quality assurance programs include quality control testing of specimens of known concentration or reactivity to ensure accuracy and precision, routine checks and preventive maintenance of laboratory testing equipment, and personnel standards ensuring that only qualified personnel perform testing. As a result, we believe that our accuracy rate is over 99%.


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LABORATORY NETWORK


                                [GRAPHIC OMITTED]



        Our 15 laboratories enable us to service the entire United States. Our laboratory network includes:

        o two primary hubs that are open 24 hours per day and offer a full testing menu, including our most complex tests,

        o four secondary hubs that service large metropolitan areas, are open 24 hours per day and offer a wide testing menu, generally exclusive of our most complex tests; and

        o nine STAT laboratories that service other locations with demand sufficient to warrant nearby laboratory facilities and are open during daytime hours.

        We connect our laboratories to our customers with what we believe is the industry's largest transportation network, which picks up an average of 20,000 to 25,000 requisitions daily through an extensive network of drivers and independent couriers. For the nine months ended September 30, 2001, we derived approximately 69.4% of our laboratory revenue from major metropolitan areas, where we offer twice-a-day pick-up service and same-day results. In addition, in these areas, we generally offer to report within three hours of pick-up. Outside of these areas, we typically provide test results to veterinarians before 8:00 a.m. the following day.

        Veterinarian customers located outside the areas covered by our transportation network are serviced using our Test Express service. Users of the Test Express service send patient specimens by Federal Express to our Memphis laboratory, the proximity of which to the Federal Express primary sorting facility permits speedy and cost-efficient testing.

        SALES, MARKETING AND CUSTOMER SERVICE. We employ 40 full-time sales and field service representatives who market laboratory services and maintain relationships with existing customers. The sales force is


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commissioned-based and organized along geographic regions. We support our sales efforts by strengthening our industry-leading team of specialists, developing marketing literature, attending trade shows, participating in trade associations and providing educational services to veterinarians. In addition, we employ over 90 customer service representatives who respond to customer inquiries, provide test results and, when appropriate, introduce the customer to other services offered by the laboratory.

        Given the high margins we enjoy on many of our incremental tests, our sales force is compensated primarily on its success in maximizing the amount of business from existing customers as well as adding new customers.

        PERSONNEL. We employ a staff of approximately 1,000 full-time-equivalent employees in our laboratory network. We employ on average 310 employees at each of our primary laboratories. At a typical secondary laboratory, we employ on average 93 employees and at our typical STAT laboratory we employ on average 18 employees. We employ some of our specialists and enter into consulting arrangements with others. Our laboratory network consists of an eastern and western division and we employ a vice president to manage each region. We employ a manager at each of our laboratories and supervisors for each department within the laboratories.

ANIMAL HOSPITALS

        As of December 31, 2001, we operated 214 animal hospitals in 33 states that were supported by over 750 veterinarians. Our nationwide network of free-standing, full-service animal hospitals has facilities located in the following states:


        California...............44       Connecticut................3
        New York*................21       New Mexico.................3
        Florida..................17       Minnesota*.................2
        Illinois.................16       North Carolina*............2
        Michigan.................12       Utah.......................2
        Pennsylvania.............11       Alabama*...................1
        Maryland..................9       Arizona....................1
        New Jersey*...............9       Georgia....................1
        Texas*....................9       Hawaii.....................1
        Indiana...................7       Louisiana*.................1
        Massachusetts.............7       Missouri...................1
        Virginia..................6       Nebraska*..................1
        Colorado..................5       South Carolina.............1
        Nevada....................5       Washington*................1
        Ohio*.....................5       West Virginia*.............1
        Alaska....................4       Wisconsin..................1
        Delaware..................4
        -------------
        * States where we manage animal hospitals owned by veterinary medical groups.

        We seek to provide quality medical care in clean, attractive facilities that are open on average between 10 and 15 hours per day, six to seven days per week. Our typical animal hospital:

        o is located in a 4,000 to 6,000 square foot, free-standing facility in an attractive location;

        o   has annual revenue between $1.0 million and $2.0 million;


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        o   is supported by three to five veterinarians; and

        o   has an operating history of over ten years.

        In addition to general medical and surgical services, we offer specialized treatments for companion animals, including advanced diagnostic services, internal medicine, oncology, ophthalmology, dermatology and cardiology. We also provide pharmaceutical products for use in the delivery of treatments by our veterinarians and pet owners. Many of our animal hospitals offer additional services, including grooming, bathing and boarding. We also sell specialty pet products at our hospitals, including pet food, vitamins, therapeutic shampoos and conditioners, flea collars and sprays, and other accessory products.

        As part of the growth strategy of our hospital business, we intend to continue our disciplined acquisition strategy by identifying high quality practices that may have value to be unlocked through the services and scale we can provide. Our typical candidate mirrors the profile of our existing hospital base. Acquisitions will be used to both expand in existing markets and enter new geographical areas. By undertaking prudent acquisitions, we are able to grow our hospital business without diluting the local market for veterinary services. In the fourth quarter of 2001, we acquired three additional animal hospitals, and as of of December 31, 2001, we operated 214 animal hospitals, and had identified and were in negotiations to acquire four animal hospitals.

        PERSONNEL. Our animal hospitals generally employ a staff of between 10 to 30 full-time equivalent employees, depending upon the facility's size and customer base. The staff includes administrative and technical support personnel, three to five veterinarians, an office manager who supervises the day-to-day activities of the facility, and a small office staff. We employ a relatively small corporate staff to provide centralized administrative services to all of our animal hospitals.

        We actively recruit highly qualified veterinarians and technicians and are committed to supporting continuing education for our professional staff. We operate post-graduate teaching programs for veterinarians at seven of our facilities, which train approximately 40 veterinarians each year. We believe that these programs enhance our reputation in the veterinary profession and further our ability to continue to recruit the most talented veterinarians.

        We seek to establish an environment that supports the veterinarian in the delivery of quality medicine and fosters professional growth through increased patient flow and a diverse case mix, continuing education, state-of-the-art equipment and access to specialists. We believe our hospitals offer attractive employment opportunities to veterinarians because of this professional environment, competitive compensation programs, management opportunities, employee benefits not generally available to a sole practitioner, scheduling flexibility to accommodate personal lifestyles and the ability to relocate to different regions of the country. Further, we permit some of our veterinarians to participate with us in the ownership and operation of an animal hospital. In these circumstances, the veterinarian purchases an equity position in our animal hospital, and is our partner in its operation. As of September 30, 2001, we operated 24 hospitals under a partnership structure. Typically, the salary of the veterinarian partner is based on a percentage of the revenue of the animal hospital that is generated by the veterinarian. The operating income of the partnership that is distributed to the veterinarian partner is based on the veterinarian partner's percentage interest in the partnership, which is typically between 10% and 25%.

        We have established a Medical Advisory Board to support our operations. The Medical Advisory Board's function, under the direction of our Chief Medical Officer, is to recommend medical standards for our network of animal hospitals. The committee is comprised of leading veterinarians representing both the different geographic regions in which we operate and the medical specialties practiced by our veterinarians. Currently, four members of the Medical Advisory Board are faculty members at leading veterinary colleges in the United States. These members serve as medical consultants to us.

        MARKETING. Our marketing efforts are primarily directed towards our existing clients through customer education efforts. We inform and educate our clients about pet wellness and quality care through mailings of the Healthy Pet Magazine, a magazine focused on pet care and wellness published by an affiliate of ours, targeted demographic mailings regarding specific pet health issues and collateral health material available at each animal hospital. With these internal marketing programs, we seek to leverage our existing customer base by increasing the number of visits of existing clients and intensity of the services used during each visit. Further, reminder notices are


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used to increase awareness of the advantages of regular, comprehensive veterinary medical care, including preventive care such as vaccinations, dental screening and geriatric care.

        We also enter into referral arrangements with local pet shops and humane societies to increase our client base. In addition, we seek to obtain referrals from veterinarians by promoting our specialized diagnostic and treatment capabilities to veterinarians and veterinary practices that cannot offer their clients these services.

        OWNERSHIP LIMITATIONS. Some states have laws that prohibit business corporations from providing veterinary services through the direct employment of veterinarians. At December 31, 2001, we operated 55 animal hospitals in 11 states with these types of ownership restrictions. In these states, instead of owning an animal hospital, we provide management services to veterinary medical groups. We do not consolidate the operating results of these hospitals for financial statement purposes. We provide our management services pursuant to long-term management agreements with the veterinary medical groups, ranging from 10 to 40 years, with non-binding renewal options where allowable. Pursuant to the management agreements, the veterinary medical groups are each solely responsible for all aspects of the practice of veterinary medicine, as defined by their respective state. We are responsible for providing the following services:

        o   availability of all facilities and equipment;

        o   day-to-day financial and administrative supervision and management;

        o   maintenance of patient records;

        o   recruitment of veterinarians and animal hospital staff;

        o   marketing; and

        o   malpractice and general insurance.

        As compensation for these services, we receive management fees, which are included in animal hospital revenue.

SYSTEMS

        We maintain a nationwide management information system to support our veterinary laboratories. In 2000, we completed the migration of our animal hospital operations onto an enterprise-wide management information network. All of our financial and customer records and laboratory results are stored in computer databases, most of which may be accessed by our management. Substantially all of our animal hospitals utilize consistent patient accounting/point-of-sale software, and we are able to track the performance of hospitals on a per service, per veterinarian basis. Laboratory technicians and specialists are able to electronically access test results from remote testing sites, enabling our specialists from varying fields of veterinary medicine to assist in the interpretation of test results and help structure potential treatment programs. We expect that this operational visibility will lead to increases in laboratory, veterinarian and hospital productivity.

        We are continuing to upgrade and integrate our management information systems. The upgrade of the laboratory system will enable us to communicate diagnostic test results to veterinarian customers online and via electronic mail, a service that we believe will provide additional tools for veterinarians in their practice and will help to solidify our relationship with these clients. The upgrade of the animal hospital system will allow us to track performance data on a per customer basis. We expect this upgrade and integration to cost approximately $250,000 and to be substantially complete in early 2002.

COMPETITION

        The companion animal health care services industry is highly competitive and subject to continual change in the manner in which services are delivered and providers are selected. We believe that the primary factors influencing a customer's selection of an animal hospital are convenient location, recommendation of friends, reasonable fees, quality of care and convenient hours. Our primary competitors for our animal hospitals in most markets are individual practitioners or small, regional multi-clinic practices. In addition, some national companies in the pet care industry, including the operators of super-stores, are developing multi-regional networks of animal hospitals in markets that include our animal hospitals. Among veterinary diagnostic laboratories, we believe that quality, price, specialist support and the time required to report results are the major competitive factors. Although there are many individual clinical laboratories that provide a broad range of diagnostic testing services in the same markets serviced by us, few outsourced laboratory companies compete on a national level. Our client base is twice that of our primary competitor in the laboratory business. In addition to competing with dedicated veterinary laboratories, we face competition from several providers of on-site diagnostic equipment that allow veterinarians to perform their own laboratory tests.

GOVERNMENT REGULATION

        The laws of many states prohibit business corporations from providing, or holding themselves out as providers of, veterinary medical care. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. As of December 31, 2001 we operated 55 hospitals in 11 states with these laws, including 21 in New York. Although we seek to structure our operations to comply with veterinary medicine laws of each state in which we operate, given the varying and uncertain interpretations of these laws, we may not be in compliance with restrictions on the corporate practice of veterinary medicine in all states. A determination that we are in violation of applicable restrictions on the practice of veterinary medicine in any state in which we operate could have a material adverse effect on us, particularly if we were unable to restructure our operations to comply with the requirements of that state.

        In addition, all of the states in which we operate impose various registration requirements. To fulfill these requirements, we have registered each of our facilities with appropriate governmental agencies and, where required, have appointed a licensed veterinarian to act on behalf of each facility. All veterinarians practicing in our clinics are required to maintain valid state licenses to practice.

        Acquisitions may be subject to pre-merger or post-merger review by governmental authorities for antitrust and other legal compliance. Adverse regulatory action could negatively affect our operations through the assessment of fines or penalties against us or the possible requirement of divestiture of one or more of our operations.

EMPLOYEES

        At January 25, 2002, we had approximately 3,480 full-time-equivalent employees, including approximately 623 licensed veterinarians. None of our employees is a party to a collective bargaining agreement with the exception of our courier drivers in the State of New York. These employees are subject to a collective bargaining agreement expiring on July 10, 2003 with the Teamsters Local Union 813. We believe our employee relations to be good.

PROPERTIES

        Our corporate headquarters and principal executive offices are located in West Los Angeles, California, in approximately 30,000 square feet of leased space. At Janaury 25, 2002, we maintained leased and owned facilities at 231 other locations that house our animal hospitals and laboratories. We owned 63 facilities and the remainder are leased. We believe that our real property facilities are adequate for our current needs.

LEGAL PROCEEDINGS

        The Ohio Attorney General's office filed a lawsuit on December 14, 1998, in the Franklin County Court of Common Pleas in the State of Ohio in which the state alleged that our management of a veterinary medical group licensed to practice veterinary medicine in that state violates the Ohio statute prohibiting business corporations from providing, or holding themselves out as providers of, veterinary medical care. On March 20, 2001, the trial court in the case entered summary judgment in favor of the State of Ohio and issued an order enjoining us from operating in the State of Ohio in a manner that is in violation of the state statute. In response, we have restructured our operations in the State of Ohio in a manner that we believe conforms to the state law and the court's order. The Attorney General of the State of Ohio has informed us that it disagrees with our position that we are in compliance with the court's order. In June 2001, we appeared at a status conference before the trial court at which time the court directed the parties to meet together to attempt to settle this matter. Consistent with the trial court's directive, we currently are engaged in discussions with the Attorney General's office in the State of Ohio in an attempt to resolve this matter. An additional status conference was scheduled to occur in August 2001 to report to the court with regard to the terms of a settlement or, alternatively, that the parties cannot reach agreement, in which case we will be subject to further court proceedings to review our restructured operations under the Ohio statute. This status conference was postponed and is being rescheduled for February 2002. To date, no agreement has been reached. Our five animal hospitals in the State of Ohio have a book value of $6.1 million. If we were required to discontinue our operations in the State of Ohio, we may not be able to dispose of the hospital assets for their book value. The animal hospitals located in the State of Ohio generated revenue, EBITDA and operating income of $2.2 million, $754,000 and $513,000, respectively, in the 12 months ended December 31, 2000 and $1.7 million, $575,000 and $376,000, respectively, in the nine months ended September 30, 2001.

        VCA received a letter dated November 5, 2001, from a law firm representing the two majority stockholders of a company that merged with Zoasis.com, Inc. in June 2000. In the merger, the two stockholders received a less than 10% interest in Zoasis. At the same time, VCA acquired a less than 20% interest in Zoasis for an investment of $5.0 million. Robert Antin, VCA's Chief Executive Officer, President and Chairman of the Board, is the majority stockholder of Zoasis and serves on its board of directors. See "Related Party Transactions." On November 30, 2001, the two majority stockholders filed a civil complaint against VCA, Zoasis and Robert Antin which alleges securities fraud under California law, common law fraud, negligent misrepresentation and declaratory judgment. The defendants demurred to the complaint and that motion is pending before the court. The court has scheduled a hearing in March 2002. Discovery has not commenced. We are unable at this time to render an opinion that the likelihood of an outcome unfavorable to us in this matter is probable or remote or to estimate the amount or range of potential loss if the outcome were to be unfavorable. We do intend to vigorously defend against this lawsuit.

        We are a party to various other legal proceedings that arise in the ordinary course of our business. Although we cannot determine the ultimate disposition of these proceedings, we do not believe that adverse determinations in any or all of these proceedings would have a material adverse effect upon our financial condition, liquidity or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        The following persons are directors of VCA and the company, as indicated:

DIRECTORS                  AGE             PRESENT POSITION
---------                  ---             ----------------
Robert L. Antin..........  51    Chairman of the Board of Directors of VCA and
                                 Director of The Company
Arthur J. Antin..........  55    Director of VCA and the Company
Neil Tauber..............  51    Director of the Company
John M. Baumer...........  33    Director of VCA
John G. Danhakl..........  45    Director of VCA
Melina Higgins...........  34    Director of VCA
Peter J. Nolan...........  43    Director of VCA

The following persons are executive officers of both VCA and the company:

EXECUTIVE OFFICERS         AGE             PRESENT POSITION
------------------         ---             ----------------
Robert L. Antin            51    President and Chief Executive Officer
Arthur J. Antin            55    Chief Operating Officer, Senior Vice President
                                 and Secretary
Neil Tauber                51    Senior Vice President of Development
Tomas W. Fuller            44    Chief Financial Officer, Vice President and
                                 Assistant Secretary
Dawn R. Olsen              43    Vice President, Controller

        The executive officers of VCA and the company are appointed by and serve at the discretion of the board of directors of VCA and the company, respectively. Robert L. Antin and Arthur J. Antin are brothers. There are no other family relationships between any director and/or any executive officer of VCA or the company.

        ROBERT L. ANTIN, one of the founders of VCA, has served as VCA's Chief Executive Officer, President and Chairman since its inception in 1986. Mr. Robert L. Antin has served as Vicar's Chief Executive Officer, President and director since September 2000. From September 1983 until our founding, Mr. Antin was President, Chief Executive Officer, a director and co-founder of AlternaCare Corp., a publicly held company that owned, operated and developed freestanding out-patient surgical centers. From July 1978 until September 1983, Mr. Antin was employed as an officer by American Medical International, Inc., an owner and operator of health care facilities. While at American Medical International, Inc., Mr. Antin initially served as Director of Marketing of Professional Hospital Services, then as Director of New Business Development responsible for non-hospital related acquisitions and development, and then as a Vice President of American Medical International, Inc. and President of AMI Ambulatory Center, Inc., a subsidiary of American Medical International, Inc. operating a chain of ambulatory care centers. Mr. Antin received his MBA with a certification in hospital and health administration from Cornell University.

        ARTHUR J. ANTIN, one of the founders of VCA, has served as VCA's Chief Operating Officer, Senior Vice President, Secretary and director since its inception. Mr. Arthur J. Antin has served as Vicar's Chief Operating Officer, Senior Vice President, Secretary and a director since September 2000. From October 1983 to September 1986, Mr. Antin served as Director of Marketing/Investor Relations of AlternaCare Corp. At AlternaCare Corp., Mr. Antin developed and implemented marketing strategies for a network of outpatient surgical centers. Mr. Antin received an MA in Community Health from New York University.

        NEIL TAUBER, one of the founders of VCA, has served as VCA's Senior Vice President of Development since its inception. Mr. Tauber has served as Vicar's Senior Vice President of Development and director since September 2000. From 1984 to 1986, Mr. Tauber served as the Director of Corporate Development at AlternaCare. At AlternaCare, Mr. Tauber was responsible for the acquisition of new businesses and syndication to hospitals and physician groups. From 1981 to 1984, Mr. Tauber served as Chief Operating Officer of MDM Services, a wholly owned subsidiary of Mediq, a publicly held health care company, where he was responsible for operating and developing a network of retail dental centers and industrial medical clinics. Mr. Tauber holds an MBA from Wagner College.

        TOMAS W. FULLER joined VCA in January 1988 and served as Vice President and Controller until November 1990 when he became Chief Financial Officer. Mr. Fuller has served as Vicar's Chief Financial Officer since September 2000. From 1980 to 1987, Mr. Fuller worked at Arthur Andersen LLP, the last two years of which he served as audit manager. Mr. Fuller received his BA in business/economics from the University of California at Los Angeles.

        DAWN R. OLSEN joined VCA in January 1997 as Vice President, Controller. Ms. Olsen has served as Vicar's Vice President, Controller since September 2000. From April 1996 to December 1996, Ms. Olsen worked as an independent consultant at the Rand Corporation. From November 1993 to March 1996, Ms. Olsen served as Senior Vice President, Controller of Optel, Inc., a privately held telecommunications company. From 1987 to 1993, Ms. Olsen served as Assistant Controller and later as Vice President, Controller of Qintex Entertainment, Inc., a publicly held television film distribution and production company. From 1981 to 1987, Ms. Olsen worked at Arthur Andersen LLP, the last year of which she served as audit manager. Ms. Olsen is a certified public accountant and received her BS in business/accounting from California State University, Northridge.

        JOHN M. BAUMER has served as a director of VCA since September 2000. Mr. Baumer is a partner in Leonard Green & Partners, where he has been employed since May 1999. Prior to joining Leonard Green & Partners, he served as a Vice President in the Corporate Finance Division of Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ in Los Angeles. Prior to joining DLJ in 1995, Mr. Baumer worked at Fidelity Investments and Arthur Andersen. Mr. Baumer currently serves on the boards of directors of Intercontinental Art, Inc. and Petco Animal Supplies, Inc. Mr. Baumer is a 1990 graduate of the University of Notre Dame. He received his MBA from the Wharton School at the University of Pennsylvania.

        JOHN G. DANHAKL has served as a director of VCA since September 2000 and is a nominee of Green Equity Investors III, L.P. under VCA's stockholders agreement. Mr. Danhakl is a partner of Leonard Green & Partners. Prior to becoming a partner at Leonard Green & Partners in 1995, Mr. Danhakl was a Managing Director at DLJ and had been with DLJ since 1990. Prior to joining DLJ, Mr. Danhakl was a Vice President at Drexel Burnham Lambert from 1985 to 1990. Mr. Danhakl presently serves on the boards of directors of The Arden Group, Inc., Big 5 Holding Corp., Communications & Power Industries, Inc., TwinLab Corporation, Diamond Triumph Auto Glass, Inc., Liberty Group Publishing, Inc., Leslie's Poolmart, Inc. and Petco Animal Supplies, Inc., and on the board of managers of AsianMedia Group LLC. Mr. Danhakl is a graduate of the University of California at Berkeley. He received his MBA from the Harvard Business School.

        MELINA HIGGINS has served as a director of VCA since September 2000. Ms. Higgins is a managing director of Goldman, Sachs & Co. Ms. Higgins has been with Goldman Sachs for over ten years and has been working with Goldman Sachs mezzanine funds since their inception in 1996. Ms. Higgins presently serves as a director on the boards of directors of Kranson Industries, Inc. and Western Nonwovens Inc. Ms. Higgins holds an MBA from Harvard Business School and a BA from Colgate University.

        PETER J. NOLAN has served as a director of VCA since September 2000 and is a nominee of Green Equity Investors III, L.P. under VCA's stockholders agreement. Mr. Nolan became a partner of Leonard Green & Partners in April 1997. Mr. Nolan previously served as Managing Director and Co-Head of DLJ's Los Angeles Investment Banking Division since 1990. Prior to that, Mr. Nolan had been a First Vice President in corporate finance at Drexel Burnham Lambert since 1986. Prior to that, Mr. Nolan was a Vice President at Prudential Securities, Inc. where he had worked from 1982 to 1986, after working as an Associate at Manufacturers Hanover Trust. He presently serves on the boards of directors of M2 Automotive, Liberty Group Publishing, Inc., Contractors Source, Inc., and White Cap Industries, Inc. and on the board of managers of AsianMedia Group LLC. Mr. Nolan is a graduate of Cornell University with a BS in Agricultural Economics and Finance. He received his MBA from Cornell University.

BOARD OF DIRECTORS AND COMMITTEES

        Vicar's board of directors currently consists of three members each serving for a term of one year. At each annual meeting of stockholders, directors are elected by the holders of common stock.

        VCA's board of directors consists of six members. In accordance with the terms of VCA's certificate of incorporation, the terms of office of VCA's board of directors are divided into three classes. As a result, a portion of VCA's board of directors will be elected each year. The division of the three classes and their respective election dates are as follows:

        o the class I directors' term will expire at the annual meeting of VCA's stockholders to be held in 2002;

        o the class II directors' term will expire at the annual meeting of VCA's stockholders to be held in 2003; and

        o the class III directors' term will expire at the annual meeting of VCA's stockholders to be held in 2004.

        At each annual meeting of stockholders of VCA after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, VCA's bylaws provide that the authorized number of directors may be changed by an amendment to the bylaws duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to VCA's certificate of incorporation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

        VCA's board of directors intends to create an audit committee and a compensation committee. VCA expects that its audit committee will be comprised of three independent directors whom it will appoint and will be charged with the following responsibilities:

        o   recommending the engagement of VCA's independent public accountants;

        o reviewing the scope of the audit to be conducted by the independent public accountants;

        o meeting periodically with the independent public accountants and VCA's Chief Financial Officer to review matters relating to VCA's financial statements, VCA's accounting principles and VCA's system of internal accounting controls; and

        o reporting its recommendations as to the approval of VCA's financial statements to the board of directors.

        VCA anticipates that the compensation committee will be composed of at least two independent directors. The compensation committee will be responsible for considering and making recommendations to the board of directors regarding executive compensation and will be responsible for administering VCA's stock option and executive incentive compensation plans.

DIRECTOR COMPENSATION

        The directors of VCA and the company are not entitled to any compensation for serving as a director. VCA's directors who are not also employees of VCA or will receive $1,000 for each meeting of the board of directors of VCA that they attend plus reimbursement of all out-of-pocket expenses incurred in attending those meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of our executive officers or directors or those of VCA presently serves, or in the past served, on the compensation committee of any other company with which either we or VCA conducts business, nor do we expect any member of our compensation committee to serve, or in the past to have served, on the compensation committee of a company with which either we or VCA conducts business.

EXECUTIVE COMPENSATION

        None of the executive officers listed above has ever received any compensation from the company, nor do the individuals expect to receive compensation from us at any time in the future. The executive officers receive their compensation from VCA. The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer or was one of our four other most highly compensated executive officers during the fiscal year ended December 31, 2001. We refer to these officers as our named executive officers.

                           SUMMARY COMPENSATION TABLE
                                                                                       LONG TERM
                                                                                     COMPENSATION;
                                                                                        AWARDS;
                                                                          OTHER        SECURITIES
                                                           ANNUAL         ANNUAL       UNDERLYING
                                                        COMPENSATION   COMPENSATION    OPTIONS/SARS    ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR    SALARY       BONUS            (1)           (#)(2)      COMPENSATION
                                      -----   --------  -------------  ------------  ---------------  ------------
Robert L. Antin (3)................... 2001   $452,738    $425,000         $2,377        $    --      $       --
   Chairman of the Board, President    2000    364,000          --          2,377         15,000      $7,014,300(4)
   And Chief Executive Officer         1999    358,077     286,816(5)       1,921             --              --

Arthur J. Antin (3)................... 2001    397,308     325,000          2,543             --              --
   Chief Operating Officer, Senior     2000    260,000          --          2,543         32,845       4,545,225(4)
   Vice President and Secretary        1999    255,769     182,108(5)       1,954             --              --

Neil Tauber (3)....................... 2001    247,031          --             --             --              --
   Senior Vice President of            2000    197,000          --          2,163         30,000       2,863,950(4)
   Development                         1999    194,385     121,102(5)       1,955             --              --

Tomas W. Fuller (3)................... 2001    234,081     225,000          1,815             --              --
   Chief Financial Officer, Vice       2000    187,200          --          1,815         20,000       2,948,750(4)
   President And Assistant Secretary   1999    184,154     114,729(5)       1,921             --              --

Dawn R. Olsen......................... 2001    157,060      65,000             --             --              --
   Vice President and                  2000    141,000      35,000             --         42,995              --
   Controller                          1999    130,808       9,773(5)          --             --              --

-----------------------
(1) Represents amounts paid as automobile allowance.

(2) All numbers reflect the number of shares of VCA common stock subject to options granted during the fiscal year.

(3) For a description of the employment agreement between each officer and VCA, see below.

(4) Consists of amounts paid to these officers in connection with the recapitalization which includes amounts paid under then existing employment agreements and in consideration of executing non-competition agreements.

(5) Reflects the fair market value on January 20, 2000, of restricted stock bonus awards granted in January 2000 for services rendered during the fiscal year ended December 31, 1999.

VCA OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

        None.

VCA OPTION EXERCISES IN THE FISCAL YEAR ENDED DECEMBER 31, 2001 AND YEAR-END OPTION VALUES

        The following table sets forth, for each of the named executive officers, certain information regarding the exercise of stock options to purchase shares of common stock of VCA during the fiscal year ended December 31, 2001, the number of shares of common stock underlying stock options held at fiscal year end and the value of options held at fiscal year end based upon the last reported sales price of VCA's common stock on the Nasdaq Stock Market's National Market on December 31, 2001 ($12.12 per share).

                                                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED          IN-THE-MONEY
                             SHARES                   OPTIONS/SARS AT FISCAL         OPTIONS/SARS AT
                            ACQUIRED      VALUE             YEAR END (#)            FISCAL YEAR END ($)
                              UPON       REALIZED   --------------------------  --------------------------
NAME                       EXERCISE (#)    ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----                       ------------  --------   -----------  -------------  -----------  -------------
Robert L. Antin..........      --          --         1,875            13,125    $ 20,850      $ 145,950
Arthur J. Antin..........      --          --         4,106            28,739      45,655        319,582
Neil Tauber..............      --          --         3,750            26,250      41,700        291,900
Tomas W. Fuller..........      --          --         2,500            17,500      27,800        194,600
Dawn R. Olsen............      --          --            --            23,000          --        255,760

1996 STOCK INCENTIVE PLAN

        On November 7, 1995, VCA adopted, and on July 19, 1996, its stockholders approved, the 1996 Stock Incentive Plan. On August 6, 2001, VCA adopted and its stockholders approved an amendment to the 1996 plan. The 1996 plan is intended to secure for us the benefits arising from stock ownership by selected key employees as VCA's board of directors may from time to time determine. The following are the material terms of the 1996 plan:

        o SHARES SUBJECT TO PLAN. Effective as of August 6, 2001, no additional stock options may be granted under the 1996 plan. The number of shares of stock reserved and available for issuance under the 1996 plan is 631,800, which is the number of shares of stock underlying outstanding stock options as of August 6, 2001. The number of shares reserved for issuance is generally subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, combination, repurchase, or share exchange, or other similar corporate transaction or event.

        o ADMINISTRATION. The 1996 plan currently is administered by the board of directors of VCA. The 1996 plan will be administered by the compensation committee of VCA as designated by VCA's board of directors. Each member of the committee is a "nonemployee director" (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act) and an "outside director" (within the meaning of
            Section 162(m) of the Internal Revenue Code). The committee has authority to construe and interpret the 1996 plan and any awards made thereunder, to grant and determine the terms of awards and to make any necessary rules and regulations for the administration of the 1996 plan.

        o ELIGIBILITY. Effective as of August 6, 2001, no additional stock options may be granted under the 1996 plan.

        o TYPE OF AWARDS. Outstanding awards granted under the 1996 plan include both incentive stock options, also known as ISOs, within the meaning of Section 422 of the Internal Revenue Code, and non-qualified stock options that do not qualify as ISOs. Effective as of August 6, 2001, no additional stock options may be granted.

        o AMENDMENT AND TERMINATION. The 1996 plan may be amended by the board of directors, at any time, subject to stockholder approval, where necessary, to satisfy federal tax or other applicable laws or stock exchange requirements, or to materially increase the shares of stock reserved for issuance under the 1996 plan, materially increase the benefits accruing to participants or materially modify eligibility requirements.

        o EXERCISABILITY, VESTING OF STOCK OPTIONS AND PRICE. Stock options will vest at the times and upon the conditions that the committee may determine, but are exercisable at least as quickly as 20% per year beginning on the date of grant. The price at which shares subject to any stock options may be purchased are reflected in each particular stock option agreement.

2001 STOCK INCENTIVE PLAN

        On August 6, 2001, VCA adopted, and its stockholders approved, the 2001 Stock Incentive Plan. The 2001 plan is intended to secure for us the benefits arising from stock ownership by selected key employees as the board of directors of VCA may from time to time determine. The following are the material terms of the 2001 plan:

        o SHARES SUBJECT TO PLAN. 2,000,000 shares of VCA common stock have been reserved for issuance under the 2001 plan. There are no options outstanding under the 2001 plan. Unexercised options that are subsequently reacquired by VCA, or shares issued under the 2001 plan that are acquired by VCA through forfeiture of right of repurchase, may be available for reissuance under the 2001 plan. The number of shares reserved for issuance is generally subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, combination, repurchase, or share exchange, or other similar corporate transaction or event.

        o ADMINISTRATION. The 2001 plan currently is administered by the board of directors of VCA. The 2001 plan will be administered by the compensation committee of VCA as designated by VCA's board of directors. Each member of the committee is a "nonemployee director" (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act) and an "outside director" (within the meaning of
            Section 162(m) of the Internal Revenue Code). The committee has authority to construe and interpret the 2001 plan and any awards made thereunder, to grant and determine the terms of awards and to make any necessary rules and regulations for the administration of the 2001 plan.

        o ELIGIBILITY. Options may be granted to the directors, officers, employees and consultants of VCA and its subsidiaries. The 2001 plan limits to 500,000 the number of shares that can be granted to any participant in any calendar year.

        o TYPE OF AWARDS. The 2001 plan permits the committee to grant stock options, stock purchase rights or a combination thereof. Stock options may be ISOs or non-qualified stock options that do not qualify as ISOs.

        o AMENDMENT AND TERMINATION. The 2001 plan may be amended or terminated by the board of directors, at any time, subject to stockholder approval where necessary to satisfy federal tax or other applicable laws or stock exchange requirements. The 2001 plan will terminate no later than August 6, 2011.

        o EXERCISABILITY, VESTING AND PRICE OF AWARDS. Stock options will vest at the times and upon the conditions that the committee may determine, and the price at which shares subject to the stock option may be purchased will be reflected in each particular stock option agreement. The stock purchase price, right of repurchase by VCA, if any, and other conditions determined by the committee, will be reflected in each particular stock purchase right agreement.

EMPLOYMENT AGREEMENTS

        We have employment agreements with Robert L. Antin, Arthur J. Antin, Neil Tauber and Tomas W. Fuller.

        ROBERT L. ANTIN. Mr. Antin's employment agreement, dated as of November 27, 2001, provides for Mr. Antin to serve as our Chairman of the Board, Chief Executive Officer and President for a term five years from any given date, such that there shall always be a minimum of at least five years remaining under his employment agreement. The employment agreement provides for Mr. Antin to receive an annual base salary of $520,000, subject to annual increase based on comparable compensation packages provided to executives in similarly situated companies, and to participate in a bonus plan based on annual performance standards to be established by the compensation committee. Mr. Antin is also entitled to specified perquisites.

        If Mr. Antin's employment is terminated due to his death, the employment agreement provides that we will pay Mr. Antin's estate his remaining base salary during the remaining scheduled term of the employment agreement, accelerated vesting of options and the continuation of family medical benefits. If Mr. Antin's employment is terminated due to his disability, the employment agreement provides that we will pay Mr. Antin his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. Antin), accelerated vesting of options and the continuation of specified benefits and perquisites. In the case of termination due to death or disability, our unexercised options will remain exercisable for the full term.

        If Mr. Antin terminates the employment agreement for cause, if we terminate the employment agreement without cause or in the event of a change of control, in which event the employment of Mr. Antin terminates automatically, we will pay Mr. Antin his remaining base salary during the remaining scheduled term of the employment agreement and an amount based on his past bonuses, accelerated vesting of his options and continue to provide specified benefits and perquisites. In these circumstances, Mr. Antin may exercise his options immediately upon termination and thereafter during the term of the option.

        If Mr. Antin terminates the employment agreement without cause or we terminate the employment agreement for cause, Mr. Antin is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay.

        If any of the payments due Mr. Antin upon termination qualify as "excess parachute payments" under the Internal Revenue Code, Mr. Antin also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

        ARTHUR J. ANTIN. Mr. Antin's employment agreement, dated as of November 27, 2001, provides for Mr. Antin to serve as our Chief Operating Officer,
Senior Vice President and Secretary for a term equal to three years from any given date, such that there shall always be a minimum of at least three years remaining under his employment agreement. The employment agreement provides for Mr. Antin to receive an annual base salary of $416,000, subject to annual increase based on comparable compensation packages provided to executives in similarly situated companies, and to participate in a bonus plan based on annual performance standards to be established by the compensation committee. Mr. Antin is also entitled to specified perquisites.

        If Mr. Antin's employment is terminated due to his death, the employment agreement provides that we will pay Mr. Antin's estate his remaining base salary during the remaining scheduled term of the employment agreement, accelerated vesting of options and the continuation of family medical benefits. If Mr. Antin's employment is terminated due to his disability, the employment agreement provides that we will pay Mr. Antin his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. Antin), accelerated vesting of options and the continuation of specified benefits and perquisites. In the case of termination due to death or disability, our unexercised options will remain exercisable for the full term.

        If Mr. Antin terminates the employment agreement for cause, if we terminate the employment agreement without cause or in the event of a change of control, in which event the employment of Mr. Antin terminates automatically, we will pay Mr. Antin his remaining base salary during the remaining scheduled term of the employment agreement and an amount based on his past bonuses, accelerated vesting of his options and continue to provide specified benefits and perquisites. In these circumstances, Mr. Antin may exercise his options immediately upon termination and thereafter during the full term of the option.

        If Mr. Antin terminates the employment agreement without cause or we terminate the employment agreement for cause, Mr. Antin is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay.

        If any of the payments due Mr. Antin upon termination qualify as "excess parachute payments" under the Internal Revenue Code, Mr. Antin also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

        NEIL TAUBER. Mr. Tauber's employment agreement, dated as of September 20, 2000, provides for Mr. Tauber to serve as our Senior Vice President for a term of three years. The employment agreement provides for Mr. Tauber to receive an annual base salary and additional compensation of not less than $248,000, subject to annual increase based on the Consumer Price Index for Los Angeles County, and to participate in a bonus plan based on annual performance standards to be established by the board of directors.

        If Mr. Tauber's employment is terminated due to his death or disability, the employment agreement provides that we will pay Mr. Tauber or his estate, as applicable, the amount he would have earned as base salary during the 12 months following the termination date (reduced by any amounts paid under any life insurance policy or long-term disability insurance policy, as applicable, maintained by us for the benefit of Mr. Tauber), accelerated vesting of options and the continuation of specified benefits for the 12 months following the termination date. In these circumstances, Mr. Tauber may exercise his options during the remainder of their term.

        If Mr. Tauber terminates the employment agreement for cause, if we terminate the employment agreement without cause or in the event of a change of control, in which event the employment of Mr. Tauber terminates automatically, we will pay Mr. Tauber the amount he would have earned as base salary during the 12 months following the termination date (or a lesser amount if Mr. Tauber is terminated by us without cause and he had not completed 15 months of consecutive service), an amount based on his past bonuses, accelerated vesting of his options and continue to provide specified benefits for the 12 months following the termination date. In these circumstances, Mr. Tauber may exercise his options during the full term of the option.

        Mr. Tauber may terminate his employment with us at any time in which event he is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay.

        If any of the payments due Mr. Tauber upon termination qualify as "excess parachute payments" under the Internal Revenue Code, Mr. Tauber also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

        TOMAS W. FULLER. Mr. Fuller's employment agreement dated as of November 27, 2001, provides for Mr. Fuller to serve as our Chief Financial Officer, Vice President and Assistant Secretary for a term equal to two years from any given date, such that there shall always be a minimum of at least two years remaining under his employment agreement. The employment agreement provides for Mr. Fuller to receive an annual base salary of not less than $208,000, subject to annual increase based on comparable compensation packages provided to executives in similarly situated companies, and to participate in a bonus plan based on annual performance standards to be established by the compensation committee.

        If Mr. Fuller's employment is terminated due to his death, the employment agreement provides that we will pay Mr. Fuller's estate his remaining base salary during the remaining scheduled term of the employment agreement, accelerated vesting of options and the continuation of family medical benefits. If Mr. Fuller's employment is terminated due to his disability, the employment agreement provides that we will pay Mr. Fuller his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. Fuller), accelerated vesting of options and the continuation of specified benefits and perquisites. In the case of termination due to death or disability, our unexercised options will remain exercisable for the full term.

        If Mr. Fuller terminates the employment agreement for cause, if we terminate the employment agreement without cause or in the event of a change of control, in which event the employment of Mr. Fuller terminates automatically, we will pay Mr. Fuller his remaining base salary during the remaining scheduled term of the employment agreement and an amount based on his past bonuses, accelerated vesting of his options and continue to provide specified benefits and perquisites. In these circumstances, Mr. Fuller may exercise his options immediately upon termination and thereafter for the full term of the option.

        If Mr. Fuller terminates the employment agreement without cause or we terminate the employment agreement for cause, Mr. Fuller is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay.

        If any of the payments due Mr. Fuller upon termination qualify as "excess parachute payments" under the Internal Revenue Code, Mr. Fuller also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

        In the event of a change of control and at our request, each of Messrs. Robert L. Antin, Arthur J. Antin, Neil Tauber and Tomas W. Fuller is obligated to continue to serve under his employment agreement for a period of up to 180 days following the termination date at his then-current base salary.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of VCA's common stock as of December 10, 2001, by:

        o   each of the directors of the company and VCA;

        o   each of the executive officers of the company and VCA;

        o all directors and executive officers of the company and VCA as a group; and

        o all other stockholders known by us to beneficially own more than 5% of the outstanding common stock of VCA.

        Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date as of which this information is provided, and not subject to repurchase as of that date, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

        Except as indicated in the notes to this table, and except pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage ownership is based on 36,736,081 shares of common stock outstanding on December 10, 2001. Unless otherwise indicated, the address for each of the stockholders listed below is c/o VCA Antech, Inc., 12401 West Olympic Boulevard, Los Angeles, California 90064.

                                                            NUMBER OF
                                                            SHARES OF
                                                           COMMON STOCK     PERCENT OF
                                                           BENEFICIALLY     COMMON STOCK
                                                              OWNED         OUTSTANDING
                                                           ------------     ------------
Green Equity Investors III, L.P. (1) (2)................     10,508,128            28.6%
Leonard Green & Partners, L.P. entities (2) (3).........      3,718,306            10.1
VCA Co-Investment Fund I, LLC (1) (2)...................      2,109,678             5.7
Robert L. Antin (4).....................................      1,849,505             5.0
Arthur J. Antin (5).....................................        406,848             1.1
Tomas W. Fuller (6).....................................        204,177               *
Neil Tauber (7).........................................         56,245               *
Dawn R. Olsen...........................................         19,995               *
John M. Baumer (8)......................................     16,336,112            44.5
John G. Danhakl (8).....................................     16,336,112            44.5
Melina Higgins..........................................             --               *
Peter J. Nolan (8)......................................     16,336,112            44.5
All directors and executive officers as a group
   (9 persons) (9)......................................     18,872,881            51.4

*    Indicates less than one percent.

--------------------

(1) Green Equity Investors III, L.P. and VCA Co. Investment Fund I, LLC are managed by Leonard Green & Partners, L.P.

(2) The address of Leonard Green & Partners, L.P. is 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(3) Includes: (a) 949,355 shares of common stock held by VCA Co-Investment Fund II, LLC, (b) 949,355 shares of common stock held by VCA Co-Investment Fund III, LLC, (c) 527,419 shares of common stock held by VCA Co-Investment Fund IV, LLC,
(d) 527,419 shares of common stock held by VCA Co-Investment Fund V, LLC, (e) 210,968 shares of common stock held by VCA Co-Investment Fund VI, LLC, (f) 527,419 shares of common stock held by VCA Co-Investment Fund VII, LLC, and (g) 26,371 shares of common stock held by VCA Co-Investment Fund VIII, LLC. Each VCA Co-Investment Fund LLC is managed by Leonard Green & Partners, L.P.

(4) Includes: (a) 250,000 shares held by family trusts established for the benefit of Mr. Antin's family; (b) 60,000 shares held by Mr. Robert Antin's minor children; and (c) 3,125 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before February 8, 2002.

(5) Includes 6,843 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before February 8, 2002.

(6) Includes 6,250 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before February 8, 2002.

(7) Includes 4,167 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before February 8, 2002.

(8) Each of John M. Baumer, John G. Danhakl and Peter J. Nolan is a partner of Leonard Green & Partners, L.P. As such, Messrs. Baumer, Danhakl and Nolan may be deemed to have shared voting and investment power with respect to all shares held by Leonard Green & Partners, L.P. These individuals disclaim beneficial ownership of the securities held by Leonard Green & Partners, L.P., except to the extent of their respective pecuniary interests therein.

(9) Includes: (a) 2,516,385 shares of common stock; and (b) 20,384 shares of common stock reserved for issuance upon exercise of options and are or will be exercisable on or before February 8, 2002.

                           RELATED PARTY TRANSACTIONS

RECAPITALIZATION TRANSACTION

        On September 20, 2000, VCA completed a recapitalization with an entity controlled by Leonard Green & Partners. In the recapitalization, each outstanding share of VCA's common stock, other than shares retained by management and employees, was canceled and converted into the right to receive $1.00. The recapitalization was financed by:

        o the contribution of $155.0 million by a group of investors led by Leonard Green & Partners;

        o our issuance of an aggregate of $20.0 million of senior subordinated notes;

        o borrowings of $250.0 million under our $300.0 million senior credit facility; and

        o   VCA's issuance of an aggregate of $100.0 million of senior notes.

        Upon the completion of the recapitalization, Robert L. Antin, Arthur J. Antin, Neil Tauber, Tom Fuller, other stockholders and a group of investors led by Leonard Green & Partners acquired 17,524,335 shares of common stock at a purchase price of $1.00 per share. Goldman Sachs Credit Partners L.P. is a lender under our senior credit facility. GS Mezzanine Partners II, L.P. and G.S. Mezzanine II Offshore, L.P., affiliates of Goldman, Sachs & Co., purchased portions of our and VCA's securities for an aggregate purchase price of $85.0 million. Melina Higgins, one of VCA's directors, is the Chief Financial Officer of GS Mezzanine Partners II, L.P. and GS Mezzanine II Offshore, L.P. The following partners of Leonard Green & Partners also serve on VCA's board of directors: John M. Baumer, John G. Danhakl and Peter J. Nolan.

STOCKHOLDERS AGREEMENT

        o Call rights expired on one-half of Robert Antin's shares that initially were subject to the stockholders agreement. Of the remaining shares, call rights will expire ratably over a six month period commencing on the closing date of VCA's initial public offering as though the initial public offering had occurred on October 1, 2001;

        o Call rights expired on one-half of Arthur Antin's, Neil Tauber's and Tomas Fuller's shares that initially were subject to the stockholders agreement. Of the amount remaining, call rights will expire on one-half of those shares six months following the closing date of VCA's initial public offering, and on the remaining one-half one year following the closing date VCA's initial public offering, in each event as though the initial public offering had occurred on October 1, 2001; and

        o Call rights expired on one-half of the other employee's shares that initially were subject to the stockholders agreement. Of the remaining shares, call rights will expire ratably over an 12-month period commencing seven months following the closing date of VCA's initial public offering as though the initial public offering had occurred on October 1, 2001.

        The stockholders agreement also provided for the discharge of $579,514 and $108,486 of indebtedness owing to us from Robert L. Antin and Arthur J. Antin, respectively, including interest accrued thereon. This indebtedness was incurred on January 22, 1997, in the form of promissory notes with principal amounts of $459,399 for Mr. Robert L. Antin and $86,000 for Mr. Arthur J. Antin as payment for the exercise price of stock options.

Each note was subject to interest at the midterm applicable federal rate. This indebtedness was forgiven January 3, 2001.

MANAGEMENT SERVICES AGREEMENT

        On September 20, 2000, we and VCA entered into a 10-year management services agreement with Leonard Green & Partners. The agreement was terminated on November 27, 2001. The agreement provided that Leonard Green & Partners would provide general investment-banking services, management, consulting and financial planning services and transaction-related financial advisory and investment banking services to VCA and its subsidiaries. We and VCA paid a one-time structuring fee of $7.5 million to Leonard Green & Partners in September 2000 under the agreement. Leonard Green & Partners received an annual fee of $2.5 million as compensation for the general services and normal and customary fees for transaction-related services. If the group of investors led by Leonard Green & Partners had invested any additional capital pursuant to the agreement, this annual fee would have increased by 1.6% of the amount of the additional investment. We and VCA also agreed to indemnify Leonard Green & Partners and the other investors for any losses and liabilities arising out of the agreement. In 2000 and the nine months ended September 30, 2001, we and VCA paid management fees in an aggregate amount of $620,000 and $1.9 million. In connection with the termination of this agreement, we and VCA paid Leonard Green & Partners $8.0 million.

NON-COMPETITION AGREEMENTS

        On September 20, 2000, Robert L. Antin, Arthur J. Antin, Neil Tauber and Tomas W. Fuller each entered into non-competition agreements with VCA for a term of three years. Generally, the non-competition agreements restrict these individuals from:

        o owning, operating, managing or controlling or in any way being connected with a veterinary medical or laboratory practice within certain geographical areas;

        o   disclosing our confidential information; and

        o   soliciting or diverting away our customers and employees.

        In consideration for the execution of the non-competition agreements, VCA paid approximately $6.2 million, $4.0 million, $2.7 million and $2.5 million to Robert L. Antin, Arthur J. Antin, Neil Tauber and Tomas W. Fuller, or their affiliates, respectively. These agreements were terminated effective November 27, 2001.

INVESTMENT IN ZOASIS

        During the year ended December 31, 2000, VCA made a $5.0 million investment in Zoasis.com, Inc., an internet start-up company, majority owned by Robert L. Antin, our Chief Executive Officer and Chairman of the Board. During the nine months ended September 30, 2001, we incurred $460,000 of marketing expense for services provided by Zoasis. During the year ended December 31, 2000, we incurred $81,000 of marketing expense for services provided by Zoasis. In December 2000, the Company determined that the value of this investment was impaired and, as a result, recognized a loss of $5.0 million on the write-down of its investment in Zoasis.

INVESTMENT IN VET'S CHOICE AND THE WISDOM GROUP, L.P.

        In September 2000, VCA sold its entire equity interest in Vet's Choice, which had zero cost basis, to Heinz Pet Products. VCA received $500,000 in the sale. At the time of the sale, one of VCA's directors, Mr. John A. Heil, served as president of an affiliate of Heinz Pet Products. In connection with the sale, Heinz Pet Products also paid VCA $1.0 million which was transferred to the Wisdom Group, L.P. and used to redeem the limited partnership interests in the Wisdom Group, L.P. Members of VCA's executive management had a 30.5% ownership interest in the Wisdom Group, L.P. as limited partners and a subsidiary of VCA owned a 1% ownership interest as the general partner. The Wisdom Group, L.P. was dissolved in November 2000 upon redemption of all the partnership interests. The nature of the business of the Wisdom Group, L.P. was to provide consulting services to Vet's Choice with respect to the development, marketing and sale of premium pet food products.

        We believe, based on our reasonable judgement, but without further investigation, that the terms of each of the foregoing transactions or arrangements between us on one hand and our affiliates, officers, directors or stockholders which were parties to the transactions on the other hand, were, on an overall basis, at least as favorable to us as could then have been obtained from unrelated parties.

REDEMPTION OF PREFERRED STOCK

        Affiliates of Leonard Green & Partners owned 2,826,000 shares of VCA's 14% series A redeemable preferred stock and 2,800,000 shares of VCA's 12% series B redeemable preferred stock prior to the sale of the original notes and VCA's initial public offering. Affiliates of Goldman, Sachs & Co. owned 122,123 shares of our 14% series A redeemable preferred stock and 121,000 shares of our 12% series B redeemable preferred stock prior to the sale of the original notes and VCA's initial public offering and, as of September 30, 2001, held approximately $82.5 million aggregate principal amount of our senior notes and approximately $14.2 million aggregate principal amount of our senior subordinated notes. An affiliate of Goldman, Sachs & Co. is the syndication agent and a lender under our credit facility. With the proceeds from these offerings VCA redeemed all of the outstanding shares of VCA's preferred stock.

PURCHASE OF COMMON STOCK IN VCA'S INITIAL PUBLIC OFFERING

        Affiliates of Leonard Green & Partners purchased 2,000,000 shares of VCA's common stock in VCA's initial public offering at the initial public offering price of $10.00 per share. These shares are subject to lock-up agreements under which these affiliates of Leonard Green & Partners agree not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly any share of common stock or any securities convertible into or exchangeable or exercisable for any shares of common stock without the prior written consent of the lead underwriter of VCA's initial public offering for a period of 180 days after the date of this prospectus.

        Robert L. Antin purchased in VCA's initial public offering 40,000 of the 725,000 shares of VCA's common stock reserved by the underwriters of VCA's initial public offering for sale to employees and other persons associated with us.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITY

        We have a $300.0 million senior credit facility, dated as of September 20, 2000, with the lenders party thereto, Goldman Sachs Credit Partners, L.P., as syndication agent, and Wells Fargo Bank, N.A., as administrative agent.

        STRUCTURE. The senior credit facility consists of a $50.0 million revolving facility, a $50.0 million term loan A facility and a $200.0 million term loan B facility. Under the revolving facility, up to $50.0 million may be used and the lesser of (1) $5.0 million or (2) the aggregate unused amount of the revolving facility then in effect may be borrowed under a "swing line" facility on same-day notice to the lenders. As of the date of this prospectus, we have no borrowings under the revolving facility.

        MATURITY. We are required to repay the amounts borrowed under the term loan A facility in quarterly installments. Quarterly payments equal $250,000 per quarter in year one, $1.5 million per quarter in year two, $1.75 million per quarter in year three, $2 million per quarter in year four, $2.75 million per quarter in year five and $4.25 million per quarter in year six. The term loan A facility matures on September 20, 2006.

        We are required to repay the amounts borrowed under the term loan B facility in quarterly installments. Quarterly payments equal $625,000 per quarter in years one through six and $23.125 million per quarter in years seven and eight. The term loan B facility matures on September 20, 2008. The entire outstanding principal amount under the revolving facility is due on September 20, 2006. Mandatory prepayments under the term loan facilities are applied pro rata to each required quarterly payment, subject to a lender's ability to waive a term loan B facility payment and have it applied to other facilities. The term facilities and the revolving facility may be voluntarily prepaid in whole or in part without premium or penalty.

           Upon the consummation of the sale of the original notes and VCA's initial public offering, we repaid $100.0 million of borrowings under our senior credit facility.

        GUARANTEES AND SECURITY. Our obligations under the senior credit facility are guaranteed by VCA, our holding company, and each of our wholly owned subsidiaries. The borrowings under the senior credit facility and the subsidiary guarantees are secured by substantially all of our consolidated assets. In addition, borrowings under the senior credit facility are secured by a pledge of substantially all of our capital stock and the capital stock, or similar equity interests, of our wholly owned subsidiaries.

        INTEREST RATE. In general, borrowings under the senior credit facility bear interest based, at our option, on either:

        o the base rate (as defined below) plus a margin ranging from 1.00% to 2.25% per annum for the term loan A facility and the revolving facility and a margin of 2.75% per annum for the term loan B facility; or

        o the adjusted eurodollar rate (as defined below) plus a margin ranging from 2.00% to 3.25% per annum for the term loan A facility and the revolving facility and a margin of 3.75% per annum for the term loan B facility.

        The base rate is the higher of Wells Fargo's prime rate or the federal funds rate plus 0.5%. The adjusted eurodollar rate is defined as the rate per annum obtained by dividing (1) the rate of interest offered to Wells Fargo on the London interbank market by (2) a percentage equal to 100% minus the stated maximum rate of all reserve requirements applicable to any member bank of the Federal Reserve System in respect of "eurocurrency liabilities."

        Swing line borrowings bear interest at the base rate, plus a margin ranging from 1.00% to 2.25%.

        COVENANTS. The senior credit facility contains financial covenants that require us to satisfy, on a consolidated basis, specified quarterly financial tests, including:

        o   a minimum consolidated interest expense coverage ratio;

        o   a minimum fixed charge coverage ratio;

        o   a maximum consolidated senior leverage ratio; and

        o   a maximum consolidated total leverage ratio.

        The senior credit facility also contains a number of other customary covenants that, among other things, restrict our ability to:

        o   dispose of assets;

        o   incur additional debt;

        o prepay other debt, subject to specified exceptions, or amend specified debt instruments;

        o   pay dividends;

        o   create liens on assets;

        o   make investments, loans or advances;

        o   make acquisitions;

        o   engage in mergers or consolidations;

        o   change the business conducted by us;

        o   engage in sale and leaseback transactions;

        o purchase shares of the outstanding common stock of our wholly owned subsidiary; make capital expenditures or engage in transactions with affiliates; and

        o   otherwise undertake various corporate activities.

        EVENTS OF DEFAULT. The senior credit facility also contains customary events of default, including defaults based on:

        o nonpayment of principal, interest or fees when due, subject to specified grace periods;

        o   cross-defaults to other debt;

        o   breach of specified covenants;

        o   material inaccuracy of representations and warranties;

        o   specified other defaults under other credit documents;

        o   events of bankruptcy and insolvency;

        o   material judgments;

        o   dissolution and liquidation;

        o   specified occurrences relating to subordinated debt;

        o   change in control; and

        o   invalidity of any guaranty or security interest.

        CHANGE OF CONTROL. A change of control will trigger an event of default and permit the acceleration of the senior credit facility debt. A change of control will occur if:

        o certain specified persons, including Leonard Green & Partners, its affiliated co-investors and management investors, collectively cease to own and control at least 35% on a fully diluted basis of the voting interests in the capital stock of VCA;

        o any person or group has acquired ownership of a percentage greater than that owned by Leonard Green & Partners, its affiliated co-investors and management investors collectively, on a fully diluted basis of the voting interests in the capital stock of VCA;

        o any person or group has obtained the power to elect a majority of the members of the board of directors of VCA;

        o Leonard Green & Partners and its affiliated co-investors collectively cease to beneficially own and control on a fully diluted basis a percentage of the voting interests in the capital stock of VCA greater than any other person or group;

        o VCA ceases to beneficially own and control 100% of our capital stock;

        o the majority of the seats on our board of directors cease to be occupied by persons who either were members of our board of directors on September 20, 2000, or were nominated for election by our board of directors, a majority of whom were directors on September 20, 2000, or whose election or nomination for election was previously approved by a majority of such directors; or

        o any change of control has occurred under VCA's senior notes, our outstanding senior subordinated notes or the notes being offered under this prospectus.

SENIOR SUBORDINATED NOTES

        On September 20, 2000, we issued $20.0 million principal amount of senior subordinated notes due 2010 pursuant to an indenture of the same date with Chase Manhattan Bank and Trust Company, National Association, as trustee.

        INTEREST RATE. Interest on the senior subordinated notes is payable in cash, semi-annually in arrears, commencing March 31, 2001, at the rate of 13.5% per annum; provided, however, that if we fail timely to meet specified obligations to holders of the senior subordinated notes, as set forth in a registration rights agreement dated as of September 20, 2000, interest on the senior subordinated notes may increase by up to 1% per annum.

        GUARANTEE. The senior subordinated notes are general unsecured and subordinated obligations, and are guaranteed by our wholly owned, consolidated subsidiaries, that mature on September 20, 2010.

        REDEMPTION. The senior subordinated notes have specified optional redemption provisions. An aggregate principal amount of at least $5.0 million of the senior subordinated notes may be prepaid at our option:

        o in whole or in part, at any time on or after September 20, 2003, initially at 106.75% of their principal amount at maturity and declining in annual increments to 101.35% of such principal amount on and after September 20, 2009, in each case plus accrued interest; provided that, so long as certain initial


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


            purchasers own a majority of the principal amount of the senior subordinated notes outstanding, VCA's senior notes must be prepaid first;

        o in their entirety, concurrently with the consummation of a public offering of common stock of VCA or a change of control, on or after September 20, 2002, and prior to September 20, 2003, at a price of 110% of the principal amount plus accrued interest; provided that, so long as certain initial purchasers own a majority of the principal amount of the senior subordinated notes outstanding, VCA's senior notes must be prepaid first; and

        o up to 35% of the aggregate principal amount of the senior subordinated notes, at any time prior to September 20, 2002, from the proceeds of a public offering of VCA common stock at a price of 110% of the principal amount plus accrued interest; provided that, so long as certain initial purchasers own a majority of the principal amount of the senior subordinated notes outstanding, VCA's senior notes must be prepaid first; provided further that, after giving effect to the prepayment, at least 65% of the original principal amount of the senior subordinated notes issued on September 20, 2000, remains outstanding.

        Upon the consummation of the sale of the original notes and VCA's initial public offering, we and VCA used $5.6 million to repay approximately $5.0 million of the outstanding principal amount of our senior subordinated notes at a redemption price of 110% of the principal amount, plus accrued and unpaid interest. The original notes and the exchange notes offered hereby rank pari passu with our existing senior subordinated notes that remain outstanding.

        COVENANTS. The indenture contains a number of covenants, including a provision regarding a change of control. A change of control will occur upon:

        o the sale, lease, transfer, conveyance or other disposition of substantially all of the assets of VCA and its subsidiaries to a person other than specified persons affiliated with Leonard Green & Partners, specified equity investors and management investors;

        o the adoption of a plan relating to the liquidation or dissolution of VCA or us;

        o   the consummation of any transaction as result of which,

            o prior to the senior subordinated notes being registered or exchanged for registered notes,

            o specified persons, including Leonard Green & Partners, its affiliated co-investors and management investors, collectively own less than 40% of the voting interests in the capital stock of VCA, or

            o Leonard Green & Partners and its affiliates own less than 20% of the voting interests in the capital stock of VCA, or

        o   VCA ceases to own directly 100% of our outstanding equity, or

        o any person or group, other than Leonard Green & Partners, its affiliated co-investors and management investors, has acquired beneficial ownership of 35% or more on a fully diluted basis of the aggregate voting interest attributable to all of the outstanding capital stock of VCA and Leonard Green & Partners, its affiliated co-investors and management investors have less voting power than such person or group; or

        o the first day on which a majority of the board of directors of VCA were not directors on September 20, 2000, or whose election or nomination was previously approved by a majority of such directors.

        In the event of a change of control event, or in the event of specified dispositions of assets by VCA or its subsidiaries, the proceeds of which are neither used to repay the senior credit facility, the senior subordinated notes or to acquire long term assets, we are required to offer to repurchase the senior subordinated notes at a purchase

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price equal to 101% (in the case of a specified change of control) or 100% (in the case of a specified disposition of assets) of the principal amount thereof, in each case plus accrued interest.

        The indenture governing the senior subordinated notes also contains covenants that restrict our ability and the other indirect wholly owned subsidiaries of VCA to:

        o   incur additional debt;

        o   incur specified liens on our assets;

        o   pay dividends on stock or repurchase stock;

        o   make investments;

        o   engage in specified transactions with affiliates;

        o create or permit to exist specified dividend or payment restrictions affecting subsidiaries;

        o   sell assets;

        o   engage in specified sale/lease-back transactions;

        o sell all or substantially all of their assets or merge with or into other companies; and

        o engage in business activities unrelated to activities engaged in at the original date of issuance of the senior subordinated notes.

        EVENTS OF DEFAULT. The indenture governing the senior subordinated notes also provides for various defaults, including:

        o failure to pay interest on the senior subordinated notes when due (after a specified grace period);

        o failure to pay any principal on the senior subordinated notes when the same becomes due at maturity, upon redemption or otherwise;

        o failure to observe or perform any other covenant or agreement in the indenture governing the senior subordinated notes where such failure continues for 30 days after actual knowledge thereof by a senior officer; and

        o failure to pay at final maturity or other default leading to actual acceleration with respect to other indebtedness having an aggregate principal amount of $7.5 million or more.

VCA'S SENIOR NOTES

        On September 20, 2000, VCA issued $100.0 million principal amount of senior notes due 2010 pursuant to an indenture of the same date with Chase Manhattan Bank and Trust Company, National Association, as trustee.

        INTEREST RATE. Interest on the senior notes is payable semi-annually in arrears, commencing March 31, 2001, at the rate of 15.5% per annum; provided that on any semi-annual interest payment date prior to September 20, 2005, VCA has the option to pay all or any portion of the interest payable on said date by issuing additional senior notes in a principal amount equal to the interest VCA elects not to pay in cash on such date; and further provided, however, that if VCA fails timely to meet specified obligations to holders of the senior notes as set forth in a registration rights agreement dated as of September 20, 2000, interest on the senior notes may increase by up to 1% per annum. We have issued an aggregate of $16.6 million in additional senior notes to pay interest since the issue date. We are neither a guarantor nor an obligor under the VCA senior notes.

        GUARANTEE. The senior notes are general unsecured and unsubordinated obligations that mature on September 20, 2010.

        REDEMPTION. The senior notes have specified optional redemption provisions. An aggregate principal amount of at least $5 million of the senior notes may be prepaid, at VCA's option:

        o in whole or in part, at any time on or after September 20, 2003, initially at 107.5% of their principal amount at maturity and declining in annual increments to 101.55% of such principal amount on and after September 20, 2009, in each case plus accrued interest;

        o in their entirety, concurrently with the consummation of a public offering of common stock of VCA of a change of control, on or after September 20, 2002 and prior to September 20, 2003, at a price of 110% of the principal amount plus accrued interest; and

        o up to 35% of the aggregate principal amount of the senior notes, at any time prior to September 20, 2002 from the proceeds of a public offering of VCA common stock at a price of 110% of the principal amount plus accrued interest; provided that, after giving effect to the prepayment, at least 65% of the original principal amount of the senior notes issued on September 20, 2000, plus all senior notes issued in lieu of cash interest thereon, remains outstanding.

        Upon the consummation of the sale of the original notes and VCA's initial public offering, we and VCA used $53.8 million to repay approximately $47.8 million of the outstanding principal amount of VCA's senior notes at a redemption price of 110% of the principal amount, plus accrued and unpaid interest.

        The senior notes are also subject to partial mandatory redemption, without premium, on any interest payment date occurring after September 20, 2005, in an aggregate amount equal to the difference, if any, between

        o the aggregate amount which would be includable in the holders' gross income for federal income tax purposes with respect to the senior notes before such interest payment date, and

        o   the sum of the following:

        o the aggregate amount of interest paid in cash under the senior notes before such interest payment date, and

        o the product of the issue price of all of the senior notes (as determined under United States Treasury Regulations Sections 1.1273-2(a)) multiplied by 17.25%.

        Any such partial mandatory redemption has been expressly subordinated in time and right of payment by the holders of the senior notes to the prior payment in full of all obligations under the credit facility, as it may be supplemented, replaced, restructured, refinanced or otherwise modified from time to time.

        COVENANTS. The indenture contains a number of covenants, including a provision regarding a change of control. A change of control will occur upon:

        o the sale, lease, transfer, conveyance or other disposition of substantially all of the assets of VCA and its subsidiaries to a person other than persons affiliated with Leonard Green & Partners, specified equity investors and management investors;

        o the adoption of a plan relating to the liquidation or dissolution of VCA or us;

        o   the consummation of any transaction as result of which,

        o prior to the senior notes being registered or exchanged for registered notes,

        o persons, including Leonard Green & Partners, its affiliated co-investors and management investors, collectively own less than 40% of the voting interests in the capital stock of VCA, or

        o Leonard Green & Partners and its affiliates own less than 20% of the voting interests of at least 25% in the capital stock of VCA, or

        o   VCA ceases to own directly 100% of our outstanding equity or

        o any person or group, other than Leonard Green & Partners, its affiliated co-investors and management investors has acquired beneficial ownership of 35% or more on a fully diluted basis of the aggregate voting interest attributable to all the outstanding capital stock of VCA and Leonard Green & Partners, its affiliated co-investors and management investors have less voting power than such person or group; or

        o the first day on which a majority of the board of directors of VCA were not directors on September 20, 2000 or whose election or nomination was previously approved by a majority of such directors.

        In the event of a change of control event, or in the event of specified dispositions of the assets by VCA or its subsidiaries, the proceeds of which are neither used to repay the senior credit facility, the senior notes or to acquire long term assets, VCA is required to offer to repurchase the senior notes at a purchase price equal to 101% (in the case of a specified change of control) or 100% (in the case of a specified disposition of assets) of the principal amount thereof, in each case plus accrued interest.

        The indenture governing the senior notes also contains covenants that restrict the ability of VCA and its subsidiaries to:

        o   incur additional debt;

        o   incur specified liens on our assets;

        o   pay dividends on stock or repurchase stock;

        o   make investments;

        o   engage in specified transactions with affiliates;

        o create or permit to exist specified dividend or payment restrictions affecting subsidiaries;

        o   sell assets;

        o   engage in specified sale/lease-back transactions;

        o sell all or substantially all of their assets or merge with or into other companies; and

        o engage in business activities unrelated to activities engaged in at the original date of issuance of the senior notes.

        EVENTS OF DEFAULT. The indenture governing the senior notes also provides for various defaults, including:

        o failure to pay interest on the senior notes when due after a specified grace period;

        o failure to pay any principal on the senior notes when the same becomes due at maturity, upon redemption or otherwise;

        o failure to observe or perform any other covenant or agreement in the indenture governing the senior notes where such failure continues for 30 days after actual knowledge thereof by a senior officer; and

        o failure to pay at final maturity or other default leading to actual acceleration with respect to other indebtedness having an aggregate principal amount of $7.5 million or more.

                          DESCRIPTION OF EXCHANGE NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Vicar" refers only to Vicar Operating, Inc. and not to any of its subsidiaries.

        Vicar issued the original notes under an Indenture (the "Indenture") among itself, the Guarantors and Chase Manhattan Bank and Trust Company, National Association, as trustee (the "Trustee"). The exchange notes will be issued under the same Indenture. The terms of the original notes and the exchange notes are identical in all material respects, except for certain transfer restrictions and registrations rights relating to the original notes, and include those terms stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the exchange notes. We have filed a copy of the Indenture with the Commission as an exhibit to the registration statement of which this prospectus is a part. The description of the exchange notes contained in this prospectus assumes that all original notes are exchanged for exchange notes in the exchange offer.

GENERAL

        The original notes and the exchange notes will constitute a single class of debt securities under the Indenture. If the exchange offer is completed, holders of original notes who do not exchange original notes for exchange notes will vote together with holders of the exchange notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by holders, including acceleration following an event of default, must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the Indenture, any original notes that remain outstanding after the exchange offer will be aggregated with exchange notes, and the holders of the exchange notes and the original notes will vote together as a single series. All references in this prospectus to specified percentages in aggregate principal amount of the notes means, at any time after the exchange offer is completed, the percentages in aggregate principal amount of the original notes and the exchange notes collectively then outstanding.

BRIEF DESCRIPTION OF THE EXCHANGE NOTES AND THE EXCHANGE NOTE GUARANTEES

        THE EXCHANGE NOTES

        The exchange notes will be:

        o   general unsecured obligations of Vicar;

        o subordinated in right of payment to all existing and future Senior Debt of Vicar;

        o pari passu in right of payment to all future unsecured Indebtedness of Vicar that is subordinated in right of payment to any other Senior Debt of Vicar and not expressly subordinated to the exchange notes;

        o senior in right of payment to any future Indebtedness of Vicar that expressly provides that it is junior in right of payment to the exchange notes; and

        o unconditionally guaranteed on a senior subordinated basis by the Guarantors.

        THE EXCHANGE NOTE GUARANTEES

        The exchange notes will be guaranteed by Holdings and each existing and future domestic Wholly Owned Restricted Subsidiary of Vicar.

        The Exchange Note Guarantee by each Guarantor will be:

        o   a general unsecured obligation of such Guarantor;

        o subordinated in right of payment to all existing and future Senior Debt of such Guarantor;

        o pari passu in right of payment to all future unsecured Indebtedness of such Guarantor that is subordinated in right of payment to any other Senior Debt of such Guarantor and not expressly subordinated to such Exchange Note Guarantee; and

        o senior in right of payment to any future Indebtedness of such Guarantor that expressly provides that it is junior in right of payment to the Exchange Note Guarantee of such Guarantor.

        As of December 10, 2001, Vicar and the Guarantors have total Senior
Debt of approximately $207.2 million (including $59.2 million of Senior Debt of Holdings) and $50.0 million of additional Senior Debt available to be borrowed under the Senior Credit Facility. As indicated above and as discussed in detail below under the subheading "--Subordination," payments on the exchange notes and under the Exchange Note Guarantees will be subordinated to the payment of Senior Debt. The Indenture will permit us and the Guarantors to incur additional Senior Debt.

        As of the date of the Indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "--Certain Covenants - Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not generally be subject to the restrictive covenants in the Indenture.

        Unrestricted Subsidiaries, Foreign Subsidiaries and non-Guarantor Permitted Partially Owned Subsidiaries (to the extent permitted by the Indenture) will not guarantee the exchange notes. The exchange notes will be structurally subordinated to the Indebtedness and other obligations (including trade payables) of Unrestricted Subsidiaries, Foreign Subsidiaries and such Permitted Partially Owned Subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

        In the exchange offer, Vicar will issue $170.0 million aggregate principal amount of exchange notes. The Indenture will provide for the issuance of additional exchange notes having identical terms and conditions to the exchange notes offered in this offering (the "additional exchange notes"), subject to compliance with the covenants contained in the Indenture. Any additional exchange notes will be part of the same issue as the exchange notes offered hereby and will vote on all matters with the exchange notes offered in the exchange offer. Vicar will issue exchange notes in denominations of $1,000 and integral multiples of $1,000. The exchange notes will mature on December 1, 2009. Unless otherwise specified, references to the "exchange notes" include the exchange notes issued in the exchange offer and any additional exchange notes.

        The exchange notes will mature on December 1, 2009. Interest on the exchange notes will accrue at the rate of 9.875% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2002. Vicar will make each interest payment to the holders of record of the exchange notes on the immediately preceding May 15 and November 15.

        Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of 12 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE EXCHANGE NOTES

        If a holder has given wire transfer instructions to Vicar, Vicar will make all principal, premium and interest payments on those exchange notes in accordance with those instructions. All other payments on the exchange notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless Vicar elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE EXCHANGE NOTES

        The Trustee will initially act as Paying Agent and Registrar. Vicar may change the Paying Agent or Registrar without prior notice to the Holders of the exchange notes, and Vicar or any of its Subsidiaries may act as Paying Agent or Registrar.

TRANSFER AND EXCHANGE

        A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Vicar may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Vicar is not required to transfer or exchange any exchange note selected for redemption. Also, Vicar is not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed. The registered Holder of an exchange note will be treated as the owner of it for all purposes.

EXCHANGE NOTE GUARANTEES

        The Guarantors will jointly and severally guarantee Vicar's obligations under the exchange notes. Each Exchange Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. Since Holdings is a holding company with no significant operations, the Exchange Note Guarantee by Holdings will provide little, if any, additional credit support for the exchange notes, and investors should not rely on the Exchange Note Guarantee by Holdings in evaluating an investment in the exchange notes. In addition, the covenants described below under "--Certain Covenants" will generally not be applicable to Holdings. The obligations of each Guarantor under its Exchange Note Guarantee will be limited in a manner intended to prevent that Exchange Note Guarantee from constituting a fraudulent transfer or conveyance under applicable law. See "Risk Factors - Risks Related to an Investment in the Exchange Notes - Under certain circumstances, federal and state laws may allow courts to avoid the exchange notes and the guarantees and require note holders to return payments they receive from us." Upon any default or acceleration of the exchange notes, the holders of the exchange notes may enforce the Exchange Note Guarantees directly against the Guarantors without first proceeding against Vicar. The Exchange Note Guarantees will provide that they will not be subject to defenses such as invalidity or unenforceability of the exchange notes.

THE EXCHANGE NOTE GUARANTEE OF A SUBSIDIARY GUARANTOR WILL BE RELEASED:

        o if Vicar designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the Indenture;

        o if such Subsidiary Guarantor is released from its Guarantee of the Senior Credit Facility and other Indebtedness in accordance with "--Certain Covenants - Additional Exchange Note Guarantees;" or

        o in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation or any sale of at least a majority of the Capital Stock of that Subsidiary Guarantor in accordance with "--Certain Covenants - Limitations on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries"); provided that Vicar shall apply the Net Proceeds of that sale or other disposition following such release in accordance with the applicable provisions of the Indenture.

See "--Repurchase at the Option of Holders - Asset Sales."

SUBORDINATION

        The payment of principal, premium and interest, if any, on the exchange notes will be expressly subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt of Vicar.

        The holders of Senior Debt of Vicar will be entitled to receive payment in full in cash or Cash Equivalents or other provision satisfactory to such holders of all Obligations due in respect of such Senior Debt (including interest after the commencement of any proceeding described below at the rate specified in the applicable Senior Debt whether or not such interest is an allowable claim) before the Holders of exchange notes will be entitled to receive any payment with respect to the exchange notes (except that Holders of exchange notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance"), in the event of any distribution from the assets of Vicar:

        o   in a liquidation or dissolution of Vicar;

        o in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Vicar or its assets (whether voluntary or involuntary);

        o   in an assignment for the benefit of creditors; or

        o   in any marshaling of Vicar's assets and liabilities.

        Vicar also may not make any payment in respect of the exchange notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if:

        o a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period;

        o any other default on Designated Senior Debt occurs and the maturity of such Designated Senior Debt is accelerated by the holders thereof in accordance with its terms; or

        o any default (other than a default described above) occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity either immediately without further notice (except such notice as may be required to effect such acceleration) or after the expiration of any applicable grace periods, and the Trustee receives a notice of such default (a "Payment Blockage Notice") from Vicar or the holders of any Designated Senior Debt specifying an election to effect a period of non-payment on the exchange notes by Vicar (a "Payment Blockage Period").

        Payments on the exchange notes may and shall be resumed:

        o in the case of a payment default or any other default on Designated Senior Debt pursuant to which the holders thereof accelerate the maturity thereof, upon the date on which such default is cured or waived, such Designated Senior Debt has been paid in full or the Trustee has received written notice from the holders of such Designated Senior Debt approving such payment; and

        o in case of a Payment Blockage Period, 179 days after the date on which the applicable Payment Blockage Notice is received; unless such Payment Blockage Period is terminated earlier by written notice from the holders of the Designated Senior Debt who gave the Payment Blockage Notice; if the default giving rise to such Payment Blockage Notice is cured, waived or otherwise no longer continuing; or because such Designated Senior Debt has been discharged or repaid in full.

        No new Payment Blockage Notice may be delivered unless and until:

        o 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

        o there shall be a period of at least 181 days during each 360-day period when no Payment Blockage Period is in effect.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

        Vicar must promptly notify holders of Designated Senior Debt upon delivery to Vicar of an acceleration notice with respect to the exchange notes or if payment of the exchange notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Vicar, Holders of the exchange notes should expect to recover less ratably than creditors of Vicar who are holders of Senior Debt. See "Risk Factors - Risks Related to an Investment in the Exchange Notes." The notes will be unsecured and subordinated to some of our other obligations.

        The terms of the subordination provisions described above with respect to Vicar's obligations under the exchange notes apply equally to Holdings and the Subsidiary Guarantors under their respective Exchange Note Guarantees.

        No provision contained in the Indenture or the exchange notes will affect our obligation or the obligation of the Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the exchange notes. The subordination provisions of the Indenture and the exchange notes will not prevent the occurrence of any Default under the Indenture or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the exchange notes.

OPTIONAL REDEMPTION

        Prior to December 1, 2004, Vicar may on any one or more occasions redeem up to 35% of the aggregate principal amount of exchange notes originally issued under the Indenture at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that

        o at least 65% of the aggregate principal amount of exchange notes originally issued remains outstanding immediately after the occurrence of such redemption (excluding exchange notes held by Holdings or Vicar and its Subsidiaries); and

        o the redemption must occur within 90 days of the date of the closing of such Public Equity Offering.

        Except pursuant to the preceding paragraph, the exchange notes will not be redeemable at Vicar's option prior to December 1, 2005.

        On or after December 1, 2005, Vicar may redeem all or a part of these exchange notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

                   YEAR                   PERCENTAGE
                   ----                   ----------
                   2005                   104.938%
                   2006                   103.292%
                   2007                   101.646%
                   2008 and               100.000%
                   thereafter

SELECTION AND NOTICE

        If less than all of the exchange notes are to be redeemed at any time, the Trustee will select exchange notes for redemption as follows:

        o if the exchange notes are listed, in compliance with the requirements of the principal national securities exchange on which the exchange notes are listed; or

        o if the exchange notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No exchange notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of exchange notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any exchange note is to be redeemed in part only, the notice of redemption that relates to that exchange note shall state the portion of the principal amount thereof to be redeemed. If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the exchange notes only on a pro rata basis or on as nearly a pro rata basis as practicable. A new exchange note in principal amount equal to the unredeemed portion of the original exchange note will be issued in the name of the Holder thereof upon cancellation of the original note. Exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on exchange notes or portions of them called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

        CHANGE OF CONTROL

        If a Change of Control occurs, each Holder of exchange notes will have the right to require Vicar to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's exchange notes pursuant to a Change of Control offer (the "Change of Control Offer"). In the Change of Control Offer, Vicar will offer to pay an amount in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount of exchange notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, Vicar will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase exchange notes on the date (the "Change of Control Payment Date") specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. Vicar will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control.

        On the Change of Control Payment Date, Vicar will, to the extent lawful:

        o accept for payment all exchange notes or portions thereof properly tendered pursuant to the Change of Control Offer;

        o deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all exchange notes or portions thereof so tendered; and

        o deliver or cause to be delivered to the Trustee the exchange notes so accepted together with an Officers' Certificate stating the aggregate principal amount of exchange notes or portions thereof being purchased by Vicar.

        The Paying Agent will promptly mail to each Holder of exchange notes so tendered the Change of Control Payment for such exchange notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new exchange note equal in principal amount to any unpurchased portion of the exchange notes surrendered, if any; provided that each such new exchange note will be in a principal amount of $1,000 or an integral multiple thereof.

        To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of the Indenture relating to a Change of Control Offer, Vicar will not be deemed to have breached its obligations under the Indenture by virtue of complying with such laws or regulations.

        Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Designated Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Designated Senior Debt to permit the repurchase of exchange notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require Vicar to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the exchange notes to require that Vicar repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

        Vicar's outstanding Senior Debt currently prohibits Vicar from purchasing any exchange notes, and also provides that certain change of control events with respect to Vicar would constitute a default under the agreements governing the Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which Vicar becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Vicar is prohibited from purchasing exchange notes, Vicar could seek the consent of its senior lenders to the purchase of exchange notes or could attempt to refinance the borrowings that contain such prohibition. If Vicar does not obtain such a consent or repay such borrowings, Vicar will remain prohibited from purchasing exchange notes. In such case, Vicar's failure to purchase tendered exchange notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of exchange notes.

        Vicar will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Vicar and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

        Notwithstanding the foregoing, Vicar shall not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an "Alternate Offer") any and all exchange notes validly tendered at a cash price equal to or higher than the Change of Control Payment and purchases all exchange notes properly tendered in accordance with the terms of such Alternate Offer.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Vicar and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of exchange notes to require Vicar to repurchase such exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Vicar and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        ASSET SALES

        Vicar will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

        o Vicar (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

        o such fair market value is determined by Vicar's Board of Directors and evidenced by a resolution of the Board of Directors; and

        o at least 75% of the consideration therefor received by Vicar or such Restricted Subsidiary is in the form of any combination of cash or Cash Equivalents or Related Business Assets. For purposes of this provision, each of the following shall be deemed to be cash:

            (a) any Indebtedness of Vicar or any Restricted Subsidiary (other than Indebtedness that is by its terms subordinated to the exchange notes or any Exchange Note Guarantee) that is assumed by the transferee of any such assets; provided that Vicar or such Restricted Subsidiary is released from such Indebtedness; and

            (b) any notes, securities or other obligations received by Vicar or any such Restricted Subsidiary from such transferee that are converted by Vicar or such Restricted Subsidiary into cash within 90 days after the date of the Asset Sale (to the extent of the cash received in that conversion).

        The foregoing requirement that the consideration received consist of at least 75% cash, Cash Equivalents or Related Business Assets shall not apply to issuances and sales of Equity Interests in Restricted Subsidiaries to licensed veterinarians (or professional corporations owned by licensed veterinarians) in transactions with or resulting in Permitted Partially Owned Subsidiaries.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Vicar may apply such Net Proceeds at its option:

            o to repay Senior Debt and, in the case of any Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility; and/or

            o to make an investment in or expenditures for assets that replace the assets that were the subject of the Asset Sale or in assets that will be used or useful in a Permitted Business.

        Vicar or any of its Restricted Subsidiaries may satisfy the foregoing requirement by entering into a binding commitment to so reinvest such Net Proceeds, if such Net Proceeds are in fact reinvested within an additional 180-day period.

        Pending the final application of any such Net Proceeds, Vicar may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that Vicar does not apply or commit to apply, or decides not to apply, as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Vicar will make an Asset Sale Offer to

            o   all Holders of exchange notes and

            o all holders of other Indebtedness that is pari passu with the exchange notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of exchange notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price for exchange notes in any Asset Sale Offer will be equal to 100% of the aggregate principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Vicar may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture and such Excess Proceeds will no longer be subject to the provisions of this covenant. If the aggregate principal amount of exchange notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the exchange notes to be purchased on a pro rata basis and allocate to the holders of such other pari passu Indebtedness their respective pro rata shares of the Excess Proceeds. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        To the extent the provisions of any applicable securities laws or regulations or rules of any applicable exchange conflict with the provisions of the Indenture relating to an Asset Sale Offer, Vicar will not be deemed to have breached its obligations under the Indenture by virtue of complying with such laws or regulations.

        The Senior Credit Facility currently prohibits Vicar from purchasing any exchange notes, and also provides that certain asset sale repurchases would constitute defaults. Any future credit agreements or other agreements relating to Senior Debt to which Vicar becomes a party may contain similar restrictions and provisions. In the event the Indenture requires Vicar to make an Asset Sale Offer at a time when Vicar is prohibited from purchasing exchange notes, Vicar could seek the consent of its senior lenders to the purchase of exchange notes, use the proceeds of the Asset Sale to pay down such Senior Debt, or attempt to refinance the borrowings that contain such prohibition. If Vicar does not obtain such a consent or repay such borrowings, Vicar will remain prohibited from purchasing exchange notes. In such case, Vicar's failure to purchase tendered exchange notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of exchange notes.

CERTAIN COVENANTS

        RESTRICTED PAYMENTS

        Vicar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (i) declare or pay any dividend or make any other payment or distribution on account of Vicar's or any of its Restricted Subsidiaries' Equity Interests or to holders of Vicar's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of Vicar or dividends or distributions payable to Vicar or a Restricted Subsidiary of Vicar); or

        (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Vicar or any Restricted Subsidiary of Vicar (other than any such Equity Interests owned by Vicar or any Restricted Subsidiary of Vicar); or

        (iii) purchase, redeem, defease, prepay or otherwise acquire or retire for value any Indebtedness of Vicar or any Subsidiary Guarantor that is subordinated to the exchange notes or the Exchange Note Guarantees, except (x) any payment of interest or principal at the Stated Maturity thereof, (y) any payment made with Equity Interests (other than Disqualified Stock) of Vicar and (z) any payment to Vicar or any of its Restricted Subsidiaries; or

        (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

                (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

                (2) Vicar would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Exception; and

                (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Vicar and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) or (9) of the next succeeding paragraph), is less than the sum (the "Basket"), without duplication, of

                        (a) 50% of the Consolidated Net Income of Vicar for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of Vicar's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

                        (b) 100% of the aggregate net cash proceeds received by Vicar since the date of the Indenture as a contribution to its equity capital or from the issue or sale of Equity Interests of Vicar (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Vicar that have been converted into or exchanged for such Equity Interests (other than Equity Interests, Disqualified Stock or debt securities sold to a Subsidiary of Vicar or the net proceeds contributed from and/or the Equity Interests purchased with the net proceeds from the issuance of Qualified Holdings Debt), plus

                        (c) to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (a) above, 100% of (x) an amount equal to any dividends, repayment of loans, or advances with respect to, and (y) the aggregate net proceeds (including the fair market value of assets other than cash) received by Vicar or any of its Restricted Subsidiaries upon the sale or other disposition of, any Investment made by Vicar and its Restricted Subsidiaries since the Issue Date; provided that the foregoing sum shall not exceed, in the case of any investment, the aggregate amount of Investments previously made by Vicar or any of its Restricted Subsidiaries in such investment subsequent to the Issue Date, plus

                        (d) to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (a) above, an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries of Vicar resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Vicar or any of its Restricted Subsidiaries from Unrestricted Subsidiaries of Vicar, and (y) the fair market value of the net assets of an Unrestricted Subsidiary of Vicar at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary multiplied by Vicar's proportionate interest in such Subsidiary; provided that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of Investments previously made by Vicar or any of its Restricted Subsidiaries in such Unrestricted Subsidiary subsequent to the Issue Date.

        The preceding provisions will not prohibit:

        (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

        (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Vicar or any Subsidiary Guarantor or of any Equity Interests of Vicar or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Vicar) of, Equity Interests of Vicar (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall not increase the Basket;

        (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Vicar or any Subsidiary Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

        (4) the payment of any dividend by a Restricted Subsidiary of Vicar to the holders of all of its common Equity Interests on a pro rata basis;

        (5) the payment of any distribution or dividend or the making of any loan or advance to Holdings to enable Holdings to (A) pay its reasonable general administrative costs and expenses, (B) pay all taxes due from Holdings for any given taxable year in an amount equal to Vicar's "separate return liability," as if Vicar were the parent of a consolidated group (for purposes of this clause (5), "separate return liability" for a given taxable year shall mean the hypothetical United States tax liability of Vicar determined as if Vicar had filed its own United States federal tax return for such taxable year), (C) make any payments Holdings is required to make under the Management Services Agreement, provided such payment is made in accordance with clause (4) under "--Transactions with Affiliates," (D) pay regularly scheduled installments of principal and interest, and any mandatory prepayments, on the Holdings Seller exchange notes and Qualified Holdings Debt that are required to be paid in cash and all amounts as and when due with respect to Earn-Out Obligations that are required to be paid in cash, (E) make optional prepayments in respect of Qualified Holdings Debt to the extent that proceeds of such Qualified Holdings Debt have been used by Holdings to make contributions to the equity capital of Vicar, or to purchase Equity interests in Vicar, after the date of the Indenture, provided that at the time of such prepayment and after giving pro forma effect thereto, Vicar would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Exception, (F) repurchase, redeem or otherwise acquire or retire for value of any Equity Interests of Holdings (I) held by any member of Holdings' or Vicar's (or any of Vicar's Restricted Subsidiaries') management pursuant to the Stockholders Agreement, any management equity subscription agreement or stock option agreement or (II) upon the death, disability or termination of employment of any employee, officer, manager or director of Vicar or Holdings or any of Vicar's Restricted Subsidiaries; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.5 million in any fiscal year plus the unused portion of said $1.5 million from the immediately preceding fiscal year plus any proceeds received during such fiscal year under key man insurance policies with respect to such members of management; and provided, further, that any such aggregate cash proceeds from any such reissuance of Equity Interests, even if contributed to Vicar, shall not increase the Basket, and (G) redeem or repurchase, on or about the Issue Date, with the proceeds of the offering of the exchange notes, up to $61.45 million aggregate amount of securities of Holdings as described under "Use of Proceeds";

        (6) the making by Vicar and its Restricted Subsidiaries of loans or advances to veterinarians (or professional corporations owned by such veterinarians) substantially involved in the business of a Restricted Subsidiary of Vicar to allow such veterinarians (or such professional corporations) to acquire Capital Stock of such Restricted Subsidiary, so long as such Restricted Subsidiary remains a Permitted Partially Owned Subsidiary after such acquisition of its Capital Stock and the making by the Company of Restricted Payments to Holdings to enable Holdings to make the loans or advances permitted by this clause (6);

        (7) the redemption or repurchase of any Capital Stock of a Permitted Partially Owned Subsidiary owned by a licensed veterinarian (or professional corporation owned by a licensed veterinarian) whose employment by Vicar or any Restricted Subsidiary of Vicar has terminated, provided the consideration paid does not exceed the fair market value of such Capital Stock as determined by the Board of Directors in good faith and all Indebtedness owed by such veterinarian (or professional corporation) to Holdings and its Subsidiaries is repaid in full concurrently with such redemption or repurchase; provided that the aggregate amount of such Restricted Payments do not exceed $1.0 million in any fiscal year; and provided further that any cash proceeds received by Holdings in connection with the repayment of Indebtedness to Holdings under this clause (7) is contributed to the capital of Vicar;

        (8) the redemption or repurchase by Vicar or any of its Restricted Subsidiary of Equity Interests from an employee covered by Vicar or any of its Restricted Subsidiary by an insurance policy using the proceeds from the insurance policy covering such employee; and

        (9) other Restricted Payments pursuant to this clause (9) not to exceed $20.0 million in the aggregate since the date of the Indenture.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Vicar or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by Vicar, which determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment in excess of $5.0 million, Vicar shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

        INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

        Vicar will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness (including Acquired Debt), and Vicar will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that Vicar or any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt), and Vicar may issue Disqualified Stock, if the Fixed Charge Coverage Ratio for Vicar's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Restricted Subsidiary's preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Restricted Subsidiary's preferred stock had been issued, as the case may be, at the beginning of such four-quarter period (this proviso, the "Fixed Charge Coverage Ratio Exception").

        The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, "Permitted Debt"):

        (1) Indebtedness under the Senior Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Vicar and its Restricted Subsidiaries thereunder) in an aggregate principal amount outstanding pursuant to this clause (1) (including amounts outstanding on the date of the Indenture) not to exceed $225.0 million less, without duplication, the aggregate amount of all Net Proceeds of Asset Sales applied by Vicar or any of its Subsidiaries since the date of the Indenture to permanently repay Indebtedness under the Senior Credit Facility pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders - Asset Sales";

        (2) the original notes issued on the Issue Date and the Note Guarantees thereof, Existing Indebtedness (other than Indebtedness under the Senior Credit Facility), the exchange notes and the Exchange Note Guarantees thereof;

        (3) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost (including financing fees and costs) of development, construction, installation, integration or improvement of Related Business Assets, and Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed $15.0 million at any time outstanding pursuant to this clause (3);

(4) Permitted Refinancing Indebtedness in respect of Indebtedness that was permitted by the Indenture to be incurred under the Fixed Charge Coverage Ratio Exception or clause (2) or (10) of this paragraph or this clause (4);

(5) Indebtedness owed by Vicar or any of its Restricted Subsidiaries to Vicar or any of its Restricted Subsidiaries; provided that

        (a) any such Indebtedness owed by Vicar shall be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the exchange notes, and any such Indebtedness owed by any Subsidiary Guarantor shall be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Exchange Note Guarantee of such Subsidiary Guarantor, as applicable; and

        (b) if such Indebtedness is held by a Person other than Vicar or any of its Restricted Subsidiaries, Vicar or such Restricted Subsidiary shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6) Hedging Obligations that are incurred for the purpose of fixing or hedging (x) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or (y) foreign currency exchange rate risk;

(7) the Guarantee by Vicar or any Subsidiary Guarantor of Indebtedness of Vicar or a Subsidiary Guarantor; provided that the Indebtedness being Guaranteed is permitted to be incurred by another provision of this covenant;

(8) Indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, letters of credit (not supporting Indebtedness for borrowed money), performance, surety and similar bonds and completion guarantees or similar obligations provided by Vicar or a Subsidiary Guarantor in the ordinary course of business;

(9) Guarantees of Indebtedness of Vicar or any Subsidiary or the agreements of Vicar or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of Vicar or any Restricted Subsidiary or Capital Stock of a Restricted Subsidiary, or other guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets of Vicar or any Restricted Subsidiary or Capital Stock of a Restricted Subsidiary for the purpose of financing such acquisition (in each case, or any amendment or modification thereof); provided that the maximum aggregate liability in respect of all such Indebtedness outstanding under this clause (9) shall at no time exceed the gross proceeds actually received by Vicar and its Restricted Subsidiaries in connection with such disposition;

(10) Acquired Debt; provided that, with respect to any Acquired Debt incurred pursuant to this clause (10), (x) it shall have been incurred prior to the time that the debtor thereunder was acquired by or merged into Vicar or any of its Subsidiaries, or prior to the time that the related asset was acquired by Vicar or any of its Subsidiaries, and was not incurred in connection with, or in contemplation of, such acquisition or merger and (y) either (1) the aggregate principal amount of such Acquired Debt shall not exceed $10.0 million at any one time outstanding or (2) immediately after giving effect to such transaction, Vicar shall be able to incur an additional $1.00 of Indebtedness under the Fixed Charge Coverage Ratio Exception;

(11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(12) Indebtedness in connection with repurchases or redemption of minority interests in Permitted Partially Owned Subsidiaries permitted under clause (7) of the second paragraph under "Restricted Payments" in an aggregate principal amount outstanding at any time not to exceed $5.0 million;

(13) the accretion or amortization of original issue discount and the write-up of Indebtedness in accordance with purchase accounting;

(14) Indebtedness in respect of Vicar Seller Notes in an aggregate principal amount not to exceed $10.0 million at any time outstanding; and

(15) additional Indebtedness in an aggregate principal amount not to exceed $15.0 million at any time outstanding pursuant to this clause (15).

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the Fixed Charge Coverage Ratio Exception, Vicar shall, at its sole discretion, classify such item of Indebtedness into any one or more of the categories of Permitted Debt described in clauses (1) and (3) through (15) above (provided that at the time of incurrence such Indebtedness meets the criteria of such category or categories) in any manner that complies with this covenant (provided that all Indebtedness under the Senior Credit Facility outstanding on the date of the Indenture shall be deemed to have been incurred pursuant to clause (1) hereof) and may later reclassify such Indebtedness into any one or more of the categories of Permitted Debt described in clauses (1) and
(3) through (15) above (provided that at the time of reclassification it meets the criteria in such category or categories).

        NO SENIOR SUBORDINATED DEBT

        Vicar will not incur any Indebtedness that is, or purports to be, contractually subordinated or junior in right of payment to any Senior Debt of Vicar and senior in right of payment to the exchange notes. No Subsidiary Guarantor will incur any Indebtedness that is, or purports to be, contractually subordinated or junior in right of payment to any Senior Debt of such Subsidiary Guarantor and senior in right of payment to such Subsidiary Guarantor's Exchange Note Guarantee.

        LIENS

        Vicar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the Indenture and the exchange notes are secured on an equal and ratable basis with the obligation so secured until such time as such is no longer secured by a Lien; provided that if such obligation is by its terms expressly subordinated to the exchange notes or any Exchange Note Guarantee, the Lien securing such obligation shall be contractually subordinate and junior to the Lien securing the exchange notes and the Exchange Note Guarantees with the same relative priority as such subordinate or junior obligation shall have with respect to the exchange notes and the Exchange Note Guarantees.

        DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
SUBSIDIARIES

        Vicar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (1) pay dividends or make any other distributions on its Capital Stock to Vicar or any Subsidiary Guarantor, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Vicar or any Subsidiary Guarantor;

        (2)     make loans or advances to Vicar or any Subsidiary Guarantor; or

        (3)     transfer any of its assets to Vicar or any Subsidiary Guarantor.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

        (1) any Senior Debt and other Existing Indebtedness, and any amendments or refinancings thereof; provided that such Senior Debt, and any amendments or refinancings of Senior Debt or Existing Indebtedness are no more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in the Senior Credit Facility or such Existing Indebtedness, as in effect on the date of the Indenture;

        (2) the Indenture and the exchange notes and any Indebtedness that is pari passu to the exchange notes, and any amendments or refinancings thereof; provided that such amendments or refinancings are not materially more restrictive taken as a whole with respect to such provisions than those contained in the Indenture and the exchange notes on the date thereof;

        (3) the Existing Holdings Indenture and the Existing Holdings Notes to the extent such restrictions exist on the Issue Date;

        (4) contracts for the sale of assets, including without limitation customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

        (5) statutory or contractual provisions requiring pro rata treatment of holders of Capital Stock of Restricted Subsidiaries held by Persons other than Vicar or any Restricted Subsidiary;

        (6)     applicable law;

        (7) any instrument governing Indebtedness, Capital Stock or assets or operations of a Person acquired by Vicar or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent any such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person and any Subsidiaries of such Person, and any such Subsidiaries' assets and properties, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

        (8) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

        (9) capital leases or purchase money obligations for assets acquired or leased in the ordinary course of business (together with such directly-related assets as proceeds, products, substitutions and accessions) that impose restrictions on the assets so acquired of the nature described in clause (3) of the preceding paragraph;

        (10) any agreement for the sale or other disposition of any assets, including Capital Stock of a Restricted Subsidiary, that restricts the transfer of such assets, or in the case of the sale of Capital Stock of such Restricted Subsidiary, distributions by such Restricted Subsidiary, pending its sale or other disposition;

        (11) Permitted Refinancing Indebtedness; provided that such dividend and other restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

        (12) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of Vicar or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

        (13) provisions with respect to the disposition or distribution of assets in joint venture agreements and other similar agreements entered into in the ordinary course of business;

        (14) restrictions on deposits or minimum net worth requirements imposed by customers under contracts entered into in the ordinary course of business;

        (15) any agreement relating to a sale and leaseback transaction or Capital Lease Obligation, in each case, otherwise permitted by the Indenture, but only on the assets subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to a sale and leaseback transaction or capital lease;

        (16) customary provisions in licenses and leases and other similar agreements entered into in the ordinary course of business;

        (17) statutory or contractual provisions requiring pro rata treatment of holders of Capital Stock of Subsidiaries constituting Permitted Partially Owned Subsidiaries; and

        (18) restrictions in financing and similar agreements that are not materially more restrictive than customary provisions in comparable financings or similar transactions, if the management of Vicar determines that such restrictions will not materially impair Vicar's ability to make payments as required under the exchange notes.

        TRANSACTIONS WITH AFFILIATES

        Vicar will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

        (1) such Affiliate Transaction is on terms that are no less favorable to Vicar or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Vicar or such Restricted Subsidiary with an unrelated Person; and

        (2) Vicar delivers to the Trustee:

            (a) with respect to any Affiliate Transaction or series of related
                Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, if there are any such disinterested members; and

            (b) with respect to any Affiliate Transaction or series of related
                Affiliate Transactions involving aggregate consideration in excess of $10.0 million or in excess of $1.0 million and not approved by a majority of the disinterested members of the Board of Directors, an opinion as to the fairness to Vicar of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

        (1) transactions between or among Vicar and/or one or more of its Restricted Subsidiaries;

        (2) Restricted Payments and Permitted Investments that are not prohibited by the provisions of the Indenture described above under the caption "--Restricted Payments";

        (3) payment of customary compensation, bonuses, severance awards, advances, grants, reimbursement of expenses and indemnity to officers, directors and employees consistent with market practices for services actually rendered to Vicar and its Restricted Subsidiaries;

        (4) payments, to the Sponsors or any of their Affiliates, on or about the Issue Date, in connection with the termination of the Management Services Agreement;

        (5) the sale of Capital Stock of Restricted Subsidiaries of Vicar to Affiliates of such Restricted Subsidiaries to the extent that a Permitted Partially Owned Subsidiary results therefrom, and the redemption or repurchase from Affiliates of such Restricted Subsidiaries of minority interests in Permitted Partially Owned Subsidiaries, in each case as otherwise permitted by the Indenture; and

        (6) any capital contributions by VCA to Vicar or sale of Equity Interests in Vicar to VCA.

        ADDITIONAL EXCHANGE NOTE GUARANTEES

        If Vicar or any of its Restricted Subsidiaries transfers, acquires or creates another Wholly Owned Restricted Subsidiary (other than any Foreign Subsidiary) after the date of the Indenture, or any Permitted Partially Owned Subsidiary becomes a Wholly Owned Restricted Subsidiary of Vicar, then any such Wholly Owned Restricted Subsidiary must become a Subsidiary Guarantor and shall, within ten business days of the date on which it was acquired or created, or became a Wholly Owned Restricted Subsidiary, execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of Vicar's obligations under the exchange notes and the Indenture on the terms set forth in the Indenture until released in accordance with the terms of the Indenture. Thereafter, unless and until so released, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture.

        In addition, the Indenture will provide that in the event that, subsequent to the Issue Date, a domestic Wholly Owned Restricted Subsidiary is designated by Vicar as a Permitted Partially Owned Subsidiary and such Restricted Subsidiary is released from its Guarantee of the Senior Credit Facility, then such Restricted Subsidiary's Guarantee of the exchange notes shall also be released; provided that, following such release, (i) such Restricted Subsidiary does not Guarantee any other Indebtedness of Vicar or any Restricted Subsidiary of Vicar and (ii) Vicar shall be deemed to have made an Investment on the date of such release equal to the fair market value of the Equity Interests of such Permitted Partially Owned Subsidiary not sold or otherwise transferred to a third party in connection with such release in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

        DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Vicar and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or for Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. The designation will be permitted only if such Investment would not be prohibited at that time under the covenant described under the caption "--Restricted Payments" and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

        SALE AND LEASEBACK TRANSACTIONS

        Vicar will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction (except any such transaction between Vicar and any Subsidiary Guarantor of Vicar or among Vicar's Restricted Subsidiaries and as otherwise permitted under the "--Incurrence of Indebtedness and Issuance of Preferred Stock" covenant); provided that Vicar or any Restricted Subsidiary of Vicar that is a Subsidiary Guarantor may enter into a sale and leaseback transaction if:

        (1) Vicar or that Subsidiary Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and
            (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens";

        (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and

        (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Vicar applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders - Asset Sales."

        LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN WHOLLY OWNED RESTRICTED SUBSIDIARIES

        Vicar will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of Vicar to any Person (other than Vicar or a Wholly Owned Restricted Subsidiary of Vicar), unless (a) the transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary and the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders - Asset Sales" or (b) such transfer, conveyance, sale, lease or other disposition is to a licensed veterinarian (or a professional corporation owned by a licensed veterinarian) in a transaction resulting in a Permitted Partially Owned Subsidiary and as otherwise permitted by the Indenture. In addition, except as provided in clause (b) above, Vicar will not permit any of its Wholly Owned Restricted Subsidiaries to issue any of their Equity Interests (other than, if necessary, shares of their Capital Stock constituting directors' qualifying shares) to any Person other than Vicar or a Wholly Owned Restricted Subsidiary of Vicar.

        LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

        Vicar will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of Vicar unless such Restricted Subsidiary simultaneously executes and delivers an Exchange Note Guarantee, which Exchange Note Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness, unless such other Indebtedness is Senior Debt, in which case such Exchange Note Guarantee may be subordinated to the Guarantee of such Senior Debt to the same extent as the exchange notes are subordinated to such Senior Debt.

        Notwithstanding the preceding paragraph, any Exchange Note Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption "--Brief Description of the Exchange Notes and the Exchange Note Guarantees - The Exchange Note Guarantees." The form of the Exchange Note Guarantee will be attached as an exhibit to the Indenture.

        MERGER, CONSOLIDATION OR SALE OF ASSETS

        Vicar may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Vicar is the surviving corporation); or (2) sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of Vicar's assets (determined on a consolidated basis for Vicar and its Restricted Subsidiaries), in one or more related transactions, to another Person; unless:

        (1) either: (a) Vicar is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Vicar) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States, any State thereof or the District of Columbia;

        (2) the Person formed by or surviving any such consolidation or merger (if other than Vicar) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Vicar under the exchange notes, the Indenture and, if then applicable, the registration rights agreement pursuant to agreements reasonably satisfactory to the Trustee;

        (3) immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness or Liens incurred, assumed or granted in connection with or in respect of such transaction); and

        (4) Vicar or the Person formed by or surviving any such consolidation or merger (if other than Vicar) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Exception.

        The foregoing restrictions will not apply to the merger of Vicar or a Subsidiary Guarantor with an Affiliate solely for the purpose of reincorporating or reorganizing such Person in another jurisdiction within the United States.

        Upon any sale, assignment, transfer, conveyance or other disposition of all or substantially all of Vicar's assets, in one or more related transactions, in compliance with the provisions of this "Merger, Consolidation or Sale of Assets" covenant, Vicar will be released from its obligations under the exchange notes and the Indenture, except with respect to any obligations that arise from, or are related to, such transaction.

        A Subsidiary Guarantor may not sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person unless:

        (1) immediately after giving effect to that transaction, no Default exists; and

        (2) either:

            (a) the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) assumes all the obligations of that Subsidiary Guarantor pursuant to a supplemental indenture satisfactory to the Trustee; or

            (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

        Upon the sale, assignment, lease, transfer, conveyance or disposition of all or substantially all of the assets of a Subsidiary Guarantor (including by merger, consolidation or stock purchase) to an entity which is not and is not required to become a Subsidiary Guarantor, or the designation of a Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture, such Subsidiary Guarantor will be deemed released from its obligations under its Exchange Note Guarantee and the Indenture; PROVIDED, HOWEVER, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its Guarantees of any Indebtedness of Vicar or any Indebtedness of any other Guarantor shall also terminate upon such release, sale or disposition and none of its Equity Interests are pledged for the benefit of any holder of any Indebtedness of Vicar or any Indebtedness of any Restricted Subsidiary of Vicar.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

        o a sale, assignment, transfer, conveyance or other disposition of assets between or among Vicar and any of its Wholly Owned Restricted Subsidiaries or any Subsidiary Guarantor;

        o a merger or consolidation of any Restricted Subsidiary into any other Restricted Subsidiary (other than a Subsidiary Guarantor into a Restricted Subsidiary that is not a Subsidiary Guarantor) or any Subsidiary Guarantor or Vicar; or

        o a merger or consolidation of any Subsidiary Guarantor into any other Subsidiary Guarantor or into Vicar.

        BUSINESS ACTIVITIES

        Vicar will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to the extent that any such business would not be material to Vicar and its Restricted Subsidiaries, taken as a whole.

        REPORTS

        Whether or not required by the Commission, so long as any exchange notes are outstanding, Vicar will furnish, without exhibits unless requested, to the Holders and beneficial owners of exchange notes, within the time periods specified in the Commission's rules and regulations:

        (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Vicar were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Vicar's certified independent accountants; and

        (2) all current reports that would be required to be filed with the Commission on Form 8-K if Vicar were required to file such reports.

        The foregoing requirements shall not apply to Vicar so long as:

            o   Vicar is not required by the Commission to file such reports;

            o   Vicar is a consolidated subsidiary of Holdings; and

            o Vicar delivers to the Holders the reports and information described above with respect to Holdings and its consolidated Subsidiaries as the same are filed with the Commission.

        If Vicar has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto, or delivered together therewith, and in Management's Discussion and Analysis of Financial Condition and Results of Operations or in a separate statement prepared by management and delivered together therewith, of the financial condition and results of operations of Vicar and its Restricted Subsidiaries separate from the financial condition and results of operations of Vicar's Unrestricted Subsidiaries.

        In addition, whether or not required by the Commission, Vicar will, following the consummation of the exchange offer, file a copy of all of the information and reports referred to in clauses (1) and (2) above (except any separate statements delivered with the reports) with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

        Each of the following is an Event of Default:

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        (1) default for a continued period of 30 days in the payment when due of interest on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

        (2) default in payment when due of the principal of or premium, if any, on the exchange notes, whether or not prohibited by the subordination provisions of the Indenture;

        (3) Vicar fails to observe or perform any other covenant or other agreement in the Indenture or the exchange notes and such failure continues for a period of 30 days in the case of a default with respect to the "Change of Control," "Restricted Payments," "Incurrence of Indebtedness and Issuance of Preferred Stock," "Asset Sales," "Transactions with Affiliates," or "Liens" covenant or 60 days in the case of a default with respect to any other covenant or agreement; and in either case, after notice thereof has been given to Vicar by the Trustee or to Vicar and the Trustee by the holders of at least 25% in the aggregate principal amount of the outstanding exchange notes;

        (4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Vicar or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Vicar or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

            (a) is caused by a failure to pay at final maturity (giving effect to any applicable grace period) the principal amount on such Indebtedness (a "Payment Default"); or

            (b) results in the acceleration of such Indebtedness prior to its express maturity,

            and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

        (5) failure by Vicar or any of its Restricted Subsidiaries to pay final judgments aggregating at any one time in excess of $10.0 million (excluding amounts covered by an enforceable insurance issued by an insurer with a Best's rating of at least B+, as to which the insurer has acknowledged liability), which judgments are not paid, discharged or stayed for a period of 60 days;

        (6) except as permitted by the Indenture, any Exchange Note Guarantee of any Guarantor that is a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Exchange Note Guarantee; and

        (7) certain events of bankruptcy or insolvency with respect to Vicar or any of its Significant Subsidiaries.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Vicar or any Subsidiary Guarantor that is a Significant Subsidiary, all outstanding exchange notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding exchange notes may declare all the exchange notes to be due and payable immediately; provided that if there are any amounts outstanding under the Senior Credit Facility, such amounts shall become immediately due and payable upon the first to occur of (x) an acceleration under the Senior Credit Facility and (y) five business days after receipt by Vicar and the representative under the Senior Credit Facility of such acceleration notice but only if such Event of Default is then continuing.

        At any time after a declaration of acceleration with respect to the exchange notes as described in the preceding paragraph, the holders of a majority in aggregate principal amount of the exchange notes, on behalf of all holders of exchange notes, may rescind and cancel such declaration and its consequences:

        o   if the rescission would not conflict with any judgment or decree;

        o if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

        o to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

        o if Vicar has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

        o in the event of the cure or waiver of an Event of Default of the type described in clause (7), the Trustee has received an Officers' Certificate that such Event of Default has been cured or waived.

        No such rescission will affect any subsequent Default or impair any right consequent thereto.

        No such rescission will affect any subsequent Default or impair any right consequent thereto.

        Holders of the exchange notes may not enforce the Indenture or the exchange notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding exchange notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the exchange notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

        The Holders of a majority in aggregate principal amount of the exchange notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the exchange notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the exchange notes.

        Vicar is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default, Vicar is required to deliver to the Trustee a statement specifying such Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

        Vicar may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding exchange notes and all obligations of the Guarantors discharged with respect to their Exchange Note Guarantees ("Legal Defeasance") except for:

        (1) the rights of Holders of outstanding exchange notes to receive payments in respect of the principal of, premium, if any, and interest on such exchange notes when such payments are due from the trust referred to below;

        (2) Vicar's obligations with respect to the exchange notes concerning issuing temporary exchange notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust;

        (3) the rights, powers, trusts, duties and immunities of the Trustee, and Vicar's obligations in connection therewith; and

        (4) the Legal Defeasance provisions of the Indenture.

        In addition, Vicar may, at its option and at any time, elect to have the obligations of Vicar and the Guarantors released with respect to certain covenants that are identified in the Indenture ("Covenant Defeasance"), and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the exchange notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1) Vicar must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the exchange notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding exchange notes on the Stated Maturity or on the applicable redemption date, as the case may be, and Vicar must specify whether the exchange notes are being defeased to maturity or to a particular redemption date;

        (2) in the case of Legal Defeasance, Vicar shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee opining that (a) Vicar has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall opine that, the Holders of outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3) in the case of Covenant Defeasance, Vicar shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee opining that the Holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4) no Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit), or (b) in the case of Legal Defeasance, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

        (5) Vicar must have delivered to the Trustee an Opinion of Counsel to the effect that such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Vicar or any of its Restricted Subsidiaries is a party or by which Vicar or any of its Restricted Subsidiaries is bound;

        (6) Vicar must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming that no Holder is an "insider," as such term is defined in the Bankruptcy Code, after the 91st day following the deposit, the trust funds will not be subject to avoidance as a preference under Section 547 of the Bankruptcy Code;

        (7) Vicar must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by Vicar with the intent of preferring the Holders of exchange notes over the other creditors of Vicar with the intent of defeating, hindering, delaying or defrauding creditors of Vicar or others; and

        (8) Vicar must deliver to the Trustee an Officers' Certificate stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance contained in clauses (2), (3), (5) and (6), as applicable, have been complied with.

SATISFACTION AND DISCHARGE

        Upon the request of Vicar, the Indenture will cease to be of further effect with respect to either series of exchange notes and the Trustee, at the expense of Vicar, will execute proper instruments acknowledging satisfaction and discharge of such series of exchange notes and the Indenture and the Exchange Note Guarantees with respect to such series of exchange notes when:

        (1) either:

            (a) all the exchange notes of such series theretofore authenticated and delivered (other than destroyed, lost or stolen exchange notes of such series that have been replaced or paid and exchange notes of such series that have been subject to defeasance as described under the caption "--Legal Defeasance and Covenant Defeasance") have been delivered to the Trustee for cancellation; or

            (b) all exchange notes of such series not theretofore delivered to the Trustee for cancellation:

                o   have become due and payable;

                o   will become due and payable at maturity within one year; or

                o are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and the expense, of Vicar, and Vicar has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose in an amount sufficient to pay and discharge the entire Indebtedness on the exchange notes of such series not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any, on) and interest on the exchange notes of such series to the date of such deposit (in case of exchange notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

        (2) Vicar has paid or caused to be paid all sums payable under the Indenture by Vicar; and

        (3) Vicar has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the exchange notes of such series and the Indenture and the Exchange Note Guarantees with respect to such series of exchange notes have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

        Vicar, the Guarantors and the Trustee may amend the Indenture or the exchange notes without notice to any Holder but with the written consent of the Holders of a majority in aggregate principal amount of the exchange notes then outstanding (including consents obtained in connection with a tender offer or exchange for the exchange notes and, subject to the provisions of the Indenture, any existing Default (other than a Default in the payment of the principal of, premium, if any, or interest on the exchange notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the exchange notes (including consents obtained in connection with a tender offer or exchange offer for the exchange notes).

        Notwithstanding the foregoing, without the consent of any Holder of exchange notes, Vicar, the Guarantors and the Trustee may amend the Indenture or the exchange notes:

        (1) to cure any ambiguity, defect or inconsistency;

        (2) to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes;

        (3) to provide for the assumption of Vicar's obligations to Holders of exchange notes in the case of a merger or consolidation or sale of all or substantially all of Vicar's assets;

        (4) to make any change that would provide any additional rights or benefits to the Holders of exchange notes or that does not adversely affect the legal rights under the Indenture of any Holder;

        (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

        (6) to make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Debt (or any representative therefor) under the Indenture;

        (7) to add additional Exchange Note Guarantees;

        (8) to secure the exchange notes;

        (9) to add to the covenants of Vicar for the benefit of the Holders or to surrender any right or power herein conferred upon Vicar or its Restricted Subsidiaries;

        (10) to comply with the procedures of the Trustee, The Depository Trust Company or other applicable entity with respect to the provisions of the Indenture and the exchange notes relating to transfers of the exchange notes or to provide for the issuance of the exchange notes, which shall have terms substantially identical in all material respects to the original notes (except that the transfer restrictions contained in the original notes shall be modified or eliminated, as appropriate), and which shall be treated, together with any outstanding Exchanging Notes, as a single issue of securities; or

        (11) to change the name or title of the exchange notes and make any non-substantive conforming changes related thereto.

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any exchange notes held by a non-consenting Holder):

        (1) reduce the principal amount of exchange notes whose Holders must consent to an amendment or waiver;

        (2) reduce the principal of or change or have the effect of changing the fixed maturity of any exchange note or alter the provisions with respect to the redemption of the exchange notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

        (3) reduce the rate of or change the time for payment of scheduled interest on any exchange note;

        (4) waive a Default in the payment of scheduled principal of or premium, if any, or interest on the exchange notes (except a rescission of acceleration of the exchange notes by the Holders of a majority in aggregate principal amount of the exchange notes and a waiver of the payment default that resulted from such acceleration);

        (5) make any exchange note payable in money other than that stated in the exchange notes;

        (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of exchange notes to receive payments of principal of or premium, if any, or interest on the exchange notes;

        (7) waive a redemption payment with respect to any exchange note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders");

        (8) release any Guarantor from any of its obligations under its Exchange Note Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture;

        (9) make any change to the provisions of the Indenture relating to subordination (including the related definitions) that materially adversely affects the rights of the Holders of the exchange notes, taken as a whole; or

        (10) make any change in the preceding amendment and waiver provisions.

        No amendment may make any change that adversely affects the rights under the subordination provisions of the Indenture of any holder of Senior Debt then outstanding unless the representative under the Senior Credit Facility or, in the absence thereof, the holders holding a majority in principal amount of such Senior Debt consent to such change.

        After an amendment becomes effective, Vicar shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment.

GOVERNING LAW

        The Indenture, the exchange notes and the Exchange Note Guarantees will be governed by the laws of the State of New York.

CONCERNING THE TRUSTEE

        If the Trustee becomes a creditor of Vicar or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Holders of a majority in aggregate principal amount of the then outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of exchange notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

        No director, officer, employee, incorporator or stockholder of Vicar or any Guarantor, as such, shall have any liability for any obligations of Vicar or the Guarantors under the exchange notes, the Indenture, the Guarantors' Exchange Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of exchange notes by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. The waiver may not be effective to waive liabilities under federal securities laws.

CERTAIN DEFINITIONS

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

        "ACQUIRED DEBT" means, with respect to any specified Person:

        (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

        (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under direct or indirect common control with" shall have correlative meanings.

        "AMEND" means to amend, supplement, restate, amend and restate or otherwise modify; and "amendment" shall have a correlative meaning.

        "ASSET" means any asset or property, whether real or personal, tangible or intangible.

        "ASSET SALE" means:

        (1) the sale, lease (other than under operating leases entered into in the ordinary course of business), conveyance or other disposition of any property, assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that any transaction covered by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders - Change of Control" and/or the provisions described above under the caption "--Certain Covenants - Merger, Consolidation or Sale of Assets" shall be governed by those provisions as applicable and not by the provisions of the Indenture described under the caption "--Repurchase at the Option of Holders - Asset Sales"; and

        (2) the issuance of Equity Interests by any of Vicar's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries or the sale of Equity Interests held by Vicar or any of its Restricted Subsidiaries in any of its Unrestricted Subsidiaries.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

        (1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $5.0 million, or (b) results in net proceeds to Vicar and its Restricted Subsidiaries of less than $5.0 million;

        (2) an issuance of Equity Interests by a Restricted Subsidiary to Vicar or to another Restricted Subsidiary;

        (3) a Restricted Payment or a Permitted Investment that is not prohibited by the covenant described above under the caption "--Certain Covenants - Restricted Payments";

        (4) any transfer of assets by Vicar to any Restricted Subsidiary of Vicar that is a Subsidiary Guarantor, or by a Restricted Subsidiary of Vicar to Vicar or to another Restricted Subsidiary of Vicar;

        (5) any conversion of Cash Equivalents into cash or any other form of Cash Equivalents;

        (6) sales, transfers or other dispositions of past due accounts receivable in the ordinary course of business;

        (7) grants of credits and allowances in the ordinary course of business;

        (8) the sublease of real or personal property on commercially reasonable terms;

        (9) trade-ins or exchanges of equipment or other fixed assets;

       (10) sales, transfers or other dispositions of damaged, worn-out or obsolete equipment or assets that, in Vicar's reasonable judgment, are no longer either used or useful in the business of Vicar or any of its Restricted Subsidiaries;

       (11) any termination or expiration of any lease of real property in accordance with its terms;

       (12) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other litigation claims in the ordinary course of business; and

       (13) the granting of Liens (and foreclosure thereon and transfer of the encumbered assets pursuant thereto) not prohibited by the Indenture.

        "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "BASKET" has the meaning given to such term in clause (3) of the first paragraph of the covenant described above under the caption "--Certain Covenants - Restricted Payments."

        "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

        "BOARD OF DIRECTORS" means (1) in the case of a corporation, the board of directors and (2) in all other cases, a body performing substantially similar functions as a board of directors, and in either case, any committee thereof authorized to act with respect to any particular matter on behalf of such board or body, as applicable.

        "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "CAPITAL STOCK" means:

        (1) in the case of a corporation, corporate stock;

        (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

        (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

        (4) any other interest or participation (other than Indebtedness) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "CASH EQUIVALENTS" means:

        (1) United States dollars;

        (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition;

        (3) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having at the time of acquisition capital and surplus in excess of $500 million and a Thompson BankWatch Rating of "B" or better;

        (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

        (5) commercial paper having at the time of acquisition the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Group and in each case maturing within six months after the date of acquisition;

        (6) corporate debt obligations maturing within 12 months after the date of acquisition thereof, having at the time of acquisition the highest rating available from Standard & Poor's Rating Group or Moody's Investor Service, Inc.;

        (7) auction-rate preferred stocks of any corporation maturing not later 45 days after the date of acquisition thereof, having at the time of acquisition the highest rating available from Standard & Poor's Rating Group or Moody's Investor Service, Inc.;

        (8) securities issues by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than 6 months after the date of acquisition thereof, having at the time of acquisition the highest rating available from Standard & Poor's Rating Group or Moody's Investor Service, Inc.; and

        (9) money market or mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "CHANGE OF CONTROL" means the occurrence of any of the following:

        (1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Vicar and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Sponsor or a Related Party of a Sponsor;

        (2) the adoption of a plan relating to the liquidation or dissolution of Holdings or Vicar;

        (3) prior to a Public Equity Offering, the Sponsors and their Related Parties do not Beneficially Own, directly or indirectly, Capital Stock of Holdings or Vicar representing 50% or more of all voting power of the Voting Stock of Holdings or Vicar;

        (4) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Sponsors and their

            Related Parties, becomes the Beneficial Owner, directly or indirectly, of Capital Stock of Holdings or Vicar representing more than 35% of all voting power of the Voting Stock of Holdings or Vicar; and the Sponsors and their Related Parties have less voting power than such "person";

        (5) the first day on which a majority of the members of the Board of Directors of Holdings or Vicar are not Continuing Directors;

        (6) Holdings or Vicar consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Holdings or Vicar, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or Vicar is converted into or exchanged for cash, securities or other assets, other than any such transaction where the Voting Stock of Holdings or Vicar outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance; or

        (7) a "change of control" (as defined in the Existing Vicar Indenture) under the Existing Vicar Indenture governing the Existing Vicar Notes.

        The foregoing provisions shall not be applicable to Holdings following a transaction which results in a "Change of Control" of Vicar following which Vicar is no longer a consolidated Subsidiary of Holdings.

        "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (to the extent such item was deducted in computing such Consolidated Net Income) (in each case on a consolidated basis and determined in accordance with GAAP):

        (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale; plus

        (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period; plus

        (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, interest on guaranteed indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations); plus

        (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses or items that were paid in a prior period) and other non-cash expenses or items (excluding any such non-cash expense or item to the extent that it represents an accrual of or reserve for cash expenses or items in any future period or amortization of a prepaid cash expense or item that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

        (5) customary fees (excluding financing fees) and professional expenses incurred in connection with any consummation of any acquisition permitted by the Indenture; minus

        (6) other non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business;

        provided that the following shall be excluded:


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            (a) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (x) any asset sale (other than in the ordinary course of business); or (y) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

            (b) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

        "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

            (1) the Net Income (but not loss) of any Person that is not a
                Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof (subject to clause (2) below);

            (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

            (3) the Consolidated Net Income of any Person shall be increased by the amount, if any, of (a) non-cash charges relating to the exercise of options and (b) non-cash losses (or minus non-cash gains) from foreign currency translation, to the extent such items reduced the Net Income of Vicar or its Restricted Subsidiaries during any period;

            (4) the Net Income (loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

            (5) the cumulative effect of a change in accounting principles shall be excluded;

            (6) any restoration to income of any contingency reserve of an extraordinary, non-recurring or unusual nature shall be excluded, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued in any period for which Consolidated Net Income is required to be calculated for purposes of the Indenture;

            (7) for purposes of the covenant described above under the caption
                "--Certain Covenants - Restricted Payments," in the case of a successor to the specified Person by consolidation or merger or as a transferee of the specified Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded; and

            (8) the Consolidated Net Income of any Person will be increased by the amount of one time cash (for purposes of the Fixed Charge Coverage Ratio only) or non-cash charges incurred by such Person in connection with the consummation of the offering by Vicar of the Notes to the extent that such charges were deducted from the Consolidated Net Income of such Person.

        "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of Holdings or Vicar who:

            (1) was a member of such Board of Directors on the date of the
                Indenture; or


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            (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of Holdings or Vicar, as the case may be, if such agreement was approved by a vote of such majority of directors.

        "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "DESIGNATED SENIOR DEBT" means, with respect to Vicar or any Guarantor, as the case may be, (1) the Obligations of Vicar under the Senior Credit Facility or a guarantee thereof, (2) any other Senior Debt permitted under the Indenture (a) the principal amount of which is $25.0 million or more and (b) that has been designated by Vicar or such Guarantor as "Designated Senior Debt" and (3), with respect to the Holdings Guarantee only, the Existing Holdings Notes and any other Qualified Holdings Debt that has been designated by Holdings as "Designated Senior Debt."

        "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is manditorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Vicar to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Vicar may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to Vicar's purchase of such Notes as are required to be purchased pursuant to the provisions of the Indenture as described above under the caption "--Repurchase at the Option of Holders - Change of Control."

        "EARN-OUT OBLIGATIONS" means any unsecured contingent liability of Holdings, in an amount not to exceed $6.0 million at any one time outstanding, owed to any seller in connection with a Permitted Acquisition that (a) constitutes a portion of the purchase price for such Permitted Acquisition but is not an amount certain on the date of incurrence thereof and is not subject to any right of acceleration by such seller, and (b) is only payable upon the achievement of performance standards by the Person or other property acquired in such Permitted Acquisition and in an amount based upon such achievement provided that the maximum aggregate amount of such liability shall be fixed at a specified amount on the date of such Permitted Acquisition.

        "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "EXCHANGE NOTE GUARANTEE" means the Guarantee of the Obligations of Vicar under the exchange notes and the Indenture by each Guarantor.

        "EXEMPT SUBSIDIARIES" means Permitted Partially Owned Subsidiaries existing on the Issue Date.

        "EXISTING HOLDINGS INDENTURE" means that certain Indenture, dated as of September 20, 2000, as amended from time to time, by and between Holdings and Chase Manhattan Bank and Trust Company, National Association, trustee thereunder relating to the Existing Holdings Notes.

        "EXISTING HOLDINGS NOTES" means those certain Senior Notes due 2010 of Holdings issued on September 20, 2000, in the original principal amount of $100,000,000.

        "EXISTING INDEBTEDNESS" means Indebtedness of Vicar and its Restricted Subsidiaries in existence on the date of the Indenture, until such amounts are repaid (unless replaced by Permitted Refinancing Indebtedness at the time of repayment).


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        "EXISTING INVESTMENTS" means Investments outstanding on the Issue Date.

        "EXISTING VICAR NOTES" means those certain Senior Subordinated Notes due 2010 of Vicar issued on September 20, 2000, in the original principal amount of $20,000,000.

        "EXISTING VICAR INDENTURE" means that certain Indenture, dated as of September 20, 2000, as amended from time to time, by and among Vicar, the guarantors listed therein and Chase Manhattan Bank and Trust Company, National Association, as trustee thereunder, relating to the Existing Vicar Notes.

        "FIXED CHARGE COVERAGE RATIO" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, Guarantees, redeems, retires, defeases or otherwise repays any Indebtedness (other than revolving credit borrowings) or issues or redeems or repays preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, Guarantee, redemption, retirement, defeasance or other repayment of Indebtedness, or such issuance or redemption or repayment of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation).

        In addition, for purposes of calculating the Fixed Charge Coverage
Ratio:

        (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (4) of the proviso set forth in the definition of Consolidated Net Income;

        (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

        (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of Vicar (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months).

        "FIXED CHARGE COVERAGE RATIO EXCEPTION" has the meaning set forth in the first paragraph of the covenant described above under the caption "--Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock."

        "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of:


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        (1) the consolidated interest expense of such Person and its Restricted
            Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments realized, if any, pursuant to Hedging Obligations; plus

        (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period (other than Capital Lease Obligations); plus

        (3) the product of (a) all dividend payments, whether or not in cash, on any series of Disqualified Stock of such Person and on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Vicar (other than Disqualified Stock) or payable to Vicar or a Restricted Subsidiary of Vicar, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        For purposes of the definition of "Fixed Charges" as it applies to Vicar, references to "interest" shall be deemed to include interest on Indebtedness of Holdings described under clause (2)(b) of the definition of Qualified Holdings Debt.

        "FOREIGN SUBSIDIARY" means any Restricted Subsidiary of Vicar that is either (1) organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any State thereof or the District of Columbia or (2) any other Restricted Subsidiary which would be considered a "controlled foreign corporation" for the purposes of
Section 956 of the Internal Revenue Code and the regulations promulgated thereunder.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

        "GEI" means Green Equity Investors III, L.P., a Delaware limited partnership.

        "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "GUARANTORS" means each of:

        (1) Holdings;

        (2) each Wholly Owned Restricted Subsidiary that has Guaranteed the Senior Credit Facility on the Issue Date; and

        (3) any other Subsidiary of Vicar that executes an Exchange Note Guarantee in accordance with the provisions of the Indenture;

in each case until such Person is released from its Exchange Note Guarantee under the Indenture.

        "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under:


                                    Page 121
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        (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

        (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign currency exchange rates.

        "HOLDINGS" means VCA Antech, Inc., a Delaware corporation.

        "HOLDINGS SELLER NOTES" means, collectively, any unsecured promissory notes issued by Holdings (including any Holdings Seller Notes issued on or before the Issue Date) to any seller or sellers in connection with a Permitted Acquisition; provided that in no event shall the aggregate scheduled cash payments of principal and interest on all outstanding Holdings Seller Notes exceed $6.0 million in any fiscal year.

        "INCUR" means to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness and "incurrence" shall have a correlative meaning. For the avoidance of doubt, the accrual of interest or dividends and accretion or amortization of original issue discount shall not be an incurrence; provided that in each such case, that the amount thereof is included in Fixed Charges of Vicar as accrued.

        "INDEBTEDNESS" means, with respect to any specified Person, without duplication, any indebtedness of such Person, whether or not contingent:

        (1) in respect of borrowed money;

        (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

        (3) in respect of banker's acceptances;

        (4) representing Capital Lease Obligations and all Attributable Debt in respect of sale and leaseback transactions;

        (5) representing the balance deferred and unpaid of the purchase price of any assets, except any such balance that constitutes an accrued expense or trade payable;

        (6) representing any Hedging Obligations; or

        (7) representing any Disqualified Stock of such Person and any preferred stock issued by a Restricted Subsidiary of such Person,

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations, Disqualified Stock and preferred stock of a Restricted Subsidiary) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), and (b) to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date shall be:

        (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

        (2) the maximum fixed redemption or repurchase price, in the case of Disqualified Stock of such Person;

        (3) the maximum voluntary or involuntary liquidation preferences plus accrued and unpaid dividends, in the case of preferred stock of a Restricted Subsidiary of such Person;


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        (4) in the case of Indebtedness of others secured by Liens on assets of a specified Person, if not assumed by such specified Person, the lesser of the principal amount of such Indebtedness and the fair market value of the assets so encumbered, and in the case of a Guarantee of Indebtedness of another Person, the lesser of the principal amount of such Indebtedness and the face amount of such Guarantee; and

        (5) the principal amount thereof, in the case of any other Indebtedness.

        "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. Investments include, to the extent made by a Person other than the issuer thereof, (1) any Restricted Payment (other than with respect to Equity Interests of a Restricted Subsidiary) described in clause (ii) of the definition thereof and (2) any purchase or acquisition of Indebtedness of Vicar or any of its Restricted Subsidiaries (other than any Restricted Payment described in clause (iii) of the definition thereof). If Vicar or any Restricted Subsidiary of Vicar sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Vicar such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Vicar, Vicar shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants - Restricted Payments." The amount of any Investment shall be the original cost of such Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment but less all distributions constituting a return of capital.

        "ISSUE DATE" means the date on which the exchange notes are first issued.

        "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "MANAGEMENT SERVICES AGREEMENT" means that certain Management Services Agreement, dated as of September 20, 2000, by and between Holdings and Vicar, on the one hand, and Leonard Green & Partners, L.P., on the other, as amended through the date of the Indenture.

        "NET INCOME" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "NET PROCEEDS" means the aggregate cash proceeds received by Vicar or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale.

        "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "OFFICERS' CERTIFICATE" means a certificate signed on behalf of Vicar by any one of the following: the Chief Executive Officer, the President, the Vice President-Finance, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Controller, the Secretary, the Assistant Secretary or any Vice President of Vicar and delivered to the Trustee.


                                    Page 123
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        "OPINION OF COUNSEL" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to Vicar, a Guarantor or the Trustee. This opinion may be subject to reasonable assumptions and conditions.

        "PERMITTED ACQUISITION" means the purchase by Vicar or a subsidiary of Vicar of all or substantially all of the assets of a Person whose primary business is the same, related, ancillary or complementary to the business in which Vicar and its Subsidiaries were engaged on the date of the Indenture or any reasonable extension of such business, or any Investment by Vicar or any Subsidiary of Vicar in a Person, if as a result of such Investment (i) such Person and each Subsidiary of such Person becomes a Restricted Subsidiary of the Company and (a) if a wholly owned domestic Subsidiary, a Guarantor or (b) if a less than wholly owned domestic Subsidiary, a Permitted Partially Owned Subsidiary, in each case whose primary business is the same, related, ancillary or complementary to the business in which Vicar and its Subsidiaries were engaged on the date of the Indenture, or a reasonable extension of such business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Restricted Subsidiary of Vicar and whose primary business is the same, related, ancillary or complementary to the business in which Vicar and its Subsidiaries were engaged on the date of the Indenture, or a reasonable extension of such business; provided that at the time of such Investment or purchase, no Default or Event of Default exists or would be caused upon the consummation thereof.

        "PERMITTED BUSINESS" means the business of Vicar and its Restricted Subsidiaries conducted on the Issue Date and businesses ancillary, complementary or reasonably related thereto or any reasonable expansion of the foregoing.

        "PERMITTED INVESTMENTS" means:

        (1) any Investment in Vicar or any Subsidiary Guarantor;

        (2) any Investment in Cash Equivalents or the exchange notes;

        (3) any Investment by Vicar or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

            (a) such Person becomes a Subsidiary Guarantor; or

            (b) such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Vicar or a Subsidiary Guarantor;

        (4) any Investment by any Restricted Subsidiary of Vicar that is not a Subsidiary Guarantor in:

            (a) any other Restricted Subsidiary of Vicar; or

            (b) any Person, if as a result of such Investment, (x) such Person becomes a Restricted Subsidiary of Vicar, or (y) such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Vicar or any of its Restricted Subsidiaries;

        (5) any Existing Investments;

        (6) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time such Person merges or consolidates with Vicar or any of its Restricted Subsidiaries, in either case, in compliance with the Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger or consolidation;

        (7) Investments in purchase price adjustments, contingent purchase price payments or other earn-out obligations received in connection with Investments otherwise permitted under the Indenture;


                                    Page 124
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        (8) Hedging Obligations permitted by clause (6) of the second paragraph of the covenant described under the caption "--Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock";

        (9) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders - Asset Sales" or any transaction not constituting an Asset Sale by reason of the $5.0 million threshold contained in the definition thereof;

       (10) any Investment acquired in exchange for, or with the net cash proceeds of any substantially concurrent issuance and sale of, Equity Interests (other than Disqualified Stock) of Vicar; provided that no such issuance or sale shall increase the Basket;

       (11) loans and advances not to exceed $1.5 million at any one time outstanding to (a) employees of Vicar for emergency, moving, entertainment, travel and other business expenses in the ordinary course of business or (b) to Holdings if the proceeds of such loans advances are used by Holdings to make loans or advances to employees contemplated by clause (a) above;

       (12) loans and advances not to exceed $1.5 million at any one time outstanding to (a) employees of Vicar or its Subsidiaries for the purpose of funding the purchase of Capital Stock of Vicar by such employees and (b) to Holdings if the proceeds of such loans and advances are used by Holdings to make loans or advances to employees contemplated by clause (a) above;

       (13) Investments received in settlement of obligations or disputes, satisfaction of judgments, foreclosures or enforcement actions or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, insolvency, reorganization, recapitalization or liquidation of any Person or the good faith settlement of debts of such Person;

       (14) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause
            (10), not to exceed $10.0 million at any one time outstanding;

       (15) any Subsidiary Guarantees of Indebtedness to the extent permitted by clause (7) of the second paragraph of the covenant described under the caption "--Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock"; and

       (16) any Investment by Vicar or any of its Restricted Subsidiaries or any Person which, as a result of such Investment, becomes a Permitted Partially Owned Subsidiary; provided that no Investment shall be made pursuant to this clause (16) to the extent that, after giving pro forma effect thereto, the aggregate amount of outstanding Investments made pursuant to this clause (16) would exceed 25% of Vicar's Consolidated Cash Flow for Vicar's most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date such Investment is to be made, determined in accordance with the definition of "Fixed Charge Coverage Ratio."

        For avoidance of doubt in the event that an Investment could meet the criteria for more than one of the categories of Permitted Investments described in clauses (1) through (16) above, or would not be prohibited as a Restricted Investment by virtue of clauses (1) through (9) set forth under the caption "--Certain Covenants - Restricted Payments," Vicar shall, at its sole discretion, classify such Investment into any one or more of the categories described in any of such clauses (provided that at the time of investment, such Investment meets the criteria of such category or categories) in any manner that complies with this definition and may later reclassify such Investment into any one or more of such of categories (provided that at the time of reclassification, such Investment meets the criteria for such category or categories).

        "PERMITTED JUNIOR SECURITIES" means: (1) Equity Interests in Vicar (other than any Equity Interests that are subject to redemption or purchase obligations or put rights effective prior to six months following the final maturity


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


of Senior Debt and any debt securities issued in exchange for Senior Debt); or
(2) unsecured debt securities of Vicar or any Subsidiary Guarantor that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt substantially the same extent as, or to a greater extent than, the exchange notes and the Exchange Note Guarantees are subordinated to Senior Debt pursuant to the terms of the Indenture and which have no required payments of principal prior to six months following the final maturity of Senior Debt and any debt securities issued in exchange for Senior Debt.

        "PERMITTED LIENS" means:

        (1) Liens securing Senior Debt;

        (2) Liens in favor of Vicar or any Restricted Subsidiary;

        (3) Liens on assets of a Person existing at the time such Person is acquired by, merged with or into or consolidated with Vicar or any Restricted Subsidiary of Vicar; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated with Vicar or its Restricted Subsidiary;

        (4) Liens on any assets of any Person existing at the time of acquisition of such assets by Vicar or any Restricted Subsidiary of Vicar, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than the assets so acquired (together with such directly-related assets as proceeds, products, substitutions and accessions);

        (5) Liens to secure the performance of statutory obligations, including Liens made in connection with workmen's compensation, unemployment insurance, old-age pensions, social security and public liability and similar legislation, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

        (6) Liens to secure Indebtedness the proceeds of which are used to acquire, develop, construct, install or improve the assets subject to the Lien; provided that each such Lien covers only the assets acquired with such Indebtedness (together with such directly-related assets as proceeds, products, substitutions and accessions);

        (7) Liens existing on the date of the Indenture or replacement Liens encumbering the same assets; provided that such Liens are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens being replaced;

        (8) Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided that such Liens (A) are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (B) do not extend to or cover any assets of Vicar or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

        (9) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptance issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

       (10) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

       (11) Liens securing the payment of taxes, assessments and governmental charges or levies, either (A) not delinquent or (B) being contested in good faith by appropriate proceedings;


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


       (12) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's, or other similar Liens that are not delinquent or that are being contested in good faith and by appropriate proceedings;

       (13) Liens on assets of Vicar or any Subsidiary securing (a) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations and (b) other non-delinquent obligations of a like nature, incurred in the ordinary course of business;

       (14) Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, only for so long as the existence of the related judgment does not otherwise give rise to an Event of Default;

       (15) interests of lessors or sublessors, easements, rights-of-way, zoning restrictions and other similar encumbrances or other title defects which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Vicar and its Subsidiaries taken as a whole;

       (16) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods;

       (17) Liens securing Obligations in respect of Capitalized Lease Obligations on assets subject to such lease; provided that such Capitalized Lease Obligations are otherwise permitted hereunder;

       (18) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

       (19) licenses of intellectual property granted in the ordinary course of business; and

       (20) Liens in favor of customs or revenue authorities in connection with customs duties.

        "PERMITTED PARTIALLY OWNED SUBSIDIARY" means (a) the Exempt Subsidiaries and (b) those Subsidiaries of Vicar designated by Vicar as Permitted Partially Owned Subsidiaries after the Issue Date by written notice to the Trustee, provided that, with respect to Permitted Partially Owned Subsidiaries acquired or created after September 20, 2000, (i) Vicar owns at least 51% of the outstanding Capital Stock of such Subsidiary, (ii) the remaining Capital Stock of such Subsidiary is owned directly or indirectly, by one or more licensed veterinarians (or one or more professional corporations wholly owned by such licensed veterinarians) who are actively involved in the business of such Subsidiary and (iii) Vicar shall use its commercially reasonable efforts to cause such Subsidiary to become a Guarantor.

        "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Vicar or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refinance other Indebtedness of Vicar or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

        (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest and premium, if any, on the Indebtedness so refinanced (plus the amount of reasonable fees and expenses incurred in connection therewith);

        (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced;

        (3) if the Indebtedness being refinanced is contractually subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the

            Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being refinanced; and

        (4) such Indebtedness is incurred either by Vicar or by the Restricted Subsidiary that is the obligor on the Indebtedness being refinanced.

        "PERSON" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, governmental agency or political subdivision thereof or other entity.

        "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

        "PUBLIC EQUITY OFFERING" means any underwritten public offering of common stock of Holdings or Vicar in which the gross proceeds to Holdings or Vicar are at least $50 million; provided in the event of an offering by Holdings, Holdings contributes to the capital of Vicar the portion of the net cash proceeds of such offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to the provisions described under "--Optional Redemption."

        "QUALIFIED HOLDINGS DEBT" means:

        (1) the Existing Holdings Notes as in effect on the Issue Date; and

        (2) any other Senior Debt of Holdings issued pursuant to an effective registration statement, in an underwritten offering, or in an offering pursuant to Rule 144A under the Securities Act, which Vicar elects to treat as "Qualified Holdings Debt," to the extent that the proceeds thereof are used either (a) to repay Senior Debt of Holdings existing on the Issue Date (or issued to refinance Senior Debt of Holdings existing on the Issue Date) in an aggregate amount not to exceed the amount of such Qualified Holdings Debt outstanding on such issue date of such other Senior Debt and with a maturity date later than the maturity date of the Notes or (b) contributed to the equity capital of, or used to purchase Equity Interests in, Vicar or any of its Restricted Subsidiaries; provided, in the case of Senior Debt of Holdings issued in accordance with this clause
            (b), (i) at the time of such issuance such Senior Debt could have been incurred by Vicar under "--Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) such contribution or purchase of Equity Interests shall not be included in clause (3)(b) of the first paragraph of the "Restricted Payments" covenant, shall not be used to make a Restricted Payment pursuant to clause (2) of the second paragraph of the "Restricted Payments" covenant and shall not be used to make a Permitted Investment pursuant to clause (10) of the definition of Permitted Investments.

        "REDEEM" means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and "REDEMPTION" shall have a correlative meaning.

        "REFINANCE" means to refinance, repay, prepay, replace, renew or refund; and "refinancing" shall have a correlative meaning.

        "RELATED BUSINESS ASSETS" means assets used or useful in a Permitted Business or securities of a Person principally engaged in a Permitted Business who is a Restricted Subsidiary after the acquisition of such securities by Vicar or any of its Restricted Subsidiaries.

        "RELATED PARTY" with respect to any Sponsor means:

        (1) any Affiliate of such Sponsor (including, without limitation, any Subsidiary of such Sponsor);

        (2) any controlling stockholder of such Sponsor;

        (3) any general partner of such Sponsor; or


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


        (4) any investment fund or investment partnership, limited liability company or similar entity managed by such Sponsor or any Person referred to in clause (1), (2) or (3) above.

        "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

        "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "SENIOR CREDIT FACILITY" means the Credit and Guaranty Agreement, dated as of September 20, 2000, among Vicar, as borrower, Holdings and certain Subsidiaries of the Company, as guarantors, the lenders listed therein and Wells Fargo Bank, N.A. and Goldman Sachs Credit Partners L.P., as agents, including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other borrowers, agents, creditor, lender or group of creditors or lenders.

        "SENIOR DEBT" means, with respect to Vicar or any Guarantor, as the case may be:

        (1) all Indebtedness of Vicar or such Guarantor, as the case may be, outstanding under the Senior Credit Facility, and all Hedging Obligations with respect thereto;

        (2) any other Indebtedness permitted to be incurred by Vicar or such Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with the exchange notes (or the applicable Exchange Note Guarantee) or subordinated in right of payment to the exchange notes (or the applicable Exchange Note Guarantee) or any other Indebtedness of Vicar or such Guarantor; and

        (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

        (1) any liability for federal, state, local or other taxes owed or owing by Vicar or a Subsidiary Guarantor;

        (2) any Indebtedness of Vicar or such Guarantor to any of its Subsidiaries or other Affiliates;

        (3) any obligation of Vicar or such Guarantor arising from Disqualified Stock of Vicar;

        (4) any trade payables;

        (5) any Indebtedness that is incurred in violation of the Indenture; or

        (6) Capital Lease Obligations outstanding on the date of the Indenture.

        "SIGNIFICANT SUBSIDIARY" means (1) any Restricted Subsidiary that would be a "significant subsidiary" as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under "--Events of Default" has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

        "SPONSORS" means GEI.


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


        "STATED MATURITY" means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal is scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "STOCKHOLDERS AGREEMENT" means that certain Stockholders Agreement, dated September 20, 2000, by and among Holdings, the purchasers named therein, the Sponsors and certain management investors named therein.

        "SUBSIDIARY" means, with respect to any Person:

        (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

        (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
            (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "SUBSIDIARY GUARANTOR" means each Guarantor other than Holdings.

        "UNRESTRICTED SUBSIDIARY" means any Subsidiary of Vicar that is designated by the Board of Directors of Vicar as an Unrestricted Subsidiary pursuant to a Board Resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such Subsidiary, at the time of such designation, is not party to any agreement, contract or arrangement with Vicar or any Restricted Subsidiary of Vicar unless the terms of any such agreement, contract or arrangement are no less favorable to Vicar or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Vicar or are otherwise permitted by the covenant described above under the caption "--Certain Covenants - Transactions with Affiliates."

        Any designation of a Subsidiary of Vicar as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants - Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Vicar as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption "--Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock," Vicar shall be in default of such covenant. The Board of Directors of Vicar may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Vicar of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption "--Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation.

        "VICAR SELLER NOTES" means, collectively, any unsecured promissory notes issued by Vicar to any seller or sellers in connection with a Permitted Acquisition and which are expressly subordinated in all respects to the Notes.

        "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Person.

        "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:


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        (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation preference, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

        (2) the then outstanding principal amount or liquidation preference of such Indebtedness or Disqualified Stock.

        "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

        GLOBAL NOTES

        The exchange notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). Vicar will deposit the Global Notes upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and register the Global Notes in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. You may not exchange your beneficial interest in the Global Notes for exchange notes in certificated form except in the limited circumstances described below under "--Exchanges of Book-Entry Notes for Certificated Notes."

EXCHANGES OF BOOK-ENTRY NOTES FOR CERTIFICATED EXCHANGE NOTES

        You may not exchange your beneficial interest in a Global Note for an exchange note in certificated form unless:

        (1) DTC (a) notifies Vicar that it is unwilling or unable to continue as Depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case Vicar thereupon fails to appoint a successor Depositary; or

        (2) Vicar, at its option, notifies the Trustee in writing that it is electing to issue the exchange notes in certificated form; or

        (3) an Event of Default shall have occurred and be continuing with respect to the exchange notes.

        In all cases, certificated exchange notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Any such exchange will be effected through the DTC Deposit/Withdraw at Custodian ("DWAC") System and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Note.

CERTAIN BOOK-ENTRY PROCEDURES

        The description of the operations and procedures of DTC that follows is provided solely as a matter of convenience. These operations and procedures are solely within its control and are subject to changes by it from


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time to time. Vicar takes no responsibility for these operations and procedures and urges you to contact the system or their participants directly to discuss these matters.

        DTC has advised Vicar as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        DTC has advised Vicar that its current practice, upon the issuance of the Global Notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants).

        AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE EXCHANGE NOTES. Except in the limited circumstances described above under "--Exchanges of Book-Entry Notes for Certificated Exchange Notes," you will not be entitled to have any portions of a Global Note registered in your names, will not receive or be entitled to receive physical delivery of exchange notes in definitive form and will not be considered the owner or Holder of a Global Note (or any exchange note represented thereby) under the Indenture or the exchange notes.

        You may hold your interests in the Global Notes directly through DTC, if you are participants in such system, or indirectly through organizations which are participants in such system. All interests in a Global Note will be subject to the procedures and requirements of DTC.

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Vicar will make payments of the principal of, premium, if any, and interest on Global Notes to DTC or its nominee as the registered owner thereof. Neither Vicar nor the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        Vicar expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Exchange Note representing any exchange notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Exchange Note for such exchange notes as shown on the records of DTC or its nominee. Vicar also expects that payments by participants to owners of beneficial interests in such Global Exchange Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payment will be the responsibility of such participants.

        Interests in the Global Exchange Note will trade in DTC's settlement system, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and


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procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised Vicar that it will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below and the conversion of exchange notes) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the exchange notes, the Global Notes will be exchanged for legended exchange notes in certificated form, and distributed to DTC's participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Vicar, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing its operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

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                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain United States federal income tax consequences of the acquisition, ownership and disposition of the exchange notes. This summary applies to you only if you:

        o acquired the original notes in the initial offering at the initial offering price;

        o hold the original notes and exchange notes as "capital assets" within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

        o   are a "United States person."

        As used in this prospectus, the term "United States person" means a beneficial owner of an exchange note that is:

        o   an individual who is a citizen or resident of the United States;

        o a corporation or partnership (or any entity treated as a corporation or partnership for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state or political subdivision thereof;

        o an estate the income of which is subject to United States federal income taxation regardless of its source; or

        o a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

        If you hold an exchange note through a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes), your treatment for United States federal income tax laws will generally depend on your status and the activities of the partnership. If you hold an exchange note through a partnership, you should consult your tax advisor about the United States federal income tax consequences of the acquisition, ownership, and disposition of the exchange notes.

        This summary is for general information only and does not address any special situations, such as those of financial institutions, insurance companies, broker-dealers, partnerships or other passthrough entities, tax-exempt organizations, persons that are not United States persons (including certain former citizens or former long term residents of the United States) or persons holding original notes or exchange notes as a part of hedging or conversion transaction, a straddle, a constructive sale or synthetic security transaction or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. Furthermore, this summary is based upon provisions of the Code and the Treasury Regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. Tax consequences arising under the laws of any state, local or foreign taxing jurisdiction are not addressed in this summary.

        EXCHANGE OFFER

        The exchange of the original notes for the exchange notes will not be treated as a taxable transaction for United States federal income tax purposes because the terms of the exchange notes will not be considered to differ materially in kind or extent from the terms of the original notes. Rather, the exchange notes received by you pursuant to the exchange offer will be treated as a continuation of your investment in the original notes. Accordingly:

        o   you will realize no gain or loss upon receipt of an exchange note;

        o your holding period of an exchange note will include the holding period of the original note exchanged therefor; and

        o your adjusted tax basis in an exchange note will be the same as your adjusted tax basis in the original note exchanged therefor at the time of the exchange.

        PAYMENTS OF INTEREST

        Interest on the exchange notes will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your regular method of accounting for tax purposes.

        SALE, REDEMPTION, RETIREMENT OR OTHER TAXABLE DISPOSITION OF THE EXCHANGE NOTES

        Upon the sale, redemption, retirement or other taxable disposition of an exchange note, you will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of other property received in exchange therefor and (ii) your adjusted tax basis in such exchange note. Amounts attributable to accrued but unpaid interest on the exchange notes will be treated as ordinary interest income.

        Your gain or loss realized on the sale, exchange, retirement or other taxable disposition of an exchange note will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange, retirement or other taxable disposition, the exchange note has been held by you for more than 12 months. The maximum rate of United States federal income tax on long-term capital gains with respect to exchange notes held by an individual currently is 20%. The deductibility of capital losses is subject to certain limitations.

        INFORMATION REPORTING AND BACKUP WITHHOLDING

        Backup withholding and information reporting requirements may apply to certain payments of principal and interest on an exchange note, and to the proceeds of the sale or redemption of an exchange note. We or our paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding tax if you fail to furnish your taxpayer identification number, certify that such number is correct, certify that you are not subject to backup withholding or otherwise comply with the applicable backup withholding rules. Under current law, the backup withholding rate is 30%. Pursuant to the Economic Growth and Tax Relief Reconciliation Act of 2001, the backup withholding rate will gradually be reduced each year until 2006, when the backup withholding rate will be 28%.

        YOU ARE URGED TO CONSULT YOUR TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE APPLICATION TO YOUR PARTICULAR SITUATION OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS DISCUSSED HEREIN AND THE APPLICATION OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

        Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, we believe that you may freely transfer exchange notes issued under the exchange offer in exchange for original notes, unless you are:

        o   our "affiliate" within the meaning of Rule 405 under the Securities
            Act;

        o a broker-dealer or an initial purchaser that acquired original notes directly from us; or

        o a broker-dealer that acquired original notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;

provided that you acquire the exchange notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes. Broker-dealers receiving exchange notes in the exchange offer in exchange for original notes that were acquired in market-making or other trading activities will be subject to a prospectus delivery requirement with respect to resales of the exchange notes.

        To date, the staff of the Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the original notes, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit such broker-dealers to use this prospectus in connection with the resale of exchange notes.

        If you wish to exchange your original notes in the exchange offer, you will be required to make certain representations to us as set forth in "The Exchange Offer - Purpose of the Exchange Offer; The Exchange and Registration Rights Agreement" and "-- Procedures for Tendering Original Notes - Determination of Validity" of this prospectus beginning on pages 22 and 28, and in the letter of transmittal. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for original notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of those exchange notes. See "The Exchange Offer - Resale of the Exchange Notes; Plan of Distribution" beginning on page 32.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Broker-dealers who receive exchange notes for their own account in the exchange offer may sell them from time to time in one or more transactions in the over-the-counter market:

        o   in negotiated transactions;

        o through the writing of options on the exchange notes or a combination of such methods of resale;

        o   at market prices prevailing at the time of resale; or

        o at prices related to the prevailing market prices or negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes it received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Although the letter of transmittal requires a broker-dealer to deliver a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act as a result of such delivery.

        We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

                                  LEGAL MATTERS

        The validity of the exchange notes and certain other legal matters in connection with the exchange offer will be passed upon for us by our legal counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., Los Angeles, California.

                                     EXPERTS

        The audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-4 with the Commission regarding the exchange offer. The registration statement of which this prospectus is a part contains additional relevant information about us, the exchange offer and the exchange notes and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

        In addition, VCA is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy and informational statements and other information with the Commission.

        You may read and copy the registration statement, the related exhibits and the other material we and VCA file with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549.

        You can also request copies of those documents, upon payment of a duplication fee, by writing to the Commission. Please call the Commission at
(800) SEC-0330 for further information on the operation of the public reference rooms.

        The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission. The site's address is WWW.SEC.GOV. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: 12401 West Olympic Boulevard, Los Angeles, California 90064-1022, Attention, Chief Financial Officer, or 310-571-6500.

        Additionally, we will be subject to the disclosure obligations described in "Description of Exchange Notes - Certain Covenants." For so long as any of the exchange notes remain outstanding, we have agreed to make available to any prospective purchaser of the exchange notes or a beneficial owner of the exchange notes, in connection with any sale of the exchange notes, the information required by Rule 144A(d)(4) under the Securities Act. Written requests for such information should be addressed us as follows: 12401 West Olympic Boulevard, Los Angeles, California 90064-1022, Attention, Chief Financial Officer, or 310-571-6500.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus are forward-looking statements. We generally identify forward-looking statements in this prospectus using words like "believe," "intend," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict," or similar expressions. These statements involve known and unknown risks, uncertainties, and other factors, including those described in this "Risk Factors" section, that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, including the securities laws of the United States, and the rules and regulations of the Commission, we do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

                                     ANNEX A

                              LETTER OF TRANSMITTAL

                             TO TENDER FOR EXCHANGE

                  9.875% SENIOR SUBORDINATED NOTES DUE 2009 FOR
                   9.875% SENIOR SUBORDINATED NOTES DUE 2009,
                WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES
                                  ACT OF 1933,

                                       OF

                              VICAR OPERATING, INC.

                 PURSUANT TO THE PROSPECTUS DATED ________, 2002

THIS OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON __________, 2002, UNLESS EXTENDED BY VICAR OPERATING, INC. IN ITS SOLE DISCRETION (THE "EXPIRATION DATE"). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

                  THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                 J.P. Morgan Trust Company, National Association


                          BY MAIL, HAND OR OVERNIGHT COURIER:

                                J.P. Morgan Trust Company,
                                National Association
                                c/o J.P. Morgan Corporate Trust Services
                                2001 Bryan Street, 9th Floor
                                Dallas, Texas 75202
                                Attn: Frank Ivins (Personal and Confidential)

                          BY FACSIMILE:

                                (214) 468-6494
                                Attn: Frank Ivins

                                Confirm by telephone: (214) 468-6464

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

This Letter of Transmittal is to be used by holders ("Holders") of 9.875% senior subordinated notes due 2009 (the "original notes") of Vicar Operating, Inc. ( the "Issuer") to receive 9.875% senior subordinated Notes due 2009 (the "Exchange Notes") if: (i) certificates representing the original notes are to be physically delivered to the exchange agent herewith by such Holders; (ii) tender of original notes is to be made by book-entry transfer to the exchange agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth under the caption "The Exchange Offer - Procedures for Tendering Original Notes - Book-Entry Delivery Procedures" in the prospectus dated _________, 2002 (the "Prospectus"); or (iii) tender of original notes is to be made according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer - Procedures for Tendering Original Notes - Guaranteed Delivery" in the Prospectus, and, in each case, instructions are not being transmitted through the DTC Automated Tender Offer Program ("ATOP"). The undersigned hereby acknowledges receipt of


                                    Page A-1
the Prospectus. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus.

Holders of original notes that are tendering by book-entry transfer to the exchange agent's account at DTC can execute the tender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the exchange offer as set forth in the Prospectus and this Letter of Transmittal (together, the "Exchange Offer") must transmit their acceptance to DTC which will edit and verify the acceptance and execute a book-entry delivery to the exchange agent's account at DTC. DTC will then send an Agent's Message to the exchange agent for its acceptance. Delivery of the Agent's Message by DTC will satisfy the terms of the Exchange Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. DTC participants may also accept the Exchange Offer by submitting a notice of guaranteed delivery through ATOP.

DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

If a Holder desires to tender original notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such original notes and all other required documents to reach the exchange agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, then such Holder must tender such original notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer - Procedures for Tendering original notes - Guaranteed Delivery" in the Prospectus. See Instruction 2. The undersigned should complete, execute and deliver this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.

                            TENDER OF ORIGINAL NOTES

===============================================================================

[ ]     CHECK HERE IF TENDERED ORIGINAL NOTES ARE ENCLOSED HEREWITH.

[ ]     CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED BY
        BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

        Name of Tendering Institution:_________________________________________

        Account Number:________________________________________________________

        Transaction Code Number:_______________________________________________

[ ] CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

        Name(s) of Registered Holder(s):_______________________________________

        Window Ticker Number (if any___________________________________________

        Date of Execution of Notice of Guaranteed Delivery:____________________

        Name of Eligible Institution that Guaranteed Delivery:_________________


List below the original notes to which this Letter of Transmittal relates. The name(s) and address(es) of the registered Holder(s) should be printed, if not already printed below, exactly as they appear on the original notes tendered hereby. The original notes and the principal amount of original notes that the undersigned wishes to


                                    Page A-2
tender would be indicated in the appropriate boxes. If the space provided is inadequate, list the certificate number(s) and principal amount(s) on a separately executed schedule and affix the schedule to this Letter of Transmittal.

                          DESCRIPTION OF ORIGINAL NOTES

     NAME(S) AND
     ADDRESS(ES)
    OF REGISTERED                                AGGREGATE
  HOLDER(S) (PLEASE                              PRINCIPAL           PRINCIPAL
  FILL IN IF BLANK)         CERTIFICATE            AMOUNT              AMOUNT
  SEE INSTRUCTION 3            NUMBER           REPRESENTED**        TENDERED**
---------------------    -----------------    ----------------      -----------






*   Need not be completed by Holders tendering book-entry transfer.
** Unless otherwise specified, the entire aggregate principal amount represented by the original notes described above will be deemed to be tendered. See Instruction 4.


                                    Page A-3

                    NOTE: SIGNATURES MUST BE PROVIDED BELOW.
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

        The undersigned hereby tenders to Vicar Operating, Inc. (the "Issuer"), upon the terms and subject to the conditions set forth in its prospectus dated ________, 2002 (the "Prospectus"), receipt of which is hereby acknowledged, and in accordance with this Letter of Transmittal (which together constitute the "Exchange Offer"), the principal amount of original notes indicated in the foregoing table entitled "Description of original notes" under the column heading "Principal Amount Tendered." The undersigned represents that it is duly authorized to tender all of the original notes tendered hereby which it holds for the account of beneficial owners of such original notes ("Beneficial Owner(s)") and to make the representations and statements set forth herein on behalf of such Beneficial Owner(s).

        Subject to, and effective upon, the acceptance for purchase of the principal amount of original notes tendered herewith in accordance with the terms and subject to the conditions of the Exchange Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Issuers, all right, title and interest in and to all of the original notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the exchange agent the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the exchange agent also acts as the agent of the Issuers) with respect to such original notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) present such original notes and all evidences of transfer and authenticity to, or transfer ownership of, such original notes on the account books maintained by DTC to, or upon the order of, the Issuers, (ii) present such original notes for transfer of ownership on the books of the Issuers, and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such original notes, all in accordance with the terms and conditions of the Exchange Offer as described in the Prospectus.

        By accepting the Exchange Offer, the undersigned hereby represents and warrants that:

            (1) the Exchange Notes to be acquired by the undersigned and any Beneficial Owner(s) in connection with the Exchange Offer are being acquired by the undersigned and any Beneficial Owner(s) in the ordinary course of business of the undersigned and any Beneficial Owner(s),

            (2) the undersigned and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes,

            (3) except as indicated below, neither the undersigned nor any Beneficial Owner is an "affiliate," as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), of the Issuers, and

            (4) the undersigned and each Beneficial Owner acknowledge and agree that (x) any person participating in the Exchange Offer with the intention or for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Exchange Notes acquired by such person with a registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Securities and Exchange Commission (the "Commission") and cannot rely on the interpretation of the staff of the Commission set forth in the no-action letters that are noted in the section of the Prospectus entitled "The Exchange Offer-Registration Rights" and (y) any broker-dealer that pursuant to the Exchange Offer receives Exchange Notes for its own account in exchange for original notes which it acquired for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.


                                    Page A-4

        If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for original notes that were acquired as the result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The undersigned understands that tenders of original notes may be withdrawn by written notice of withdrawal received by the exchange agent at any time prior to the Expiration Date in accordance with the Prospectus. In the event of a termination of the Exchange Offer, the original notes tendered pursuant to the Exchange Offer will be returned to the tendering Holders promptly (or, in the case of original notes tendered by book-entry transfer, such original notes will be credited to the account maintained at DTC from which such original notes were delivered). If the Issuer makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or waives a material condition of such Exchange Offer, the Issuer will disseminate additional Exchange Offer materials and extend such Exchange Offer, if and to the extent required by law.

        The undersigned understands that the tender of original notes pursuant to any of the procedures set forth in the Prospectus and in the instructions hereto will constitute the undersigned's acceptance of the terms and conditions of the Exchange Offer. The Issuer's acceptance for exchange of original notes tendered pursuant to any of the procedures described in the Prospectus will constitute a binding agreement between the undersigned and the Issuer in accordance with the terms and subject to the conditions of the Exchange Offer. For purposes of the Exchange Offer, the undersigned understands that validly tendered original notes (or defectively tendered original notes with respect to which the Issuer has, or has caused to be, waived such defect) will be deemed to have been accepted by the Issuer if, as and when the Issuer gives oral or written notice thereof to the exchange agent.

        The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the original notes tendered hereby, and that when such tendered original notes are accepted for purchase by the Issuer, the Issuer will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The undersigned and each Beneficial Owner will, upon request, execute and deliver any additional documents deemed by the exchange agent or by the Issuer to be necessary or desirable to complete the sale, assignment and transfer of the original notes tendered hereby.

        All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive the death or incapacity of the undersigned and any Beneficial Owner(s), and any obligation of the undersigned or any Beneficial Owner(s) hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned and such Beneficial Owner(s).

        The undersigned understands that the delivery and surrender of any original notes is not effective, and the risk of loss of the original notes does not pass to the exchange agent or the Issuer, until receipt by the exchange agent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Issuer. All questions as to form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of original notes will be determined by the Issuer, in their discretion, which determination shall be final and binding.

        Unless otherwise indicated herein under "Special Issuance Instructions," the undersigned hereby requests that any original notes representing principal amounts not tendered or not accepted for exchange be issued in the name(s) of the undersigned (and in the case of original notes tendered by book-entry transfer, by credit to the account of DTC), and Exchange Notes issued in exchange for original notes pursuant to the Exchange Offer be issued to the undersigned. Similarly, unless otherwise indicated herein under "Special Delivery Instructions," the undersigned hereby requests that any original notes representing principal amounts not tendered or not accepted for exchange and Exchange Notes issued in exchange for original notes pursuant to the Exchange Offer be delivered to the undersigned at the address shown below the undersigned's signature(s). In the event that the "Special Issuance Instructions" box or the "Special Delivery Instructions" box is, or both are, completed, the undersigned hereby


                                    Page A-5
requests that any original notes representing principal amounts not tendered or not accepted for purchase be issued in the name(s) of, certificates for such original notes be delivered to, and Exchange Notes issued in exchange for original notes pursuant to the Exchange Offer be issued in the name(s) of, and be delivered to, the person(s) at the address(es) so indicated, as applicable. The undersigned recognizes that the Issuer has no obligation pursuant to the "Special Issuance Instructions" box or "Special Delivery Instructions" box to transfer any original notes from the name of the registered Holder(s) thereof if the Issuer does not accept for exchange any of the principal amount of such original notes so tendered.

        [ ] CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES IS AN AFFILIATE OF THE ISSUER.

        [ ] CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES DIRECTLY FROM THE ISSUER OR AN AFFILIATE OF THE ISSUER.

        [ ] CHECK HERE AND COMPLETE THE LINES BELOW IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES IN MARKET-MAKING OR OTHER TRADING ACTIVITIES. IF THIS BOX IS CHECKED, THE ISSUER WILL SEND 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO TO YOU OR SUCH BENEFICIAL OWNER AT THE ADDRESS SPECIFIED IN THE FOLLOWING LINES.

        Name:    __________________________________________________
        Address: __________________________________________________
                 __________________________________________________
                 __________________________________________________

         SPECIAL ISSUANCE INSTRUCTIONS (SEE INSTRUCTIONS 1, 5, 6 AND 7)

        To be completed ONLY if original notes in a principal amount not tendered or not accepted for exchange are to be issued in the name of, or Exchange Notes are to be issued in the name of, someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or issued to an address different from that shown in the box entitled "Description of Original Notes" within this Letter of Transmittal.

        ISSUE: [ ] original notes [ ] Exchange Notes (check as applicable)

        NAME:

        ------------------------------------------------------
        (Please print)

        ADDRESS:

        ------------------------------------------------------
        ------------------------------------------------------
        ------------------------------------------------------
        (Please print)

        TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER
        (SEE SUBSTITUTE FORM W-9 HEREIN):

        ------------------------------------------------------
        (Please print)


                                    Page A-6

                          SPECIAL DELIVERY INSTRUCTIONS
                        (SEE INSTRUCTIONS 1, 5, 6 AND 7)

        To be completed ONLY if original notes in a principal amount not tendered or not accepted for exchange or exchange notes are to be sent to someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or to an address different from that shown in the box entitled "Description of original notes" within this Letter of Transmittal.

        ISSUE: [ ] original notes [ ] Exchange Notes (check as applicable)

        NAME:
        ------------------------------------------------------
        (Please print)

        ADDRESS:
        ------------------------------------------------------
        ------------------------------------------------------
        ------------------------------------------------------
        (Please print)

        TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER
        (SEE SUBSTITUTE FORM W-9 HEREIN):

        ------------------------------------------------------
        (Please print)

     (TO BE COMPLETED BY ALL TENDERING HOLDERS OF ORIGINAL NOTES REGARDLESS
       OF WHETHER ORIGINAL NOTES ARE BEING PHYSICALLY DELIVERED HEREWITH)

        This Letter of Transmittal must be signed by the registered Holder(s) exactly as name(s) appear(s) on certificate(s) for original notes or, if tendered by a participant in DTC exactly as such participant's name appears on a security position listing as owner of original notes, or by the person(s) authorized to become registered Holder(s) by endorsements and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.


-------------------------------------------------------------
Signature(s) of Registered Holder(s) or Authorized Signatory
(See guarantee requirement below)

Dated:                       __________________________

Name(s):                     __________________________
                             (Please Print)

Capacity (Full Title):       __________________________
Address (including zip code):__________________________
Telephone Number
(including area code):       __________________________

Tax Identification
or Social Security Number:   __________________________

COMPLETE ACCOMPANYING SUBSTITUTE FORM W-9
===============================================================================
          SIGNATURE GUARANTEE (IF REQUIRED -- SEE INSTRUCTIONS 1 AND 5)


                                    Page A-7

-------------------------------------------------------------------------------
(Authorized Signature)

-------------------------------------------------------------------------------
(Name of Firm)

===============================================================================
                                [PLACE SEAL HERE]


                                    Page A-8

              INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS
                              OF THE EXCHANGE OFFER

        1. SIGNATURE GUARANTEES. Signatures of this Letter of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the original notes tendered hereby are tendered (i) by a registered Holder of original notes (or by a participant in DTC whose name appears on a security position listing as the owner of such original notes) that has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on this Letter of Transmittal, or (ii) for the account of an Eligible Institution. If the original notes are registered in the name of a person other than the signer of this Letter of Transmittal, if original notes not accepted for exchange or not tendered are to be returned to a person other than the registered Holder or if Exchange Notes are to be issued in the name of or sent to a person other than the registered Holder, then the signatures on this Letter of Transmittal accompanying the tendered original notes must be guaranteed by an Eligible Institution as described above. See Instruction 5.

        2. DELIVERY OF LETTER OF TRANSMITTAL AND ORIGINAL NOTES. This Letter of Transmittal is to be completed by Holders if (i) certificates representing original notes are to be physically delivered to the exchange agent herewith by such Holders; (ii) tender of original notes is to be made by book-entry transfer to the exchange agent's account at DTC pursuant to the procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering original notes -- Book-Entry Delivery Procedures" in the Prospectus; or (iii) tender of original notes is to be made according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Original Notes -- Guaranteed Delivery" in the Prospectus. All physically delivered original notes, or a confirmation of a book-entry transfer into the exchange agent's account at DTC of all original notes delivered electronically, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the exchange agent at one of its addresses set forth on the cover page hereto on or prior to the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures set forth below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

        If a Holder desires to tender original notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such original notes and all other required documents to reach the exchange agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder must tender such original notes pursuant to the guaranteed delivery procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering original notes -- Guaranteed Delivery" in the Prospectus. Pursuant to such procedures, (i) such tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Issuer, or an Agent's Message with respect to guaranteed delivery that is accepted by the Issuer, must be received by the exchange agent, either by hand delivery, mail, telegram, or facsimile transmission, on or prior to the Expiration Date; and (iii) the certificates for all tendered original notes, in proper form for transfer (or confirmation of a book-entry transfer or all original notes delivered electronically into the exchange agent's account at DTC pursuant to the procedures for such transfer set forth in the Prospectus), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by this Letter of Transmittal, or in the case of a book-entry transfer, a properly transmitted Agent's Message, must be received by the exchange agent within two business days after the date of the execution of the Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL, THE ORIGINAL NOTES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OR AGENT'S MESSAGE DELIVERED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER AND, EXCEPT AS OTHERWISE PROVIDED IN THIS INSTRUCTION 2, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE


                                    Page A-9

SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE.

        No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their original notes for exchange.

        3. INADEQUATE SPACE. If the space provided herein is inadequate, the certificate numbers and/or the principal amount represented by original notes should be listed on separate signed schedule attached hereto.

        4. PARTIAL TENDERS. (Not applicable to Holders who tender by book-entry transfer.) If Holders wish to tender less than the entire principal amount evidenced by a Original Note submitted, such Holders must fill in the principal amount that is to be tendered in the column entitled "Principal Amount Tendered." The minimum permitted tender is $1,000 in principal amount of original notes. All other tenders must be in integral multiples of $1,000 in principal amount. In the case of a partial tender of original notes, as soon as practicable after the Expiration Date, new certificates for the remainder of the original notes that were evidenced by such Holder's old certificates will be sent to such Holder, unless otherwise provided in the appropriate box on this Letter of Transmittal. The entire principal amount that is represented by original notes delivered to the exchange agent will be deemed to have been tendered, unless otherwise indicated.

        5. SIGNATURES ON LETTER OF TRANSMITTAL, INSTRUMENTS OF TRANSFER AND Endorsements. If this Letter of Transmittal is signed by the registered Holder(s) of the original notes tendered hereby, the signatures must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever. If this Letter of Transmittal is signed by a participant in DTC whose name is shown as the owner of the original notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the original notes.

        If any of the original notes tendered hereby are registered in the name of two or more Holders, all such Holders must sign this Letter of Transmittal. If any of the original notes tendered hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

        If this Letter of Transmittal or any Series A Note or instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Issuer of such person's authority to so act must be submitted.

        When this Letter of Transmittal is signed by the registered Holder(s) of the original notes listed herein and transmitted hereby, no endorsements of original notes or separate instruments of transfer are required unless Exchange Notes are to be issued, or original notes not tendered or exchanged are to be issued, to a person other than the registered Holder(s), in which case signatures on such original notes or instruments of transfer must be guaranteed by an Eligible Institution.

        IF THIS LETTER OF TRANSMITTAL IS SIGNED OTHER THAN BY THE REGISTERED HOLDER(S) OF THE ORIGINAL NOTES LISTED HEREIN, THE ORIGINAL NOTES MUST BE ENDORSED OR ACCOMPANIED BY APPROPRIATE INSTRUMENTS OF TRANSFER, IN EITHER CASE SIGNED EXACTLY AS THE NAME(S) OF THE REGISTERED HOLDER(S) APPEAR ON THE ORIGINAL NOTES AND SIGNATURES ON SUCH ORIGINAL NOTES OR INSTRUMENTS OF TRANSFER ARE REQUIRED AND MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION, UNLESS THE SIGNATURE IS THAT OF AN ELIGIBLE INSTITUTION.

        6. SPECIAL ISSUANCE AND DELIVERY INSTRUCTIONS. If certificates for Exchange Notes or unexchanged or untendered original notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes or such original notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown herein, the appropriate boxes on this Letter of


                                   Page A-10

Transmittal should be completed. All original notes tendered by book-entry transfer and not accepted for payment will be returned by crediting the account at DTC designated herein as the account for which such original notes were delivered.

        7. TRANSFER TAXES. Except as set forth in this Instruction 7, the Issuer will pay or cause to be paid any transfer taxes with respect to the transfer and sale of original notes to it, or to its order, pursuant to the Exchange Offer. If Exchange Notes, or original notes not tendered or exchanged are to be registered in the name of any persons other than the registered owners, or if tendered original notes are registered in the name of any persons other than the persons signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered Holder or such other person) payable on account of the transfer to such other person must be paid to the Issuer or the exchange agent (unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted) before the Exchange Notes will be issued.

        8. WAIVER OF CONDITIONS. The conditions of the Exchange Offer may be amended or waived by the Issuer, in whole or in part, at any time and from time to time in the Issuer's discretion, in the case of any original notes tendered.

        9. SUBSTITUTE FORM W-9. Each tendering owner of a Note (or other payee) is required to provide the exchange agent with a correct taxpayer identification number ("TIN"), generally the owner's social security or federal employer identification number, and with certain other information, on Substitute Form W-9, which is provided hereafter under "Important Tax Information," and to certify that the owner (or other payee) is not subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the tendering owner (or other payee) to a $50 penalty imposed by the Internal Revenue Service and 31% federal income tax withholding. The box in Part 3 of the Substitute Form W-9 may be checked if the tendering owner (or other payee) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the exchange agent is not provided with a TIN within 60 days of the date on the Substitute Form W-9, the exchange agent will withhold 31% until a TIN is provided to the exchange agent.

        10. BROKER-DEALERS PARTICIPATING IN THE EXCHANGE OFFER. If no broker-dealer checks the last box on page 7 of this Letter of Transmittal, the Issuer has no obligation under the Exchange and Registration Rights Agreement to allow the use of the Prospectus for resales of the Exchange Notes by broker-dealers or to maintain the effectiveness of the Registration Statement of which the Prospectus is a part after the consummation of the Exchange Offer.

        11. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance or additional copies of the Prospectus, this Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the exchange agent at the telephone numbers and location listed above. A Holder or owner may also contact such Holder's or owner's broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer.

        IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE HEREOF), TOGETHER WITH CERTIFICATES REPRESENTING THE ORIGINAL NOTES AND ALL OTHER REQUIRED DOCUMENTS OR THE NOTICE OF GUARANTEED DELIVERY, MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

                            IMPORTANT TAX INFORMATION

        Under federal income tax law, an owner of original notes whose tendered original notes are accepted for exchange is required to provide the exchange agent with such owner's current TIN on Substitute Form W-9 below. If such owner is an individual, the TIN is his or her social security number. If the exchange agent is not provided with the correct TIN, the owner or other recipient of Exchange Notes may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, any interest on Exchange Notes paid to such owner or other recipient may be subject to 31% backup withholding tax.


                                   Page A-11

        Certain owners of Exchange Notes (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that owner must submit to the exchange agent a properly completed Internal Revenue Service Forms W-8ECI, W-8BEN, W-8EXP or W-8IMY (collectively, a "Form W-8"), signed under penalties of perjury, attesting to that individual's exempt status. A Form W-8 can be obtained from the exchange agent. See the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional instructions.

        Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

PURPOSE OF SUBSTITUTE FORM W-9

        To prevent backup withholding the owner is required to notify the exchange agent of the owner's current TIN (or the TIN of any other payee) by completing the following form, certifying that the TIN provided on Substitute Form W-9 is correct (or that such owner is awaiting a TIN), and that (i) the owner is exempt from withholding, (ii) the owner has not been notified by the Internal Revenue Service that the owner is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the Internal Revenue Service has notified the owner that the owner is no longer subject to backup withholding.

WHAT NUMBER TO GIVE THE EXCHANGE AGENT

        The Holder is required to give the exchange agent the TIN (e.g., social security number or employer identification number) of the owner of the Original Notes. If the original notes are registered in more than one name or are not registered in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9," for additional guidance on which number to report.


                                   Page A-12

                               SUBSTITUTE FORM W-9

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A $50 PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 31%. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

SUBSTITUTE FORM W-9        PART 1 - PLEASE PROVIDE     SOCIAL SECURITY NUMBER OR
                           YOUR TIN IN THE BOX AT      EMPLOYER IDENTIFICATION
                           RIGHT AND CERTIFY BY        NUMBER
                           SIGNING AND DATING
                           BELOW.                      ________________________

- - - - - - - - - - - - - -- - - - - - - - - - - - - - -- - - - - - - - - - - -
DEPARTMENT OF THE          PART 2 - CERTIFICATION - Under penalties of perjury,
TREASURY INTERNAL          I certify that:
REVENUE SERVICE
                           (1) The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

                           (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to back up withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

                           CERTIFICATION INSTRUCTIONS - You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of under-reporting interest or dividends on your tax return.

                           Signature

                           ___________________________________________

                           Date

                           ___________________________________________

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            PART 3 - AWAITING TIN [ ]

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify that under penalties of perjury that taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service center or social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days of the date in this form, 31% of all reportable cash payments made to me will be withheld until I provide a taxpayer identification number.

Signature______________________________          Date__________________________


                                   Page A-13

                              VICAR OPERATING, INC.

                        VCA ANTECH, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                           PAGE
Report of Independent Public
   Accountants..............................................................F-2
Consolidated Balance Sheets as of December 31, 2000 and
   1999.....................................................................F-3
Consolidated Statements of Operations for the Years Ended
   December 31, 2000, 1999 and 1998.........................................F-4
Consolidated Statements of Stockholders' Equity for the
   Years Ended December 31, 2000, 1999 and 1998.............................F-5
Consolidated Statements of Comprehensive Income for the
   Years Ended December 31, 2000, 1999 and 1998.............................F-6
Consolidated Statements of Cash Flows for the Years Ended
   December 31, 2000, 1999 and 1998.........................................F-7
Notes to Consolidated Financial Statements-December 31,
   2000.....................................................................F-9
Condensed Consolidated Balance Sheets as of September 30, 2001 and
   December 31, 2000 (unaudited)...........................................F-39
Condensed Consolidated Statements of Operations for the Nine Months
   Ended September 30, 2001 and 2000 (unaudited)...........................F-40
Consolidated Statement of Stockholders' Equity for the Nine Months
   Ended September 30, 2001 (unaudited)....................................F-41
Condensed Consolidated Statements of Cash Flows for the Nine Months
   Ended September 30, 2001 and 2000 (unaudited)...........................F-42
Notes to Condensed Consolidated Financial Statements-September 30,
   2001 (unaudited)........................................................F-43


                                    Page F-1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of VCA Antech, Inc.:

        We have audited the accompanying consolidated balance sheets of VCA Antech, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VCA Antech, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



/S/ ARTHUR ANDERSEN LLP
-----------------------
ARTHUR ANDERSEN LLP

Los Angeles, California
March 28, 2001


                                    Page F-2

                        VCA ANTECH, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 2000 AND 1999
                    (IN THOUSANDS, EXCEPT PER SHARES AMOUNTS)

                                                                   2000        1999
                                                                -----------  -----------
                               ASSETS
Current assets:
       Cash and cash equivalents...............................   $ 10,519     $ 10,620
       Marketable securities...................................         --        5,313
       Trade accounts receivable, less allowance for
         uncollectable accounts of $4,110 and $7,162 at
         December 31, 2000 and 1999, respectively..............     15,450       15,276
       Inventory...............................................      5,773        5,455
       Prepaid expense and other...............................      3,424        4,544
       Deferred income taxes...................................      4,655        4,213
       Prepaid income taxes....................................      9,402        3,986
                                                                -----------  -----------
             Total current assets..............................     49,223       49,407
Property and equipment, net....................................     86,972       70,336
Other assets:
       Goodwill, net...........................................    310,185      291,286
       Covenants not to compete, net...........................     19,549        4,450
       Notes receivable, net...................................      2,178        1,891
       Investment in VPI.......................................         --        5,000
       Deferred financing costs, net...........................     13,373        1,515
       Other...................................................      1,590        2,615
                                                                -----------  -----------
                                                                  $483,070     $426,500
                                                                ===========  ===========
           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
       Current portion of long-term obligations................    $ 5,756     $ 21,901
       Accounts payable........................................      8,393        8,715
       Accrued payroll and related liabilities.................      8,335        7,258
       Accrued recapitalization costs..........................      3,459           --
       Other accrued liabilities...............................     13,228        7,896
                                                                -----------  -----------
             Total current liabilities.........................     39,171       45,770
Long-term obligations, less current portion....................    356,993      139,634
Deferred income taxes..........................................      8,484        6,655
Other liabilities..............................................      1,500           --
Minority interest..............................................      3,610        3,212
Series A Redeemable Preferred Stock, at redemption value.......     77,875           --
Series B Redeemable Preferred Stock, at redemption value.......     76,747           --
Stockholders' equity (deficit):
       Common stock, par value $.01 as of December 31, 2000,
         24,000 shares authorized as of December 31, 2000,
         17,524 and 325,620 outstanding as of December 31,
         2000 and 1999, respectively...........................        175        3,256
       Additional paid-in capital..............................     19,053      210,492
       Retained earnings (accumulated deficit)                    (100,020)      25,737
       Accumulated comprehensive loss - unreleased loss
         on investment.........................................         --         (361)
       Notes receivable from stockholders......................       (518)        (654)
       Less:  cost of common stock held in treasury............         --       (7,241)
                                                                -----------  -----------
             Total stockholders' equity (deficit)..............    (81,310)     231,229
                                                                -----------  -----------
                                                                  $483,070     $426,500
                                                                ===========  ===========




              The accompanying notes are an integral part of these
                          consolidated balance sheets.


                                    Page F-3

                        VCA ANTECH, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                    (IN THOUSANDS, EXCEPT PER SHARES AMOUNTS)

                                                              2000         1999         1998
                                                           ----------   -----------  ----------
Revenue.................................................   $ 354,687     $ 320,560   $ 281,039
Direct costs (excludes operating depreciation of
   $6,872, $6,853, and $4,698 for the years ended
   December 31, 2000, 1999 and 1998, respectively)......     254,787       232,493     209,380
                                                           ----------    ----------  ----------
                                                              99,900        88,067      71,659
Selling, general and administrative.....................      26,994        23,622      19,693
Depreciation and amortization...........................      18,878        16,463      13,132
Year 2000 remediation expense...........................          --         2,839          --
Reversal of restructuring charges.......................          --        (1,873)         --
Recapitalization costs..................................      34,268            --          --
Stock-based compensation................................         555            --          --
                                                           ----------    ----------  ----------
     Operating income...................................      19,205        47,016      38,834
Interest income.........................................         850         1,194       2,357
Interest expense........................................      20,742        10,643      11,189
Other (income) expense..................................       1,800            --          --
                                                           ----------    ----------  ----------
     Income (loss) before minority interest,
        provision for income taxes and
        extraordinary item..............................      (2,487)       37,567      30,002
Minority interest in income of subsidiaries.............       1,066           850         780
                                                           ----------    ----------  ----------
     Income (loss) before provision for income
        taxes and extraordinary item....................      (3,553)       36,717      29,222
Provision for income taxes..............................       2,199        16,462      12,954
Income tax adjustment...................................          --        (2,102)         --
                                                           ----------    ----------  ----------
     Income (loss) before extraordinary item............      (5,752)       22,357      16,268
Extraordinary loss on early extinguishment of debt
   (net of income tax benefit of $1,845)................       2,659            --          --
                                                           ----------    ----------  ----------
     Net income (loss)..................................   $  (8,411)    $  22,357   $  16,268
                                                           ==========    ==========  ==========
Increase in carrying amount of Redeemable
   Preferred Stock......................................       5,391            --          --
                                                           ----------    ----------  ----------
     Net income (loss) available to common
        stockholders....................................   $ (13,802)    $  22,357   $  16,268
                                                           ==========    ==========  ==========
Basic earnings (loss) per common share:
     Income (loss) before extraordinary item............   $   (0.05)    $    0.07   $    0.05
     Extraordinary loss on early extinguishment
        of debt.........................................       (0.01)           --          --
                                                           ----------    ----------  ----------
     Earnings (loss) per common share...................   $   (0.06)    $    0.07   $    0.05
                                                           ==========    ==========  ==========

Diluted earnings (loss) per common share:
     Income (loss) before extraordinary item............   $   (0.05)    $    0.07   $    0.05
     Extraordinary loss on early extinguishment
        of debt.........................................       (0.01)           --          --
                                                           ----------    ----------  ----------
     Earnings (loss) per common share...................   $   (0.06)    $    0.07   $    0.05
                                                           ----------    ----------  ----------
Share used for computing basic earnings (loss)
   per share............................................     234,055       315,945     305,250
                                                           ==========    ==========  ==========
Share used for computing diluted earnings (loss)
   per share............................................     234,055       329,775     329,100
                                                           ==========    ==========  ==========

              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                    Page F-4

                        VCA ANTECH, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                                                      NOTES
                                    COMMON STOCK     ADDITIONAL  TREASURY SHARES    RECEIVABLE               ACCUMULATED
                                 -------------------   PAID-IN  ------------------     FROM     RETAINED    COMPREHENSIVE
                                  SHARES     AMOUNT    CAPITAL  SHARES     AMOUNT  STOCKHOLDERS (DEFICIT)        LOSS      TOTAL
                                 ---------  -------- ---------- --------  -------- ------------ ----------  ------------ ----------
Balances, December 31, 1997..     304,800   $ 3,048  $ 193,717   (3,405)  $(2,480)   $  (546)   $ (12,888)    $     --   $ 180,851
   Net income................          --        --         --       --        --         --       16,268           --      16,268
   Unrealized loss on
     investments.............          --        --         --       --        --         --           --         (870)       (870)
   Unrealized loss
     recognized on
     investments.............          --        --         --       --        --         --           --          402         402
   Exercise of stock options.       2,910        29      2,008       --        --         --           --           --       2,037
   Interest on notes.........          --        --         --       --        --        (71)          --           --         (71)
   Business acquisitions.....       2,610        26      3,121       --        --         --           --           --       3,147
   Conversion of convertible
     debt....................         180         2         83       --        --         --           --           --          85
   Settlement of guaranteed
     purchase price
     contingently payable in
     cash or common stock....         315         3         (3)      --        --         --           --           --          --
   Restricted stock bonus....       1,425        14        822       --        --         --           --           --         836
                                 ---------  -------- ---------- --------  -------    --------   ----------    ---------  ----------
Balances, December 31, 1998..     312,240     3,122    199,748   (3,405)   (2,480)      (617)       3,380         (468)    202,685
   Net income................          --        --         --       --        --         --       22,357           --      22,357
   Unrealized loss on
     investments.............          --        --         --       --        --         --           --         (218)       (218)
   Unrealized loss
     recognized on
     investments.............          --        --         --       --        --         --           --          325         325
   Exercise of stock options.         750         8        527       --        --         --           --           --         535
   Exercise of warrants......          45        --         --       --        --         --           --           --          --
   Interest on notes.........          --        --         --       --        --        (37)          --           --         (37)
   Business acquisitions.....       8,820        88      8,740       --        --         --           --           --       8,828
   Conversion of convertible
     debt....................         150         2         72       --        --         --           --           --          74
   Restricted stock bonus....       3,615        36      1,405       --        --         --           --           --       1,441
   Purchase of treasury
     shares..................          --        --         --   (5,895)   (4,761)        --           --           --      (4,761)
                                 ---------  -------- ---------- --------  -------    --------   ----------    ---------  ----------
Balances, December 31, 1999..     325,620     3,256    210,492   (9,300)   (7,241)      (654)      25,737         (361)    231,229
   Net loss..................          --        --         --       --        --     (8,411)      (8,411)          --      (8,411)
   Unrealized loss on
     investments.............          --        --         --       --        --         --           --         (219)       (219)
   Unrealized loss
     recognized on
     investments.............          --        --         --       --        --         --           --          580         580
   Exercise of stock options.       1,830        18        905       --        --         --           --           --         923
   Restricted stock bonus....       3,060        31      1,071       --        --         --           --           --       1,102
   Interest on notes.........          --        --         --       --        --        (34)          --           --         (34)
   Purchase of treasury
     shares..................          --        --         --   (7,715)   (3,323)        --           --           --      (3,323)
   Retirement of treasury
     shares..................     (17,015)       --         --   17,015    10,564         --           --           --      10,564
   Issuance of common stock..      14,865       149     14,716       --        --       (518)          --           --      14,347
   Issuance of warrants......          --        --      1,149       --        --         --           --           --       1,149
   Write-off of notes as
     part of Recapitalization          --        --         --       --        --        688           --           --         688
   Increase in carrying
     amount of Redeemable
     Preferred Stock.........          --        --         --       --        --         --       (5,391)          --      (5,391)
   Repurchase and retirement
     of common stock.........    (310,836)   (3,279)  (209,835)      --        --         --     (111,955)          --    (325,069)
   Stock-based compensation            --        --        555       --        --         --           --           --         555
                                 ---------  -------- ---------- --------  -------    --------   ----------    ---------  ----------
Balances, December 31, 2000..      17,524   $   175  $  19,053       --   $    --    $  (518)   $(100,020)    $     --   $ (81,310)
                                 =========  ======== ========== ========  =======    ========   ==========    =========  ==========



              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                    Page F-5

                        VCA ANTECH, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                         2000         1999        1998
                                                      -----------  ----------  ----------
Net income (loss)...................................  $  (8,411)   $ 22,357    $ 16,268
Other comprehensive income:
     Unrealized loss on investments.................       (219)       (218)       (870)
     Recognized loss on investments.................        580         325         402
                                                      -----------  ----------  ----------
Other comprehensive income (loss)...................        361         107        (468)
                                                      -----------  ----------  ----------
Net comprehensive income (loss).....................  $  (8,050)   $ 22,464    $ 15,800
                                                      ===========  ==========  ==========
Accumulated comprehensive loss at beginning of year.  $    (361)   $   (468)   $     --
Other comprehensive income (loss)...................        361         107        (468)
                                                      -----------  ----------  ----------
Accumulated comprehensive loss at end of year.......  $      --    $   (361)   $   (468)
                                                      ===========  ==========  ==========



              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                    Page F-6

                        VCA ANTECH, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                                      2000          1999         1998
                                                                   ----------    -----------  ----------
Cash flows from operating activities:
     Net income (loss)........................................     $  (8,411)    $   22,357   $  16,268
     Adjustments to reconcile net income (loss) to net
        cash provided by operating activities:
          Depreciation and amortization.......................        18,878         16,463      13,132
          Amortization of deferred financing costs and debt
             discount.........................................           836            241         431
          Provision for uncollectable accounts................         3,105          2,515       2,898
          Extraordinary loss on early extinguishment of debt..         4,504             --          --
          Recapitalization costs..............................        34,268             --          --
          Stock-based compensation............................           555             --          --
          Interest paid in kind on senior subordinated notes..         4,306             --          --
          Gain on sale of investment in VPI...................        (3,200)            --          --
          Loss recognized on investment in Zoasis.............         5,000             --          --
          Minority interest in income of subsidiaries.........         1,066            850         780
          Distributions to minority interest partners.........        (1,400)          (926)       (627)
          Increase in accounts receivable.....................        (3,362)        (5,535)     (3,749)
          Increase in inventory...............................          (167)          (347)       (242)
          Increase (decrease) in accounts payable and
             accrued liabilities..............................         5,932         (1,383)     (4,872)
          Decrease (increase) in prepaid income taxes.........        (5,416)         1,054         594
          Decrease (increase)  in prepaid expense and other...         2,173           (414)     (1,061)
          Increase in deferred income tax asset...............          (442)          (102)     (1,043)
          Increase in deferred income tax liability...........         1,829          3,694       4,614
                                                                   ----------    -----------  ----------
     Net cash provided by operating activities................        60,054         38,467      27,123
                                                                   ----------    -----------  ----------
Cash flows from investing activities:
     Business acquisitions, net of cash acquired..............       (18,183)       (16,079)    (17,108)
     Real estate acquired in connection with business
        acquisitions..........................................        (1,800)        (4,241)     (4,270)
     Property and equipment additions, net....................       (22,555)       (21,803)    (11,678)
     Investments in marketable securities.....................      (129,992)       (58,258)    (44,902)
     Proceeds from sales or maturities of marketable
        securities............................................       135,666         86,410      62,447
     Payment for covenants not to compete.....................       (15,630)            --          --
     Investment in VPI........................................            --             --      (4,000)
     Net proceeds from sale of investment in VPI..............         8,200             --          --
     Investment in Zoasis.....................................        (5,000)            --          --
     Other....................................................         1,615            295          37
                                                                   ----------    -----------  ----------
     Net cash used in investing activities....................       (47,679)       (13,676)    (19,474)
                                                                   ----------    -----------  ----------
Cash flows from financing activities:
     Repayment of long-term debt..............................      (172,854)       (18,922)    (20,591)
     Proceeds from the issuance of long-term debt.............       356,670             --          --
     Payment of deferred financing costs......................       (13,958)            --
     Proceeds from issuance of common stock under option
        plans.................................................           923            535       2,037
     Proceeds from issuance of preferred stock................       149,231             --          --
     Proceeds from issuance of common stock...................        14,350             --          --
     Proceeds from issuance of warrants.......................         1,149             --          --
     Repurchase of common stock...............................      (314,508)            --          --
     Purchase of treasury stock...............................        (3,323)        (4,761)         --
     Payments for recapitalization expense....................       (30,156)            --          --
                                                                   ----------    -----------  ----------
     Net cash used in financing activities....................       (12,476)       (23,148)    (18,554)
                                                                   ----------    -----------  ----------
Increase (decrease) in cash and cash equivalents..............          (101)         1,643     (10,905)
Cash and cash equivalents at beginning of year................        10,620          8,977      19,882
                                                                   ----------    -----------  ----------
Cash and cash equivalents at end of year......................     $  10,519     $   10,620   $   8,977
                                                                   ==========    ===========  ==========


              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                    Page F-7

                        VCA ANTECH, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOW--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                               2000         1999        1998
                                                            -----------  -----------  ----------
 Supplemental disclosures of cash flow information:
      Interest paid...................................      $  15,237    $  10,517    $  11,301
      Income taxes paid...............................          4,337        9,603       10,944
 Supplemental schedule of noncash investing and
   financing activities in connection with
   acquisitions, assets acquired and liabilities
   assumed were as follows:
      Fair value of assets acquired...................      $  29,616    $  53,209    $  30,740
      Less consideration given:
         Cash paid and acquisition costs..............        (18,230)     (19,497)     (20,255)
         Cash paid in settlement of assumed
           liabilities................................         (1,262)        (517)        (812)
         Common stock issued..........................             --       (8,828)      (3,100)
                                                            -----------  -----------  ----------
      Liabilities assumed including notes payable
         issued.......................................      $  10,124    $  24,367    $  6,573
                                                            ===========  ===========  ==========




              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                    Page F-8

                        VCA ANTECH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2000

1.      THE COMPANY

        Based in Los Angeles, California, VCA Antech, Inc. ("VCA"), a Delaware corporation, is an animal health care services company with positions in two core businesses, animal hospitals ("Animal Hospitals") and veterinary diagnostic laboratories ("Laboratories"). In 2000, the Company established a new legal structure, comprised of a holding company and an operating company. VCA is the holding company ("Holding Company"). Vicar Operating, Inc. ("Operating Company") is wholly owned by the Holding Company and owns the capital stock of all of the Company's subsidiaries. Collectively, the Holding Company and the Operating Company are referred to as VCA or the Company. Prior to September 24, 2001, VCA was known as Veterinary Centers of America, Inc.

        Animal Hospitals offer a full range of general medical and surgical services for companion animals. Animal Hospitals treat diseases and injuries, provide pharmaceutical products and perform a variety of pet wellness programs, including routine vaccinations, health examinations, spaying, neutering and dental care.

        The Company operates a full-service, veterinary diagnostic laboratory network serving all 50 states. The laboratory network provides sophisticated testing and consulting services used by veterinarians in the detection, diagnosis, evaluation, monitoring, treatment and prevention of diseases and other conditions affecting animals. The Company does not conduct experiments on animals and is not engaged in animal research.

        At December 31, 2000, the Company owned or operated 209 animal hospitals throughout 30 states, as follows:

         California                45     Delaware                       4
         New York (a)              24     Connecticut                    3
         Florida                   18     New Mexico                     3
         Illinois                  15     Colorado                       2
         Michigan                  12     North Carolina (a)             2
         Pennsylvania              10     Utah                           2
         Maryland                   9     Alabama (a)                    1
         Texas (a)                  9     Arizona                        1
         New Jersey (a)             8     Georgia                        1
         Indiana                    7     Hawaii                         1
         Massachusetts              7     Louisiana (a)                  1
         Nevada                     6     Missouri                       1
         Virginia                   5     Nebraska (a)                   1
         Ohio (a)                   5     South Carolina                 1
         Alaska                     4     West Virginia (a)              1


                                    Page F-9

(a) States where the Company manages animal hospitals under long-term management agreements.


        At December 31, 2000, the Company operated 15 full-service laboratories. Our laboratory network includes primary hubs that are open 24 hours per day and offer a full testing menu, secondary laboratories, that service large metropolitan areas, are open 24 hours per day and offer a wide testing menu and nine STAT laboratories that service other locations with demand sufficient to warrant nearby laboratory facilities and are open during daytime hours.

          PRIMARY HUBS              SECONDARY HUBS           STAT LABORATORIES
      ------------------        ---------------------       --------------------
      California      1         Arizona            1        California       1
      New York        1         Georgia            1        Colorado         1
                                Illinois           1        Florida          1
                                Mississippi        1        Hawaii           1
                                                            Michigan         1
                                                            Oregon           1
                                                            Texas            2
                                                            Washington       1
                    ----                         ----                      ----
      Totals          2                            4                         9
                    ====                         ====                      ====


        The Company was formed in 1986 and during the 1990s, established a position in the veterinary diagnostic laboratory and animal hospital markets through both internal growth and acquisitions. By 1997, the Company had built a laboratory network of 12 laboratories servicing animal hospitals in all 50 states and operated a total of 160 animal hospitals.

        On September 20, 2000, the Company completed a recapitalization transaction (the "Recapitalization") with certain investors who are affiliated with Leonard Green & Partners, L.P. The Company purchased 99% of its outstanding shares of common stock for $1.00 per share for a total consideration of $314.5 million, and such shares were subsequently retired. The Company then issued 14,350,005 new common shares to certain investors in exchange for an 80% controlling interest in the Company. An additional 517,995 shares of common stock were issued to certain members of management. In connection with the Recapitalization, the Company also authorized and issued preferred stock for which it received approximately $149.2 million and entered into various debt agreements through which it received approximately $356.7 million in cash.

        The Recapitalization did not result in a change in the historical cost basis of the Company's assets and liabilities because certain management shareholders retained their ownership of the Company common stock, which amounted to approximately 20% of the Company's outstanding common stock following the Recapitalization. The Company incurred $34.3 million of Recapitalization costs for the year ended December 31, 2000, which consisted of $24.1 million associated with the buy-out of stock options held by employees, $1.2 million paid to employees for services rendered in connection with the Recapitalization, $7.6 million in professional fees and $1.4 million of other expenses. Additionally, the Company paid $15.6 million out of these proceeds for covenants not to compete to the following executive officers: Robert L. Antin, Chief Executive Officer; Arthur J. Antin, Chief Operating Officer; Tomas W. Fuller, Chief Financial Officer; and Neil Tauber, Senior Vice President of Development. The payments made for the covenants not to compete are being amortized over a three-year period commencing September 20, 2000.


                                   Page F-10

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.      PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of the Company and all those majority-owned subsidiaries where the Company has control. Significant intercompany transactions and balances have been eliminated.

        The Company provides management services to certain veterinary medical groups in states with laws that prohibit business corporations from providing veterinary services through the direct employment of veterinarians. As of December 31, 2000, the Company operated in nine of these states. In these states, instead of owning a animal hospital, the Company provides management services to veterinary medical groups. The Company provides management services pursuant to long-term management agreements (the "Management Agreements") with the veterinary medical groups, ranging from 10 to 40 years with non-binding renewal options, where allowable. Pursuant to the Management Agreements, the veterinary medical groups are each solely responsible for all aspects of the practice of veterinary medicine, as defined by their respective state. The Company is responsible for providing the following services:

     o    availability of all facilities and equipment

     o    day-to-day financial and administrative supervision and management

     o    maintenance of patient records

     o    recruitment of veterinary and hospitals staff

     o    marketing

     o    malpractice and general insurance

        The Company does not consolidate the operations of the veterinary medical groups since it has no control over the practice of veterinary medicine at these hospitals. As compensation for the Company's services, it receives management fees which are included in revenue and were $31.1 million, $30.2 million and $19.3 million for the years ended December 31, 2000, 1999 and 1998, respectively.

b.      CASH AND CASH EQUIVALENTS

        For purposes of the balance sheets and statements of cash flows, the Company considers only highly liquid investments to be cash equivalents.

        Cash and cash equivalents at December 31 consisted of (in thousands):

                                                2000          1999
                                             ----------    ----------
Cash......................................   $   3,443     $   8,160
Money market funds........................       7,076         2,460
                                             ----------    ----------
                                             $  10,519     $  10,620
                                             ==========    ==========

C.      MARKETABLE SECURITIES

        During the year ending December 31, 2000, the Company realized a loss on the sale of an investment of $1.3 million; however, the Company recorded unrealized losses of $727,000 on this investment in years prior to 2000.


                                   Page F-11

D.      PROPERTY AND EQUIPMENT

        Property and equipment is recorded at cost. Equipment held under capital leases is recorded at the lower of the present value of the minimum lease payments or the fair value of the equipment at the beginning of the lease term.

        Depreciation and amortization are provided for on the straight-line method over the following estimated useful lives:

        Buildings and improvements.............              5 to 30 years
        Leasehold improvements................. Lesser of lease term or 15 years
        Furniture and equipment................               5 to 7 years
        Property held under capital leases.....              5 to 30 years


        Property and equipment at December 31, consisted of (in thousands):

                                                                2000         1999
                                                            -----------  -----------
        Land..............................................  $  19,788    $  14,423
        Building and improvements.........................     33,920       24,615
        Leasehold improvements............................     17,565       13,428
        Furniture and equipment...........................     43,771       35,206
        Equipment held under capital leases...............      1,533        1,552
        Construction in progress..........................      1,293        4,479
                                                            ----------   -----------
        Total fixed assets................................    117,870       93,703
        Less - Accumulated depreciation and amortization..    (30,898)     (23,367)
                                                            ----------   -----------
                                                            $  86,972    $  70,336
                                                            ==========   ===========

        Accumulated depreciation on equipment held under capital leases amounted to $1.3 million and $1.2 million at December 31, 2000 and 1999, respectively.

e.      GOODWILL

        Goodwill relating to acquisitions represents the purchase price paid and liabilities assumed in excess of the fair market value of net assets acquired. Goodwill is amortized on a straight-line basis over the expected period to be benefited, not exceeding 40 years.

        The Company continually evaluates whether events, circumstances or net losses on the entity level have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related facility's undiscounted, tax adjusted net income over the remaining life of the goodwill to measure whether the goodwill is recoverable. If it is determined that goodwill on a given entity is partially or totally unrecoverable, losses will be recognized to the extent that projected aggregate tax adjusted net income over the life of the goodwill does not cover the goodwill balance at the date of impairment. Accumulated amortization of goodwill was $35.0 million and $27.2 million at December 31, 2000 and 1999, respectively.

f.      COVENANTS NOT TO COMPETE

        Covenants not to compete are amortized on a straight-line basis over the term of the agreements, usually three to ten years. Accumulated amortization of covenants not to compete was $6.6 million and $4.7 million at December 31, 2000 and 1999, respectively.

g.      NOTES RECEIVABLE

        Notes receivable are not market traded financial instruments. The amounts recorded approximate fair value and are shown net of valuation allowances of $63,000 and $270,000 as of December 31, 2000 and 1999, respectively. The notes bear interest at rates varying from 7% to 9% per annum.


                                   Page F-12

h.      DEFERRED REVENUE

        As part of a partnership with Heinz Pet Products ("HPP"), the Company agreed to provide certain consulting and management services for a three-year period commencing on February 1, 1997, for an aggregate fee of $15.3 million payable in semi-annual installments over a five-year period. Consulting and management fees earned under this agreement are included in revenue and amounted to $425,000 for the year ended December 31, 2000, and $5.1 million for each of the years ended December 31, 1999 and 1998, respectively. The agreement expired February 1, 2000.

        In October 2000, the Company entered into a two-year consulting agreement with HPP for which the Company was paid $5.0 million. Of the $5.0 million received, $4.0 million will be recognized as revenue ratably over the life of the agreement and $1.0 million will be used for certain marketing obligations under the agreement. As of December 31, 2000, $500,000 has been recognized as revenue and deferred revenue of $2.0 million and $1.5 million is recorded in other accrued liabilities and other liabilities, respectively.

i.      DEFERRED FINANCING COSTS

        In connection with the issuance of long-term debt in 2000, the Company incurred $13.9 million of deferred financing costs. These costs are shown net of accumulated amortization of $586,000 in the Consolidated Balance Sheet at December 31, 2000. The deferred financing costs are amortized using the effective interest method over the life of the related debt.

j.      INVESTMENT IN VPI AND ZOASIS

        During portions of 2000 and 1999, the Company had investments in Veterinary Pet Insurance, Inc. ("VPI") and Zoasis.com, Inc. ("Zoasis"), both of which were accounted for on the cost basis. See Footnote 4, Joint Ventures and Investments, for a description of these investments.

k.      FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

        The carrying amount reported in the balance sheets for cash, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the immediate or short-term maturity of these financial instruments. Concentration of credit risk with respect to accounts receivable are limited due to the diversity of the Company's customer base.

l.      USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

m.      RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133, which as amended is effective beginning in the fiscal year beginning after June 15, 2000, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities, (collectively referred to as "derivatives"). It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

        Under the provisions of the Credit and Guaranty Agreement, dated September 20, 2000, the Company was required to enter into an arrangement to hedge interest rate exposure for a minimum notional amount of $62.0 million and a minimum term of two years. On November 13, 2000, the Company entered into a no fee interest rate collar agreement with Wells Fargo Bank effective November 15, 2000, and expiring November 15, 2002, (the "Collar Agreement"). The Collar Agreement is based on LIBOR, which resets monthly, and has a


                                   Page F-13
cap and floor notional amount of $62.5 million, with a cap and floor interest rate of 7.5% and 5.9%, respectively.

        The Collar Agreement is accounted for as a cash flow hedge which will require that the Company report the market value of the Collar Agreement in the balance sheet. Payments made or received as a result of a LIBOR outside of the cap or floor of the Collar Agreement will be accounted for as a component of net income.

        The Company adopted SFAS 133 effective January 1, 2001; however, had the Company adopted it in the year ending December 31, 2000, it would have reported a liability from interest rate hedging activities at the market rate of $525,000, $411,000 of which would have been recognized in comprehensive income and $114,000 which would have been recognized in other (income) expense. No payments were required under the Collar Agreement during the year ending December 31, 2000.

        With the exception of the Collar Agreement, management does not intend to enter into derivative contracts in the future and does not expect the implementation of SFAS 133 to have a material impact on its future earnings.

n.      RECLASSIFICATIONS

        Certain 1999 and 1998 balances have been reclassified to conform with the 2000 financial statement presentation.

o.      REVENUE RECOGNITION

        Revenue is recognized only after the following criteria are met: (i) there exists adequate evidence of the transactions; (ii) delivery of goods has occurred or services have been rendered; and (iii), the price is not contingent on future activity and collectability is reasonably assured.

p.      RELATED PARTY TRANSACTIONS

        As part of an often-used acquisition strategy, the Company hires the selling doctor upon purchase of their practice. The Company may lease facilities from the selling doctor; the related lease agreements are negotiated as part of the acquisition before the doctor is hired. These arrangements are not contingent upon the current or future employment of the doctors.

        In June 2000, the Company invested $5.0 million for convertible preferred stock of Zoasis, an internet start-up business, majority-owned by Robert A. Antin, the Company's Chief Executive Officer and a director of the Company. In December 2000, the Company determined that the value of this investment was impaired and, as a result, recognized a loss of $5.0 million. (See Footnote 4, Joint Ventures and Investments, for a description of Zoasis and the reason for impairment). Zoasis continues to provide marketing reminder services to the Company. The Company incurred $81,000 during the year ended December 31, 2000, for these marketing reminder services.

        In September 2000, the Company sold its entire equity interest in Vet's Choice, which had zero cost basis, to Heinz Pet Products. The Company received $500,000 in the sale. At the time of the sale, one of the Company's directors, Mr. John A. Heil, served as president of an affiliate of Heinz Pet Products. In connection with the sale, Heinz Pet Products also paid the Company $1.0 million which was transferred to the Wisdom Group, L.P. and used to redeem the limited partnership interests in the Wisdom Group, L.P. Members of the Company's executive management had a 30.5% ownership interest in the Wisdom Group, L.P. as limited partners and a subsidiary of the Company owned a 1% ownership interest as the general partner. The Wisdom Group, L.P. was dissolved in November 2000 upon redemption of all the partnership interests. The nature of the business of the Wisdom Group, L.P. was to provide consulting services to Vet's Choice with respect to the development, marketing and sale of premium pet food products.

        On September 20, 2000, the Company entered into a ten-year management services agreement with Leonard Green & Partners, L.P. ("Leonard Green") for services relating to investment banking, general consulting and financial planning. The agreement calls for monthly payments of $207,000 and is subject to an increase of 1.6% of any additional capital invested by Green Equity Investors, III, L.P., a Delaware limited


                                   Page F-14
partnership, any of its affiliates, or any of its co-investors in the Company. In addition, Leonard Green received one-time fees of approximately $7.6 million in connection with the Company's recapitalization on September 20, 2000.

q.      MARKETING AND ADVERTISING

        Marketing and advertising production costs are expensed as incurred or the first time the advertisement is run. Media (primarily print) placement costs are expensed in the month the advertising appears. Total marketing and advertising expense is included in direct costs and amounted to $5.6 million, $4.3 million and $3.2 million for the years ended December 31, 2000, 1999 and 1998, respectively.

3.      ACQUISITIONS

        During 2000, the Company purchased 24 animal hospitals and one veterinary diagnostic laboratory, all of which were accounted for as purchases. Three of the acquired animal hospitals and the laboratory were merged into existing VCA facilities upon acquisition. Including acquisition costs, VCA paid an aggregate consideration of $29.6 million, consisting of $18.2 million in cash, $11.1 million in debt, and the assumption of liabilities totaling $315,000. The aggregated purchase price was allocated as follows: $2.7 million to tangible assets, $21.6 million to goodwill and $5.3 million to other intangibles.

        During 1999, the Company purchased 24 animal hospitals and two veterinary diagnostic laboratories all of which were accounted for as purchases. Five of the acquired animal hospitals and both laboratories were merged into existing VCA facilities upon acquisition. Including acquisition costs, VCA paid an aggregate consideration of $24.2 million, consisting of $10.4 million in cash, $12.4 million in debt, 70,712 shares of common stock of the Company with a value of $1.1 million, and the assumption of liabilities totaling $369,000. The aggregated purchase price was allocated as follows: $1.9 million to tangible assets, $18.6 million to goodwill and $3.8 million to other intangibles.

        In addition, on April 1, 1999, the Company completed the acquisition of AAH Management Corp. ("AAH") for a total consideration (including acquisition costs) of $29.0 million, consisting of 517,585 shares of VCA common stock, with a value at the date of acquisition of $7.8 million, $9.1 million in cash, $1.2 million in notes payable and the assumption of $10.9 million in liabilities. AAH operated 15 animal hospitals located in New York and New Jersey. The acquisition of AAH was accounted for as a purchase. The purchase price has been allocated as follows: $6.3 million to tangible assets, $21.9 million to goodwill, and $725,000 to other intangible assets.

        During 1998, the Company completed the acquisitions of 11 animal hospitals and one veterinary diagnostic laboratory. In connection with these acquisitions, which were accounted for as purchases, VCA paid an aggregate consideration including acquisition costs of $30.7 million, consisting of $20.2 million in cash, $6.5 million in debt, 171,564 shares of common stock of the Company with a value of $3.1 million, and the assumption of liabilities totaling $903,000. The $30.7 million aggregate purchase price was allocated $6.2 million to tangible assets, $23.4 million to goodwill and $1.2 million to other intangible assets.

        The pro forma results listed below are unaudited and reflect purchase price accounting adjustments assuming 2000 and 1999 acquisitions occurred at January 1, 1999. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results and do not reflect any efficiencies that might be achieved from the combined operation.


                                   Page F-15

                                                FOR THE YEARS ENDED
                                                    DECEMBER 31,
                                             (IN THOUSANDS, EXCEPT PER
                                                   SHARE AMOUNTS)
                                                    (UNAUDITED)
                                             -------------------------
                                                2000           1999
                                             ----------     ----------
       Revenue...........................    $ 369,958      $ 365,391
       Net income (loss) available
         to common stockholders..........    $ (12,587)     $  24,224
       Diluted earnings per share........      $ (0.05)     $   (0.07)
       Shares used for computing
         diluted earnings per share......      234,055        329,775

        In connection with certain acquisitions, the Company assumed certain contractual arrangements whereby cash may be issued to former owners of acquired hospitals upon attainment of specified financial criteria over periods of three to five years ("Earn-Out Payments"), as set forth in the respective agreements (the "Earn-Out Arrangements"). The Earn-Out Arrangements provide for contingent Earn-Out Payments if the acquired entity achieves or exceeds contractually defined revenue targets during the defined earn-out period. The payments are either fixed in amount or are based on a multiplier of revenue. When the contingency is resolved and the additional consideration is distributed, the Company records the consideration issued as an additional cost of the acquired entity. The additional consideration of affected assets, usually goodwill, is amortized over the remaining life of the asset. Earn-Out Payments in 2000 and 1999 consisted entirely of cash approximating $486,000 and $326,000, respectively. Earn-Out Payments in 1998 amounted to approximately $358,000, consisting of $311,000 in cash and 2,394 shares of common stock valued on the date of issuance at $47,000.

4.      JOINT VENTURES AND INVESTMENTS

        During fiscal year 2000, the Company invested $5.0 million for convertible preferred stock of Zoasis, an internet start-up business, majority-owned by Robert L. Antin, the Company's Chief Executive Officer and a director of the Company. Zoasis was to develop and provide services to the veterinary industry such as consumer e-commerce, e-commerce of veterinary supplies for hospitals, internet diagnostic laboratory results, on-line continuing education for veterinarians, hosted web sites for veterinarian clients, and a marketing reminder service. Due to the decline in the market value of many internet companies, Zoasis was not able to raise additional capital to continue its development. Zoasis scaled back its operations significantly. In December 2000, the Company determined that the value of this investment was impaired and, as a result, recognized a loss of $5.0 million on the write-down of its investment in Zoasis.

        In September 2000, the Company sold its 50.5% equity interest in Vet's Choice, which had a zero cost basis, to HPP. The Company received $500,000 in the sale. In connection with the sale, the Company also received $1.0 million, which was transferred to the Wisdom Group, L.P. in January 2001.

        In December 1997 and January 1998, the Company made a combined $5.0 million investment in VPI, the largest provider of pet health insurance in the United States. The Company sold its investment in VPI and received $8.2 million in cash in February 2000, resulting in a one-time gain of approximately $3.2 million.


                                   Page F-16

5.      LONG-TERM OBLIGATIONS

Long-term obligations consisted of the following at December 31 (in thousands):

                                                                                     2000         1999
                                                                                  ----------   ----------
SENIOR TERM A           Notes payable of Operating Company,
                          maturing in 2006, secured by assets,
                          variable interest rates (weighted average
                          interest rate at 9.882% during the year
                          ended December 31, 2000, and an interest
                          rate of 9.938% at December 31, 2000)...................  $ 50,000     $     --
SENIOR TERM B           Notes payable of Operating Company, maturing in
                          2008, secured by assets, variable interest rates
                          (weighted average interest rate at 10.382% during the
                          year ended December 31, 2000, and an interest
                          rate of 10.438% at December 31, 2000)..................   200,000           --
SENIOR SUBORDINATED     Notes payable of Operating Company,
  NOTES                   maturing in 2010, unsecured, fixed
                          interest rate of 13.5%.................................    20,000           --
HOLDING COMPANY         Notes payable of Holding Company, maturing
  SENIOR NOTES            in 2010, unsecured, fixed interest rate
                          of 15.5%...............................................   104,306           --
SECURED SELLER NOTES    Notes payable and other obligations,
                          various maturities through 2014, secured by assets and
                          stock of certain subsidiaries, various interest rates
                          ranging from 5.3% to 12.0%.............................     1,328       69,213
MORTGAGE DEBT           Notes payable and other obligations, various
                          maturities through 2008, secured by assets and land
                          and buildings of certain subsidiaries, various
                          interest
                          rates ranging from 7.0% to 9.0%........................        --        3,212
CONVERTIBLE DEBT        Notes payable, convertible into VCA common stock
                          at prices ranging from $0.47 to $1.00 per share, due
                          through 2013, secured by stock of certain subsidiaries
                          at interest rates ranging from 7.0% to 10.0%...........        --        1,803
UNSECURED DEBT          Notes payable, various maturities through 2004,
                          adjustable interest rates of 6.2% and fixed interest
                          rates ranging from
                          7.0% to 12.0%..........................................       350        2,982
DEBENTURES              Convertible subordinated 5.25% debentures,
                          due in 2006, convertible into
                          approximately 36.8 million shares of VCA
                          common stock at $2.29 per share........................        --       84,385
                                                                                  ----------   ----------
                        Total debt obligations...................................   375,984      161,595
                        Capital lease obligations................................       110          187
                        Less - unamortized discount..............................   (13,345)        (247)
                                                                                  ----------   ----------
                                                                                    362,749      161,535
                        Less - current portion...................................    (5,756)     (21,901)
                                                                                  ----------   ----------
                                                                                   $356,993     $139,634
                                                                                  ==========   ==========


        The annual aggregate scheduled maturities of debt obligations for the five years subsequent to December 31, 2000 are presented below (in thousands):

                 2001...........................  $   5,756
                 2002...........................      8,592
                 2003...........................      8,960
                 2004...........................      9,850
                 2005...........................     17,486
                 Thereafter.....................    325,340
                                                  ----------
                                                  $ 375,984
                                                  ==========


                                   Page F-17

        During the year ended December 31, 2000, the Company recorded an extraordinary loss of approximately $4.5 million, before effect of the income tax benefit, primarily as a result of the early redemption of $84.4 million of convertible subordinated 5.25% debentures.

        The Company entered into a Credit and Guaranty Agreement, dated September 20, 2000, with various lenders for $300.0 million of Senior Secured Credit Facilities (the "Credit Agreement"). The Credit Agreement includes a $50.0 million Revolving Credit Facility and the Senior Term A and B Notes. A first priority lien has been granted on certain of the Company's assets, including a pledge of all the capital stock of the Operating Company's subsidiaries, to secure the borrowings under the Credit Agreement. The Revolving Credit Facility allows the Company to borrow up to an aggregate principal amount of $50.0 million and expires in 2006. As of December 31, 2000, the Company has not utilized the Revolving Credit Facility.

        The Revolving Credit Facility and the Senior Term A Notes bear interest at an annual rate equal to:

        (1) the greater of Wells Fargo Bank's prime lending rate or the Federal funds effective rate plus 0.5% (the "Base Rate"), plus an applicable margin for unpaid principal amounts maintained as base rate loans; or

        (2) the average British Bankers Association Interest Settlement Rate for deposits ("LIBOR") plus an applicable margin for unpaid principal amounts maintained as eurodollar rate loans.

        The applicable margin is 3.25% for the first 12 months ending September 20, 2001. Thereafter, applicable margin varies based upon the Company's leverage ratio as defined in the Credit Agreement. The applicable margin varies from 3.25% for a leverage ratio of 3.75 to 1.0 to 2.00% for a leverage ratio of 2.25 to 1.0.

        The Senior Term B Notes bear interest at an annual rate equal to:

        (1) the Base Rate plus 2.75% for unpaid principal amounts maintained as base rate loans; or

        (2) LIBOR plus 3.75% for unpaid principal amounts maintained as eurodollar rate loans.

        Interest for the Senior Term A and B Notes is payable in cash at the earlier of the maturity of a eurodollar rate loan or on a quarterly basis.

        Maturities of Senior A Term Notes principal during each of the years 2001 through 2006 are $2.5 million, $6.3 million, $7.2 million, $8.7 million, $12.5 million and $12.8 million, respectively. The principal for the Senior B Term Notes matures at $2.5 million per year for the first six years and $92.5 million per year for 2007 and 2008.

        The Credit Agreement contains certain financial covenants pertaining to interest coverage, fixed charge coverage and leverage ratios which commence in 2001. In addition, the Credit Agreement has restrictions pertaining to capital expenditures, acquisitions and the payment of dividends on all classes of stock.

        On September 20, 2000, the Operating Company issued $20.0 million of 13.5% Senior Subordinated Notes, which are subordinated to the borrowings under the Credit Agreement. Interest on the Senior Subordinated Notes is payable in cash on a semi-annual basis. The effective interest rate for these notes is 16.2%. The $20.0 million aggregate principal amount of the Senior Subordinated Notes is due in full in September 2010.

        In addition, on September 20, 2000, the Holding Company issued $100.0 million of 15.5% Senior Notes (the "Holding Company Senior Notes"). The Holding Company Senior Notes are subordinated to the Operating Company's liabilities. Interest on the Holding Company Senior Notes is payable on a semi-annual basis. At the Company's sole discretion it may issue additional Holding Company Senior Notes in lieu of cash payments for all interest due through March 2005. Thereafter, interest is payable in cash on a semi-annual basis. The effective rate for these notes is 17.3%. A mandatory redemption of principal and accumulated interest paid in kind approximating $80.0 million is due September 2005. The remaining principal is due in full in September 2010.


                                   Page F-18

        There were no significant differences between the carrying amount and fair values of the Company's long-term debt as of December 31, 2000.

6.      REDEEMABLE PREFERRED STOCKS

        In 2000, the Company adopted an Amended and Restated Certificate of Incorporation, which authorized the issuance of up to 6,000,000 shares of preferred stock. In connection with the Recapitalization, the Company issued 2,998,408 shares of Series A Senior Redeemable Exchangeable Cumulative Preferred Stock ("Series A Preferred Stock"), par value $.01 per share, and 2,970,822 shares of Series B Junior Redeemable Cumulative Preferred Stock ("Series B Preferred Stock"), par value $.01 per share. In exchange for the issuance of the Series A Preferred Stock and Series B Preferred Stock, the Company received $75.0 million and $74.3 million, respectively. The Series A and Series B Preferred Stock earn dividends at the rate of 14% and 12% per annum of the liquidation preference, respectively. The liquidation preference and redemption value for both the Series A and Series B Preferred Stock is the sum of $25.00 per share plus accrued and unpaid dividends less any special dividend paid. Holders of preferred stock are entitled to receive dividends, whether or not declared by the Board of Directors, out of funds legally available. Dividends are payable in cash on a quarterly basis. If dividends are not paid when due, the amount payable is added to the liquidation preference and redemption value. For the year ended December 31, 2000, dividends earned but not paid were $2.9 million and $2.5 million for the Series A and Series B Preferred Stock, respectively. These dividends were recorded as an increase to preferred stock and a corresponding decrease to retained earnings.

        The Company has the option to redeem both series of preferred stock beginning September 2002. The prepayment premium at September 2002 is 109%, at September 2003 is 106%, and at September 2004 is 103%. Beginning September 2005 and thereafter, the Company has the option to redeem the preferred shares at 100% of the liquidation preference. The Company is required to redeem the preferred shares at 100% of liquidation preference in September 2012 from funds legally available.

        The Series A Preferred Stock is ranked senior to the Series B Preferred Stock and the Company's common stock. The Company has the option to exchange all the Series A Preferred Stock into 14% Senior Subordinated Debentures due 2012 (the "Exchange Debentures"). The Exchange Debentures are subordinated to the Holding Company Senior Notes.

        The Series B Preferred Stock is ranked senior to the Company's common stock. Neither series of preferred stock is convertible into common stock or securities convertible into common stock.

        Prior to the Recapitalization, there were no preferred shares of the Company issued or outstanding.

7.      COMMON STOCK

        In 2000, the Company's Board of Directors declared a fifteen-for-one stock split. The stock split has been retroactively reflected in the accompanying financial statements and footnotes.

        During 2000 and prior to the Recapitalization, the Company repurchased 7,715,000 shares of its common stock for $3.3 million. These shares, along with all other treasury shares held prior to 2000, were retired.

        On September 20, 2000, in connection with the Recapitalization, the Company repurchased and retired a majority of the outstanding common stock of the Company. Certain members of senior management that held 2,656,335 shares before the Recapitalization continued to hold those shares.

        In 2000, the Company adopted an Amended and Restated Certificate of Incorporation, which authorized the issuance of up to 24,000,000 common shares with a par value of $.01 per common share. The Company had approximately 17,524,000 and 325,620,000 common shares outstanding at December 31, 2000 and 1999, respectively.

        During 1999, the Company issued 8,820,000 shares of its common stock valued at $8.8 million, the fair market value at the date of commitment, as a portion of the consideration for certain acquisitions.

        During 1999, the Company repurchased 5,895,000 shares of its common stock for $4.8 million.


                                   Page F-19

8.      WARRANTS

        In connection with the Recapitalization, the Company issued warrants to purchase 1,149,990 shares of the Company's common stock to certain investors. The warrants allow the holders to purchase common shares at a price equal to $0.0007. The Company valued these warrants at their fair market value on the date of issuance at $1.1 million, which was recorded as part of stockholders' equity.

9.      NOTES RECEIVABLE FROM STOCKHOLDERS

        Concurrent with the Recapitalization, the Company sold 518,000 common shares to certain non-executive employees of the Company. As consideration for the issuance of common stock, the Company received notes with an aggregate value approximating $518,000. Each note earns interest at the rate of 6.2% per annum, is compounded annually and is due and payable on September 16, 2007. The notes are collateralized by the Company's common stock which was purchased by the stockholders.

        At December 31, 1999, the Company held two notes receivable with balances totaling $654,000 from certain management stockholders of the Company. These notes arose from transactions whereby the Company loaned funds to the management stockholders to purchase an aggregate of 2,739,990 shares of the Company's common stock. These notes had an interest rate of 6.1% per annum and had a maturity date of January 22, 2001. The receivables are shown in the accompanying 1999 consolidated balance sheet as a reduction of stockholders' equity. In connection with the Recapitalization in September 2000, the Company forgave the indebtedness of these notes. The total principal and interest approximating $688,000 are included in Recapitalization costs.

10.     STOCK-BASED COMPENSATION PLANS

        The Company has granted stock options to various employees. The Company accounts for these plans under APB Opinion 25.

        In November 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 recommends changes in accounting for employee stock-based compensation plans and requires certain disclosures with respect to these plans. SFAS 123 disclosures have been adopted by the Company effective January 1, 1996.

        Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net income (loss) and earnings (loss) per share would have been reduced to the following pro forma amounts (in thousands, except per share amounts):

                                                        2000         1999         1998
                                                      ----------   ----------   ----------
         Net income (loss available) to common
            stockholders:
              As reported.........................    $ (13,802)    $ 22,357     $ 16,268
              Pro forma...........................      (14,178)      19,214       12,040
         Diluted earnings (loss) per share:
              As reported.........................    $   (0.06)    $   0.07     $   0.05
              Pro forma...........................        (0.06)        0.06         0.04


        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:


                                   Page F-20

                                                    2000      1999     1998
                                                  --------  --------  -------
 Risk free interest rate........................     6.0%      5.8%      5.0%
 Dividend yield.................................     0.0%      0.0%      0.0%
 Expected volatility............................     0.0%     54.2%     64.5%
 Weighted fair value average....................  $  0.78   $  7.97   $  9.25
 Expected option life (years)...................        5         7         7

        In connection with the Recapitalization, certain of the Company's employees elected to exchange their stock options for newly issued stock options. The number of stock options issued to each employee was equal to the intrinsic value of their old stock options divided by the strike price of the new stock options ($0.20). These stock options will be accounted for as variable awards, and related expense of $555,000 was recorded in the year ended December 31, 2000. As of December 31, 2000, 693,870 such new options are outstanding. These options are fully vested and expire in 2010.

        In September 2000, the Company issued 631,800 stock options under the 1996 Stock Incentive Plan. These options vest ratably over four years from the date of grant. The exercise price of these options is $1.00 (the fair market value at such date) and they expire in 2010.

        The table below summarizes the transactions in the Company's stock option plans (in thousands, except per share amounts):

                                                    2000         1999        1998
                                                 -----------  -----------  ----------
Options outstanding at beginning of year........     57,300       57,315      53,760
Exchanged in connection with Recapitalization...        694           --          --
Granted.........................................        632        2,490       7,275
Exercised.......................................     (1,815)        (750)     (2,910)
Purchased.......................................    (54,585)          --          --
Canceled........................................       (900)      (1,755)       (810)
                                                   ---------    ---------   ---------
Options outstanding at end of year
   (Exercise prices ranging from $0.20
   to $1.00 at December 31, 2000)...............      1,326       57,300      57,315
                                                   =========    =========   =========
Exercisable at end of year......................        694       30,465      25,110
                                                   =========    =========   =========

        The following table summarizes information about certain options in the stock option plans outstanding as of December 31, 2000, in accordance with SFAS 123:

                      OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
--------------------------------------------------------------    ----------------------------
                                WEIGHTED AVG.
                                  REMAINING
                    NUMBER       CONTRACTUAL    WEIGHTED AVG.       NUMBER      WEIGHTED AVG.
EXERCISE PRICE    OUTSTANDING        LIFE       EXERCISE PRICE    EXERCISABLE   EXERCISE PRICE
--------------    -----------   ------------    --------------    -----------   --------------
     $0.20            694           9.73            $0.20             694           $0.20
      1.00            632           9.73             1.00              --            1.00
                   -------                                           ------
                    1,326                                             694
                   =======                                           ======


11.     COMMITMENTS AND CONTINGENCIES

a.      LEASES

        The Company operates many of its animal hospitals from premises that are leased from the hospitals' previous owners under operating leases with terms, including renewal options, ranging from one to 35 years. Certain leases include purchase options which can be exercised at the Company's discretion at various times within the lease terms.

        The annual lease payments under the lease agreements have provisions for annual increases based on the Consumer Price Index or other amounts specified within the lease contracts.


                                   Page F-21

        The future minimum lease payments on operating leases at December 31, 2000, including renewal option periods, are as follows (in thousands):

                 2001...........................     $11,161
                 2002...........................      10,825
                 2003...........................      10,746
                 2004...........................      10,828
                 2005...........................      10,626
                 Thereafter.....................     112,065
                                                   ----------
                                                    $166,251
                                                   ==========

        Rent expense totaled $11.7 million, $10.4 million and $9.1 million for the years ended December 31, 2000, 1999 and 1998, respectively. Rental income totaled $259,000, $310,000 and $203,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

b.      EARN-OUT PAYMENTS

        In connection with certain acquisitions, the Company assumed certain contractual arrangements whereby additional cash may be paid to former owners of acquired hospitals upon attainment of specified financial criteria over periods of one to two years, as set forth in the respective agreements. The amount to be paid cannot be determined until the earn-out periods expire and the attainment of criteria is established. If the specified financial criteria is attained in the future, but not exceeded, the Company will be obligated to make cash payments of approximately $1.1 million over the next two years.

c.      OFFICERS' COMPENSATION

        Four members of the Company's executive management have employment agreements with the Company that aggregate to $1.4 million per year. These members include the Chief Executive Officer, Chief Operating Officer, Senior Vice President and Chief Financial Officer. The agreements allow for upward adjustments to annual salary based on the Consumer Price Index for Los Angeles County. The agreements also call for a maximum of $900,000 to be paid as annual bonuses based on EBITDA targets. Lastly, the agreements call for aggregate severance payments under different scenarios with the maximum amount approximating $8.0 million.

d.      MANAGEMENT SERVICES

        On September 20, 2000, the Company entered into a ten-year management services agreement with Leonard Green & Partners, L.P. for services relating to investment banking, general consulting and financial planning. The agreement calls for monthly payments of $207,000 and is subject to an increase of 1.6% of any additional capital invested by Green Equity Investors III, L.P., a Delaware limited partnership, any of its affiliates, or any of its co-investors in the Company. In addition, Leonard Green received one-time fees of approximately $7.6 million in connection with the Company's recapitalization on September 20, 2000.

e.      STATE LAWS

        The laws of many states prohibit business corporations from providing, or holding themselves out as providers of, veterinary medical care. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. While the Company seeks to structure its operations to comply with the corporate practice of veterinary medicine laws of each state in which it operates, there can be no assurance that, given varying and uncertain interpretations of such laws, the Company would be found to be in compliance with restrictions on the corporate practice of veterinary medicine in all states. A determination that the Company is in violation of applicable restriction on the practice of veterinary medicine in any state in which it operates could have a material adverse effect on the Company, if the Company were unable to restructure its operations to comply with the requirements of such state.

        For example, the Company is currently a party to a lawsuit in the State of Ohio in which the State has alleged that the Company's management of a licensed veterinary medical group violates the Ohio statute prohibiting business corporations from providing or holding themselves out as providers of veterinary medical care. On March 20, 2001, the trial court in the case entered summary judgment in favor of the State of Ohio


                                   Page F-22
and issued an order enjoining the Company from operating in the State of Ohio in a manner that is in violation of the state statute. In response, the Company has restructured its operations in the State of Ohio in a manner that it believes conforms to the state law and the court's order. The Attorney General of the State of Ohio has informed the Company that it disagrees with the Company's position and that it does not believe that the Company is in compliance with the court's order. The Company is currently in discussions with the Attorney General's office in the State of Ohio in an attempt to resolve this matter. The Company may not be able to reach a settlement, in which case we would be required to discontinue our operations in the state. The Company's five animal hospitals in the State of Ohio have a book value of $6.0 million as of December 31, 2000. If the Company is required to discontinue its operations in the State of Ohio, it may not be able to dispose of the hospital assets for their book value. The animal hospitals located in the State of Ohio generated revenue and operating income of $2.2 million and $513,000, respectively, in 2000.

f.      OTHER CONTINGENCIES

        The Company has certain contingent liabilities resulting from litigation and claims incident to the ordinary course of its business. Management believes that the probable resolution of such contingencies will not affect the Company's financial position or results of operations.

12.     CALCULATION OF PER SHARE AMOUNTS

        A reconciliation of the income and shares used in the computations of the basic and diluted earnings (loss) per share ("EPS") for each of the three years in the period ended December 31, 2000, follows (amounts shown in thousands, except per share amounts):

                                                              2000         1999         1998
                                                           ----------   ----------   ----------
        Income (loss) before extraordinary item..........  $ (5,752)    $  22,357    $  16,268
           Increase in carrying amount of Redeemable
              Preferred Stock............................    (5,391)           --           --
                                                           ----------   ----------   ---------
        Income (loss) from continuing operations
           available to Common stockholders
           (Basic and Diluted)...........................  $(11,143)    $  22,357    $  16,268
                                                           ==========   ==========   =========
        Weighted average common shares outstanding:
           Basic.........................................    234,055      315,945      305,250
               Effect of dilutive common shares stock
                 options.................................         --       13,830       23,850
                                                           ----------   ----------   ---------
           Diluted.......................................    234,055      329,775      329,100
                                                           ==========   ==========   =========
        Earnings per share (before extraordinary
           items)
           Basic.........................................  $  (0.05)    $    0.07    $   0.05
           Diluted.......................................  $  (0.05)    $    0.07    $   0.05

        On September 20, 2000, the Company paid $1.00 per share, for a total payment of $314.5 million, to repurchase 310,836,000 shares of its outstanding common stock in connection with the Recapitalization, of which approximately $3.7 million was attributable to costs incurred in connection with the repurchase of the Company's common stock. These per share and share amounts have been adjusted to reflect a 15-for-1 stock split which took place after the Recapitalization. Immediately after this repurchase, the Company issued 517,995 and 14,350,005 shares of common stock to its management and certain investors, respectively, for $1.00 per share. As consideration for these shares, the management shareholders signed promissory notes which become due in 2007 and accrue interest at the rate of 6.22% per year, compounded annually.

        At December 31, 2000, warrants to purchase an aggregate of 1,149,990 common shares and 1,325,675 stock options were outstanding but were not included in the computation of Diluted EPS because conversion would have an antidilutive effect on Diluted EPS.

        The $84.4 million of 5.25% convertible debentures which were convertible into 36,849,345 shares of common stock were outstanding at both December 31, 1999 and 1998, but were not included in the computation of Diluted EPS, because conversion would have an antidilutive effect on Diluted EPS. These convertible debentures were retired in 2000.


                                   Page F-23

13.     INCOME TAXES

        The provision for income taxes is comprised of the following for the three years ended December 31, (in thousands):

                                            2000         1999         1998
                                          ----------   -----------  ----------
         Federal:
              Current..................... $   (889)    $  10,161   $   8,064
              Deferred....................    1,219           515       2,080
                                           ---------    ----------  ----------
                                                330        10,676      10,144
                                           ---------    ----------  ----------
         State:
              Current.....................     (142)        2,850       2,157
              Deferred....................      166           834         653
                                           ---------    ----------  ----------
                                                 24         3,684       2,810
                                           ---------    ----------  ----------
                                           $   $354     $  14,360   $  12,954
                                           =========    ==========  ==========

        The consolidated statement of operations for the year ended December 31, 2000, includes a provision for income taxes of $2.2 million and a benefit for income taxes of $1.8 million associated with the early extinguishment of debt; the net provision is approximately $354,000 as reflected in the table above.

        The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates for the year in which the differences are expected to reverse.

        The net deferred tax asset (liability) at December 31 is comprised of (in thousands):

                                                                  2000         1999
                                                               ----------   ----------
        Current deferred tax assets (liabilities):
          Accounts receivable................................   $  1,273     $  2,782
          State taxes........................................       (903)        (457)
          Other liabilities and reserves.....................      3,696        2,347
          Start-up costs.....................................         66           66
          Restructuring charges..............................         --          815
          Other assets.......................................       (294)        (299)
          Inventory..........................................        817          817
          Valuation allowance................................         --       (1,858)
                                                                ---------    ---------
              Total current deferred tax asset, net..........      4,655     $  4,213
                                                                =========    =========

                                                                  2000         1999
                                                                ---------    ---------
        Non-current deferred tax assets (liabilities):
          Net operating loss carryforwards...................   $  6,460       $5,704
          Write-down of assets...............................      1,377        1,433
          Start-up costs.....................................        302          300
          Other assets.......................................      3,537          445
          Intangible assets..................................    (11,934)      (9,204)
          Property and equipment.............................     (1,720)      (1,267)
          Unrealized loss on investments.....................      2,555          355
          Valuation allowance................................     (9,061)      (4,421)
                                                                ---------    ---------
              Total non-current deferred tax asset, net......   $ (8,484)    $ (6,655)
                                                                =========    =========

        Under the Tax Reform Act of 1986, the utilization of NOL carryforwards to reduce taxable income will be restricted under certain circumstances. Events that cause such a limitation include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Management believes that the Pets' Rx, Pet Practice and AAH mergers caused such a change of ownership and, accordingly, utilization of the NOL carryforwards may be limited in future years. Accordingly, the valuation allowance is principally related


                                   Page F-24
to subsidiaries' NOL carryforwards as well as certain acquisition related expenditures where the realization of this deduction is uncertain at this time.

        At December 31, 2000, the Company has Federal net operating loss ("NOL") carryforwards of approximately $20.3 million, comprised principally of NOL carryforwards acquired in the Pets' Rx, Pet Practice and AAH mergers. Also included in this amount is the loss generated in the current year which can be utilized with no cumulative ownership change limitations in future years. These NOL carryforwards expire at various dates through 2015.

        On October 25, 1999, the FASB's Emerging Issues Task Force ("EITF") reached consensus in Issue 99-15, "Accounting for Decreases in Deferred Tax Asset Valuation Allowances Established in a Purchase Business Combination as a Result of a Change in Tax Regulation" ("Issue No. 99-15"). Issue No. 99-15 is the EITF's response to the Internal Revenue Service's June 25, 1999 ruling, as stated in Treasury Regulation 1.1502-21, reducing the requirements for using certain net operating loss carryovers and carrybacks ("NOLs"). As a result, the Company recorded a deferred tax benefit during the year ended December 31, 1999 equal to $2.1 million.

        As a result of a loss of $5.0 million recognized by the Company on its investment in Zoasis, the valuation allowance is increased since it is more likely than not that the carrying amount of the asset will not be recognized due to the character of the loss.

        A reconciliation of the provision for income taxes to the amount computed at the Federal statutory rate for the three years ended December 31, is as follows:

                                                        2000      1999     1998
                                                       --------  --------  -------
 Federal income tax at statutory rate.................   (35)%      35 %     35 %
 Effect of amortization of goodwill...................    18         4        3
 State taxes, net of federal benefit..................    (2)        7        6
 Tax exempt income....................................    (1)       (1)      (1)
 Change in valuation associated with the
    Recapitalization, and the write-off investments...    24        (6)      --
 Other................................................    --        --        1
                                                       --------  --------  -------
                                                           4 %      39 %     44 %
                                                       ========  ========  =======

14.     401(K) PLAN

        During 1992, the Company established a voluntary retirement plan under
Section 401(k) of the Internal Revenue Code. The plan covers all employees with at least six months of employment with the Company and provides for annual matching contributions by the Company at the discretion of the Company's board of directors. In 2000, 1999 and 1998, the Company provided a total matching contribution approximating $715,000, $353,000 and $942,000, respectively.

15.     LINES OF BUSINESS

        During the three years ending December 31, 2000, the Company had three reportable segments: Animal Hospital, Laboratory and Corporate. These segments are strategic business units that have different products, services and functions. The segments are managed separately because each is a distinct and different business venture with unique challenges, rewards and risks. The Animal Hospital segment provides veterinary services for companion animals and sells related retail products. The Laboratory segment provides testing services for veterinarians both associated with the Company and independent of the Company. Corporate provides selling, general and administrative support for the other segments and recognizes revenue associated with consulting agreements.

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of segments based on profit or loss before income taxes, interest income, interest expense and minority interest, which are evaluated on a consolidated level. For


                                   Page F-25
purposes of reviewing the operating performance of the segments, all intercompany sales and purchases are accounted for as if they were transactions with independent third parties at current market prices.

        The following is a summary of certain financial data for each of the three segments (in thousands):

                                                                             INTERCOMPANY
                                           ANIMAL                               SALES
                                           HOSPITAL   LABORATORY  CORPORATE  ELIMINATIONS   TOTAL
                                          ----------------------------------------------------------
2000
Revenue..................................  $240,624    $119,300   $    925      $(6,162)   $354,687
Operating income (loss)..................    30,818      34,355    (45,968)          --      19,205
Recapitalization costs...................        --          --     34,268           --      34,268
Depreciation/amortization expense........    12,167       4,472      2,239           --      18,878
Identifiable assets......................   312,473     109,453     61,144           --     483,070
Capital expenditures.....................    18,751       2,194      1,610           --      22,555

1999
Revenue..................................  $217,988    $103,282   $  5,100      $(5,810)   $320,560
Operating income (loss)..................    26,765      28,039     (7,788)          --      47,016
Year 2000 remediation costs..............        --          --      2,839           --       2,839
Reversal of restructuring charges........        --          --      1,873           --       1,873
Depreciation/amortization expenses.......    10,472       4,234      1,757           --      16,463
Identifiable assets......................   280,742     105,224     40,534           --     426,500
Capital expenditures.....................    15,970       1,997      3,836           --      21,803

1998
Revenue..................................  $191,888    $ 89,896   $  5,100      $(5,845)   $281,039
Operating income (loss)..................    23,487      20,141     (4,794)          --      38,834
Depreciation/amortization expenses.......     8,488       4,074        570           --      13,132
Identifiable assets......................   226,182     106,217     60,484           --     392,883
Capital expenditures.....................     7,450       3,813        415           --      11,678


        Corporate operating loss includes salaries, general and administrative expense for the executive, finance, accounting, human resources, marketing, purchasing and regional operational management functions that support the Animal Hospital and Laboratory segments.

        The following is a reconciliation between total segment operating income after eliminations and consolidated income (loss) before provision for income taxes and extraordinary items as reported on the consolidated statements of operations (in thousands):

                                                2000          1999        1998
                                             ----------    ----------  ----------
Total segment operating income after
  eliminations.............................  $  19,205     $  47,016   $  38,834
Interest income............................        850         1,194       2,357
Interest expense...........................    (20,742)      (10,643)    (11,189)
Minority interest..........................     (1,066)         (850)       (780)
Gain on sale of VPI........................      3,200            --          --
Loss on investment in Zoasis...............     (5,000)           --          --
                                             ----------    ----------  ----------
Income (loss) before provision for income
  taxes and extraordinary items............  $  (3,553)    $  36,717   $  29,222
                                             ==========    ==========  ==========


16.     CONDENSED CONSOLIDATING INFORMATION

        In connection with Operating Company's issuance in November 2001 of $170.0 million of 9.875% Senior Subordinated Notes, Holding Company and each existing and future domestic wholly owned restricted subsidiary of Operating Company (the "Guarantor") have, jointly and severally, fully and unconditionally guaranteed the 9.875% Senior Subordinated Notes. These guarantees are unsecured and subordinated in right of payment to all existing and future indebtedness outstanding under the Credit Agreement and any other indebtedness permitted to be incurred by Operating Company under the terms of the indenture agreement for the 9.875% Senior Subordinated Notes.


                                   Page F-26

        Operating Company conducts all of its business through and derives virtually all of its income from its subsidiaries. Therefore, Operating Company's ability to make required payments with respect to its indebtedness (including the 9.875% Senior Subordinated Notes) and other obligations depends on the financial results and condition of its subsidiaries and its ability to receive funds from its subsidiaries.

        Pursuant to Rule 3-10 of Regulation S-X, the following condensed consolidating information is for Holding Company, Operating Company, the wholly-owned Guarantors and the non-Guarantor subsidiaries with respect to the 9.875% Senior Subordinated Notes. This condensed financial information has been prepared from the books and records maintained by Holding Company, Operating Company, the Guarantors and the non-Guarantor subsidiaries. The condensed financial information may not necessarily be indicative of results of operations or financial position had the Guarantors and non-Guarantor subsidiaries operated as independent entities. The separate financial statements of the Guarantors are not presented because management has determined they would not be material to investors.


                                   Page F-27

                        VCA ANTECH, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEETS

                             AS OF DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                                             COMBINED       COMBINED
                                                 HOLDING      OPERATING      GUARANTOR    NON-GUARANTOR
                                                 COMPANY       COMPANY     SUBSIDIARIES   SUBSIDIARIES     ELIMINATION  CONSOLIDATED
                                               -----------   -----------   ------------   -------------    -----------  ------------
Current assets:
  Cash and equivalents.......................  $        -    $    8,165     $    2,073     $      281              $-    $  10,519
  Trade accounts receivable, net.............           -             -         15,095            355               -       15,450
  Inventory..................................           -             -          5,333            440               -        5,773
  Prepaid expenses and other.................           9         1,896          1,396            123               -        3,424
  Deferred income taxes......................           -         4,655              -              -               -        4,655
  Prepaid income taxes.......................           -         9,402              -              -               -        9,402
                                               -----------   -----------    -----------    -----------     -----------   ----------
      Total current assets...................           9        24,118         23,897          1,199               -       49,223
  Property and equipment, net................           -         8,678         74,801          3,493               -       86,972
Other assets:
  Goodwill, net..............................           -             -        296,585         13,600                      310,185
  Covenants not to compete, net..............           -        14,348          4,780            421               -       19,549
  Notes receivable, net......................           -           605            828            745               -        2,178
  Deferred financing costs, net..............       1,722        11,651              -              -               -       13,373
  Other......................................           -            13          1,577              -               -        1,590
Investment in subsidiaries...................     136,185       140,942         16,272              -        (293,399)            -
                                               -----------   -----------    -----------    -----------     -----------   ----------
                                               $  137,916    $  200,355     $  418,740     $   19,458       $(293,399)   $  483,070
                                               ===========   ===========    ===========    ===========     ===========   ==========
Current liabilities:
  Current portion of long-term obligations...  $        -    $    5,674     $       68     $       14              $-    $   5,756
  Accounts payable...........................           -         6,634          1,759              -               -        8,393
  Accrued payroll and related liabilities....           -         3,032          5,098            205               -        8,335
  Other accrued liabilities..................           -        14,229          2,451              7               -       16,687
                                               -----------   -----------    -----------    -----------     -----------   ----------
    Total current liabilities................           -        29,569          9,376            226               -       39,171

Long-term obligations, less current portion..      93,549       262,232          1,212              -               -      356,993
Deferred income taxes........................           -         8,484              -              -               -        8,484
Other liabilities............................           -         1,500              -              -               -        1,500
Minority interest............................           -             -              -              -           3,610        3,610
Intercompany payable (receivable)............     (28,945)     (237,615)       267,210           (650)              -            -
Series A Redeemable Preferred Stock,
  at redemption value........................      77,875             -              -              -               -       77,875
Series B Redeemable Preferred Stock,
  at redemption value........................      76,747             -              -              -               -       76,747
Stockholders' equity (deficit):
  Common stock...............................         175             -              -              -               -          175
  Additional paid-in capital.................      19,053             -              -              -               -       19,053
  Notes receivable from stockholders.........        (518)            -              -              -               -         (518)
  Accumulated deficit........................    (100,020)      136,185        140,942         19,882        (297,009)    (100,020)
  Accumulated comprehensive loss.............           -             -              -              -               -            -
                                               -----------   -----------    -----------    -----------     -----------   ----------
    Total stockholders' deficit..............     (81,310)      136,185        140,942         19,882        (297,009)     (81,310)
                                               -----------   -----------    -----------    -----------     -----------   ----------
                                               $  137,916    $  200,355     $  418,740     $   19,458       $(293,399)   $ 483,070
                                               ===========   ===========    ===========    ===========     ===========   ==========


                                   Page F-28


                        VCA ANTECH, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEETS

                             AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                         COMBINED
                                                           COMBINED         NON-
                                               HOLDING    GUARANTOR      GUARANTOR
                                               COMPANY   SUBSIDIARIES   SUBSIDIARIES   CONSOLIDATION  CONSOLIDATED
                                             ----------  ------------   ------------   -------------  ------------
Current assets:
  Cash and equivalents...................... $   9,341    $   1,151     $     128        $      --      $  10,620
  Marketable securities.....................     5,313           --            --               --          5,313
  Trade accounts receivable, net............        --       14,928           348               --         15,276
  Inventory.................................        --        5,077           378               --          5,455
  Prepaid expenses and other................     1,026        3,443            75               --          4,544
  Deferred income taxes.....................     4,213           --            --               --          4,213
  Prepaid income taxes......................     3,986           --            --               --          3,986
                                             ----------   -----------   -----------      -----------    ----------
      Total current assets..................    23,879       24,599           929               --         49,407
Property and equipment, net.................     8,212       59,917         2,207               --         70,336
Other assets:
  Goodwill, net.............................        --      281,963         9,323                         291,286
  Covenants not to compete, net.............        --        4,192           258               --          4,450
  Notes receivable, net.....................       757          964           170               --          1,891
  Investment in VPI.........................     5,000           --            --               --          5,000
  Deferred financing costs, net.............     1,515                                          --          1,515
  Other.....................................     1,171        1,444            --               --          2,615
Investment in subsidiaries..................   108,336       10,153            --         (118,489)            --
                                             ----------   -----------   -----------      -----------    ----------
                                             $ 148,870    $ 383,232     $  12,887        $(118,489)     $ 426,500
                                             ==========   ===========   ===========      ===========    ==========
Current liabilities:
  Current portion of long-term obligations.. $   3,205    $  18,696     $      --        $      --      $  21,901
  Accounts payable..........................     6,827        1,888            --               --          8,715
  Accrued payroll and related liabilities...     3,371        3,757           130               --          7,258
  Other accrued liabilities.................     3,552        4,338             6               --          7,896
                                             ----------   -----------   -----------      -----------    ----------
    Total current liabilities...............    16,955       28,679           136               --         45,770
Long-term obligations, less current portion.    98,139       41,477            18               --        139,634
  Deferred income taxes.....................     6,655           --            --               --          6,655
  Minority interest.........................        --           --            --            3,212          3,212
  Intercompany payable (receivable).........  (204,108)     204,740          (632)              --             --
  Stockholders' equity (deficit):
    Common stock............................     3,256           --            --               --          3,256
    Additional paid-in capital..............   210,492           --            --               --        210,492
    Treasury stock..........................    (7,241)          --            --               --         (7,241)
    Notes receivable from stockholders......      (654)          --            --               --           (654)
    Accumulated deficit.....................    25,737      108,336        13,365         (121,701)        25,737
    Accumulated comprehensive loss..........      (361)          --            --               --           (361)
                                             ----------   -----------   -----------      -----------    ----------
      Total stockholders' deficit...........   231,229      108,336        13,365         (121,701)       231,229
                                             ----------   -----------   -----------      -----------    ----------
                                             $ 148,870    $ 383,232     $  12,887        $(118,489)     $ 426,500
                                             ==========   ===========   ===========      ===========    ==========


                                   Page F-29

                        VCA ANTECH, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                                             COMBINED       COMBINED
                                                 HOLDING      OPERATING      GUARANTOR    NON-GUARANTOR
                                                 COMPANY       COMPANY     SUBSIDIARIES   SUBSIDIARIES     ELIMINATION  CONSOLIDATED
                                               -----------   -----------   ------------   -------------    -----------  ------------
Revenue.......................................  $    425      $    500       $ 333,233      $  20,980      $    (451)    $  354,687
Direct costs..................................        --            --         239,539         15,699           (451)       254,787
                                                ----------    ----------     ----------     ----------     -----------   ----------
                                                     425           500          93,694          5,281             --        99,900
Selling, general & administrative.............     7,660         2,171          16,418            745             --        26,994
Depreciation and amortization.................       697         1,542          15,833            806             --        18,878
Recapitalization costs........................    34,268            --              --             --             --        34,268
Stock-based compensation......................       555            --              --             --             --           555
                                                ----------    ----------     ----------     ----------     -----------   ----------
   Operating income (loss)....................   (42,755)       (3,213)         61,443          3,730             --        19,205
Interest income...............................       428           269              43            110             --           850
Interest expense..............................     9,866         6,997           3,879             --                       20,742
Other (income) expense........................    (3,200)        5,000              --             --             --         1,800
Equity interest in income of subsidiaries.....    20,837         7,012           2,774             --        (30,623)           --
                                                ----------    ----------     ----------     ----------     -----------   ----------
Income before minority interest,
  provision for income taxes and
  extraordinary items.........................   (28,156)       (7,929)         60,381          3,840        (30,623)       (2,487)
Minority interest in income of
  subsidiaries................................        --            --              --             --          1,066         1,066
                                                ----------    ----------     ----------     ----------     -----------   ----------
Income before provision for income taxes
  and extraordinary items.....................   (28,156)       (7,929)         60,381          3,840        (31,689)       (3,553)
Provision for income taxes....................   (22,404)       (3,172)         27,775             --             --         2,199
                                                ----------    ----------     ----------     ----------     -----------   ----------
   Income (loss) before extraordinary
     item.....................................    (5,752)       (4,757)         32,606          3,840        (31,689)       (5,752)
Extraordinary loss on extinguishment of
  debt, net of tax............................     2,659            --              --             --             --         2,659
                                                ----------    ----------     ----------     ----------     -----------   ----------
      Net income (loss).......................  $ (8,411)     $ (4,757)      $  32,606      $   3,840      $ (31,689)    $  (8,411)
                                                ==========   ===========     ==========     ==========     ===========   ==========


                                   Page F-30


                        VCA ANTECH, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                         COMBINED
                                                           COMBINED         NON-
                                               HOLDING    GUARANTOR      GUARANTOR
                                               COMPANY   SUBSIDIARIES   SUBSIDIARIES   CONSOLIDATION  CONSOLIDATED
                                             ----------  ------------   ------------   -------------  ------------
Revenue...................................... $  5,100    $ 298,394      $ 17,489       $    (423)     $ 320,560
Direct costs.................................       --      219,584        13,332            (423)       232,493
                                              ---------   -----------    ----------     -----------    -----------
                                                 5,100       78,810         4,157              --         88,067
Selling, general & administrative............   10,165       12,843           614              --         23,622
Depreciation and amortization................    1,757       14,069           637              --         16,463
Year 2000 remediation expense................    2,839           --            --              --          2,839
Recapitalization costs.......................   (1,873)          --            --              --         (1,873)
                                            ---------   -----------    ----------     -----------    -----------
  Operating income (loss)....................   (7,788)      51,898         2,906              --         47,016
Interest income..............................    1,086            8           100              --          1,194
Interest expense.............................    6,069        4,574            --                        10,643
Equity interest in income of subsidiaries....   26,724        2,156            --         (28,880)           --
                                              ---------   -----------    ----------     -----------    -----------
  Income before minority interest,
    provision for income taxes and
    extra-ordinary items.....................   13,953       49,488         3,006         (28,880)        37,567
Minority interest in income of
    Subsidiaries.............................       --           --            --             850            850
                                              ---------   -----------    ----------     -----------    -----------
  Income before provision for income
    taxes....................................   13,953       49,488         3,006         (29,730)        36,717
Provision for income taxes...................   (6,302)      22,764            --              --         16,462
  Income tax adjustment......................   (2,102)          --            --              --         (2,102)
                                              ---------   -----------    ----------     -----------    -----------
    Net income (loss)........................ $ 22,357    $  26,724      $  3,006       $ (29,730)     $  22,357
                                              =========   ===========    ==========     ===========    ===========


                                   Page F-31

                        VCA ANTECH, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                         COMBINED
                                                           COMBINED         NON-
                                               HOLDING    GUARANTOR      GUARANTOR
                                               COMPANY   SUBSIDIARIES   SUBSIDIARIES   CONSOLIDATION  CONSOLIDATED
                                             ----------  ------------   ------------   -------------  ------------
Revenue.....................................  $  5,100    $ 260,749      $  15,579       $    (389)    $ 281,039
Direct costs................................        --      197,596         12,173            (389)      209,380
                                              ---------   ----------     -----------     -----------   ---------
                                                 5,100       63,153          3,406              --        71,659
Selling, general & administrative...........     9,324        9,777            592              --        19,693
Depreciation and amortization...............       570       12,072            490              --        13,132
                                              ---------   ----------     -----------     -----------   ---------
   Operating income (loss)..................    (4,794)      41,304          2,324              --        38,834
Interest income.............................     1,999          240            118              --         2,357
Interest expense............................     5,959        5,230             --                        11,189
Equity interest in income of subsidiaries...    21,267        1,662             --         (22,929)           --
                                              ---------   ----------     -----------     -----------   ---------
Income before minority interest,
provision for income taxes
  extra-ordinary items......................    12,513       37,976          2,442         (22,929)       30,002
Minority interest in income of
  subsidiaries..............................        --           --             --             780           780
                                              ---------   ----------     -----------     -----------   ---------
  Income before provision for income
     taxes..................................    12,513       37,976          2,442         (23,709)       29,222
Provision for income taxes..................    (3,755)      16,709             --              --        12,954
                                              ---------   ----------     -----------     -----------   ---------
   Net income (loss)........................  $ 16,268    $  21,267      $  $2,442       $ (23,709)    $  16,268
                                              =========   ==========     ===========     ===========   =========


                                   Page F-32

                        VCA ANTECH, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (IN THOUSANDS)
                                                                                              COMBINED
                                                                               COMBINED         NON-
                                                      HOLDING     OPERATING    GUARANTOR      GUARANTOR
                                                      COMPANY      COMPANY    SUBSIDIARIES   SUBSIDIARIES  ELIMINATION   CONSOLIDATE
                                                     ----------  ----------   ------------   ------------  -----------   -----------
Cash from operating activities:
   Net income (loss)................................ $  (8,411)  $  (4,757)    $  32,606      $   3,840      $(31,689)    $  (8,411)
   Adjustments to reconcile net income
      (loss) to net cash provided by
         operating activities:
      Equity interest in earnings of subsidiaries...   (20,837)     (7,012)       (2,774)             -        30,623             -
      Depreciation & amortization...................       697       1,542        15,833            806             -        18,878
      Provision for uncollectable accounts..........         -           -         2,838            267             -         3,105
      Amortization of debt discount and
        deferred financing costs....................       315         521             -              -             -           836
      Extraordinary loss on early
        extinguishment of debt......................     4,504           -             -              -             -         4,504
      Recapitalization costs........................    34,268           -             -              -             -        34,268
      Stock-based compensation......................       555           -             -              -             -           555
      Interest paid in kind on senior
        subordinated notes..........................     4,306           -             -              -             -         4,306
      Gain on sale of investments in VPI............    (3,200)          -             -              -             -        (3,200)
      Loss recognized on investment in Zoasis.......         -       5,000             -              -             -         5,000
      Minority interest in income of subsidiaries...         -           -             -              -         1,066         1,066
      Distributions to minority interest partners...    (1,031)       (369)            -              -             -        (1,400)
      Increase in accounts receivable, net..........         -           -        (3,088)          (274)            -        (3,362)
      Increase in inventory.........................         -           -          (105)           (62)            -          (167)
      Increase (decrease) in accounts payable
        and accrued liabilities.....................     6,396       2,892        (3,431)            75             -         5,932
      Increase in prepaid income taxes..............    (2,662)     (2,754)            -              -             -        (5,416)
      Decrease (increase) in prepaid expenses
        and other...................................    (2,409)      2,688         1,942            (48)            -         2,173
      Increase (decrease) in intercompany
        payable/(receivable)........................    17,797      28,779       (42,125)        (4,451)            -             -
      Increase in deferred income tax asset.........         -        (442)            -              -             -          (442)
      Increase in deferred income tax liability.....         -       1,829             -              -             -         1,829
                                                     ----------  ----------    ----------     ----------   -----------    ----------
        Net cash provided by operating activities...    30,288      27,917         1,696            153             -        60,054
                                                     ----------  ----------    ----------     ----------   -----------    ----------
Cash flows from investing activities:
      Business acquisitions, net of cash acquired...   (12,478)     (5,705)            -              -             -       (18,183)
      Real estate acquired in connection with
        business acquisitions.......................         -      (1,800)            -              -             -        (1,800)
      Property & equipment additions, net...........    (8,988)    (11,373)       (2,194)             -             -       (22,555)
      Investments in marketable securities..........  (129,992)          -             -              -             -      (129,992)
      Proceeds from sales or maturities of
        marketable securities.......................   135,666           -             -              -             -       135,666
      Payment for covenants not to compete..........   (15,630)          -             -              -             -       (15,630)
      Net proceeds from sale of investment in VPI...     8,200           -             -              -             -         8,200
      Investment in Zoasis..........................    (5,000)          -             -              -             -        (5,000)
      Other.........................................        44         151         1,420              -             -         1,615
                                                     ----------  ----------    ----------     ----------   -----------    ----------
        Net cash used in investing activities.......   (28,178)    (18,727)         (774)             -             -       (47,679)
                                                     ----------  ----------    ----------     ----------   -----------    ----------
Cash flows from financing activities:
      Repayment of long-term debt...................  (172,342)       (512)            -              -             -      (172,854)
      Proceeds from the issuance of
        long-term debt..............................   356,670           -             -              -             -       356,670
      Payment of deferred financing costs...........   (13,958)          -             -              -             -       (13,958)
      Proceeds from issuance of common stock
        under stock option plans....................       923           -             -              -             -           923
      Proceeds from issuance of preferred stock.....   149,231           -             -              -             -       149,231
      Proceeds from issuance of common stock........    14,350           -             -              -             -        14,350
      Proceeds from issuance of warrants............     1,149           -             -              -             -         1,149
      Repurchase of common stock....................  (314,508)          -             -              -             -      (314,508)
      Purchase of treasury stock....................    (3,323)          -             -              -             -        (3,323)
      Payments for recapitalization expense.........   (29,643)       (513)            -              -             -       (30,156)
                                                     ----------  ----------    ----------     ----------   -----------    ----------
        Net cash used in financing activities.......   (11,451)     (1,025)            -              -             -       (12,476)
                                                     ----------  ----------    ----------     ----------   -----------    ----------
Increase (decrease) in cash and equivalents.........    (9,341)      8,165           922            153             -          (101)
Cash and equivalents at beginning of period.........     9,341           -         1,151            128             -        10,620
                                                     ----------  ----------    ----------     ----------   -----------    ----------
Cash and equivalents at end of period............... $       -   $   8,165     $   2,073      $     281            $-     $  10,519
                                                     ==========  ==========    ==========     ==========   ===========    ==========


                                   Page F-33

                        VCA ANTECH, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                                              COMBINED
                                                                               COMBINED         NON-
                                                      HOLDING     OPERATING    GUARANTOR      GUARANTOR
                                                      COMPANY      COMPANY    SUBSIDIARIES   SUBSIDIARIES  ELIMINATION   CONSOLIDATE
                                                     ----------  -----------  ------------   ------------  -----------   -----------
Cash from operating activities:
   Net income....................................... $  22,357    $     -      $  26,724      $   3,006    $ (29,730)     $  22,357
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Equity interest in earnings of
        subsidiaries................................   (26,724)         -         (2,156)             -       28,880             -
      Depreciation & amortization...................     1,757          -         14,069            637            -        16,463
      Provision for uncollectable accounts..........         -          -          2,357            158            -         2,515
      Amortization of debt discount and
        deferred financing costs....................       241          -              -              -            -           241
      Minority interest in income of
        subsidiaries................................         -          -              -              -          850           850
      Distributions to minority interest
        partners....................................      (926)         -              -              -            -          (926)
      Increase in accounts receivable, net..........         -          -         (5,215)          (320)           -        (5,535)
      Decrease (increase) in inventory..............         -          -           (349)             2            -          (347)
      Increase (decrease)  in accounts payable
        and accrued liabilities.....................     2,383          -         (3,752)           (14)           -        (1,383)
      Decrease in prepaid income taxes..............     1,054          -              -              -            -         1,054
      Decrease (increase) in prepaid expenses
        and other...................................      (502)         -            111            (23)           -          (414)
      Increase (decrease) in intercompany
        payable (receivable)........................    33,213          -        (29,802)        (3,411)           -             -
      Increase in deferred income tax asset.........      (102)         -              -              -            -          (102)
      Increase in deferred income tax liability.....     3,694          -              -              -            -         3,694
                                                     ----------   --------     ----------     ----------   ----------     ---------
        Net cash provided by operating activities...    36,445          -          1,987             35            -        38,467
                                                     ----------   --------     ----------     ----------   ----------     ---------
Cash flows from investing activities:
      Business acquisitions, net of cash
        acquired....................................   (16,079)         -              -              -            -       (16,079)
      Real estate acquired in connection with
        business acquisitions.......................    (4,241)         -              -              -            -        (4,241)
      Property & equipment additions, net...........   (19,086)         -         (2,717)             -            -       (21,803)
      Investments in marketable securities..........   (58,258)         -              -              -            -       (58,258)
      Proceeds from sales or maturities of
        marketable securities.......................    86,410          -              -              -            -        86,410
      Other.........................................       104          -            191              -            -           295
                                                     ----------   --------     ----------     ----------   ----------     ---------
        Net cash used in investing activities.......   (11,150)         -         (2,526)             -            -       (13,676)
                                                     ----------   --------     ----------     ----------   ----------     ---------
Cash flows from financing activities:
      Repayment of long-term debt...................   (18,922)      (512)             -              -            -       (19,434)
      Proceeds from issuance of common stock
        under stock option plans....................       535          -              -              -            -           535
      Purchase of treasury shares...................    (4,761)         -              -              -            -        (4,761)
                                                     ----------   --------     ----------     ----------   ----------     ---------
        Net cash used in financing activities.......   (23,148)      (512)             -              -            -       (23,660)
                                                     ----------   --------     ----------     ----------   ----------     ---------
Increase (decrease) in cash and equivalents.........     2,147       (512)          (539)            35            -         1,131
Cash and equivalents at beginning of period.........     7,194          -          1,690             93            -         8,977
                                                     ----------   --------     ----------     ----------   ----------     ---------
Cash and equivalents at end of period............... $   9,341    $  (512)     $   1,151      $    $128    $       -      $ 10,108
                                                     ==========   ========     ==========     ==========   ==========     =========


                                   Page F-34

                        VCA ANTECH, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                                              COMBINED
                                                                               COMBINED         NON-
                                                      HOLDING     OPERATING    GUARANTOR      GUARANTOR
                                                      COMPANY      COMPANY    SUBSIDIARIES   SUBSIDIARIES  ELIMINATION   CONSOLIDATE
                                                     ----------  -----------  ------------   ------------  -----------   -----------
Cash from operating activities:
   Net income....................................... $  16,268    $     -     $  21,267      $  2,442      $ (23,709)     $  16,268
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Equity interest in earnings of
        subsidiaries................................   (21,267)         -         (1,662)            -         22,929             -
      Depreciation & amortization...................       570          -         12,072           490              -        13,132
      Provision for uncollectable accounts..........         -          -          2,699           199              -         2,898
      Amortization of debt discount and
        deferred financing costs....................       431          -              -             -              -           431
      Minority interest in income of
        subsidiaries................................         -          -              -             -            780           780
      Distributions to minority interest
        partners....................................      (627)         -              -             -              -          (627)
      Increase in accounts receivable, net..........         -          -         (3,504)         (245)             -        (3,749)
      Increase in inventory.........................         -          -           (181)          (61)             -          (242)
      Increase (decrease) in accounts payable
        and accrued liabilities.....................    (5,311)         -            414            25              -        (4,872)
      Decrease in prepaid income taxes..............       594          -              -             -              -           594
      Decrease (increase) in prepaid expenses
        and other...................................       526          -         (1,596)            9              -        (1,061)
      Increase (decrease) in intercompany payable
        (receivable)................................    28,835          -        (25,891)       (2,944)             -             -
      Increase in deferred income tax asset.........    (1,043)         -              -             -              -        (1,043)
      Increase in deferred income tax liability.....     4,614          -              -             -              -         4,614
                                                     ----------   ---------    ----------     ---------     ----------    ----------
        Net cash provided by operating
           activities...............................    23,590          -          3,618           (85)             -        27,123
                                                     ----------   ---------    ----------     ---------     ----------    ----------
Cash flows from investing activities:
      Business acquisitions, net of cash
        acquired....................................   (17,108)         -              -             -              -       (17,108)
      Real estate acquired in connection with
        business acquisitions.......................    (4,270)         -              -             -              -        (4,270)
      Property & equipment additions, net...........    (7,865)         -         (3,813)            -              -       (11,678)
      Investments in marketable securities..........   (44,902)         -              -             -              -       (44,902)
      Proceeds from sales or maturities of
        marketable securities.......................    62,447          -              -             -              -        62,447
      Investment in VPI.............................    (4,000)         -              -             -              -        (4,000)
      Other.........................................       (71)         -            108             -              -            37
                                                     ----------   ---------    ----------     ---------     ----------    ----------
        Net cash used in investing activities.......   (15,769)         -         (3,705)            -              -       (19,474)
                                                     ----------   ---------    ----------     ---------     ----------    ----------
Cash flows from financing activities:
      Repayment of long-term debt...................   (20,591)         -              -             -              -       (20,591)
      Proceeds from issuance of common stock
        under stock option plans....................    (2,037)         -              -             -              -         2,037
                                                     ----------   ---------    ----------     ---------     ----------    ----------
        Net cash used in financing activities.......   (18,554)         -              -             -              -       (18,554)
                                                     ----------   ---------    ----------     ---------     ----------    ----------
Increase (decrease) in cash and equivalents.........   (10,733)         -            (87)          (85)             -       (10,905)
Cash and equivalents at beginning of period.........    17,927          -          1,777           178              -        19,882
                                                     ----------   ---------    ----------     ---------     ----------    ----------
Cash and equivalents at end of period............... $   7,194    $     -      $   1,690      $     93      $       -     $   8,977
                                                     ==========   =========    ==========     =========     ==========    ==========


                                   Page F-35

17.     RESTRUCTURING AND ASSET WRITE-DOWN

        During 1996, the Company adopted and implemented a restructuring plan (the "1996 Plan") and recorded a restructuring charge of $5.7 million and an asset write-down charge of $9.5 million. The major components of the 1996 Plan included:

          o the termination of leases, the write-down of intangibles, property and equipment, and employee terminations in connection with the closure, sale or consolidation of 12 animal hospitals;

          o the termination of contracts and leases, the write-down of certain property and equipment, and the termination of employees in connection with the restructuring of the Company's laboratory operations; and

          o contract terminations and write-down of assets in connection with the migration to common communications and computer systems.

        Collectively, the 12 hospitals had aggregate revenue of $6.8 million and net operating loss of $350,000 for the year ended December 31, 1996. The restructuring of the Company's laboratory operations consisted primarily of:

          o    plans to relocate the Company's facility in Indiana to Chicago;

          o    the downsizing of its Arizona laboratory operations;

          o the standardization of laboratory and testing methods throughout all of the Company's laboratories, resulting in the write-down of equipment that will no longer be utilized; and

          o    the shutdown of a laboratory facility in the Midwest.

          o During 1999, pursuant to the 1996 Plan, the Company incurred the following:

          o Cash expenditures for $345,000 for lease and other contractual obligations.

          o Non-cash asset write-downs of $157,000, primarily pertaining to hospitals previously closed and the shutdown of certain computer systems.

          o The Company recognized a $321,000 favorable settlement related to a laboratory operations' contract that was terminated as part of the 1996 restructuring plan.

          o During the fourth quarter of 1999, the Company was released from its contractual obligation pertaining to certain facility leases for hospitals that were sold in 1997. In addition, the Company reached a favorable settlement on contractual obligations pertaining to its migration to common communications and computer systems, a component of the 1996 Plan. As a result of these two favorable outcomes, the Company reversed $889,000 of restructuring charges.

        During 1998, the Company took the following actions pursuant to the 1996
Plan:

          o    The Company closed one animal hospital.

          o The Company shutdown certain computer hardware and software, as part of our migration to common computer systems.

          o The Company decided that two hospitals would continue to be operated instead of closed as was originally outlined in the 1996 restructuring plan. The hospitals' local markets improved since the 1996 Plan was determined, causing the Company's management to revise its plan.


                                   Page F-36

          o The Company terminated its attempt to sell one hospital because it has been unable to negotiate a fair sales price based on the hospital's operating results.

        Reserves of $593,000 related to the three hospitals were ultimately retained, were utilized to offset increases in the expected cost to extinguish lease commitments and contract obligations that were part of the 1996 Plan.

        As of December 31, 1999, all phases of the 1996 Plan were complete and no restructuring reserves remained on the Company's balance sheet.

        During 1997, the Company reviewed the financial performance of its hospitals. As a result of this review, an additional 12 hospitals were determined not to meet the Company's performance standards. Accordingly, the Company adopted phase two of its restructuring plan (the "1997 Plan") resulting in restructuring and asset write-down charges of $2.1 million. The major components of the 1997 Plan consisted of the termination of leases, amounting to $1.2 million, and the write-down of intangibles, property and equipment, amounting to $876,000, in connection with the closure or sale of 12 animal hospitals. Collectively, the 12 hospitals had aggregate revenue of $5.4 million and net operating income of $176,000 for the year ended December 31, 1997.

        During the year ended December 31, 2000, the Company incurred $190,000 of expenditures for lease and other contractual obligations.

        During 1999, the actions taken pursuant to the 1997 Plan were as follows:

          o The Company sold one hospital resulting in cash expenditures of $2,000 and non-cash asset write-downs of $64,000.

          o The Company closed three hospitals resulting in cash expenditures of $4,000 and non-cash asset write-downs of $53,000.

          o The Company incurred cash expenditures of $71,000 for lease and other contractual obligations.

          o The Company recorded an additional $28,000 non-cash asset write-down pertaining to a hospital previously closed.

          o During the fourth quarter of 1999, the Company reached favorable settlements from the sale and/or closure of the hospitals noted in the first two bulleted points above. As a result the Company reversed $663,000 of restructuring charges.

        During 1998, the Company closed three animal hospitals pursuant to the 1997 Plan, resulting in the write-off of $299,000 of property and equipment and cash expenditures of $81,000 for lease obligations and closing costs. Also during 1998, we determined that five of the animal hospitals that were to be sold as a part of the 1997 Plan would be kept due to their improved performance.

        At December 31, 2000, $153,000 of the restructuring reserves from the 1997 Plan remain on our balance sheet, consisting primarily of lease and other contractual obligations. All significant phases of the 1997 Plan were complete as of December 31, 1999, although certain lease obligations will continue though 2005.

        The following tables summarize the activity in the Company's restructuring reserves (in thousands):


                                   Page F-37

                                  THE 1996 PLAN
                                                        CASH       NON-CASH
                                                       CHARGES      CHARGES      TOTAL
                                                      ----------   ----------   ---------
Balance, December 31, 1997..........................   $ 2,635       $  377      $ 3,012
   Cash expenditures for lease and other
     contractual obligations........................      (989)          --         (989)
   Non-cash net assets write-downs..................        --         (632)        (632)
   Reclassifications................................      (255)         255           --
                                                       ---------     --------    --------
Balance, December 31, 1998..........................     1,391           --        1,391
   Cash expenditures for lease and other
     contractual obligations........................      (345)          --         (345)
   Non-cash net asset write-downs...................        --         (157)        (157)
   Reclassifications................................      (157)         157           --
   Reversal of restructuring reserves...............      (889)          --         (889)
                                                       ---------     --------    --------
Balance, December 31, 1999..........................   $    --       $   --      $    --
                                                       =========     ========    ========


                                  THE 1997 PLAN
                                                        CASH       NON-CASH
                                                       CHARGES      CHARGES      TOTAL
                                                      ----------   ----------   ---------
Balance, December 31, 1997..........................   $  842       $  766       $ 1,608
   Cash expenditures for lease and other
     contractual obligations........................      (81)          --           (81)
   Non-cash net assets write-downs..................       --         (299)         (299)
   Reclassifications................................      105         (105)           --
                                                       -------      -------      --------
Balance, December 31, 1998..........................      866          362         1,228
   Cash expenditures for lease and other
     contractual obligations........................      (77)          --           (77)
   Non-cash net asset write-downs...................       --         (145)         (145)
   Reversal of restructuring reserves...............     (446)        (217)         (663)
                                                       -------      -------      --------
Balance, December 31, 1999..........................      343           --           343
   Cash expenditures for lease and other
     contractual obligations........................     (190)          --          (190)
                                                       -------      -------      --------
Balance, December 31, 2000..........................   $  153       $   --       $   153
                                                       =======      =======      ========

18.     SUBSEQUENT EVENTS

        From January 1, 2001 through March 28, 2001, the Company has acquired nine animal hospitals, of which two were merged upon acquisition into existing VCA facilities, for an aggregate consideration (including acquisition costs) of $11.9 million, consisting of $10.3 million in cash, $1.5 million in debt and the assumption of liabilities totaling $80,000. In addition, on January 30, 2001, the Company opened a diagnostics imaging center that performs CT scans and MRI's. The total cost of forming the center was $800,000, consisting of equipment and leasehold improvements.


                                   Page F-38

                        VCA ANTECH, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                 AS OF SEPTEMBER 30, 2001 AND DECEMBER 31, 2000
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                     ASSETS

                                                                SEPTEMBER    DECEMBER
                                                                30, 2001     31, 2000
                                                               -----------  ----------
Current assets:
       Cash and cash equivalents..............................  $  23,631    $  10,519
       Trade accounts receivable, less allowance for
         uncollectable accounts of $5,077 and $4,110 at
         September 30, 2001 and December 31, 2000,
         respectively.........................................     17,138       15,450
       Inventory, prepaid expense and other...................      8,080        9,197
       Deferred income taxes..................................      5,837        4,655
       Prepaid income taxes...................................      8,923        9,402
                                                                ----------   ----------
             Total current assets.............................     63,609       49,223
Property and equipment, net...................................     89,060       86,972
Goodwill, net.................................................    316,308      310,185
Covenants not to compete, net.................................     15,512       19,549
Notes receivable, net.........................................      2,983        2,178
Deferred financing costs, net.................................     11,839       13,373
Other.........................................................      1,916        1,590
                                                                ----------   ----------
                                                                $ 501,227    $ 483,070
                                                                ==========   ==========
                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
       Current portion of long-term obligations...............     $8,952       $5,756
       Accounts payable.......................................      7,885        8,393
       Accrued payroll and related liabilities................     12,265        8,335
       Other accrued liabilities..............................     17,653       16,687
                                                                ----------   ----------
             Total current liabilities........................     46,755       39,171
Long-term obligations, less current portion...................    362,413      356,993
Deferred income taxes.........................................     14,657        8,484
Minority interest.............................................      5,143        3,610
Other liabilities.............................................         --        1,500
Series A Redeemable Preferred Stock, at redemption value......     86,342       77,875
Series B Redeemable Preferred Stock, at redemption value......     83,863       76,747
Stockholders' equity (eeficit):
       Common stock...........................................        182          175
       Additional paid-in capital.............................     26,796       19,053
       Notes receivable from stockholders.....................       (518)        (518)
       Accumulated deficit....................................   (122,388)    (100,020)
       Accumulated comprehensive loss.........................     (2,018)          --
                                                                ----------   ----------
             Total stockholders' (deficit)....................    (97,946)     (81,310)
                                                                ----------   ----------
                                                                $ 501,227    $ 483,070
                                                                ==========   ==========




         The accompanying notes are an integral part of these condensed consolidated balance sheets.


                                   Page F-39

                        VCA ANTECH, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                                   (UNAUDITED)
                                 (IN THOUSANDS)
                                                                      NINE MONTHS ENDED
                                                                        SEPTEMBER 30,
                                                                   ------------------------
                                                                      2001        2000
                                                                   -----------  -----------
Revenue........................................................     $ 305,365    $ 269,281
Direct costs (excludes operating depreciation of $6,182 and
  $4,998 for the nine months ended September 30, 2001 and
  2000, respectively)..........................................       212,042      191,269
                                                                    ----------   ----------
                                                                       93,323       78,012
Selling, general and administrative............................        24,166       20,465
Depreciation and amortization..................................        19,121       13,200
Write-down and loss on sale of assets..........................         8,745           --
Recapitalization costs.........................................            --       34,268
Stock-based compensation.......................................         7,611          555
                                                                    ----------   ----------
      Operating income.........................................        33,680        9,524
Net interest expense...........................................        32,387        8,433
Other (income) expense.........................................           233       (3,200)
                                                                    ----------   ----------
      Income before minority interest and provision for
        income taxes...........................................         1,060        4,291
Minority interest in income of subsidiaries....................         1,104          808
                                                                    ----------   ----------
      Income (loss) before provision for income taxes and
        extraordinary item.....................................           (44)       3,483
Provision for income taxes.....................................         6,741        2,709
                                                                    ----------   ----------
      Income (loss) before extraordinary item..................        (6,785)         774
Extraordinary loss on early extinguishment of debt (net of
  income tax benefit of $1,845)................................            --        2,659
                                                                    ----------   ----------
      Net income (loss)........................................     $  (6,785)   $  (1,885)
                                                                    ==========   ==========
Increase in carrying amount of redeemable preferred stock......        15,583          539
                                                                    ----------   ----------
Net income (loss) available to common stockholders.............     $ (22,368)   $  (2,424)
                                                                    ==========   ==========
Basic earnings (loss) per common share:
       Income (loss) before extraordinary item.................     $   (1.27)   $      --
       Extraordinary loss on early extinguishment of debt......            --        (0.01)
                                                                    ----------   ----------
       Earnings (loss) per common share........................     $   (1.27)   $   (0.01)
                                                                    ==========   ==========
Diluted earnings (loss) per common share:
       Income (loss) before extraordinary item.................     $   (1.27)   $      --
       Extraordinary loss on early extinguishment of debt......            --        (0.01)
                                                                    ----------   ----------
       Earnings (loss) per common share........................     $   (1.27)   $   (0.01)
                                                                    ==========   ==========
       Shares used for computing basic earnings (loss) per
         share.................................................        17,643      306,718
                                                                    ==========   ==========
       Shares used for computing diluted earnings (loss) per
         share.................................................        17,643      306,718
                                                                    ==========   ==========



         The accompanying notes are an integral part of these condensed consolidated financial statements.


                                   Page F-40

                        VCA ANTECH, INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                   (UNAUDITED)
                                   (RESTATED)
                                 (IN THOUSANDS)

                                                                     NOTES
                                    COMMON STOCK      ADDITIONAL   RECEIVABLE                ACCUMULATED
                                 -------------------    PAID-IN       FROM      RETAINED    COMPREHENSIVE
                                  SHARES     AMOUNT     CAPITAL   STOCKHOLDERS  (DEFICIT)        LOSS         TOTAL
                                 ---------  --------  ----------  ------------  ----------  -------------   ---------
Balances December 31, 2000.....    17,524    $ 175     $ 19,053      $ (518)    $(100,020)    $     --      $(81,310)
  Net loss.....................        --       --           --          --        (6,785)          --        (6,785)
  Unrealized loss on
    collar agreement...........        --       --           --          --            --       (2,018)       (2,018)
  Stock-based compensation.....        --       --        7,611          --            --           --         7,611
  Increase in carrying
    amount of Redeemable
    Preferred Stock............        --       --           --          --       (15,583)          --       (15,583)
  Exercise of stock
    options....................       692        7          132          --            --           --           139
                                 ---------  --------  ----------    ----------  ----------   -----------    ---------
Balances September 30, 2001....    18,216    $ 182     $ 26,796      $ (518)    $(122,388)    $ (2,018)     $(97,946)
                                 =========  ========  ==========    ==========  ==========   ===========    =========


                                   Page F-41

                        VCA ANTECH, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                                   (UNAUDITED)
                                 (IN THOUSANDS)
                                                                            2001          2000
                                                                         -----------  -----------
Cash flows from operating activities:
     Net loss.........................................................    $  (6,785)  $  (1,885)
     Adjustments to reconcile net loss to net cash
        provided by operating activities:
          Depreciation and amortization...............................       19,121      13,200
          Amortization of debt discount and deferred financing costs..        1,667         283
          Extraordinary loss on early extinguishment of debt..........           --       4,504
          Recapitalization costs......................................           --      34,268
          Interest paid in kind on senior notes.......................       12,259          --
          Write-down and loss on sale of assets.......................        8,745          --
          Gain on sale of investment in VPI...........................           --      (3,200)
          Minority interest in income of subsidiaries.................        1,104         808
          Distributions to minority interest partners.................       (1,083)     (1,031)
          Stock-based compensation....................................        7,611         555
          Provision for uncollectable accounts........................        2,182       2,379
          Increase in accounts receivable, net........................       (3,736)     (5,139)
          Decrease (increase) in inventory, prepaid expense and
             other assets.............................................          686         (16)
          Decrease (increase)  in prepaid income taxes................          479      (3,103)
          Increase in accounts payable and accrued liabilities........        3,575       5,352
          Decrease in deferred revenue................................       (1,500)         --
             Change in deferred taxes, net............................        4,991          --
                                                                          ----------  ----------
              Net cash provided by operating activities...............       49,316      46,975
                                                                          ----------  ----------
Cash flows from investing activities:
     Property and equipment additions, net............................      (10,604)    (13,686)
     Business acquisitions, net of cash acquired......................      (20,615)     (8,988)
     Proceeds from sales of marketable securities, net................           --     135,666
     Investments in marketable securities, net........................           --    (129,992)
     Payment for covenants not to compete.............................           --     (15,630)
     Proceeds from sale of real estate................................          603          --
     Net proceeds from sale of investment in VPI......................           --       8,200
     Investment in Zoasis.............................................           --      (5,000)
     Other............................................................          285         317
                                                                          ----------  ----------
           Net cash used in investing activities                            (30,331)    (29,113)
Cash flows from financing activities:
     Repayment of long-term obligations...............................       (3,735)   (172,342)
     Net payments related to recapitalization.........................       (2,138)    (29,643)
     Proceeds from issuance of long-term debt.........................           --     356,670
     Payment of deferred financing costs..............................           --     (13,958)
     Proceeds from issuance of common stock under stock option plans..           --         923
     Proceeds of treasury stock.......................................           --      (3,323)
     Proceeds from issuance of preferred stock........................           --     149,231
     Proceeds from issuance of common stock...........................           --      14,350
     Proceeds from issuance of warrants...............................           --       1,149
     Repurchase of common stock.......................................           --    (314,508)
                                                                          ----------  ----------
           Net cash used in financing activities......................       (5,873)    (11,451)
                                                                          ----------  ----------
Increase (decrease) in cash and cash equivalents......................       13,112       6,411
Cash and cash equivalents at beginning of period......................       10,519      10,620
                                                                          ----------  ----------
Cash and cash equivalents at end of period............................    $  23,631   $  17,031
                                                                          ==========  ==========



                   The accompanying notes are an integral part
                         of these condensed consolidated
                              financial statements.


                                   Page F-42

                        VCA ANTECH, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

(1)     GENERAL

        The accompanying unaudited condensed consolidated financial statements of VCA Antech, Inc. and subsidiaries (the "Company" or "VCA") have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the "SEC"). Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements as permitted under applicable rules and regulations. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The results of operations for the nine months ended September 30, 2001, are not necessarily indicative of the results to be expected for the full year. For further information, refer to the Company's 2000 consolidated financial statements and footnotes thereto included in the Company's S-1 Registration Statement filed on August 9, 2001 with the SEC. Prior to September 24, 2001, VCA was known as Veterinary Centers of America, Inc.

        As described in Footnote 9-Stock-Based Compensation, the Company has restated its previously issued results of operations for the nine months ended September 30, 2001.

(2)     ACQUISITIONS

        During the third quarter of 2001, the Company purchased five animal hospitals, one of which was merged into existing VCA facilities, for an aggregate consideration (including acquisition costs) of $7.4 million, consisting of $6.0 million in cash, $1.4 million in debt and the assumption of liabilities totaling $40,000. The $7.4 million aggregate purchase price was allocated as follows: $425,000 to tangible assets, $5.8 million to goodwill and $1.2 million to other intangible assets.

        During the second quarter of 2001, the Company purchased four animal hospitals, two of which were merged into existing VCA facilities, for an aggregate consideration (including acquisition costs) of $2.7 million, consisting of $2.4 million in cash, $320,000 in debt and the assumption of liabilities totaling $30,000. The $2.7 million aggregate purchase price was allocated as follows: $82,000 to tangible assets, $2.0 million to goodwill and $609,000 to other intangible assets.

        During the first quarter of 2001, the Company purchased nine animal hospitals, two of which were merged into existing VCA facilities for an aggregate consideration (including acquisition costs) of $11.9 million, consisting of $10.4 million in cash, $1.4 million in debt and the assumption of liabilities totaling $80,000. The $11.9 million aggregate purchase price was allocated as follows: $827,000 to tangible assets, $9.5 million to goodwill and $1.6 million to other intangible assets.

(3)     WRITE-DOWN AND LOSS ON SALE OF ASSETS

        The Company periodically evaluates whether events, circumstances or net losses at the entity level have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance may not be recoverable. As a result of such analysis, the Company recorded a write-down of goodwill at one animal hospital in the amount of approximately $800,000 during 2001.

        Also during 2001, five animal hospitals were closed because their operating performance was unsatisfactory. The book value of the related goodwill and certain other assets that were determined to be unrecoverable of approximately $6.0 million was written off during 2001.

        During the nine months ended September 30, 2001, the Company determined to sell three properties whose fair value was less than their respective book value.


                                   Page F-43

         In 2001, the Company sold substantially all the assets of one animal hospital and a portion of real estate related to another animal hospital. Both sales were completed during the nine months ended September 30, 2001 for aggregate cash proceeds of $603,000. In connection with these asset sales, the Company recorded a pre-tax loss of $778,000.

        As a result of the items discussed above, a non-cash charge to operations in the amount of approximately $8.7 million was recorded in 2001.

(4)     CALCULATION OF PER SHARE AMOUNTS

        Below is a reconciliation of the income (loss) and shares used in the computations of the basic and diluted earnings (loss) per share before extraordinary items ("EPS") (amounts in thousands, except per share amounts):

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              2001          2000
                                                           ----------    ----------
Income (loss) before extraordinary item...............      $ (6,785)     $    774
Increase in carrying amount of Redeemable
   Preferred Stock....................................       (15,583)         (539)
                                                            ----------    --------
Income (loss) from continuing operations available
   to common shareholders (basic and diluted).........      $(22,368)         $235
                                                            ==========    =========
Weighted average common shares outstanding:
   Basic..............................................         17,643      306,718
   Effect of dilutive common shares stock options
        Stock options.................................             --          535
        Warrants......................................             --        1,149
                                                            ----------    ---------
   Diluted............................................         17,643      308,402
                                                            ==========    =========
Earnings per share (before extraordinary items)
   Basic..............................................      $  (1.27)     $     --
                                                            ==========    =========
   Diluted............................................      $  (1.27)     $     --
                                                            ==========    =========


(5)     COMPREHENSIVE LOSS

        Below is a calculation of comprehensive loss (in thousands):

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                                ------------------------
                                                                   2001        2000
                                                                (RESTATED)
                                                                -----------  -----------
Net loss.......................................................  $ (6,785)    $ (1,885)
Decrease in the intrinsic value of the collar agreement........    (2,018)           --
Decrease in unrealized loss on investment......................         --          361
                                                                 ----------   ----------
Net comprehensive loss.........................................  $ (8,803)    $ (1,524)
                                                                 ==========   ==========

        No income tax benefit related to the unrealized loss on investment was recognized due to the potential tax treatment of investment losses. See Footnote 8, "Derivatives," for additional information regarding the collar agreement.

(6)     LINES OF BUSINESS

        During the nine months ended September 30, 2001 and 2000, the Company had three reportable segments: Animal Hospital, Laboratory and Corporate. These segments are strategic business units that have different products, services and functions. The segments are managed separately because each is a distinct and different business venture with unique challenges, rewards and risks. The Animal Hospital segment provides veterinary services for companion animals and sells related retail products. The Laboratory segment provides testing services for veterinarians both associated with the Company and independent of the Company. Corporate provides selling, general and administrative support for the other segments and recognizes revenue associated with consulting agreements.


                                   Page F-44

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies as detailed in the Company's 2000 Financial Statements included in the Company's S-1 filing. The Company evaluates performance of segments based on profit or loss before income taxes, interest income, interest expense and minority interest, which are evaluated on a consolidated level. For purposes of reviewing the operating performance of the segments, all intercompany sales and purchases are accounted for as if they were transactions with independent third parties at current market prices.

        Below is a summary of certain financial data for each of the three segments (in thousands):

                                                                            INTERCOMPANY
                                            ANIMAL                             SALES
                                           HOSPITAL  LABORATORY  CORPORATE  ELIMINATIONS    TOTAL
                                          ---------  ----------  ---------  -------------  ---------
NINE MONTHS ENDED SEPTEMBER 30, 2001
   Revenue............................... $ 207,665   $ 101,855   $  1,500    $ (5,655)     $305,365
   Operating income (loss)...............    32,330      31,807    (14,101)         --        50,036
   Depreciation/amortization expense.....    10,829       3,457      4,835          --        19,121
   Capital expenditures..................     7,093       1,548      1,963          --        10,604
NINE MONTHS ENDED SEPTEMBER 30, 2000
   Revenue............................... $ 182,716   $  90,831   $    425    $ (4,691)     $269,281
   Operating income (loss)...............    25,114      27,165     (7,932)         --        44,347
   Depreciation/amortization expenses....     9,173       3,330        697          --        13,200
   Capital expenditures..................    11,144       1,208      1,334          --        13,686

AT SEPTEMBER 30, 2001
   Identifiable assets...................   323,764     110,480     66,983          --       501,227
AT SEPTEMBER 30, 2000
   Identifiable assets...................   312,473     109,453     61,144          --       483,070


        Below is a reconciliation between total segment operating income after eliminations and consolidated income (loss) before provision for income taxes as reported on the condensed consolidated statements of operations (in thousands):

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 2001        2000
                                                              -----------  ----------
Total segment operating income after eliminations...........   $  50,036    $44,347
   Write-down and loss on sale of assets....................       8,745          --
   Stock-based compensation                                        7,611         555
   Recapitalization costs...................................          --      34,268
                                                               ----------   ---------
Total reported operating income                                   33,680       9,524

   Net interest expense.....................................      32,387       8,433
   Other (income) expense...................................         233      (3,200)
   Minority interest........................................       1,104         808
                                                               ----------   ---------
Income (loss) before provision for income taxes.............   $     (44)   $  3,483
                                                               ==========   =========


(7)     CONDENSED CONSOLIDATING INFORMATION

        In connection with Operating Company's issuance in November 2001 of $170.0 million of the 9.875% Senior Subordinated Notes, Holding Company and each existing and future domestic wholly owned restricted subsidiary of Operating Company (the "Guarantor") have, jointly and severally, fully and unconditionally guaranteed the 9.875% Senior Subordinated Notes. These guarantees are unsecured and subordinated in right of payment to all existing and future indebtedness outstanding under the Credit Agreement and any other indebtedness permitted to be incurred by Operating Company under the terms of the indenture agreement for the 9.875% Senior Subordinated Notes.

        Operating Company conducts all of its business through and derives virtually all of its income from its subsidiaries. Therefore, Operating Company's ability to make required payments with respect to its indebtedness (including the 9.875% Senior Subordinated Notes) and other obligations depends on the financial results and condition of its subsidiaries and its ability to receive funds from its subsidiaries.


                                   Page F-45

        Pursuant to Rule 3-10 of Regulation S-X, the following summarized consolidating information is for the Holding Company, Operating Company, the wholly owned Guarantors and the non-Guarantor subsidiaries with respect to the 9.875% Senior Subordinated Notes. This condensed financial information has been prepared from the books and records maintained by the Holding Company, Operating Company, the Guarantors and the non-Guarantor subsidiaries. The condensed financial information may not necessarily be indicative of results of operations or financial position had the Guarantors and non-Guarantor subsidiaries operated as independent entities. The separate financial statements of the Guarantors are not presented because management has determined they would not be material to investors.


                                   Page F-46

                        VCA ANTECH, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEETS

                            AS OF SEPTEMBER 30, 2001
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                            COMBINED       COMBINED
                                   HOLDING    OPERATING   GUARANTOR     NON-GUARANTOR
                                   COMPANY     COMPANY   SUBSIDIARIES    SUBSIDIARIES   ELIMINATION  CONSOLIDATED
                                  ----------  ----------  ------------   -------------   -----------  ------------
Current assets:
  Cash and equivalents............$      --   $  19,065    $   4,158      $     408      $      --      $  23,631
  Trade accounts receivable, net..       --          --       16,705            433             --         17,138
  Inventory.......................       --          --        5,255            526             --          5,781
  Prepaid expenses and other......       34       1,209          928            128             --          2,299
  Deferred income taxes...........       --       5,837           --             --             --          5,837
  Prepaid income taxes............       --       8,923           --             --             --          8,923
                                  ----------  ----------   ----------     ----------     ----------     ----------
      Total current assets........       34      35,034       27,046          1,495             --         63,609
  Property and equipment, net.....       --       8,213       77,941          2,906             --         89,060
  Goodwill, net...................       --          --      297,427         18,881             --        316,308
  Covenants not to compete, net...       --      10,420        4,479            613             --         15,512
  Notes receivable, net...........      410         510        1,048          1,015             --          2,983
  Deferred financing costs, net...    1,621      10,218           --             --             --         11,839
  Other...........................       --         523        1,389              4             --          1,916
  Investment in subsidiaries......  137,379     174,938       20,691             --       (333,008)            --
                                  ----------  ----------   ----------     ----------     ----------     ----------
                                  $ 139,444   $ 239,856    $ 430,021      $  24,914      $(333,008)     $ 501,227
                                  ==========  ==========   ==========     ==========     ==========     ==========
Current liabilities:
  Current portion of long-term
    obligations...................$      --   $   8,551    $     395      $       6      $      --      $   8,952
  Accounts payable................       --       5,863        2,022             --             --          7,885
  Accrued payroll and related
    liabilities...................       --       6,932        5,079            254             --         12,265
  Other accrued liabilities.......       --      13,912        3,651             90             --         17,653
                                  ----------  ----------   ----------     ----------     ----------     ----------
    Total current liabilities.....       --      35,258       11,147            350             --         46,755
Long-term obligations, less
  current portion.................  105,804     255,886          719              4             --        362,413
Deferred income taxes.............       --      14,657           --              -             --         14,657
Minority interest.................       --          --           --             --          5,143          5,143
Other liabilities.................       --          --           --             --             --             --
Intercompany payable
  (receivable)....................  (40,637)   (201,306)     243,217         (1,274)            --             --
Series A Redeemable Preferred
  Stock, at redemption value......   86,342          --           --             --             --         86,342
Series B Redeemable Preferred
  Stock, at redemption value......   83,863          --           --             --             --         83,863
Stockholders' equity (deficit):
  Common stock....................      182          --           --             --             --            182
  Additional paid-in capital......   26,796          --           --             --             --         26,796
  Notes receivable from
    stockholders..................     (518)         --           --             --             --           (518)
  Accumulated deficit............. (122,388)    137,379      174,938         25,834       (338,151)      (122,388)
  Accumulated comprehensive loss..       --      (2,018)          --             --             --         (2,018)
                                  ----------  ----------   ----------     ----------     ----------     ----------
    Total stockholders' deficit...  (95,928)    135,361      174,938         25,834       (338,151)       (97,946)
                                  ----------  ----------   ----------     ----------     ----------     ----------
                                  $ 139,444   $ 239,856    $ 430,021      $  24,914      $(333,008)     $ 501,227
                                  ==========  ==========   ==========     ==========     ==========     ==========


                                   Page F-47

                        VCA ANTECH, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEETS

                             AS OF DECEMBER 31, 2000
                                 (IN THOUSANDS)
                                                                                           COMBINED
                                                                           COMBINED           NON-
                                                 HOLDING      OPERATING    GUARANTOR       GUARANTOR
                                                 COMPANY       COMPANY    SUBSIDIARIES    SUBSIDIARIES  ELIMINATION   CONSOLIDATED
                                                ----------    ---------   ------------    ------------  -----------   ------------
Current assets:
      Cash and equivalents..................... $      --    $   8,165    $   2,073       $     281      $      --      $  10,519
      Trade accounts receivable, net...........        --           --       15,095             355             --         15,450
      Inventory................................        --           --        5,333             440             --          5,773
      Prepaid expenses and other...............         9        1,896        1,396             123             --          3,424
      Deferred income taxes....................        --        4,655           --              --             --          4,655
      Prepaid income taxes.....................        --        9,402           --              --             --          9,402
                                                ----------   ----------   ----------      ----------     ----------     ----------
           Total current assets................         9       24,118       23,897           1,199             --         49,223
      Property and equipment, net..............        --        8,678       74,801           3,493             --         86,972
      Goodwill, net............................        --           --      296,585          13,600             --        310,185
      Covenants not to compete, net............        --       14,348        4,780             421             --         19,549
      Notes receivable, net....................        --          605          828             745             --          2,178
      Deferred financing costs, net............     1,722       11,651           --              --             --         13,373
      Other....................................        --           13        1,577              --             --          1,590
      Investment in subsidiaries...............   136,185      140,942       16,272              --       (293,399)            --
                                                ----------   ----------   ----------      ----------     ----------     ----------
                                                $ 137,916    $ 200,355    $ 418,740       $  19,458      $(293,399)     $ 483,070
                                                ----------   ----------   ----------      ----------     ----------     ----------
Current liabilities:
      Current portion of long-term obligations. $      --    $   5,674    $      68       $      14      $      --      $   5,756
Accounts payable...............................        --        6,634        1,759              --             --          8,393
      Accrued payroll and related liabilities..        --        3,032        5,098             205             --          8,335
      Other accrued liabilities................        --       14,229        2,451               7             --         16,687
                                                ----------   ----------   ----------      ----------     ----------     ----------
      Total current liabilities................        --       29,569        9,376             226             --         39,171

Long-term obligations, less current portion....    93,549      262,232        1,212              --             --        356,993
Deferred income taxes..........................        --        8,484           --              --             --          8,484
Minority interest..............................        --           --           --              --          3,610          3,610
Other liabilities..............................        --        1,500           --              --             --          1,500
Intercompany payable (receivable)..............   (28,945)    (237,615)     267,210            (650)            --             --
Series A Redeemable Preferred Stock, at
   redemption value............................    77,875           --           --              --             --         77,875
Series B Redeemable Preferred Stock, at
   redemption value............................    76,747           --           --              --             --         76,747
Stockholders' equity (deficit):
      Common stock.............................       175           --           --              --             --            175
      Additional paid-in capital...............    19,053           --           --              --             --         19,053
Notes receivable from stockholders.............      (518)          --           --              --             --           (518)
Accumulated deficit............................  (100,020)     136,185      140,942          19,882       (297,009)      (100,020)
Accumulated comprehensive loss.................        --           --           --              --             --             --
                                                ----------   ----------   ----------      ----------     ----------     ----------
      Total stockholders' deficit..............   (81,310)     136,185      140,942          19,882       (297,009)       (81,310)
                                                ----------   ----------   ----------      ----------     ----------     ----------
                                                $ 137,916    $ 200,355    $ 418,740       $  19,458      $(293,399)     $ 483,070
                                                ==========   ==========   ==========      ==========     ==========     ==========


                                   Page F-48

                        VCA ANTECH, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                    FOR NINE MONTHS ENDED SEPTEMBER 30, 2001
                                   (UNAUDITED)
                                 (IN THOUSANDS)
                                                                                          COMBINED
                                                                           COMBINED          NON-
                                                 HOLDING      OPERATING    GUARANTOR      GUARANTOR
                                                 COMPANY       COMPANY    SUBSIDIARIES    SUBSIDIARIES  ELIMINATION   CONSOLIDATED
                                                ----------    ---------   ------------    ------------  -----------   ------------
Revenue........................................ $      --     $  1,500    $ 281,814         $ 22,538    $    (487)     $ 305,365
Direct costs...................................        --           --      195,930           16,599         (487)       212,042
                                                ----------    ---------   ----------        ---------   ----------     ----------
                                                       --        1,500       85,884            5,939           --         93,323
Selling, general & administrative..............        --       10,766       12,582              818           --         24,166
Depreciation and amortization..................        --        4,835       13,533              753           --         19,121
Write-down and loss on sales of assets.........        --        8,745           --               --           --          8,745
Stock-based compensation.......................        --        7,611           --               --           --          7,611
                                                ----------    ---------   ----------        ---------   ----------     ----------
  Operating income.............................        --      (30,457)      59,769            4,368           --         33,680
Net interest expense...........................    12,332       19,977          101              (23)          --         32,387
Other (income) expense.........................        --          233           --               --           --            233
Equity interest in income of subsidiaries......     1,194       33,996        3,287               --      (38,477)            --
                                                ----------    ---------   ----------        ---------   ----------     ----------
  Income before minority interest and
    provision for income taxes.................   (11,138)     (16,671)      62,955            4,391      (38,477)         1,060
Minority interest in income of subsidiaries....        --                                         --        1,104          1,104
Income before provision for income taxes.......   (11,138)     (16,671)      62,955            4,391      (39,581)           (44)
Provision for income taxes.....................    (4,353)     (17,865)      28,959               --           --          6,741
                                                ----------    ---------   ----------        ---------   ----------     ----------
  Net income (loss)............................ $  (6,785)    $  1,194    $  33,996         $  4,391    $ (39,581)     $  (6,785)
                                                ==========    =========   ==========        =========   ==========     ==========



                                   Page F-49

                        VCA ANTECH, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                    FOR NINE MONTHS ENDED SEPTEMBER 30, 2000
                                   (UNAUDITED)
                                 (IN THOUSANDS)
                                                                                COMBINED
                                                                COMBINED          NON-
                                      HOLDING      OPERATING    GUARANTOR       GUARANTOR
                                      COMPANY       COMPANY    SUBSIDIARIES    SUBSIDIARIES  ELIMINATION   CONSOLIDATED
                                     ----------    ---------   ------------    ------------  -----------   ------------
Revenue............................. $    425       $   --       $ 253,606       $ 15,601    $   (351)       $ 269,281
Direct costs........................       --           --         180,058         11,562        (351)         191,269
                                     ---------      -------      ----------      ---------   ----------      ----------
                                          425           --          73,548           4039          --           78,012
Selling, general and
  administrative....................    7,660           --          12,259            546          --           20,465
Depreciation and amortization.......      697           --          11,918            585          --           13,200
Write-down and loss on sales
  of assets.........................   34,268           --              --             --          --           34,268
Stock-based compensation............      555           --              --             --          --              555
                                     ---------      -------      ----------      ---------   ----------      ----------
  Operating income..................  (42,755)          --          49,371          2,908          --            9,524
Net interest expense................    4,401          910           3,185            (63)         --            8,433
Other (income) expense..............   (3,200)          --              --             --          --           (3,200)
Equity interest in income of
  subsidiaries......................   25,594           --           2,163             --     (27,757)              --
                                     ---------      -------      ----------      ---------   ----------      ----------
  Income before minority interest,
   provision for income taxes and
   extraordinary items..............  (18,362)        (910)         48,349          2,971     (27,757)           4,291
Minority interest in income
  of subsidiaries...................       --           --              --             --         808              808
  Income before provision for
   income taxes and
   extraordinary items..............  (18,362)        (910)         48,349          2,971     (28,565)           3,483
Provision for income taxes..........  (19,136)        (396)         22,241             --          --            2,709
  Income (loss) before
   extraordinary item...............      774         (514)         26,108          2,971     (28,565)             774
  Extraordinary loss on
   extinguishment of debt...........    2,659           --              --             --          --            2,659
                                     ---------      -------      ----------      ---------   ----------      ----------
   Net income (loss)................ $ (1,885)      $ (514)      $  26,108       $  2,971    $(28,565)       $  (1,885)
                                     =========      =======      ==========      =========   ==========      ==========


                                   Page F-50

                        VCA ANTECH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                       CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                   (UNAUDITED)
                                 (IN THOUSANDS)
                                                                                          COMBINED
                                                                           COMBINED          NON-
                                                 HOLDING      OPERATING    GUARANTOR      GUARANTOR
                                                 COMPANY       COMPANY    SUBSIDIARIES    SUBSIDIARIES  ELIMINATION   CONSOLIDATED
                                                ----------    ---------   ------------    ------------  -----------   ------------
Current from operating activities:
 Net income (loss)..............................$ (6,785)     $  1,194      $ 33,996        $  4,391     $(39,581)      $ (6,785)
  Adjustments to reconcile net income (loss)
   to net cash provided by operating activities:
  Equity interest in earnings of
   subsidiaries.................................  (1,194)      (33,996)       (3,287)             --       38,477    **** NEED ***
  Depreciation & amortization...................      --         4,835        13,533             753           --         19,121
  Amortization of debt discount and
   deferred financing costs.....................      97         1,570            --              --           --          1,667
  Interest paid in kind on senior  notes........  12,259            --            --              --           --         12,259
  Write-down and loss on sale of assets.........      --         8,745            --              --           --          8,745
  Minority interest in income of subsidiaries...      --            --            --              --        1,104          1,104
  Distributions to minority interest partners...      --        (1,083)           --              --           --         (1,083)
  Stock-based compensation......................   7,611            --            --              --           --          7,611
  Provision for uncollectable accounts..........      --            --         1,959             223           --          2,182
  Increase in accounts receivable, net..........      --            --        (3,435)           (301)          --         (3,736)
  Decrease (increase) in inventory,
   prepaid expense and other assets.............     (25)          177           625             (91)          --            686
  Decrease in prepaid income taxes..............      --           479            --              --           --            479
  Increase in accounts payable and accrued
   liabilities..................................      --         2,932           594              49           --          3,575
  Decrease in deferred revenue..................      --        (1,500)           --              --           --         (1,500)
  Change in deferred taxes, net.................      --         4,991            --              --           --          4,991
  Increase (decrease) in intercompany...........
   payable (receivable)......................... (11,963)       57,264       (40,404)         (4,897)          --             --
                                                ---------     ---------     ---------       ---------    ---------      ---------
  Net cash provided by operating activities.....      --        45,608         3,581             127           --         49,316
                                                ---------     ---------     ---------       ---------    ---------      ---------
 Cash flows from investing activities:
  Property & equipment additions, net...........      --        (9,018)       (1,586)             --           --        (10,604)
  Business acquisitions, net of cash
   acquired.....................................      --       (20,615)           --              --           --        (20,615)
  Proceeds from sale of real estate.............      --           603            --              --           --            603
  Other.........................................      --           195            90              --           --            285
                                                ---------     ---------     ---------       ---------    ---------      ---------
  Net cash used in investing activities.........      --       (28,835)       (1,496)             --           --        (30,331)
 Cash flows from financing activities:
  Repayment of long-term debt...................      --        (3,735)           --              --           --         (3,735)
  Net payments related to capitalization........      --         2,138            --              --           --         (2,138)
                                                ---------     ---------     ---------       ---------    ---------      ---------
  Net cash used in financing activities.........  (2,138)       (3,735)           --              --           --         (5,873)
                                                ---------     ---------     ---------       ---------    ---------      ---------
 Increase (decrease) in cash and equivalents....  (2,138)       13,038         2,085             127           --         13,112
 Cash and equivalents at beginning of  period...      --         8,165         2,073             281           --         10,519
                                                ---------     ---------     ---------       ---------    ---------      ---------
 Cash and equivalents at end of period..........$ (2,138)     $ 21,203      $  4,158        $    408     $     --       $ 23,631
                                                =========     =========     =========       =========    =========      =========



                                   Page F-51

                        VCA ANTECH, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                 CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                   (UNAUDITED)
                                 (IN THOUSANDS)
                                                                                          COMBINED
                                                                           COMBINED          NON-
                                                 HOLDING      OPERATING    GUARANTOR      GUARANTOR
                                                 COMPANY       COMPANY    SUBSIDIARIES    SUBSIDIARIES  ELIMINATION   CONSOLIDATED
                                               ----------    ----------   ------------    ------------  -----------   ------------
Current from operating activities:
  Net income (loss)............................$  (1,885)    $   (514)    $  26,108         $ 2,971      $ (28,565)   $  (1,885)
    Adjustments to reconcile net income
      (loss) to net cash provided by
      operating activities:
    Equity interest in earnings of
      subsidiaries.............................  (25,594)          --        (2,163)             --         27,757           --
    Depreciation & amortization................      697           --        11,918             585             --       13,200
    Amortization of debt discount and
      deferred financing costs.................      283           --            --              --             --          283
    Extraordinary loss on early
      extinguishment of debt...................    4,504           --            --              --             --        4,504
    Recapitalization costs.....................   34,268           --            --              --             --       34,268
    Gain on sale of investments in VPI.........   (3,200)          --            --              --             --       (3,200)
    Minority interest in income of
      subsidiaries.............................       --           --            --              --            808          808
    Distributions to minority interest
      partners.................................   (1,031)          --            --              --             --       (1,031)
    Stock-based compensation...................      555           --            --              --             --          555
    Provision for uncollectable accounts.......       --           --         2,205             174             --        2,379
    Increase in accounts receivable............       --           --        (4,827)           (312)            --       (5,139)
    Decrease (increase) in inventory,
      prepaid expense and other assets.........   (2,400)          --         2,441             (57)            --          (16)
    Increase in prepaid income taxes...........   (2,662)        (396)          (45)             --             --       (3,103)
    Increase (decrease) in accounts
      payable and accrued liabilities..........    6,396          910        (2,028)             74             --        5,352
    Increase (decrease) in intercompany
      payable (receivable).....................   20,357       15,999       (32,812)         (3,544)            --           --
                                               ----------    ---------    ----------        --------     ----------   ----------
        Net cash provided by operating
        activities.............................   30,288       15,999           797            (109)            --       46,975
                                               ----------    ---------    ----------        --------     ----------   ----------
Cash flows from investing activities:
    Property & equipment additions, net........  (12,478)          --        (1,208)             --             --      (13,686)
    Business acquisitions, net of cash
      acquired.................................   (8,988)          --            --              --             --       (8,988)
    Investments in marketable securities....... (129,992)          --            --              --             --     (129,992)
    Proceeds from sales or maturities of
      marketable securities....................  135,666           --            --              --             --      135,666
    Payment for covenants not to compete.......  (15,630)          --            --              --             --      (15,630)
    Net proceeds from sale of investment
      in VPI...................................    8,200           --            --              --             --        8,200
    Investment in Zoasis.......................   (5,000)          --            --              --             --       (5,000)
    Other......................................       44           --           273              --             --          317
                                               ----------    ---------    ----------        --------     ----------   ----------
        Net cash used in investing
        activities.............................  (28,178)          --          (935)             --             --      (29,113)
Cash flows from financing activities:
    Repayment of long-term debt................ (172,342)          --            --              --             --     (172,342)
    Net payments related to capitalization.....  (29,643)          --            --              --             --      (29,643)
    Proceeds from the issuance of
      long-term debt...........................  356,670           --            --              --             --      356,670
    Payment of deferred financing costs........  (13,958)          --            --              --             --      (13,958)
    Proceeds from issuance of common
      stock under stock option plans...........      923           --            --              --             --          923
    Purchase of treasury stock.................   (3,323)          --            --              --             --       (3,323)
    Proceeds from issuance of preferred
      stock....................................  149,231           --            --              --             --      149,231
    Proceeds from issuance of common stock.....   14,350           --            --              --             --       14,350
    Proceeds from issuance of warrants.........    1,149           --            --              --             --        1,149
    Repurchase of common stock................. (314,508)          --            --              --             --     (314,508)
                                               ----------    ---------    ----------        --------     ----------   ----------
        Net cash used in financing activities..  (11,451)          --            --              --             --      (11,451)
                                               ----------    ---------    ----------        --------     ----------   ----------
Increase (decrease) in cash and
  equivalents..................................   (9,341)      15,999          (138)           (109)            --        6,411
Cash and equivalents at beginning of
  period.......................................    9,341           --         1,151             128             --       10,620
                                               ----------    ---------    ----------        --------     ----------   ----------
Cash and equivalents at end of period..........$      --     $ 15,999     $   1,013         $    19      $      --    $  17,031
                                               ==========    =========    ==========        ========     ==========   ==========


                                   Page F-52

(8)     OTHER (INCOME) EXPENSE

        The components of other (income) expense are as follows:

     o Loss on hedging instrument-For the nine months ended September 30, 2001, the Company incurred non-cash charges of $233,000 for changes in the time value of a collar agreement. See Footnote 8, "Derivatives," for additional information.

     o Gain on sale of VPI-The Company sold its investment in VPI and received $8.2 million in cash in February 2000, resulting in a one-time gain of approximately $3.2 million for the nine months ended September 30, 2000.

(9)     DERIVATIVES

        Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities, (collectively referred to as "derivatives"). All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value with offsets to other comprehensive income or earnings, depending on the type of derivative and/or the underlying cause for the change in fair value.

        On November 13, 2000, the Company entered into a no-fee interest rate collar agreement with Wells Fargo Bank effective November 15, 2000 and expiring November 15, 2002 (the "collar agreement"). The collar agreement is based on LIBOR, pays out monthly, resets monthly and has a cap and floor notional amount of $62.5 million, with a cap rate of 7.5% and floor rate of 5.9%.

        The actual cash paid by the Company as a result of LIBOR rates being below the floor of the collar agreement are recorded as a component of earnings. As of September 30, 2001, the Company has paid $600,000 because of LIBOR rates being below the floor of 5.9%. These payments were all made during the nine months ended September 30, 2001 and are included in interest expense.

        The Company's objective for entering into the collar agreement is to minimize the interest rate risks related to our variable rate debt.

        The collar agreement is considered a cash flow hedge. Because LIBOR rates at September 30, 2001, were below the floor rate in the collar agreement of 5.9% and are projected to remain below the floor rate through the term of the collar agreement, the fair value of the collar agreement is a net liability to the Company of $2.2 million at September 30, 2001. The net liability is recorded in the Company's balance sheet as part of other liabilities. The valuation of the collar agreement is the sum of the following:

o Non-cash charges for the changes in the time value of the collar agreement were recorded as a component of other income and expense of $233,000 for the nine months ending September 30, 2001. The cumulative effect of changes in the value of the collar agreement prior to adoption of SFAS 133 was immaterial.
o A non-cash charge for the changes in the intrinsic value of the collar agreement resulting in a cumulative net charge of $2.0 million to other comprehensive income as of September 30, 2001.

(10)    STOCK-BASED COMPENSATION

        In connection with the Recapitalization, employee option holders were allowed to exchange their stock options for new stock options with the same intrinsic value. The stock option exchange offer resulted in variable accounting treatment for the new stock options. The Company engaged an appraisal firm to determine the fair value of its common stock as of June 30, 2001. The appraisal firm determined that the fair value of the Company's common stock was $1.55 per share, an increase from the $1.00 per share fair value at the time of the Recapitalization. The Company recorded stock-based compensation expense of $382,000 for the nine


                                   Page F-53
months ended September 30, 2001 due to the increase in the fair value of Company's common stock from $1.00 per share to $1.55 per share. As the Company is now preparing to issue shares of its common stock in an offering that may be priced at $12.00 per share, the prior estimate of the fair value of the Company's common stock does not appear to take into consideration the actual fair value of such common stock in light of these circumstances. As a result, the Company has restated its previously issued financial statements for the nine months ended September 30, 2001 to reflect a compensation charge of $7.6 million related to these stock options. The additional compensation charge of $7.2 million reduced net income from $444,000 to a net loss of $6.8 million and increased the net loss per share from $0.86 to $1.27.

        In August 2001, all of these options were exercised by the holders, which caused the variable accounting treatment to cease.

(11)    ACCOUNTING PRONOUNCEMENTS

        In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, Goodwill and Other Intangible Assets, which changes the way companies account for intangible assets and goodwill associated with business combinations. The principle changes of SFAS No. 142 are as follows:

     o All goodwill amortization will cease effective January 1, 2002. For the nine months ended September 30, 2001, the Company recorded $6.9 million of goodwill amortization.

     o All of the goodwill on the Company's balance sheet at June 30, 2001, will continue to be amortized through the remaining months of 2001, under their current amortization schedules.

     o All goodwill acquired in acquisitions after June 30, 2001, will not be subject to amortization in 2001 or in the future.

     o All goodwill will be reviewed annually, or as circumstances warrant, using the fair-value-based goodwill impairment tests discussed in SFAS No. 142. As of September 30, 2001, our goodwill balance was $316.3 million. Any impairment recognized associated with the adoption of SFAS No. 142 will be accounted for as a cumulative effect of change in accounting principle.

     o All other intangible assets typically included in goodwill will be valued independently and amortized over their useful lives. For the Company these intangibles may include:

     o    the value of names and addresses associated with customer lists, and

     o    the value of established business names.

        The impact of SFAS No. 142 on the Company's financial statements has not yet been determined.

        In July, 2001, the FASB issued SFAS No. 141, Business Combinations, which requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method of accounting. The Company does not expect the impact of SFAS No. 141 to have a material impact on its financials statements or its operations.

        In August 2001, FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supercedes SFAS No. 121 and the accounting and reporting provisions of Accounting Principles Board Opinion No.
30. SFAS No. 144 is intended to establish a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale, and to resolve certain implementation issues related to SFAS No.
121. The provisions of SFAS No. 144 generally are to be applied prospectively. The Company will adopt SFAS No. 144 in the first quarter of 2002. The Company has not yet determined what the impact of SFAS No. 144 will be on its financial statements.

(12)    RECLASSIFICATIONS

        Certain 2000 balances have been reclassified to conform to the 2001 financial statement presentation.


                                   Page F-54

(13)    COMMITMENTS AND CONTINGENCIES

a.      OFFICERS' COMPENSATION

        Effective upon the closing of the Company's initial public offering, three members of the Company's executive management will amend and restate employment agreements with the Company. These members include the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. The Senior Vice President will retain his existing employment agreement. These agreements aggregate to $1.4 million in salary per year. The agreements allow for upward adjustments to annual salary based on comparable compensation packages for executives at similarly-situated companies, except for the Senior Vice President, whose upward annual salary adjustment is based on the Consumer Price Index for Los Angeles County. The agreements also call for a maximum of $1.1 million to be paid as annual bonuses based on annual performance goals to be set by the compensation committee of the board of directors, except for the Senior Vice President, whose annual bonus is based on EBITDA targets. Lastly, the agreements call for aggregate severance payments under different scenarios with the maximum amount approximating $8.5 million.

b.      STATE LAWS

        The laws of many states prohibit business corporations from providing, or holding themselves out as providers of, veterinary medical care. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. While the Company seeks to structure its operations to comply with the corporate practice of veterinary medicine laws of each state in which it operates, there can be no assurance that, given varying and uncertain interpretations of such laws, the Company would be found to be in compliance with restrictions on the corporate practice of veterinary medicine in all states. A determination that the Company is in violation of applicable restriction on the practice of veterinary medicine in any state in which it operates could have a material adverse effect on the Company, if the Company were unable to restructure its operations to comply with the requirements of such state.

        For example, the Company is currently a party to a lawsuit in the State of Ohio in which the State has alleged that the Company's management of a licensed veterinary medical group violates the Ohio statute prohibiting business corporations from providing or holding themselves out as providers of veterinary medical care. On March 20, 2001, the trial court in the case entered summary judgment in favor of the State of Ohio and issued an order enjoining the Company from operating in the State of Ohio in a manner that is in violation of the State of Ohio statute. In response, the Company has restructured its operations in the State of Ohio in a manner that it believes conforms to the State of Ohio law and the court's order. The Attorney General of the State of Ohio has informed the Company that it disagrees with the Company's position and that it does not believe that the Company is in compliance with the court's order. The Company is currently in discussions with the Attorney General's office in the State of Ohio in an attempt to resolve this matter. The Company may not be able to reach a settlement, in which case we would be required to discontinue our operations in the state. The Company's five animal hospitals in the State of Ohio have a book value of $6.1 million as of September 30, 2001. If the Company is required to discontinue its operations in the State of Ohio, it may not be able to dispose of the hospital assets for their book value. The animal hospitals located in the State of Ohio generated revenue and operating income of $1.7 million and $376,000, respectively, for the nine months ended September 30, 2001.

(14)    SUBSEQUENT EVENTS

        On November 27, 2001, the Company completed an initial public offering of 16,000,000 shares of common stock (the "IPO"). The Company received $150.9 million of net proceeds from the IPO. Concurrent with the IPO, the Company issued $170.0 million of 9.876% Senior Subordinated Notes due 2009. The Company applied the net proceeds from the IPO and the sale of the notes, plus cash on hand, as follows:

     o redeemed all of the outstanding series A and series B redeemable preferred stock;

     o    repaid $100.0 million of bank debt;

     o repaid $47.8 million in principal of the Company's 15.5% senior notes due 2010, at a redemption price of 110%, plus accrued and unpaid interest; and


                                   Page F-55

     o repaid $5.0 million in principal of the Company's 13.5% senior subordinated notes due 2010, at a redemption price of 110%, plus accrued and unpaid interest.

        Affiliates of Leonard Green & Partners, L.P. and Robert Antin, CEO, President and Chairman of the Board of the Company purchased 2,000,000 and 40,000 additional shares of common stock, respectively, in the IPO.

        Following the closing of the IPO, the Company terminated the non-competition agreements with certain members of management and recorded a non-cash charge of $9.6 million. In addition, the Company paid $8.0 million to terminate its management services agreement with Leonard Green & Partners, L.P.

        On December 10, 2001, the Company issued 1,370,000 shares of common stock pursuant to the underwriters' exercise of their over-allotment. The Company applied the net proceeds received of $12.8 million to repay $11.3 million of the outstanding principal of the Company's 15.5% senior notes due 2010, at a redemption price of 110%, plus accrued and unpaid interest.


                                   Page F-56

PROSPECTUS


              OFFER TO EXCHANGE $170,000,000 9.875% NOTES DUE 2009
    FOR $170,000,000 9.875% NOTES DUE 2009, WHICH HAVE BEEN REGISTERED UNDER
                         THE SECURITIES ACT OF 1933, OF

                              VICAR OPERATING, INC.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, the "DGCL," empowers a corporation to indemnify any person who by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or against another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

        As permitted by Delaware law, our certificate of incorporation, which is filed as Exhibit 3.1, provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for the following:

     o for liability for any breach of duty of loyalty to us or to our stockholders;

     o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     o for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

     o for any transaction from which the director derived an improper personal benefit.

        Our certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our certificate of incorporation covers negligence and gross negligence on the part of indemnified parties. Our bylaws, which are filed as Exhibit 3.3, provides us with the authority to indemnify our directors, officers and agents to the full extent allowed by Delaware law.


                                   Page II-1

        We intend to enter into indemnification agreements, the form of which is filed as Exhibit 10.12, with each of our directors and officers. These agreements, among other things, will require us to indemnify each director and officer for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of the person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.


ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       NUMBER   EXHIBIT DESCRIPTION
       ------   -------------------
        1.1     Purchase Agreement, dated as of November 20, 2001, by and
                between Registrant, VCA Antech, Inc., and certain of its subsidiaries listed on SCHEDULE 1 attached thereto as guarantors, on the one hand, and Goldman, Sachs & Co., on the other hand.

        3.1     Certificate of Incorporation of Registrant.

        3.2 Certificate of Amendment of Certificate of Incorporation of Registrant.

        3.3     Bylaws of Registrant.

        4.1 Indenture, dated as of November 27, 2001, by and between Registrant, the Guarantors (as defined therein), and Chase Manhattan Bank and Trust Company, National Association

        4.2* Credit and Guaranty Agreement, dated as of September 20, 2000, by and among Registrant VCA Antech, Inc., certain subsidiaries of VCA Antech, Inc. as Guarantors, Goldman Sachs Credit Partners L.P., and Wells Fargo Bank, National Association as Administrative and Collateral Agent.

        4.3 Exchange and Registration Rights Agreement, dated as of November 27, 2001, by and among Registrant, the Guarantors listed on
                Schedule 1 thereto, and Goldman, Sachs & Co.

        4.4     Form of 9.875% Note.

        5.1     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

        10.1* Stockholders Agreement by and among VCA Antech, Inc., Green Equity Investors III, L.P., Co-Investment Funds and Stockholders.

        10.2* Amendment No. 1 to Stockholders Agreement by and among VCA Antech, Inc., Green Equity Investors III, L.P., GS Mezzanine Partners II, L.P. and Robert L. Antin.

        10.3* Indenture Agreement, dated as of September 20, 2000, by and between VCA Antech, Inc. and Chase Manhattan Bank and Trust Company, National Association.

        10.4* Indenture Agreement, dated as of September 20, 2000, by and among Registrant, Chase Manhattan Bank and Trust Company, National Association, with VCA Antech, Inc. and its subsidiaries as Guarantors.

        10.5 Employment Agreement by and between VCA Antech, Inc. and Robert L. Antin.

        10.6 Employment Agreement by and between VCA Antech, Inc.and Arthur J. Antin.

        10.7 Employment Agreement by and between VCA Antech, Inc.and Tomas W. Fuller.

        10.8*   Employment Agreement by and between VCA Antech, Inc.and
                Neil Tauber.

        10.9*   Amended and Restated 1996 Stock Incentive Plan of VCA Antech,
                Inc.


                                    Page II-2

        10.10*  2001 Stock Incentive Plan of VCA Antech, Inc.

        10.11* Corporate Headquarters Lease, dated as of January 1, 1999, by and between VCA Antech, Inc. and Werner Wolfen, Michael Duritz, Nancy Bruch, Dorothy A. Duritz, Harvey Rosenberg and Judy Rosenberg (Landlords).

        10.12*  Form of Indemnification Agreement.

        10.13* Amended and Restated Agreement and Plan of Merger, dated as of August 11, 2000, by and among Registrant, VCA Antech, Inc. and Vicar Recap, Inc.

        12.1    Calculation of Consolidated Fixed Charge Coverage Ratio.

        21.1    Subsidiaries of Registrant.

        23.1    Consent of Arthur Andersen LLP.

        23.2 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (set forth in Exhibit 5.1).

        24.1    Powers of Attorney (included in signature page).

        25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Chase Manhattan Bank and Trust Company, National Association.

        99.1    Form of Letter of Transmittal.

        99.2    Form of Letter to Brokers.

        99.3    Form of Letter to Clients.

        99.4    Form of Notice of Guaranteed Delivery.

        ----------

        *Incorporated by reference


ITEM 22.   UNDERTAKINGS.

        (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


                                   Page II-3

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (c) The registrant undertakes that every prospectus: (a) that is filed pursuant to the paragraph immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                   Page II-4

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 1, 2002.

                                   VICAR OPERATING, INC.


                                   By:     /S/ TOMAS W. FULLER
                                       ----------------------------------------
                                                  Tomas W. Fuller
                                   Its: Chief Financial Officer, Principal
                                        Accounting Officer, Vice President
                                        and Assistant Secretary

        Each person whose signature appears below constitutes and appoints Robert L. Antin and Tomas W. Fuller, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and a new registration statement filed pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date, stated:


       SIGNATURE                                TITLE                         DATE
       ---------                                -----                         ----

 /S/ ROBERT L. ANTIN                 Director, President and Chief
-------------------------                  Executive Officer              February 1, 2002
     Robert L. Antin


 /S/ ARTHUR I. ANTIN              Director, Chief Operating Officer,
-------------------------         Senior Vice President and Secretary     February 1, 2002
     Arthur I. Antin


 /S/ TOMAS W. FULLER                  Chief Financial Officer,
-------------------------           Principal Accounting Officer          February 1, 2002
     Tomas W. Fuller           Vice President and Assistant Secretary


 /S/ NEIL TAUBER                   Director, Senior Vice President
-------------------------                    of Development               Febraury 1, 2002
      Neil Tauber


                                   Page II-5